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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 2)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CTC Media, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.01 per share
	(2)	Aggregate number of securities to which transaction applies: 116,554,958
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$2.1878[1]
	(4)	Proposed maximum aggregate value of transaction: $255,000,000.00[2]
	(5)	Total fee paid: $51,000.00[3]
☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

1
Calculated by dividing the proposed maximum aggregate value of the transaction by the aggregate number of shares of common stock (excluding shares underlying equity awards) indicated in Row 2.

2
Represents the total cash expected to be available for distribution to stockholders (other than as described herein) in the merger, including the net proceeds of the sale described in the accompanying proxy statement.

3
Previously paid.

[    •    ], 2015

Dear CTC Media Stockholder:

        We cordially invite you to attend our special meeting of the stockholders of CTC Media Inc., a Delaware corporation, which we refer to as the Company, we or us, to be held on [    •    ], 2015, beginning at 4:00 p.m., local time, at the offices of Morgan, Lewis & Bockius UK LLP, Condor House, 5-10 St. Paul's Churchyard, London EC4M 8AL, United Kingdom.

        On September 24, 2015, we entered into a Framework Agreement (which agreement, as it may be further amended from time to time, is referred to herein as the sale agreement), providing for the sale of 75% of the outstanding participation interests of CTC Investments LLC, which we refer to as CTC Investments, our wholly owned subsidiary, to UTV-Management LLC, which we refer to as UTV-Management, and the approval by us of the issuance of an additional, new participation interest in CTC Investments to UTV-Management or its affiliate following the closing of the sale, which would result in UTV-Management (together with its affiliate) holding 80% of CTC Investments to ensure compliance with the requirements of the Mass Media Law adopted by the Russian government, which we refer to as the sale.

        In addition, on [    •    ], 2015, we entered into an Agreement and Plan of Merger (which agreement, as it may be further amended from time to time, is referred to as the merger agreement), providing for the merger of CTCM Merger Sub, Inc., our wholly owned subsidiary, with and into the Company, with the Company surviving, which we refer to as the merger, to be consummated at a time to be determined by our board of directors following the sale, and each holder of our common stock as of the effective time of the merger (other than Telcrest Investments Limited, which we refer to as Telcrest, who holds shares of our common stock that have, as of the date of this letter and the accompanying notice of special meeting of stockholders and proxy statement, been identified as blocked property by Computershare Trust Company, our transfer agent, pursuant to applicable sanctions associated with the Specially Designated Nationals and Blocked Persons List of the U.S. Department of the Treasury, Office of Foreign Assets Control), becoming entitled to receive cash consideration per share based on the aggregate amount of our available cash as of the time of the merger (which amount, as will be ultimately determined by us, is referred to as the merger consideration). The sale and the merger are referred to as the proposed transactions.

        At the special meeting, you will be asked to approve the sale, adopt the merger agreement, approve on an advisory (non-binding) basis the compensation that may be paid or become payable to our named executive officers that is based on or otherwise related to the proposed transactions, and approve a proposal to adjourn the special meeting if there are insufficient votes at the time of the special meeting to approve the sale or to adopt the merger agreement.

        Our board of directors, acting upon the unanimous recommendation of the special committee thereof, which is comprised entirely of independent members of our board of directors, has determined, with the approval of each member except for those members originally designated by Telcrest, who did not participate in the decision in accordance with our economic sanctions compliance policy, that the sale and the sale agreement is expedient and for the best interests of, and fair to, our Company and our stockholders who are not affiliates of our Company, which we refer to as our "unaffiliated stockholders," and that the merger agreement is advisable and in the best interests of, and fair to, our Company and our unaffiliated stockholders, and has also approved and declared advisable the sale agreement, the merger agreement and the transactions contemplated by each of the sale agreement and the merger agreement. Our board of directors, except for those members originally designated by Telcrest, who did not participate in the decision in accordance with our economic sanctions compliance policy, made its determination after consultation with our independent legal advisors and the financial advisors to the special committee and consideration of a number of factors, including the unanimous recommendation of the special committee. We believe that each of our directors and executive officers, except for those members of our board of directors originally designated by Telcrest, who have not stated their intentions, intend to vote all of their shares of common stock "FOR" approval of the sale, "FOR" adoption of the merger agreement, "FOR" approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the proposed transactions and "FOR" approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the sale or to adopt the merger agreement. Our board of directors, except for those members originally designated by Telcrest, who did not participate in the decision in accordance with our economic sanctions compliance policy, recommends that you vote "FOR" approval of the sale, "FOR" adoption of the merger agreement, "FOR" the advisory (non-binding) proposal to approve the compensation that may be paid or become payable to our named executive officers that is based on or otherwise related to the proposed transactions, and "FOR" approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the sale or to adopt the merger agreement.

        Your vote is very important. Approval of the sale requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon (which outstanding shares include those held by Telcrest), and the adoption of the merger agreement requires either (i) the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon (which outstanding shares include those held by Telcrest) or (ii) if our board of directors determines at or prior to our special meeting of the stockholders that the shares of common stock held by Telcrest have remained beneficially owned by Telcrest and that such shares are not blocked property pursuant to applicable sanctions, then the approval of (a) Telcrest and (b) the holders of a majority of the outstanding shares of our common stock that are not beneficially owned by Telcrest. The adoption of the management retention compensation proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock, present in person or represented by proxy and voting on the matter at the special meeting. Approval of the proposal to adjourn the special meeting, if necessary, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the sale or to adopt the merger agreement, requires the affirmative vote of the holders of a majority of the shares of our common stock, present in person or represented by proxy and voting on the matter at the special meeting. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying pre-paid reply envelope, or submit your proxy by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to vote will have the same effect as a vote against approval of the sale and as a vote against adoption of the merger agreement.

        If your shares of our common stock are held in "street name" by your bank, broker, trustee or other nominee, your bank, broker, trustee or other nominee will be unable to vote your shares of our common stock without instructions from you. You should instruct your bank, broker, trustee or other nominee to vote your shares of our common stock, following the procedures provided by your bank, broker, trustee or other nominee. The failure to instruct your bank, broker, trustee or other nominee to vote your shares of our common stock "FOR" approval of the sale will have the same effect as voting against the approval of the sale. The failure to instruct your bank, broker, trustee or other nominee to vote your shares of our common stock "FOR" adoption of the merger agreement will have the same effect as voting against the adoption of the merger agreement.

        The accompanying proxy statement provides you with detailed information about the special meeting, the sale agreement, the merger agreement and the transactions contemplated by each of the sale agreement and the merger agreement. A copy of the sale agreement is attached as Annex A to the proxy statement and a copy of the merger agreement is attached as Annex B to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the sale agreement and the merger agreement, carefully. You may also obtain additional information about us from documents we have filed with the Securities and Exchange Commission.

        Unless context otherwise requires, references to you herein and in the accompanying notice of special meeting of stockholders and proxy statement refer to the holders of the shares of our common stock to whom we mail this letter and the accompanying notice of special meeting of stockholders and proxy statement.

        If you have any questions or need assistance submitting your proxy, please contact our proxy solicitor, Georgeson Inc., by telephone toll-free at +1 (866) 821-2614 (banks, brokers, trustees or other nominees may call collect at +1 (781) 575-2137) or by email at CTCMEDIA@georgeson.com.

        Thank you in advance for your cooperation and continued support.

        Very truly yours,

        Yuliana Slashcheva

        Chief Executive Officer

        The proxy statement is dated [    •    ], 2015, and is first being mailed to our stockholders on or about [    •    ], 2015.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE TRANSACTIONS CONTEMPLATED BY THE SALE AGREEMENT OR THE MERGER AGREEMENT, PASSED UPON THE MERITS OR FAIRNESS OF THE SALE AGREEMENT OR THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CTC MEDIA, INC.
31A Leningradsky Prospekt
Moscow, 125284 Russia

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On [    •    ], 2015

Dear CTC Media Stockholder:

        A Special Meeting of Stockholders of CTC Media, Inc., a Delaware corporation, which we refer to as the Company, we or us, will be held on [    •    ], 2015 at 4:00 p.m., local time, at the offices of Morgan, Lewis & Bockius UK LLP, Condor House, 5-10 St. Paul's Churchyard, London EC4M 8AL, United Kingdom. The special meeting will be held for the following purposes:

  1.
  To consider and vote on a proposal to approve the sale to UTV-Management LLC, which we refer to as UTV-Management, of 75% of the outstanding participation interests in CTC Investments LLC, our wholly owned subsidiary, which we refer to as CTC Investments, and the approval by us of the issuance of an additional, new participation interest in CTC Investments to UTV-Management or its affiliate following the closing of the sale, which would result in UTV-Management (together with its affiliate) holding 80% of CTC Investments to ensure compliance with the requirements of the Mass Media Law, which we refer to as the sale, as set forth in Framework Agreement, dated as of September 24, 2015, as it may be further amended from time to time, which we refer to as the sale agreement, by and between us and UTV-Management. A copy of the sale agreement is attached as Annex A to the accompanying proxy statement.

  2.
  To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of [    •    ], 2015, as it may be further amended from time to time, which we refer to as the merger agreement, by and between our Company and CTCM Merger Sub, Inc., our wholly owned subsidiary, which we refer to as Merger Sub, whereby Merger Sub will merge with and into the Company, with the Company surviving and each holder of our common stock as of the effective time of the merger (other than Telcrest Investments Limited, which we refer to as Telcrest, who holds shares of our common stock that, as of the date of this notice of special meeting of stockholders, have been identified as blocked property by Computershare Trust Company, our transfer agent, pursuant to applicable sanctions associated with the Specially Designated Nationals and Blocked Persons List of the U.S. Department of Treasury, Office of Foreign Assets Control, which we refer to as the Telcrest Shares), becoming entitled to receive cash consideration per share based on the aggregate amount of our available cash as of the time of the merger (which amount, as ultimately determined by us, is referred to herein as the merger consideration). A copy of the merger agreement is attached as Annex B to the accompanying proxy statement.

  3.
  To consider and vote on an advisory (non-binding) proposal to approve the compensation that may be paid or become payable to our named executive officers that is based on or otherwise related to the proposed transactions.

  4.
  To consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the sale or to adopt the merger agreement.

        Our board of directors, except for those members originally designated by Telcrest, who did not participate in the decision in accordance with our economic sanctions compliance policy, has fixed the close of business on November 16, 2015 as the record date for the determination of stockholders

i

entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof.

        Your vote is very important, regardless of the number of shares of our common stock you own.    The sale contemplated by the sale agreement cannot be completed unless it is approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon (which outstanding shares include those held by Telcrest). The merger contemplated by the merger agreement cannot be completed unless the sale is approved as described above and the merger agreement is adopted by either (i) the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon (which outstanding shares include those held by Telcrest) or (ii) if our board determines at or prior to our special meeting of the stockholders that the shares of common stock held by Telcrest have remained beneficially owned by Telcrest and that such shares are not blocked property pursuant to applicable sanctions, then the approval of (a) Telcrest and (b) at least a majority of the holders of the outstanding shares of our common stock that are not beneficially owned by Telcrest. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying pre-paid reply envelope or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares of our common stock will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card, fail to submit your proxy by telephone or the Internet and do not attend the special meeting in person, your shares of our common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote "AGAINST" the proposal to approve the sale and as a vote "AGAINST" the proposal to adopt the merger agreement.

        If you are a stockholder of record, voting by ballot at the special meeting will revoke any proxy previously submitted. If you hold your shares of our common stock in "street name," meaning they are held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares of our common stock to be voted. You must instruct your broker how to vote with respect to the sale, merger agreement and advisory vote on compensation of named executive officers; your broker cannot exercise its discretion to vote on your behalf.

        Our board of directors, acting upon the unanimous recommendation of the special committee thereof, which is comprised entirely of independent members of our board of directors, has determined, with the approval of each member except for those members originally designated by Telcrest, who did not participate in the decision in accordance with our economic sanctions compliance policy, that the sale and the sale agreement are expedient and for the best interests of, and fair to, our Company and our stockholders who are not affiliates of our Company, whom we refer to collectively as our "unaffiliated stockholders," that the merger agreement is advisable and in the best interests of, and fair to, our Company and our unaffiliated stockholders, and approved the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the proposed transactions, and also approved and declared advisable the sale agreement, the merger agreement, and the transactions contemplated by each of the sale agreement and the merger agreement.

        Our board of directors, except for those members originally designated by Telcrest, who did not participate in the decision in accordance with our economic sanctions compliance policy, made its determination after consultation with our independent legal advisors and the financial advisors to its special committee and consideration of a number of factors, including the unanimous recommendation of the special committee. We believe that each of our directors and executive officers, except for those members of our board of directors originally designated by Telcrest, who have not stated their intentions, intend to vote all of their shares of common stock "FOR" approval of the sale, "FOR" adoption of the merger agreement, "FOR" approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to our named executive officers that is based on or

ii

otherwise relates to the proposed transactions and "FOR" approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the sale or to adopt the merger agreement. Our board of directors, except for those members originally designated by Telcrest, who did not participate in the decision in accordance with our economic sanctions compliance policy,recommends that you vote "FOR" approval of the sale, "FOR" adoption of the merger agreement, "FOR" approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the proposed transactions, and "FOR" approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the sale or to adopt the merger agreement.

        You are entitled to attend the special meeting only if you were a holder of our common stock as of the close of business on November 16, 2015, which we refer to as the record date, or hold a valid proxy for the special meeting. Unless the context otherwise requires, references to you herein and in the accompanying proxy statement refer to the holders of the shares of our common stock to whom we mail this letter and the accompanying notice of special meeting of stockholders and proxy statement. Given that seating is limited, admission to the special meeting will be on a first-come, first-served basis. You should be prepared to present photo identification for admittance. If you are not a stockholder of record but hold shares of our common stock in "street name," meaning they are held for your account by a broker or other nominee, you should provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to the record date, a copy of the voting instruction card provided by your broker or other nominee, or similar evidence of ownership.

        Our stockholders who do not vote in favor of or submit a proxy in favor of the proposal to adopt the merger agreement and are entitled to appraisal rights under applicable law will have the right to seek appraisal of the fair value of their shares of our common stock if they deliver a demand for appraisal before the vote is taken on the merger agreement and comply with all the requirements of Delaware law, which are summarized in the accompanying proxy statement and reproduced in their entirety in Annex C to the accompanying proxy statement, and the merger is consummated.

                      By Order of the Board of Directors,
                      Maxim Bobin
                       Company Secretary

[    •    ], 2015

        WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PRE-PAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU ARE A STOCKHOLDER OF RECORD AND ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

iii

Annex A	Framework Agreement, dated as of September 24, 2015, by and between CTC Media, Inc. and UTV-Management LLC
Annex B	Agreement and Plan of Merger, dated as of [•], 2015, by and between CTC Media Inc. and CTCM Merger Sub, Inc.
Annex C	Section 262 of the General Corporation Law of the State of Delaware
Annex D	Xenon Letters to the Special Committee

 SUMMARY TERM SHEET

        The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to carefully read this entire proxy statement, its annexes and the documents referred to in, or incorporated by reference into, this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under "Where You Can Find More Information," beginning on page 118 of this proxy statement.

Background to the Transactions

        We are pursuing the sale and the subsequent merger in response to the adoption by the Russian government of the Mass Media Law, which will impose new limitations on non-Russian ownership of Russian television broadcasters effective January 1, 2016. See "Special Factors Related to the Transactions—Background to the Transactions—Overview" beginning on page 27 of this proxy statement.

Special Note Regarding Telcrest

        Telcrest Investments Limited, a Cyprus company, which we refer to as Telcrest, currently holds approximately 25% of our outstanding common stock. On March 14, 2014, the Office of Foreign Assets Control, which we refer to as OFAC, of the U.S. Department of Treasury designated Bank Rossiya, which directly or indirectly owned more than 50% of Telcrest at such time, as a Specially Designated National and Blocked Person, which we refer to as an SDN, for purposes of U.S. economic sanctions related to the situation in Ukraine. Accordingly, Telcrest was also considered to be an SDN for purposes of U.S. sanctions at such time and, thereafter, the shares of our common stock held by Telcrest were identified by Computershare Trust Company, our transfer agent, which we refer to as Computershare, as blocked property pursuant to applicable sanctions associated with the SDN list of OFAC. Telcrest has since informed us that they are no longer owned, directly or indirectly, 50 percent or more in the aggregate by one or more SDNs, including Bank Rossiya, but we believe we still may not deal in the shares of our company held by Telcrest, and have therefore applied to OFAC for a license permitting us to effect the merger. In that application, we specified that in the merger these shares will not be cancelled in consideration of the cash merger consideration, but instead will remain outstanding.

        The shares of our common stock held by Telcrest are outstanding for purposes of calculating the number of shares outstanding in connection with the votes required in connection with the sale and the merger, although we believe they may not be voted for so long as they continue to be treated as "blocked property" pursuant to applicable sanctions.

Transaction Summary

        Under the terms of the sale agreement, we have agreed to sell 75% of the participation interest in CTC Investments LLC, which we refer to as CTC Investments, to UTV-Management LLC. In addition, under the terms of the sale agreement we have agreed to approve the issuance by CTC Investments of an additional, new participation interest to UTV-Management or its affiliate following the closing of the sale, which would result in UTV-Management (together with its affiliate) holding 80% of CTC Investments to ensure compliance with the requirements of the Mass Media Law. This additional participation interest would be issued in consideration of a promissory note to be issued by UTV-Management or its affiliate to CTC Investments. The promissory note would have the face value of approximately RUB 10,000,000,000, which has been determined on the basis of the value of the charter capital of CTC Investments, and would have a maturity of 15 years and interest rate of 10%.

UTV-Management may waive its right to acquire such additional interests at the closing of the sale, but we cannot assure you that it will do so.

Parties to the Sale (Page 68)

        CTC Media, Inc., which we refer to as the Company, we or us, is a Delaware corporation. The Company is the holding company of a group of Russian (and other) legal entities, including CTC Investments, that operate four commercial television networks in Russia, as well as broadcasting operations in Kazakhstan. Unless the context otherwise requires, references to the Company, we or us in this proxy statement include the Company and our subsidiaries on a consolidated basis.

        UTV-Management LLC, which we refer to as UTV-Management, is a company organized under the law of Russia that is a privately held Russian commercial television broadcasting group. It is a subsidiary of UTH Russia Limited, or UTH, a prominent Russian commercial television broadcaster, which operates in Russia the U Channel, the Disney Channel and the cable channel MUZ-TV.

        In this proxy statement, we refer to the Framework Agreement, dated as of September 24, 2015, as it may be further amended from time to time, by and between the Company and UTV-Management, as the sale agreement, and the sale by the Company to UTV-Management of 75% of the outstanding participation interests in CTC Investments, as the sale.

Parties to the Merger (Page 69)

        We are a party to the merger. Under the terms of the merger agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation.

        CTCM Merger Sub, Inc., which we refer to as Merger Sub, is a Delaware corporation that is a wholly owned subsidiary of the Company and was organized solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Under the terms of the merger agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation. Upon consummation of the proposed merger, Merger Sub will cease to exist.

        In this proxy statement, we refer to the Agreement and Plan of Merger, dated as of [    •    ], 2015, as it may be further amended from time to time, by and between the Company and Merger Sub, as the merger agreement, and the merger of Merger Sub with and into the Company as the merger.

Fee Arrangements (Page 70)

Special Committee Fees (Page 70)

        In accordance with the resolutions of our board of directors, except for those members originally designated by Telcrest, who did not participate in the decision in accordance with our economic sanctions compliance policy, the members of the special committee, which was formed on July 4, 2015, are entitled to the following fees, regardless of whether the sale or the merger are completed: each member is entitled to receive $50,000 per month for the months of July and August 2015, and $25,000 per month thereafter, up to a capped amount of $200,000. In addition, the chairman of the special committee is entitled to receive an additional $10,000 per month for July and August 2015, and an additional $5,000 per month thereafter, up to a capped aggregate amount of $240,000.

Xenon Fee Arrangements (Page 70)

        Pursuant to an engagement agreement between the Company and Xenon Capital Partners, which we refer to as Xenon, dated as of July 28, 2015, fees for services provided by Xenon to the special committee in connection with the transactions were set at $1,500,000. This agreement was amended on October 7, 2015 to increase the total fees to $2,000,000 in light of the increased complexity and longer timeframe of the proposed transactions and the unanticipated scope of the related workload of Xenon. Such fees are payable in four equal installments upon the following milestones: the signing of the sale agreement, the mailing of a definitive proxy statement to our stockholders, the approval of the transactions by our stockholders, and the closing of the merger. We have also agreed to reimburse Xenon for reasonable out-of-pocket costs and expenses (including fees and expenses of its counsel) reasonably incurred by it in connection with its services, and will indemnify Xenon against potential liabilities arising out of its engagement, including certain liabilities under the U.S. federal securities laws. Natasha Tsukanova, the co-chairman of our board of directors, is a founder and managing director of Xenon.

Expenses of the Proposed Transactions and Solicitation (Page 70)

        Whether or not the sale and merger are completed, we will incur certain fees and expenses. The fees and expenses incurred or to be incurred by our Company in connection with the sale and merger are estimated at this time to total approximately $7.2 million. Such expenses may reduce our available cash as of the effective time of the merger and, accordingly, the merger consideration.

The Special Meeting (Page 71)

Time, Place and Purpose (Page 71)

        The special meeting will be held on [    •    ], 2015, starting at 4:00 p.m., local time, at the offices of Morgan, Lewis & Bockius UK LLP, Condor House, 5-10 St. Paul's Churchyard, London EC4M 8AL, United Kingdom.

        At the special meeting, holders of our common stock, par value $0.01 per share, will be asked to approve the sale, to adopt the merger agreement, to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the proposed transactions, and to approve any adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the sale or to adopt the merger agreement.

Record Date and Quorum (Page 71)

        You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of our common stock at the close of business on November 16, 2015, which our board of directors has set as the record date for the special meeting, and which we refer to as the record date. You will have one vote for each such share of our common stock that you owned on the record date. As of the record date, there were [    •    ] shares of our common stock outstanding and entitled to vote at the special meeting. A majority of the shares of our common stock outstanding at the close of business on the record date and entitled to vote (which outstanding shares include shares of our common stock that have been identified as "blocked property" by Computershare pursuant to applicable sanctions associated with the Specially Designated Nationals and Blocked Persons List of the U.S. Department of Treasury, Office of Foreign Assets Control), present in person or represented by proxy at the special meeting, constitutes a quorum for the purposes of the special meeting. In this proxy statement, unless context otherwise requires, references to you refer to the holders of the shares of our common stock to whom we mail this proxy statement.

Vote Required (Page 72)

        Approval of the sale requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon (which outstanding shares include those held by Telcrest).

        Adoption of the merger agreement requires either (i) the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon (which outstanding shares include those held by Telcrest) or (ii) if our board determines at or prior to our special meeting of the stockholders that the shares of common stock held by Telcrest have remained beneficially owned by Telcrest and that such shares are not blocked property pursuant to applicable sanctions, then the approval of (a) Telcrest and (b) the holders of at least a majority of the outstanding shares of our common stock that are not beneficially owned by Telcrest.

        Approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the proposed transactions, requires the affirmative vote of holders of a majority of the shares of our common stock present in person or represented by proxy and voting on the matter at the special meeting.

        Approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and voting on the matter at the special meeting.

        The shares held by Telcrest may not be voted for so long as they are "blocked property" pursuant to applicable U.S. economic sanctions.

Proxies and Revocation (Page 74)

        Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, or by returning the enclosed proxy card in the accompanying pre-paid reply envelope, or may vote in person at the special meeting. If your shares of our common stock are held in "street name" you should instruct your bank, broker, trustee or other nominee on how to vote your shares using the instructions provided by your bank, broker, trustee or other nominee. If you fail to submit a proxy or vote in person at the special meeting, or you do not provide your bank, broker, trustee or other nominee with instructions, as applicable, your shares of our common stock will not be voted, which will have the same effect as a vote "AGAINST" the proposal to approve the sale and "AGAINST" the proposal to adopt the merger agreement.

        You have the right to revoke a proxy, whether submitted via the Internet, by telephone or by mail, at any time before it is exercised, by submitting a later-dated proxy through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with the Corporate Secretary by the time the special meeting begins, or by voting by ballot at the special meeting. Attending the special meeting, by itself, is not enough to revoke a proxy. If you are a beneficial owner and wish to revoke your voting instructions you should follow the instructions provided by your bank, broker, trustee or other nominee.

The Sale (Page 77)

        The sale agreement provides that we will sell to UTV-Management 75% of the participation interests in CTC Investments. In addition, the sale agreement provides that we will approve the issuance by CTC Investments of an additional, new participation interest to UTV-Management or its affiliate following the closing of the sale, which would result in UTV-Management (together with its affiliate) holding 80% of CTC Investments, to ensure compliance with the requirements of the Mass Media Law.

Consideration; Purchase Price Adjustment (Page 80)

        In exchange for the sale of the 75% participation interest in CTC Investments, UTV-Management will pay an aggregate consideration of $200,540,000, referred to as the purchase price, less any shortfall in cash flow from operating and investing activities during the second half of 2015 compared with an agreed target for this period and subject to further potential adjustments described in the section entitled "The Sale Agreement—Consideration to be Received Pursuant to the Sale; Adjustments to the Purchase Price" beginning on page 80 of this proxy statement. In exchange for the issuance of an additional, new participation interest to UTV-Management or its affiliate following the closing of the sale, which would result in UTV-Management (together with its affiliate) holding 80% of CTC Investments to ensure compliance with the requirements of the Mass Media Law, UTV-Management or its affiliate would issue a promissory note to CTC Investments. The promissory note would have a face value of approximately RUB 10,000,000,000, which has been determined on the basis of the value of the charter capital of CTC Investments, and would have a maturity of 15 years and interest rate of 10%.

Reasons for the Transactions; Recommendation of the Special Committee and Board of Directors; Fairness of the Transactions (Page 40)

        After careful consideration of various factors described in the sections entitled "Special Factors Related to the Transactions" and "Proposal 1—The Sale—Background, Reasons and Recommendations," and upon the unanimous recommendation of the special committee, our board of directors, except for those members originally designated by Telcrest, who did not participate in the decision in accordance with our economic sanctions compliance policy: (i) determined that the sale, the sale agreement, and the other transactions contemplated by the sale agreement, are expedient and for the best interests of, and fair to, our Company and our unaffiliated stockholders, and declared it advisable to enter into the sale agreement; (ii) approved the execution and delivery of the sale agreement, our performance of the covenants and agreements contained in the sale agreement and the consummation of the transactions contemplated thereby, including the sale, upon the terms and subject to the conditions contained in the sale agreement; and (iii) recommended that the stockholders approve the sale and directed that such matter be submitted for consideration of our stockholders at the special meeting.

        Our board of directors, except for those members originally designated by Telcrest, who did not participate in the decision in accordance with our economic sanctions compliance policy, believes that the sale and the sale agreement are expedient and for the best interests of, and fair to, our Company and our unaffiliated stockholders and recommends that the stockholders approve the sale. Our board of directors, except for those members originally designated by Telcrest, who did not participate in the decision in accordance with our economic sanctions compliance policy, recommends that you vote "FOR" the approval of the sale.

Analysis of Financial Advisor of the Special Committee—Xenon Capital Partners (Page 45)

        The special committee retained Xenon to advise it in connection with the proposed transactions. Xenon delivered to the special committee a letter, dated September 15, 2015, which was updated and confirmed by a further letter from Xenon, dated October 20, 2015, both to the effect that the sale reflects the best possible terms that can be obtained in the extraordinary external circumstances faced by our Company and that the proposed consideration to be received by us for the sale of 75% of the participation interests in CTC Investments and the proposed merger consideration of between $1.77 and $2.19 (revised downward from earlier estimates of the range of proposed merger consideration in light of updated estimates of our Company's available cash as of the effective time of the merger) per share of our common stock (as estimated by Xenon on the basis of the proposed terms of the merger as of the time of its letters) to the stockholders (other than Telcrest) in the merger, are within a range of reasonableness and that the proposed transaction is fair to our unaffiliated stockholders.

        The full text of Xenon's letters to the special committee, which describe the assumptions made and the matters considered by Xenon in evaluating the sale and the merger, are attached as Annex D. Xenon provided its analysis to the special committee for the information and assistance of the special committee in connection with, and for purposes of, the special committee's evaluation of the sale and the merger. Xenon's analysis does not constitute a recommendation to any stockholder as to any action in connection with the sale, the merger or any other matter. Xenon's letters to the special committee expressed no view or opinion as to any terms or other aspects of the sale or the merger (other than, in each case, the consideration to be received therewith, to the extent expressly specified in such letters). The summary of Xenon's letters set forth in this proxy statement is qualified in its entirety by reference to the full text of the letters. For a further discussion of Xenon's letters, see "Special Factors Related to the Transactions—Analysis of Financial Advisor of the Special Committee—Xenon Capital Partners."

Financing of the Sale (Page 77)

        The sale is not conditioned upon the receipt of financing by UTV-Management.

Interests of Certain Persons in the Sale (Page 77)

        In considering the recommendation of our board of directors that you vote to approve the sale, you should be aware that certain of our directors and executive officers have financial interests in the sale that may be different from, or in addition to, those of us and our stockholders generally. Our board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the sale agreement and the sale, and in recommending that the sale be approved by our stockholders. These interests are described under the heading "Proposal 1—The Sale—Interests of Certain Persons in the Sale."

Regulatory Approvals (Page 78)

        Completion of the sale is subject to clearance by the Russian Federal Antimonopoly Service, the Russian Government Commission on Strategic Foreign Investments and the Agency of the Republic of Kazakhstan for the Protection of Competition. In addition, we have conferred with OFAC regarding the sale, and have received informal guidance from OFAC that OFAC will not assert jurisdiction in respect of the sale.

The Sale Agreement (Page 79)

The Sale (Page 79)

        The sale agreement provides for the sale by us to UTV-Management of 75% of the participation interests in CTC Investments.

        In addition, in the sale agreement we have agreed to approve the issuance by CTC Investments of an additional, new participation interest in CTC Investments to UTV-Management or its affiliate following the closing of the sale, which would result in UTV-Management (together with its affiliate) holding 80% of CTC Investments to ensure compliance with the requirements of the Mass Media Law. These participation interests would be issued in consideration of a promissory note by UTV-Management or its affiliate to CTC Investments in the face value of approximately RUB 10,000,000,000, which has been determined on the basis of the value of the charter capital of CTC Investments, and would have a maturity of 15 years and interest rate of 10%.

When the Sale Will be Effective (Page 79)

        The closing of the sale will take place on December 21, 2015 or on such other date as may be mutually agreed by the parties, provided that the conditions to the closing of the sale, described in the section entitled "The Sale Agreement—Conditions to the Sale" beginning on page 87 of this proxy statement, have been satisfied or waived.

Consideration to be Received Pursuant to the Sale; Adjustments to the Purchase Price (Page 80)

        In exchange for the sale of the 75% participation interest in CTC Investments, UTV-Management will pay the purchase price, less any shortfall in cash flow from operating and investing activities during the second half of 2015 compared with an agreed target for this period, and subject to further adjustments described in the section entitled "The Sale Agreement—Consideration to be Received Pursuant to the Sale; Adjustments to the Purchase Price" beginning on page 80 of this proxy statement.

Representations and Warranties (Page 81)

        We have made certain representations and warranties in the sale agreement that are subject, in some cases, to specified exceptions and qualifications contained in the sale agreement, in the confidential disclosure schedules to the sale agreement or, subject to certain exceptions, in certain documents filed with the SEC. These representations and warranties relate to, among other things:

  •
  corporate existence, good standing and qualification to conduct business;

  •
  authorizations necessary to complete the sale;

  •
  due authorization, execution, delivery and validity of the sale agreement;

  •
  absence of any conflict with organizational documents or any violation of agreements, laws or regulations as a result of the consummation of the sale; and

  •
  various matters relating to the conduct of our business (and these representations and warranties terminate at, and do not survive, closing).

Conduct of CTC Investment's Business Pending the Sale (Page 84)

        Under the sale agreement, we have, subject to certain exceptions in the sale agreement, agreed to certain restrictions on the operation of the business of CTC Investments and our other subsidiaries until either the closing date of the sale or the termination of the sale agreement pursuant to its terms, unless UTV-Management gives its prior consent.

        In general, we have agreed to conduct our business in the ordinary course and to use commercially reasonable efforts to preserve our present relationships with governmental authorities, customers, suppliers, licensors, licensees, distributors, wholesalers, lessors and others having significant business dealings with us and our subsidiaries.

        In addition, we have agreed that, among other things and subject to certain exceptions, we may not and must cause our subsidiaries not to, without UTV-Management's prior consent, carry out certain actions as outlined in "The Sale Agreement—Conduct of CTC Investment's Business Pending the Sale" beginning on page 84 of this proxy statement.

Restrictions on Solicitation of Takeover Proposals (Page 86)

        We have agreed that prior to the effective time of the sale, we and our subsidiaries will not, and we will not authorize or permit our representatives to, directly or indirectly, initiate, solicit, knowingly encourage or facilitate any inquiry, proposal or offer or enter into any discussions or negotiations that would reasonably be expected to lead to an acquisition proposal.

        If our board of directors receives an unsolicited written acquisition proposal and determines in good faith that it constitutes a superior proposal (as such term is defined in the sale agreement), then we may enter into an agreement with respect to the superior proposal, provided that such agreement is entered into concurrently with termination of the sale agreement and that we have complied with our obligations under the sale agreement, including to notify UTV-Management of the acquisition proposal, terminate the sale agreement pursuant to its terms and pay the termination fee of $5,000,000 and reimburse UTV-Management's out-of-pocket expenses in connection with the sale.

        See "The Sale Agreement—Restrictions on Solicitation of Takeover Proposals" beginning on page 86 of this proxy statement and see "The Sale Agreement—Termination Fees" beginning on page 90 of this proxy statement.

Conditions to the Sale (Page 87)

        The respective obligations of our Company and UTV-Management to consummate the sale are subject to the satisfaction or waiver of certain customary conditions, including: (i) the approval of the sale by our stockholders; (ii) the absence of any applicable law prohibiting the consummation of the sale; (iii) the receipt of required regulatory approvals; (iv) compliance by the parties with their respective obligations under the sale agreement; (v) the absence of a material adverse effect on CTC Investments and its subsidiaries, including a material adverse effect arising as a result of macroeconomic, political or market conditions; and (vi) the absence of a breach of warranties (individually or in aggregate) that has resulted in or is likely to give rise to a loss in excess of $10 million to CTC Investments and its subsidiaries.

Termination (Page 89)

        We and UTV-Management may, by mutual written agreement, terminate the sale agreement and abandon the sale at any time prior to the effective time of the sale, whether before or after the adoption of the sale agreement by our stockholders.

        The sale agreement may also be terminated and the sale abandoned at any time prior to the effective time of the sale, as outlined in "The Sale Agreement—Termination" beginning on page 89 of this proxy statement.

Termination Fees (Page 90)

        If the sale agreement is terminated in certain circumstances described under "The Sale Agreement—Termination Fees" beginning on page 90 of this proxy statement, we may be obligated to pay a termination fee of $5,000,000. In the event that the stockholders do not vote in favor of the sale, we are obligated to pay a "no vote" fee of $2,600,000. In each such case, in addition, we would also be obligated to pay UTV-Management's out-of-pocket expenses.

Remedies (Page 90)

        We and UTV-Management are entitled to injunctions to prevent breaches of the sale agreement and to specifically enforce the terms and provisions of the sale agreement, in addition to any other remedy to which the parties are entitled at law or in equity.

        Where the termination fee and UTV-Management's expenses are payable under the sale agreement, UTV-Management's receipt of a termination fee and UTV-Management's expenses will be the sole and exclusive remedy of UTV-Management against our Company and any of our former, current and future affiliates, and each of their respective directors, officers, employees, stockholders, controlling persons or representatives for any loss or damage in connection with the sale agreement, the negotiation, execution or performance thereof, or the sale. In no event we shall be required to pay the termination fee on more than one occasion. In the event that a no vote fee has already been paid, we shall be entitled to credit the amount of the no vote fee actually paid against the amount of the termination fee we are required to pay under the sale agreement, if any.

The Merger (Page 92)

        Upon the consummation of the merger, which will not occur until a date following the consummation of the sale determined by us and Merger Sub, Merger Sub will merge with and into the Company, with the Company surviving, and each holder of our outstanding common stock as of the effective time of the merger, other than Telcrest and any stockholders who have property exercised appraisal rights, will be entitled to receive cash consideration per share based on the aggregate amount of our available cash as of the time of the merger (which amount, as ultimately determined by the Company, is referred to herein as the merger consideration). The shares of common stock held by Telcrest will remain outstanding following the merger, and Telcrest will be our sole stockholder. Following the merger, we will cease to be a publicly traded company. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation. Assuming timely satisfaction of necessary closing conditions, including receipt of a license from OFAC, we anticipate that the merger will be completed in the first quarter of calendar year 2016.

Merger Consideration (Page 92)

        In the merger, each outstanding share of our common stock (except for shares held by Telcrest, by us and by stockholders who have properly exercised appraisal rights) will be converted into the right to receive the merger consideration, which will be between $1.77 and $2.19 per share in cash. The minimum merger consideration of $1.77 per share reflects the maximum potential reduction in the purchase price pursuant to the terms of the sale agreement, and the actual amount of such consideration will depend on the operating performance of our business during the second half of 2015 and the anticipated cash reserves that will be appropriate in light of potential liabilities at the time of closing. If our available cash at the effective time of the merger is insufficient to distribute merger consideration of at least $1.77 per share, we will resolicit stockholder approval for the proposed transactions. Otherwise, we may consummate the sale and the merger if our board of directors determines that all applicable conditions have been satisfied and the merger consideration is at least $1.77 per share.

Reasons for the Merger; Recommendation of the Board of Directors; Fairness of the Merger (Page 40)

        After careful consideration of various factors described in the section entitled "Special Factors Related to the Transactions—Reasons for the Transactions; Recommendation of the Special Committee and Board of Directors; Fairness of the Transactions," beginning on page 40 of this proxy statement, and upon the unanimous recommendation of the special committee, our board of directors, except for those members originally designated by Telcrest, who did not participate in the decision in accordance with our economic sanctions compliance policy: (i) determined that the merger, the merger agreement and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, our Company and our stockholders, and approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger; (ii) approved the execution and delivery of the merger agreement and, subject to obtaining the requisite stockholder approval thereof, our performance of the covenants and agreements contained in the merger agreement and the consummation of the transactions contemplated thereby, including the merger, upon the terms and subject to the conditions contained in the merger agreement; and (iii) recommended that the stockholders adopt the merger agreement and directed that such matter be submitted for consideration of our stockholders at the special meeting.

        Our board of directors, except for those members originally designated by Telcrest, who did not participate in the decision in accordance with our economic sanctions compliance policy, believes that the merger is advisable and in the best interests of, and fair to, our Company and our stockholders and recommends that the stockholders entitled to vote thereon adopt the merger agreement. In reaching these determinations, the members of our board of directors who participated in the decision acted in their capacity as directors with fiduciary obligations to our stockholders under Delaware law and on behalf of our Company. Accordingly, the determination of the fairness of the merger to our unaffiliated stockholders constitutes the determination of our Company, as well as the board of directors, except for the members originally designated by Telcrest, who did not participate in the decision in accordance with our economic sanctions compliance policy. See "Special Factors Related to the Transactions—Reasons for the Transactions; Recommendation of the Special Committee and Board of Directors; Fairness of the Transactions" beginning on page 40 of this proxy statement. Our board of directors, except for those members originally designated by Telcrest, who did not participate in the decision in accordance with our economic sanctions compliance policy, recommends that you vote "FOR" the adoption of the merger agreement.

Interests of Certain Persons in the Merger (Page 57)

        In considering the recommendation of our board of directors that you vote to adopt the merger agreement, you should be aware that certain of our directors and executive officers have financial interests in the merger that may be different from, or in addition to, those of our stockholders generally. Our board of directors was aware of and considered these interests, among other matters, in evaluating the merger agreement and the merger and in recommending that the merger agreement be adopted by our stockholders. These interests include the following:

  •
  the receipt by each of the members of the special committee of fees as described above, whether or not the merger occurs; and

  •
  that each share of our common stock held by MTG or our unaffiliated stockholders will be cancelled and exchanged for the merger consideration while each share of our common stock that is held by Telcrest will remain outstanding and the holder thereof will not be entitled to receive any merger consideration.

        See the section entitled "Special Factors Related to the Transactions—Effects of the Merger—Interests of Certain Persons in the Merger" beginning on page 57 of this proxy statement.

Material U.S. Federal Income Tax Consequences of the Merger (Page 58)

        In general, the receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder (as defined in the section of this proxy statement entitled "Special Factors Related to the Transactions—Effects of the Merger—Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 58 of this proxy statement) who receives cash in exchange for shares of common stock pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the amount of cash received in such exchange and (ii) the U.S. holder's adjusted tax basis in such shares. The receipt of cash by a non-U.S. holder (as defined in the section of this proxy statement entitled "Special Factors Related to the Transactions—Effects of the Merger—Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 58 of this proxy statement) in exchange for shares of common stock pursuant to the merger will generally not be subject to U.S. federal income tax unless such non-U.S. holder has certain connections to the United States.

        Holders of our common stock should consult their tax advisors about the tax consequences to them of the exchange of shares of common stock for cash pursuant to the merger in light of their particular circumstances, including the applicability and effect of any federal estate or gift tax laws and any state, local, foreign and other tax laws. For more information on the material U.S. federal income tax consequences of the merger, see the section of this proxy statement entitled "Special Factors Related to the Transactions—Effects of the Merger—Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 58 of this proxy statement.

The Merger Agreement (Page 93)

Conditions to the Merger (Page 93)

        The respective obligations of our Company and Merger Sub to consummate the merger are subject to the satisfaction (or waiver, if permissible under applicable law) of the following conditions:

  •
  either (i) the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon (which outstanding shares include those held by Telcrest) or (ii) if our board determines at or prior to our special meeting of the stockholders that the shares of common stock held by Telcrest have remained beneficially owned by Telcrest and that such shares are not blocked property pursuant to applicable sanctions, then the approval of (a) Telcrest and (b) at least a majority of the holders of the outstanding shares of our common stock that are not beneficially owned by Telcrest;

  •
  the final determination of the consideration payable in respect of the sale;

  •
  the granting by OFAC of a license permitting the merger;

  •
  the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any Federal, state or local government administrative agency, commission or other governmental authority or agency or other legal restraint or prohibition having the effect of preventing or prohibiting the consummation of the merger; and

  •
  the absence of any statute, rule, order or regulation enacted or promulgated by any Federal, state or local government administrative agency, commission or other governmental authority or agency of competent jurisdiction having the effect of prohibiting the consummation of the merger.

Treatment of Common Stock, Options and Other Equity Awards (Page 57)

  •
  Common Stock.  At the effective time of the merger, each share of our common stock issued and outstanding (except for shares held by us, shares held by stockholders who have properly exercised appraisal rights and shares that are held by Telcrest) will convert into the right to receive the per share merger consideration, without interest, less any applicable withholding taxes. Each share of our common stock that is held by Telcrest will remain outstanding and the holder thereof will not be entitled to receive the per share merger consideration.

  •
  Options.  At the effective time of the merger, each outstanding option will terminate. All outstanding options have exercise prices in excess of the per share merger consideration.

  •
  Restricted Stock Units.  At the effective time of the merger, subject to our obligations described under the heading "Proposal 3—Advisory Vote on Management Retention Compensation—Management Retention and Incentive Arrangements" beginning on page 100 of this proxy statement, each outstanding restricted stock unit will terminate.

Appraisal Rights (Page 95)

        If the merger agreement is adopted by our stockholders, stockholders who do not vote in favor of the adoption of the merger agreement, who are entitled to appraisal rights under applicable law and who properly exercise and perfect their demand for appraisal of their shares of our common stock will be entitled to appraisal rights under Section 262 of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, in connection with the merger. This means that stockholders who meet all requirements under Section 262 of the DGCL are entitled to receive payment in cash of the fair value of their shares of our common stock as determined by the Delaware Court of Chancery. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined by Section 262 of the DGCL could be less than, equal to, or more than the amount of merger consideration they would have received under the terms of the merger agreement if they did not seek appraisal of their shares.

        To exercise your appraisal rights, you must, among other things, submit a written demand for appraisal to the Company before the vote is taken on the adoption of the merger agreement, you must not submit a proxy or otherwise vote in favor of the proposal to adopt the merger agreement and you must continue to hold shares of our common stock of record through the effective time of the merger. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. See "Appraisal Rights" beginning on page 95 of this proxy statement, as well as the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of our common stock through a bank, broker, trustee or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker, trustee or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the bank, broker, trustee or other nominee. In view of the complexity of the procedures specified under the DGCL, stockholders who may wish to pursue appraisal rights should promptly consult their legal and financial advisors.

Advisory Vote on Compensation of Named Executive Officers; Recommendation of the Board of Directors (page 100)

        In accordance with Section 14A and Rule 14a-21(c) under the Securities Exchange Act of 1934, which we refer to as the Exchange Act, we are seeking stockholder approval of an advisory (non-binding) vote with respect to compensation that may be paid or become payable to our named executive officers that is based on or otherwise related to the proposed transactions (which we refer to as management retention compensation), as described in "Proposal 3—Advisory Vote on Management Retention Compensation—Management Retention and Incentive Arrangements" beginning on page 100 of this proxy statement. Our board of directors, except for those members originally designated by Telcrest, who did not participate in the decision in accordance with our economic sanctions compliance policy, recommends that you vote "FOR" the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the proposed transactions.

        The proposal regarding "management retention" compensation requires the approval of a majority of the votes properly cast upon this proposal. Approval of this proposal is not a condition to completion of the sale or merger. The vote with respect to management retention compensation is an advisory vote and will not be binding on us. Therefore, regardless whether stockholders approve the management retention compensation, if the sale and merger are approved by the stockholders and completed, the management retention compensation will still be paid to our named executive officers to the extent payable in accordance with the terms of the agreements relating to such compensation.

Material Differences in Rights of Stockholders (Page 112)

        Telcrest Investments Limited, one of our stockholders, whom we refer to as Telcrest, holds shares of our common stock that, as of the date of this proxy statement, have been identified as blocked property by Computershare Trust Company, our transfer agent, pursuant to applicable sanctions associated with the Specially Designated Nationals and Blocked Persons List of the U.S. Department of

Treasury, Office of Foreign Assets Control. Thus, upon consummation of the merger, all of the shares of our common stock owned by Telcrest will remain outstanding. See "Special Note Regarding Telcrest" beginning on page 1 of this proxy statement and "Material Differences in Rights of Stockholders" beginning on page 112 of this proxy statement.

Certain Related Party Transactions (Page 112)

        On July 28, 2015, Xenon Capital Partners, which we refer to as Xenon, a financial advisory firm located in Moscow, was appointed by our special committee as its financial advisor to assist in reviewing, analyzing and executing the proposed sale and merger transactions. Ms. Tsukanova, the Co-Chairman of our board of directors, who was originally designated to serve on our board of directors by MTG Russia AB, which we refer to as MTG, pursuant to the stockholders' agreement that was then in place between us and our two largest stockholders, is a founder and managing director of Xenon. See "Fee Arrangements—Xenon Fee Arrangements" beginning on page 70 of this proxy statement.

Market Prices of the Company's Common Stock and Dividend Information (Page 114)

        The closing price of our common stock on the Nasdaq Global Select Market on September 24, 2015, the last trading day prior to the public announcement of the execution of the sale agreement, was $1.89 per share. On [    •    ], 2015, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for our common stock on the Nasdaq Global Select Market was $[    •    ] per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of our common stock.

        We have declared and paid dividends in each calendar quarter of 2013 and 2014 and the first quarter of 2015, as set forth below.

Declaration Date	Per Share Dividend	Aggregate Dividend ($,000)	Record Date	Payment Date
March 4, 2015	$0.175	$27,271	March 16, 2015	March 26, 2015
March 5, 2014	0.175	27,249	March 19, 2014	March 28, 2014
April 29, 2014	0.175	27,258	June 16, 2014	June 26, 2014
July 25, 2014	0.175	27,259	September 5, 2014	September 25, 2014
October 27, 2014	0.175	27,258	December 1, 2014	December 23, 2014
March 5, 2013	0.15	23,724	March 20, 2013	March 26 and April 8, 2013
April 30, 2013	0.16	25,216	June 3, 2013	June 26, 2013
August 2, 2013	0.16	24,914	September 2, 2013	September 26, 2013
November 5, 2013	0.16	24,914	December 2, 2013	December 2, 2013

		$235,063

        During the three months ended March 31, 2015 and the twelve months ended December 31, 2014, we declared and paid dividends to Telcrest of $6.9 and $27.7 million, respectively, which were blocked pursuant to applicable U.S. economic sanctions. During the three months ended March 31, 2015 and the twelve months ended December 31, 2014, we declared and paid dividends to MTG of $10.5 million and $42.0 million, respectively.

Delisting and Deregistration of the Company's Common Stock (Page 117)

        If the merger is completed, you will no longer be one of our stockholders, and our common stock will be delisted from the Nasdaq Global Select Market and deregistered under the Exchange Act. As such, we would no longer file periodic reports with the SEC, on account of our common stock.

Summary Historical Consolidated Financial Data of the Company

        The following summary historical consolidated financial data as of and for each of the years ended December 31, 2014 and 2013 are derived from our audited consolidated financial statements. The summary historical consolidated financial data as of and for each of the six month periods ended June 30, 2015 and 2014 are derived from our unaudited consolidated financial statements. You should read the following data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes thereto set forth in our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015 incorporated by reference into this proxy statement. See "Where You Can Find More Information" beginning on page 118 of this proxy statement.

	Nine Months Ended September 30		Year Ended December 31,
	2014	2015	2013	2014
	(Unaudited)
	(in thousands of US dollars, except share and per share data)
Statement of Income Data:
Revenues:
Operating revenues	$529,126	$248,663	$832,103	$711,373
Expenses:
Operating expenses	(398,107)	(232,564)	(624,404)	(560,312)
Operating income	131,019	16,099	207,699	151,061
Foreign currency gains	(3,546)	1,817	1,658	9,166
Interest income	8,698	4,311	11,615	10,458
Interest expense	(395)	(187)	(768)	(486)
Other non-operating income (loss), net	(771)	(177)	26	(1,325)
Equity in (loss) income of investee companies	(425)	(20)	1,266	(713)
Income before income tax	134,580	21,843	221,496	168,161
Income tax expense	(41,906)	36,262	(61,335)	(54,785)
Consolidated net income	$92,674	$58,105	$160,161	$113,376
Less: Income attributable to noncontrolling interest	(3,202)	(832)	(7,821)	(5,284)
Net income attributable to CTC Media Inc. stockholders	$89,472	$57,273	$152,340	$108,092
Operating income per share, basic and diluted	0.84	0.10	1.32	0.97
Net income per share attributable to CTC Media, Inc. stockholders:
Basic	0.57	0.37	0.97	0.69
Diluted	0.57	0.37	0.97	0.69
Weighted average common shares outstanding:
Basic	155,742,190	155,996,870	156,889,533	155,747,225
Diluted	155,970,240	156,109,659	156,932,452	156,008,428
Dividends declared per share	0.53	0.17	0.63	0.70

	Nine Months Ended September 30		Year Ended December 31,
	2014	2015	2013	2014
	(Unaudited)
	(in thousands of US dollars, except share and per share data)
Balance Sheet Data:
Total current assets	452,883	264,499	535,221	358,078
Property and equipment, net	26,671	13,461	36,874	18,520
Intangible assets, net	66,471	33,391	90,306	45,983
Goodwill	112,427	45,563	135,276	53,627
Programming rights, net	103,591	76,403	121,802	72,446
Total noncurrent assets	375,281	237,701	435,755	250,975
Total assets	828,164	502,200	970,976	609,053
Total current liabilities	203,342	109,428	223,311	184,701
Total noncurrent liabilities	9,758	4,157	13,549	6,910
Total liabilities	213,100	113,585	236,860	191,611
Total stockholders' equity	615,064	388,615	734,116	417,442
Total liabilities and stockholders' equity	828,164	502,200	970,976	609,053
Book value per share, basic	3.94	2.48	3.65	2.18
Book value per share, diluted	3.93	2.48	3.65	2.17

Summary Unaudited Pro Forma Condensed Consolidated Financial Data

        The following table sets forth summary unaudited pro forma condensed combined financial information for the Company after giving effect to the proposed transactions. The summary unaudited pro forma condensed combined financial information is derived from the unaudited pro forma condensed combined financial statements included in this proxy statement. The summary unaudited pro forma condensed consolidated financial data set forth below has been provided for informational purposes only and does not purport to be indicative of what would have occurred had the sale actually been consummated as of such dates, nor is it indicative of results which may occur in the future. The actual financial position and results of operations, including our cash available for distribution in the merger, may differ significantly from the pro forma amounts reflected below due to a variety of factors. For a complete discussion of the pro forma adjustments underlying the amounts in the table below, please see the section of this proxy statement entitled "Unaudited Pro Forma Financial Information" beginning on page 104 of this proxy statement.

	Nine Months Ended September 30	Year Ended December 31
	2015	2014
	(unaudited) (in millions of US dollars, except per share data)
Unaudited Pro Forma Condensed Combined Statements of Income Data:
Revenues	$—	$1
Total operating expenses	(3)	(4)
Operating income	(3)	(5)
Net income	$—	28

As of, September 30
2015
(unaudited)
Unaudited Pro Forma Condensed Combined Balance Sheet Data:
Total assets	$421
Total liabilities	56
Total stockholders' equity	365

SPECIAL NOTE REGARDING TELCREST

Telcrest's Investment in Our Company

        Telcrest Investments Limited, a Cyprus company, which we refer to as Telcrest, currently holds 39,548,896 shares of our common stock, representing approximately 25% of our outstanding common stock.

        The shares of our common stock held by Telcrest are deemed to be outstanding for purposes of calculating the number of shares outstanding in connection with the votes required in connection with the sale and the merger, although we believe they may not be voted for so long as they are treated as "blocked property" by Computershare Trust Company, our transfer agent, which we refer to as Computershare, pursuant to the sanctions described below.

Telcrest's Status as a Sanctioned Party

        On March 14, 2014, the Office of Foreign Assets Control, or OFAC, of the U.S. Department of Treasury designated Bank Rossiya as a Specially Designated National and Blocked Person, which we refer to as an SDN, for purposes of U.S. economic sanctions related to the situation in Ukraine. As of that date, Bank Rossiya directly or indirectly owned more than 50% of Telcrest, and accordingly Telcrest was also considered to be an SDN for purposes of U.S. sanctions at such time and, thereafter, the shares of our common stock held by Telcrest were identified by Computershare as blocked property pursuant to applicable sanctions associated with the SDN list of OFAC. Accordingly, the shares of our common stock, among other property, of Telcrest that were in the possession or control of our Company or Computershare were reported to OFAC as blocked property pursuant to applicable sanctions requirements.

Notification of Change in Telcrest's Ownership, September 2015

        On September 25, 2015, Telcrest notified us that as a result of two transactions with third parties relating to its share capital that it is no longer 50% or more owned, directly or indirectly, in the aggregate by one or more SDNs, including Bank Rossiya. Telcrest also subsequently filed with the SEC an amendment to its Report on Schedule 13D relating to this change in ownership. Assuming this information is accurate, Telcrest would no longer be considered to be owned, directly or indirectly, 50 percent or more in the aggregate by one or more SDNs. Nonetheless, as of the date of this proxy statement, we believe our shares held by Telcrest remain blocked property, until such time as OFAC authorizes their unblocking or Bank Rossiya is removed from the SDN list.

Recusal of Telcrest-Nominated Director from CTC Board Matters

        Pursuant to our economic sanctions compliance policy, Angelo Codignoni, Alexander Pentya and Timur Weinstein, members of our board of directors who were initially nominated by Telcrest pursuant to our stockholders' agreement with Telcrest and MTG as then in effect, did not vote on the transactions described in this proxy statement. Although such directors were permitted to obtain materials provided to our board of directors in connection with their consideration and evaluation of the proposed transactions, and to share their views of the proposed transactions with our board of directors, Mr. Codignoni, Mr. Pentya and Mr. Weinstein were not permitted to vote, did not vote or otherwise approve the proposed transactions and have not made, and do not make, any recommendation to our stockholders as to whether to vote in favor of the matters being submitted to stockholders at our special meeting of stockholders. References to the vote, decision or recommendation of our board of directors or any committee of our board contained in this proxy statement do not include any view, opinion or recommendation of Mr. Codignoni, Mr. Pentya or Mr. Weinstein, whether or not such references expressly note such exclusion.

 QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING, THE SALE AND THE MERGER

        The following questions and answers are intended to address briefly some commonly asked questions regarding the sale, the sale agreement, the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the "Summary" and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under "Where You Can Find More Information" beginning on page 118 of this proxy statement.

Background to the Transactions

        We are pursuing the sale and the subsequent merger in response to the adoption of the Mass Media Law, which will impose new limitations on non-Russian ownership of Russian television broadcasters effective January 1, 2016. See "Special Factors Related to the Transactions—Background to the Transactions—Overview" beginning on page 27 of this proxy statement. We believe that it is important that you consider the proposed transactions in the context of the pending effectiveness of the Mass Media Law.

Q.    What are the proposed transactions and what effects will they have on the Company?

A.
The proposed transactions are: (i) our sale of 75% of the participation interests in CTC Investments to UTV-Management pursuant to the sale agreement and (ii) the subsequent merger of Merger Sub with and into the Company, with the Company surviving such merger and each holder of our outstanding shares of common stock as of the effective time of the merger (other than Telcrest and stockholders who have property exercised appraisal rights) becoming entitled to receive the merger consideration. If the proposal to approve the sale is approved by our stockholders and the other closing conditions under the sale agreement have been satisfied or waived, upon consummation of the sale, together with the issuance of new participation interests by CTC Investments to UTV-Management or its affiliate, UTV-Management (together with its affiliate) would own 80% and we will own 20% of the participation interests in CTC Investments, to ensure compliance with the requirements of the Mass Media Law. If the proposal to adopt the merger agreement is adopted, you will no longer hold shares in our Company, we will no longer be a publicly traded corporation, our common stock will be delisted from the Nasdaq Global Select Market and deregistered under the Exchange Act, we will no longer file periodic reports with the SEC on account of our common stock and you will no longer have any interest in our future earnings or growth.

Q.    What will I receive if the merger is completed?

A.
Upon completion of the merger, you will be entitled to receive in respect of each share of our common stock you own the merger consideration in cash, without interest, less any applicable withholding taxes, unless you have properly exercised and not withdrawn your appraisal rights under the General Corporation Law of the State of Delaware, which we refer to as the DGCL, with respect to such shares. The per share merger consideration will be between $1.77 and $2.19 in cash. The minimum merger consideration of $1.77 per share reflects the maximum potential reduction in the purchase price pursuant to the terms of the sale agreement, and the actual amount of such consideration will depend on the operating performance of our business during the second half of 2015 and the anticipated cash reserves that will be appropriate in light of potential liabilities at the time of closing. If our available cash at the effective time of the merger is insufficient to distribute merger consideration of at least $1.77 per share, we will resolicit stockholder approval for the proposed transactions. Otherwise, we may consummate the sale and the merger if our board of directors determines that all applicable conditions have been satisfied and the merger consideration is at least $1.77 per share. You will not own any shares of the capital stock in the surviving corporation.

Q:    Will I own any shares of Company common stock or Merger Sub common stock after the merger?

A:
No. You will be paid cash for your shares of our common stock.

Q.    How does the per share merger consideration compare to the market price of the Company's common stock prior to announcement of the merger?

A.
The per share merger consideration, based on $1.98 per share, the mid-point of the maximum per share range, represents (i) a premium of 4.8%, based on the closing market price of $1.89 per share on September 24, 2015, being the last trading day before we announced the execution of the sale agreement with UTV-Management on September 25, 2015; (ii) a discount of 8.3%, based on the closing market price of $2.16 per share on July 2, 2015, being the last trading day before we announced the receipt of a non-binding offer from UTH for 75% of participation interests in CTC Investments; (iii) a premium of 7.0%, based on the volume-weighted average price (VWAP) of $1.85 over the period from July 6, 2015, being the date on which we announced the receipt of a non-binding offer from UTH, to September 24, 2015, being the last trading day before we announced the execution of the sale agreement with UTV-Management on September 25, 2015; (iv) a premium of 0.0%, based on volume-weighted average price (VWAP) of $1.98 for the last 90 days of the period ended on September 24, 2015, being the last trading day before we announced the execution of the sale agreement with UTV-Management on September 25, 2015; and (v) a premium of 10.0%, based on the volume-weighted average price (VWAP) of $1.80 for the last 30 days of the period ended on September 24, 2015, being the last trading day before we announced the execution of the sale agreement with UTV-Management on September 25, 2015.

Q.    How does our board of directors recommend that I vote?

A.
Our board of directors, except for those members originally designated by Telcrest, who did not participate in the decision in accordance with our economic sanctions compliance policy, recommends that you vote "FOR" approval of the sale, "FOR" adoption of the merger agreement, "FOR" approval of the advisory (non-binding) proposal to approve the compensation that may be paid or become payable to our named executive officers that is based on or otherwise related to the proposed transactions, and "FOR" approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the sale or to adopt the merger agreement.

Q.    What was the role of the special committee?

A.
Following the receipt of an offer from UTV-Management to purchase 75% of the participation interests in CTC Investments, our board of directors, except for those members originally designated by Telcrest, who did not participate in the decision in accordance with our economic sanctions compliance policy, determined that it was advisable and in the best interests of our Company and our unaffiliated stockholders to form a special committee, consisting solely of non-employee, independent directors, not originally designated by either MTG or Telcrest, for the purpose of reviewing and evaluating the proposal and any alternatives to the proposal. Our board of directors appointed Werner Klatten, Tamjid Basunia and Jean-Pierre Morel as members of the special committee. The special committee was delegated full power and authority to: (i) consider, review, evaluate, discuss and determine whether any alternatives to the proposal should be considered or pursued, and, if so, to design, oversee, establish and implement a process therefor; (ii) evaluate and analyze the proposal, and consider whether, and, if so, in what manner, we should consider or pursue a potential transaction with UTV-Management; (iii) reject the proposal or any other proposal that might be made for a potential transaction with UTV-Management;

  (iv) formulate, structure, negotiate and document the terms of any potential transaction and any alternatives to the proposal; (v) approve the form of all requisite documentation or agreements involving, responding to or relating to the proposal, any potential transaction and any alternatives to the proposal; (vi) oversee and direct any and all agreements, proceedings, activities, public announcements, press releases, SEC filings and litigation of the Company involving, responding to or relating to the proposal, any potential transaction and any alternatives to the proposal; (vii) determine whether the proposal, any potential transaction and any alternatives to the proposal are fair to, and in the best interests of our Company and all of our stockholders (other than to stockholders who have an interest therein or are affiliated with any such person); (vii) recommend to our board of directors what action, if any, should be taken by our board of directors and the Company with respect to the proposal, any potential transaction and any alternatives to the proposal; and (viii) exercise all such other power and authority that otherwise would be exercisable by our board of directors that may be necessary, useful, helpful, advisable or appropriate to carry out and fulfill its duties and responsibilities with respect to the proposal, any potential transactions and any alternatives to the proposal.

  See the section entitled "Special Factors Related to the Transaction—Background to the Transactions" beginning on page 27 of this proxy statement.

Q.    When do you expect the sale and the merger to be completed?

A.
We are working towards completing each of the sale and, subsequently, the merger as soon as possible. Assuming timely satisfaction of closing conditions, we anticipate that the sale will close on December 21, 2015, or on such other date or at such other time as may be mutually agreed by the parties, described in the section entitled "The Sale Agreement—When the Sale will be Effective" beginning on page 79 of this proxy statement. Subject to the receipt of a license from OFAC, the merger will be completed following the completion of the sale, on a date to be determined by us and Merger Sub, which date we anticipate will be during the first quarter of calendar year 2016. See the sections entitled "The Merger Agreement—Closing" and "The Merger Agreement—Effective Time" beginning on page 93 of this proxy statement.

Q.    What happens if the sale is not completed?

A.
If the sale is not approved by our stockholders or if the sale is not completed for any other reason, our ownership of CTC Investments would not comply with the foreign ownership restrictions under the Mass Media Law as of January 1, 2016. If the ownership of CTC Investments is not in compliance with such restrictions by such date, we will not be permitted to exercise our voting or economic rights in CTC Investments, and the Russian government will have the authority to revoke the mass media registration and broadcasting licenses of CTC Investments and its subsidiaries. Such a result would likely eliminate any chance of obtaining the return of substantial value to our stockholders from our operating businesses.

Q.    What happens if the merger is not completed?

A.
If the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, including in the event that we do not obtain any required license from OFAC, our stockholders will not receive any payment for their shares of our common stock in connection with the merger. Instead, our board of directors will continue to evaluate what alternative steps to take following consummation of the sale, including whether to declare a special dividend and/or to delist our common stock from the Nasdaq Global Select Market and/or to deregister our common stock under the Exchange Act.

Q.    Is the merger expected to be taxable to me?

A.
Yes. The exchange of shares of our common stock for cash pursuant to the merger generally will be a taxable transaction to U.S. holders (as defined in "Special Factors Related to the Transactions—Effects of the Merger—Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 58 of this proxy statement) for U.S. federal income tax purposes. If you are a U.S. holder and you exchange your shares of our common stock pursuant to the merger, you will generally recognize gain or loss in an amount equal to the difference, if any, between the cash payments made pursuant to the merger and your adjusted tax basis in your shares of our common stock. Backup withholding may also apply to the cash payments made pursuant to the merger, unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read "Special Factors Related to the Transactions—Effects of the Merger—Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 58 of this proxy statement for a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Q:    Do any of the Company's directors or officers have interests in the sale or the merger that may differ from or be in addition to my interests as a stockholder?

A.
Yes. In considering the recommendation of our board of directors with respect to the sale and the merger, you should be aware that certain of our directors and executive officers have interests in the sale and the merger that may be different from, or in addition to, the interests of our stockholders generally. Our board of directors, except for those members originally designated by Telcrest, who did not participate in the decision in accordance with our economic sanctions compliance policy, was aware of and considered these interests, among other matters, in evaluating the sale and the merger and in recommending the approval of the sale and the adoption of the merger agreement to our stockholders. See "Special Factors Related to the Transactions—Effects of the Merger—Interests of Certain Persons in the Merger" beginning on page 57 of this proxy statement.

Q:    Do any of the Company's stockholders have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A.
Yes. In considering the recommendation of our board of directors with respect to the merger, you should be aware that we have, as of the date of this proxy statement, identified the shares of our common stock held by Telcrest as blocked property pursuant to applicable sanctions associated with the Specially Designated Nationals and Blocked Persons List of the U.S. Department of Treasury, Office of Foreign Assets Control. Accordingly, we have applied to OFAC for a license permitting us to effect the merger. The shares of our common stock held by Telcrest will not participate in the merger and will not receive the merger consideration. Thus, upon consummation of the merger, the shares of our common stock owned by Telcrest will remain outstanding and Telcrest will be our sole stockholder. We believe that this structure will enable us to maximize the amount of cash that can be returned to our public stockholders and MTG in a manner that is consistent with the applicable sanctions requirements. We can provide no assurance that OFAC will issue a license in respect of the merger. See "Special Note Regarding Telcrest" beginning on page 1 of this proxy statement and "Material Differences in Rights of Stockholders" beginning on page 112 of this proxy statement.

Q:    What happens to Company stock options in the merger?

A:
At the effective time of the merger, each outstanding option will terminate. All outstanding options have exercise prices in excess of the per share merger consideration.

Q:    What happens to the restricted stock units of the Company in the merger?

A:
Upon the consummation of the merger, all restricted share units will terminate, subject to our obligations described under the heading "Proposal 3—Advisory Vote on Management Retention Compensation—Management Retention and Incentive Arrangements."

Q.    Why am I receiving this proxy statement and proxy card or voting instruction form?

A.
You are receiving this proxy statement and proxy card or voting instruction form because you own shares of our common stock as of November 16, 2015, the record date for the special meeting. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of our common stock with respect to such matters.

Q.    When and where is the special meeting?

A.
The special meeting of stockholders of the Company will be held on [    •    ], 2015 beginning at 4:00 p.m., local time, at the offices of Morgan, Lewis & Bockius UK LLP, Condor House, 5-10 St. Paul's Churchyard, London EC4M 8AL, United Kingdom.

Q.    What am I being asked to vote on at the special meeting?

A.
You are being asked to consider and vote on (i) a proposal to approve the sale by us to UTV-Management of 75% of the participation interests in CTC Investments and the approval by us of the issuance of an additional, new participation interest in CTC Investments to UTV-Management or its affiliate following the closing of the sale, which would result in UTV-Management (together with its affiliate) holding 80% of CTC Investments to ensure compliance with the requirements of the Mass Media Law, (ii) a proposal to adopt the merger agreement that provides for the merger of Merger Sub with and into the Company, with the Company surviving, (iii) a proposal to approve, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the proposed transactions and (iv) a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the sale or to adopt the merger agreement.

Q.    Why am I being asked to cast an advisory (non-binding) vote to approve management retention compensation that may be paid or become payable to the Company's named executive officers that is based on or otherwise relates to the proposed transactions?

A.
The Securities and Exchange Commission has adopted rules requiring us to seek an advisory (non-binding) vote with respect to certain compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the proposed transactions, or management retention compensation.

Q.    What will happen if stockholders do not approve the management retention compensation at the special meeting?

A.
Approval of management retention compensation payable under existing agreements that such named executive officers may receive in connection with the transactions is not a condition to completion of the transactions. The vote with respect to management retention compensation is an advisory vote and will not be binding on us. Therefore, regardless of whether stockholders approve the management retention compensation, if the sale is approved by the stockholders and the sale is completed, the management retention compensation will still be paid to such named executive officers to the extent payable in accordance with the terms of the agreements relating to such compensation.

Q.    What vote is required for the Company's stockholders to approve the sale and the sale agreement?

A.
The approval of the sale requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote on the matter. The shares of our common stock held by Telcrest are outstanding for purposes of calculating the number of shares outstanding in connection with the votes required in connection with the sale, although we believe they may not be voted for so long as they continue to be treated as "blocked property" pursuant to applicable sanctions. See "Special Note Regarding Telcrest."

  Because the affirmative vote required to approve the sale is based upon the total number of outstanding shares of our common stock, if you fail to submit a proxy or vote in person at the special meeting, or you abstain, or you do not provide your bank, broker, trustee or other nominee with instructions, as applicable, this will have the same effect as a vote "AGAINST" approval of the sale.

Q.    What vote is required for the Company's stockholders to approve the proposal to adopt the merger agreement?

A.
The adoption of the merger agreement requires either (i) the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon (which outstanding shares include those held by Telcrest) or (ii) if our board determines at or prior to our special meeting of the stockholders that the shares of common stock held by Telcrest have remained beneficially owned by Telcrest and that such shares are not blocked property pursuant to applicable sanctions, then the approval of (a) Telcrest and (b) at least a majority of the holders of the outstanding shares of our common stock that are not beneficially owned by Telcrest.

  Because the affirmative vote required to approve the proposal to adopt the merger agreement is based upon the total number of outstanding shares of our common stock, if you fail to submit a proxy or vote in person at the special meeting, or you abstain, or you do not provide your bank, broker, trustee or other nominee with instructions, as applicable, this will have the same effect as a vote "AGAINST" approval of the proposal to adopt the merger agreement.

Q.    What vote is required for the Company's stockholders to approve the advisory (non-binding) vote on the management retention compensation?

A.
The adoption of the management retention compensation proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock present in person or represented by proxy and voting on the matter at the special meeting.

  Abstaining will not have an effect on the management retention compensation proposal. If your shares of our common stock are held through a bank, broker, trustee or other nominee and you do not instruct your bank, broker, trustee or other nominee to vote your shares of our common stock, your shares of our common stock will not be voted, but this will not have an effect on the management retention compensation proposal.

Q.    What vote of our stockholders is required to approve the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the sale or to adopt the merger agreement?

A.
Approval of the proposal to adjourn the special meeting, if necessary, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the sale or to adopt the merger agreement, requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and voting on the matter at the special meeting.

  Abstaining will not have an effect on the proposal to adjourn the special meeting, if necessary, for the purpose of soliciting additional proxies. If your shares of our common stock are held through a bank, broker, trustee or other nominee and you do not instruct your bank, broker, trustee or other nominee to vote your shares of our common stock, your shares of our common stock will not be voted, but this will not have an effect on the proposal to adjourn the special meeting.

Q.    Who can vote at the special meeting?

A.
All of the holders of our common stock (other than holders of shares that have been identified as blocked property by Computershare pursuant to applicable sanctions associated with the Specially Designated Nationals and Blocked Persons List of the U.S. Department of Treasury, Office of Foreign Assets Control) of record as of the close of business on November 16, 2015, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. Each holder of our common stock that is entitled to vote at the special meeting is entitled to cast one vote on each matter properly brought before the special meeting for each share of our common stock that such holder owned as of the record date.

Q.    What is a quorum?

A.
A majority of the shares of our common stock outstanding at the close of business on the record date and entitled to vote, including shares of our common stock that have been identified as blocked property by Computershare pursuant to applicable sanctions associated with the Specially Designated Nationals and Blocked Persons List of the U.S. Department of Treasury, Office of Foreign Assets Control, present in person or represented by proxy at the special meeting, constitutes a quorum for the purposes of the special meeting. Abstentions (but not broker non-votes) will be counted as present for the purpose of determining whether a quorum is present. A quorum is necessary to transact business at the special meeting.

Q.    How do I vote?

A.
If you are a stockholder of record as of the record date, you can vote your shares or submit a proxy in any of the following ways:

•
in person—you may attend the special meeting and cast your vote there;

•
by proxy—stockholders of record may choose to submit a proxy by signing and dating the proxy card they receive and returning it in the accompanying pre-paid reply envelope;

•
over the Internet—the website for submitting proxies via the Internet is identified on your proxy card; or

•
by using a toll-free telephone number—the telephone number for submitting proxies by telephone is identified on your proxy card.

  If you are a beneficial owner, please refer to the instructions provided by your bank, broker, trustee or other nominee to see which of the above choices are available to you. Please note that, if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, broker, trustee or other nominee.

  A control number, located on your proxy card, is designed to verify your identity and allow you to submit a proxy, and to confirm that your voting instructions have been properly recorded, when submitting a proxy over the Internet or by telephone. Please be aware that if you submit a proxy over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

  Even if you plan to attend the special meeting, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying pre-paid reply envelope, or submit your proxy by telephone or the Internet prior to the special meeting, to ensure that your shares of our common stock will be represented at the special meeting if you are unable to attend.

Q.    What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.
If your shares of our common stock are registered directly in your name with our transfer agent, Computershare Trust Company, you are considered, with respect to those shares of our common stock, the "stockholder of record." This proxy statement and your proxy card have been sent directly to you by us.

  If your shares of our common stock are held through a bank, broker, trustee or other nominee, you are considered the "beneficial owner" of shares of our common stock held in "street name." In that case, this proxy statement has been forwarded to you by your bank, broker, trustee or other nominee who is considered, with respect to those shares of our common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker, trustee or other nominee how to vote your shares of our common stock by following their instructions for voting.

Q.    If my shares of the Company's common stock are held in "street name" by my bank, broker, trustee or other nominee, will my bank, broker, trustee or other nominee vote my shares of the Company's common stock for me?

A.
Your bank, broker, trustee or other nominee will only be permitted to vote your shares of our common stock if you instruct your bank, broker, trustee or other nominee how to vote. You should follow the procedures provided by your bank, broker, trustee or other nominee regarding the voting of your shares of our common stock. If you do not instruct your bank, broker, trustee or other nominee to vote your shares of our common stock, your shares of our common stock will not be voted, and the effect will be the same as a vote "AGAINST" the proposal to approve the sale and as a vote "AGAINST" the proposal to adopt the merger agreement. There will not be any effect on the approval of the advisory (non-binding) proposal to approve the compensation that may be paid or become payable to our named executive officers that is based on or otherwise related to the proposed transactions or approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the sale or to adopt the merger agreement.

Q.    How can I change or revoke my proxy?

A.
You have the right to revoke a proxy, whether submitted over the Internet, by telephone or by mail, at any time before it is exercised, by submitting a later-dated proxy through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with the Corporate Secretary by the time the special meeting begins, or by voting by ballot at the special meeting. Attending the special meeting, by itself, is not enough to revoke a proxy. If you are a beneficial owner and wish to revoke your voting instructions, you should follow the instructions provided by your bank, broker, trustee or other nominee.

Q.    What is a proxy?

A.
A proxy is your legal designation of another person, referred to as a "proxy," to vote your shares of our common stock. The written document describing the matters to be considered and voted on at the special meeting is called a "proxy statement." The document used to designate a proxy to vote your shares of stock is called a "proxy card." Our board of directors has designated Natasha Tsukanova and Werner Klatten, with full power of substitution, as proxies for the special meeting.

Q.    If a stockholder submits a proxy, how are the shares of the Company's common stock voted?

A.
Regardless of the method you choose to submit a proxy, the individuals named on the enclosed proxy card, or your proxies, will vote your shares of our common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify that your shares of our common stock be voted for or against, or abstain from voting on all, some or none, of the specific items of business to come before the special meeting.

  If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted "FOR" approval of the sale, "FOR" adoption of the merger agreement, "FOR" approval of the advisory (non-binding) proposal to approve the compensation that may be paid or become payable to our named executive officers that is based on or otherwise related to the proposed transactions, and "FOR" approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the sale or to adopt the merger agreement.

Q.    How are votes counted?

A.
For the proposal to approve the sale, you may vote "FOR," "AGAINST," or "ABSTAIN." Abstentions and broker non-votes will have the same effect as votes "AGAINST" approval of the sale.

  For the proposal to adopt the merger agreement, you may vote "FOR," "AGAINST," or "ABSTAIN." Abstentions and broker non-votes will have the same effect as votes "AGAINST" adoption of the merger agreement.

  For the proposal to approve, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the proposed transactions, you may vote "FOR," "AGAINST," or "ABSTAIN." Abstentions and broker non-votes will not have an effect on the proposal.

  For the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, you may vote "FOR," "AGAINST," or "ABSTAIN." Abstentions and broker non-votes will not have an effect on the proposal.

Q.    Who will count the votes?

A.
A representative of our transfer agent, Computershare Trust Company, or of our independent legal counsel, will count the votes and act as an inspector of election.

Q.    What do I do if I receive more than one proxy or set of voting instructions?

A.
If you hold shares of our common stock in "street name" through a bank, broker, trustee or other nominee and also directly as a record holder or otherwise, you may receive more than one proxy and/or set of voting instructions relating to the special meeting.

  These should each be voted and/or returned separately in accordance with the instructions provided in this proxy statement, in order to ensure that all of your shares of our common stock are voted.

Q.    What happens if I sell my shares of the Company's common stock before the special meeting?

A.
The record date for stockholders entitled to vote at the special meeting is earlier than the date of the special meeting. If you transfer your shares of our common stock after the record date, you will retain your right to vote at the special meeting but, unless special arrangements are made, you will transfer the right to receive the per share merger consideration to the person to whom you transfer your shares.

Q.    Who will solicit and pay the cost of soliciting proxies?

A.
We have engaged Georgeson Inc., or Georgeson, a proxy solicitor, to assist in the solicitation of proxies for the special meeting. We estimate that we will pay Georgeson a fee of approximately $13,000, plus $5.00 per each call made to or received from our stockholders. We will reimburse Georgeson for reasonable out-of-pocket expenses and will indemnify Georgeson and our affiliates against certain claims, liabilities, losses, damages and expenses. We may also reimburse banks, brokers, trustees, nominees and other fiduciaries representing beneficial owners of shares of our common stock for their expenses in forwarding soliciting materials to beneficial owners of our common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.    What do I need to do now?

A.
Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, including the attached annexes, please promptly submit your proxy to ensure that your shares are represented at the special meeting. If you hold your shares of our common stock in your own name as the stockholder of record, please submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-paid reply envelope, using the telephone number printed on your proxy card, or using the Internet voting instructions printed on your proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, broker, trustee or other nominee to see which of the above choices are available to you.

Q.    Should I send in my stock certificates now?

A.
No. You will be sent a letter of transmittal promptly after the completion of the merger describing how you may exchange your shares of our common stock for the per share merger consideration. If your shares of our common stock are held in "street name" by your bank, broker, trustee or other nominee, you will receive instructions from your bank, broker, trustee or other nominee as to how to effect the surrender of your "street name" shares of our common stock in exchange for the per share merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.    Am I entitled to exercise appraisal rights under the DGCL instead of receiving the per share merger consideration for my shares of the Company's common stock?

A.
Yes, provided that you are entitled to appraisal rights under applicable law and comply with all applicable requirements and procedures pursuant to Section 262 of the DGCL. See the section entitled "Appraisal Rights" beginning on page 95 of this proxy statement, as well as the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C to this proxy statement.

Q.    Who can help answer my other questions?

A.
If you have additional questions about the sale, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact Georgeson, by telephone toll-free at +1 (866) 821-2614 (banks, brokers, trustees or other nominees may call collect at +1 (781) 575-2137), or by email at CTCMEDIA@georgeson.com.

SPECIAL FACTORS RELATED TO THE TRANSACTIONS

Background to the Transactions

Overview

        On September 17, 2014, proposed legislation was introduced in the Russian Parliament (the Duma) to impose more restrictive limitations on foreign (non-Russian) ownership and control of registered mass media in Russia, including television broadcasters. This amendment to the Russian law "On Mass Media," which, as amended, we refer to as the Mass Media Law, was signed by the Russian president on October 14, 2014, and will come into force on January 1, 2016. Under the Mass Media Law, among other things, the ultimate beneficial ownership and control of non-Russian persons and entities in Russian mass media entities may not exceed 20%. In the event that a mass media company fails to comply with the ownership and control requirements of the Mass Media Law by January 1, 2016, the non-Russian owners of the Russian mass media company will not be allowed to exercise their voting or other rights in respect of ownership interests in the relevant Russian mass media company, and the Russian governmental authorities would have the authority to revoke the relevant mass media registration and related licenses, including broadcasting licenses. The Mass Media Law provides a one-year grace period for compliant Russian ultimate beneficial holders that hold more than 20% of the participation interests in a Russian mass media company through non-Russian holding entities.

        Neither the ownership by our Company, as a Delaware corporation, of its Russian television broadcasting businesses, nor our current ownership structure, with the majority of our common stock held by non-Russian stockholders, would comply with the foreign-ownership requirements of the Mass Media Law as of January 1, 2016. As of November 6, 2015, our common stock was held as follows:

  •
  approximately 36% was publicly traded on the Nasdaq Global Select Market, and we understand was held principally by institutional investors in the United States and Western Europe;

  •
  approximately 38% was held by MTG Russia AB, which we refer to as MTG, an affiliate of Modern Times Group MTG AB, an international media company incorporated in Sweden, publicly listed on the Nasdaq OMX Stockholm Market; and

  •
  approximately 25% was held by Telcrest (see "Special Note Regarding Telcrest").

        If the ownership structure of our operating businesses (including the ownership of our subsidiary CTC Investments) does not comply with the foreign ownership requirements of the Mass Media Law by January 1, 2016, the consequences would be extremely severe, including the following:

  •
  we would not be permitted to exercise our voting or economic rights in our Russian subsidiaries (which constitute substantially all of the business of our group); and

  •
  the Russian government would have the authority to revoke the mass media registration and broadcasting licenses of our operating businesses in Russia.

        We believe that these consequences would effectively eliminate our ability to obtain any substantial return for our U.S. and European stockholders.

Alternatives Considered

        Since the introduction of the proposed Mass Media Law in September 2014, our board of directors and its committees have sought to identify and consider any potentially viable options for achieving compliance with the Mass Media Law. The principal potential alternatives to a sale or divestiture transaction that were identified by or for our board of directors and considered by our board of directors were the following:

  •
  Lobbying efforts.  Our board of directors pursued the possibility of seeking amendments to the Mass Media Law, or waivers or exemptions from its application to our operating businesses, or to entertainment broadcasters and/or publicly listed companies generally. Such efforts were unsuccessful, and we have confirmed with the relevant government authorities that no such amendments, waivers or exemptions are contemplated.

  •
  Corporate restructuring.  Our board of directors and its committees considered whether it would be feasible, from both a legal and a practical perspective, to separate our operating group's regulated broadcasting business (which requires a mass media registration and broadcasting licenses) from its unregulated businesses (including content acquisition and production, and advertising). After extensive analysis by our board of directors, its advisory committee, our management and external advisors, including consultation with the relevant governmental authorities in Russia, our board of directors, except for those members originally designated by Telcrest, who did not participate in the decision in accordance with our economic sanctions compliance policy, concluded that, in light of the integrated, stand-alone nature of our business, such separation of our operations in a manner that would ensure compliance with the Mass Media Law would not be commercially feasible.

  •
  Capital reorganization or capital markets transactions.  Our board of directors and its committees, except for those members originally designated by Telcrest, who did not participate in the decision in accordance with our economic sanctions compliance policy, also considered the feasibility of:

  o
  a self-tender offer or open market repurchase program to repurchase some or all of our common stock. Our board of directors concluded that the financial resources were not available to us to effect such a transaction at a level of return to our public stockholders equal to or in excess of the value anticipated to be returned in connection with the proposed transactions, particularly in light of the limited availability of debt financing in Russia in the current macroeconomic environment.

  o
  a share exchange, reverse merger or similar transaction, to effectively put in place a Russian-incorporated holding company of our operating group. Our board of directors concluded that such a transaction would not be feasible and, in any event, would not ensure compliance with the ultimate beneficial ownership requirements of the Mass Media Law, without a change in the ultimate beneficial ownership of our group.

  o
  the issuance of a "golden share" in our capital stock to a Russian party, which would entitle such party to exercise effective control over the editorial and broadcasting operations of our business. Our board of directors concluded, after consulting with legal counsel and with the relevant Russian governmental authorities, that such an approach would not ensure compliance with the foreign ownership restrictions of the Mass Media Law, given the very broad definitions of ownership and control under that law.

  o
  the creation of non-voting or differential-voting classes of stock to enable Russian stockholders to exercise effective control over the editorial and broadcasting operations of the business. Our board of directors concluded, after consulting with Russian legal counsel and with the relevant Russian governmental authorities, that such an approach would not ensure compliance with the requirements of the Mass Media Law, given the very broad definitions of ownership and control under that law.

  •
  Sale of discrete assets of the business.  Our board of directors, except for those members originally designated by Telcrest, who did not participate in the decision in accordance with our economic sanctions compliance policy, concluded that sales of individual affiliate stations or networks, or other assets of our businesses, would not be feasible in the required timeframe or be likely to produce a meaningful return of value, given the integrated nature of our business and operations.

        Based on the input from our legal and financial advisors, as well as our communications with the relevant Russian government authorities, our board of directors concluded that none of these alternatives would enable our Company or our group companies to achieve compliance with the Mass Media Law while retaining an integrated, commercially attractive business. Accordingly, our advisory committee and our board of directors, except for those members originally designated by Telcrest, who did not participate in the decision in accordance with our economic sanctions compliance policy, determined that, in the absence of viable alternatives, it could be necessary to seek a sale of our Company or our Russian operations, and therefore pursued a potential sale or divestment transaction, ultimately culminating in the proposed sale.

Initial Activities in Response to the Mass Media Law

        On September 17, 2014, draft legislation was introduced in the Duma to impose more restrictive limitations on non-Russian ownership of registered mass media, including television broadcasters.

        On September 19, 2014, our board of directors met by teleconference, with members of senior management and outside legal counsel participating, to review the proposed Mass Media Law and to begin to consider our potential responses in the event of its adoption.

        On September 23, 2014, the proposed Mass Media Law was considered by the Duma in a first reading.

        On September 23, 2014, following the initial consideration by the Duma, our board of directors met by teleconference, with members of senior management and outside legal counsel participating, to review the status of the proposed Mass Media Law and to review and consider potential alternatives available to our business, including the possibility of undertaking lobbying efforts while the proposed law was under consideration. Our board of directors also determined that it would be advisable to engage external financial advisors to assist in developing proposals for appropriate responses to the Mass Media Law as well as potential corporate reorganization efforts.

        On September 24, 2014, Lorenzo Grabau tendered his resignation from our board of directors, and MTG, pursuant to the stockholders' agreement that was currently in place between our two largest stockholders and our Company, designated Jørgen Madsen Lindemann, who was then a member of our board of directors, to serve as Co-Chairman of our board of directors, and Matthias Hermansson to serve as a new member of our board of directors.

        On September 25, 2014, we issued a press release providing an update on the status of the proposed Mass Media Law, and announcing the election of Mr. Lindemann as Co-Chairman of our board of directors and the appointment of Mr. Hermansson as a director, and the resignation of Lorenzo Grabau.

        On September 26, 2014, the proposed Mass Media Law was considered by the Duma in the required second and third readings.

        On September 29, 2014, our board of directors met by teleconference, with members of senior management and outside legal counsel participating, to review the status of the proposed Mass Media Law and to further consider potential alternatives. Our board of directors, except for those members originally designated by Telcrest, who did not participate in the decision in accordance with our economic sanctions compliance policy, formed an advisory committee, initially consisting of Mr. Hermansson (as Chairman) and Mr. Morel, to identify and analyze potential responses, and to report regularly to our board of directors. Our board of directors, except for those members originally designated by Telcrest, who did not participate in the decision in accordance with our economic sanctions compliance policy, also appointed Richards, Layton & Finger, P.A., which we refer to as Richards, Layton & Finger, to serve as special Delaware counsel to our board of directors.

        On September 29, 2014, we issued a press release providing an update on the status of the proposed Mass Media Law.

        On October 6, 2014, our board of directors met by teleconference, with members of senior management and a representative of Morgan, Lewis & Bockius LLP, which we refer to as Morgan Lewis, our newly appointed outside counsel, participating, to review the status of the proposed Mass Media Law and to further consider potential alternatives. Our board of directors, except for those members originally designated by Telcrest, who did not participate in the decision in accordance with our economic sanctions compliance policy, also appointed Mr. Klatten to the advisory committee.

        On October 13, 2014, our board of directors met by teleconference, with members of senior management and a representative of Morgan Lewis participating, to review the status of the proposed Mass Media Law and to further consider potential alternatives. The advisory committee reported to our board of directors on its efforts to date, including its discussions with potential financial advisors.

        On October 14, 2014, the Russian President signed the Mass Media Law, and on October 15, 2014 we issued a press release reporting its enactment.

        Following the enactment of the Mass Media Law, our board of directors, except for those members originally designated by Telcrest, who did not participate in the decision in accordance with our economic sanctions compliance policy, and senior management initiated a comprehensive process to identify, review, evaluate and implement steps that would enable our businesses to achieve compliance with the ownership and control requirements of the Mass Media Law while safeguarding the interests of our stockholders.

        On October 16, 2014, Mr. Hermansson, as Chairman of the advisory committee, met with a representative of Morgan Lewis to review potential alternatives.

        On October 20, 2014, our board of directors met by teleconference, with members of senior management and a representative of Morgan Lewis participating, to review and consider next steps, including our Company's lobbying efforts and the engagement of external financial advisors.

        On October 21, 2014, the advisory committee met by teleconference, with a representative of Morgan Lewis participating, to review and consider next steps.

        On October 27, 2014, the advisory committee met in person at the offices of Morgan Lewis in London, with a representative of Morgan Lewis participating, to review and consider potential responses to the Mass Media Law.

        On October 27, 2014, our board of directors met in person at the offices of Morgan Lewis in London, with representatives of Morgan Lewis and Richards, Layton & Finger participating. Our board of directors reviewed potential responses to the Mass Media Law, and considered next steps. A representative of Richards, Layton & Finger summarized for our board of directors the fiduciary duties of the members of our board of directors in the context of the current situation. The advisory committee provided a report to our board of directors on efforts undertaken to date.

        On October 29, 2014, Mr. Lindemann, as Co-Chairman of our board of directors, and Mr. Hermansson, as Chairman of the advisory committee, met by teleconference with a representative of Morgan Lewis to review and consider potential responses to the adoption of the Mass Media Law.

        On October 29, 2014, we announced our financial results for the third quarter of 2014, and provided an update on the adoption of the Mass Media Law and our potential responses in that regard.

        On October 31, 2014, the advisory committee met by teleconference with potential financial advisors, with a representative of Morgan Lewis participating.

        In November 2014, our board of directors, through its advisory committee, engaged UBS Limited, which we refer to as UBS, as its financial advisor to assist in our response to the Mass Media Law.

        On November 7, 2014, the advisory committee met by teleconference with UBS, with a representative of Morgan Lewis participating, to identify and consider potential responses to the Mass Media Law.

        On November 11, 2014, the advisory committee met by teleconference with UBS, with a representative of Morgan Lewis participating, to identify and consider potential responses to the Mass Media Law.

        On November 13, 2014, members of the advisory committee met by teleconference with UBS, with a representative of Morgan Lewis participating, to identify and consider potential responses to the Mass Media Law. The advisory committee agreed to establish a working group, consisting of members of management and financial, legal, tax and communications advisors, to address our efforts to respond to the Mass Media Law.

        Between November 19, 2014 and December 12, 2014, the working group held weekly update meetings by teleconference to review potential alternatives in response to the Mass Media Law.

        On December 5, 2014, the advisory committee met by teleconference with representatives of UBS, with a representative of Morgan Lewis participating, to review the status of our response to the Mass Media Law and to consider next steps.

        On December 10, 2014, representatives of UBS met by teleconference with members of management and a representative of Morgan Lewis to discuss potential corporate restructuring alternatives.

        On December 12, 2014, representatives of UBS and Morgan Lewis met by teleconference to discuss potential corporate restructuring alternatives.

        On December 12, 2014, the advisory committee met by teleconference with representatives of UBS, with a representative of Morgan Lewis participating, to review the status of our response to the Mass Media Law and to consider next steps.

        On December 17, 2014, our board of directors held a regular meeting in person in Copenhagen. The advisory committee provided a report on the status of our response to the Mass Media Law, and UBS provided a detailed presentation in that regard.

        Between January 13, 2015 and February 3, 2015, the working group held weekly update meetings by teleconference to review potential alternatives in response to the Mass Media Law.

        On January 23, 2015, the advisory committee met by teleconference, with representatives of UBS and Morgan Lewis participating, to review preparations for the launch of a formal sale process.

        On January 27, 2015, our board of directors met by teleconference, with members of management and a representative of Morgan Lewis participating, to review the status of our response to the Mass Media Law and to consider next steps, including the potential launch of a formal sale process.

Initial Sales Efforts

        In early 2015, our board of directors, except for those members originally designated by Telcrest, who did not participate in the decision in accordance with our economic sanctions compliance policy, determined that it was prudent to initiate a formal process to assess the viability of a potential sale transaction, while our board of directors and its advisory committee and advisors continued to seek to identify, evaluate and assess alternative approaches. Accordingly, UBS, as financial advisor to the advisory committee, conducted a formal sale process in February and March 2015, as described below.

        UBS and our board of directors and advisory committee, except for those members originally designated by Telcrest, who did not participate in the decision in accordance with our economic sanctions compliance policy, identified potentially interested parties that met the criteria that our board of directors and advisory committee determined were relevant, namely parties that were Russian, to ensure compliance with the Mass Media Law; that were not targets of U.S. or E.U. economic sanctions; and that would be expected to have the financial resources necessary to consummate a transaction, particularly in light of the challenging macroeconomic circumstances in Russia. UBS then made preliminary contact with a total of 35 parties to obtain preliminary indications of potential interest, as described below.

        On February 5, 2015, UBS, as financial advisor, began distributing a process letter and form of non-disclosure agreement to the 35 parties that had been identified, to solicit expressions of interest in respect of a transaction.

        Between February 16, 2015 and March 18, 2015, UBS received signed non-disclosure agreements from a total of 11 parties interested in exploring a potential transaction, and on that basis provided initial due diligence information to such parties, and organized management presentations with a total of 7 parties with a view to obtaining expressions of interest in a potential transaction.

        Between February 10, 2015 and February 26, 2015, the working group held weekly update meetings by teleconference to review bidder interest and potential alternatives in response to the Mass Media Law.

        On February 23, 2015, the advisory committee met with representatives of UBS by teleconference, with a representative of Morgan Lewis participating, to discuss potential bidder interest.

        On February 26, 2015, the advisory committee met with representatives of UBS by teleconference, with a representative of Morgan Lewis participating, to discuss potential bidder interest.

        On March 3, 2015, the advisory committee met in person at our representative office in Moscow, with representatives of UBS and Morgan Lewis participating, to review the status of the sale process and to discuss potential bidder interest.

        On March 3, 2015, our board of directors held its regularly scheduled meeting in person at our representative office in Moscow. At this meeting, the advisory committee provided a report on our response to the Mass Media Law, and representatives of UBS provided a presentation outlining recent developments in the formal sale process.

        On March 3, 2015, the Compensation Committee of our board of directors met in person at our representative office in Moscow and considered and preliminarily adopted retention arrangements in respect of our key employees, in light of continuing efforts by competitors to solicit key members of our staff, reflecting the uncertainty regarding the outcome of our response to the Mass Media Law, as described in the section headed "Proposal 3—Advisory Vote on Management Retention Compensation—Management Retention and Incentive Arrangements."

        On March 5, 2015, we announced our financial results for 2014, and provided an update on the status of our response to the Mass Media Law.

        On March 5, 2015, we issued a press release announcing the appointment of Natasha Tsukanova as director and Co-Chairman of our board of directors, and of Kaj Gradevik as a director, and the resignations of Jørgen Madsen Lindemann and Matthias Hermansson.

        Between March 10, 2015 and March 31, 2015, the working group held weekly update meetings by teleconference to review bidder interest and potential alternatives in response to the Mass Media Law.

        In the process letter distributed to potentially interested parties, UBS set a deadline of March 13, 2015 for preliminary expressions of interest. Two parties requested extensions, to March 20 and

March 27, 2015, respectively, which were granted. No expressions of interest were received by either the original or the extended deadlines.

        On March 17, 2015, the working group held a weekly update meeting by teleconference to review bidder interest and potential alternatives in response to the Mass Media Law.

        On March 30, 2015, the advisory committee met in person in London. Representatives of UBS attended and provided an update on the formal sale process and potential alternative responses to the Mass Media Law.

        On April 13, 2015, Ms. Tsukanova and Mr. Gradevik met by teleconference, with a representative of Morgan Lewis participating, to review the outcome of the formal sale process and to consider next steps.

        On April 23, 2015, the advisory committee met by teleconference, with representatives of UBS and Morgan Lewis participating, to review the outcome of the formal sale process and to consider next steps.

        On April 28, 2015, the advisory committee met in person in London, with a representative of Morgan Lewis participating, to review the outcome of the UBS process and of discussions with potential bidders, as well as to consider the viability of alternatives to a sale or divestiture transaction.

        On April 28, 2015, the Compensation Committee met in person in London, with a representative of Morgan Lewis participating, to formally approve the terms of retention arrangements in light of continuing efforts by competitors to solicit key members of our staff, reflecting the uncertainty regarding the outcome of our response to the Mass Media Law, as described in the section headed "Proposal 3—Advisory Vote on Management Retention Compensation—Management Retention and Incentive Arrangements."

        On April 28, 2015, our board of directors held its regularly scheduled meeting in person in London, with a representative of Morgan Lewis participating. Representatives of UBS attended a portion of the meeting, and provided a detailed report on the sale process undertaken. The UBS representatives confirmed that they had received full cooperation from our board of directors and members of management in connection with the process, that they had contacted the parties that UBS and the advisory committee deemed reasonably likely to be interested in making an offer, and who would be expected to meet the criteria for compliance with the Mass Media Law, compliance with applicable international sanctions and availability of financial resources. They confirmed that a total of 35 parties had been contacted, they had held meetings with 7 parties, they had sent out forms of non-disclosure agreements to 19 parties, they had received signed non-disclosure agreements from 11 parties, and had sent out "phase 1" process letters to these 11 parties, inviting indications of interest by March 13, 2015. Two parties requested extensions of this deadline, to March 20 and March 27, respectively, which were granted. The UBS representatives confirmed that they had followed up with potential bidders and that no indications of interest had been received by the initial or the extended deadline. They further noted that there had been extensive speculation in the press regarding a potential sale, which in their view would have alerted other potential buyers to the opportunity, and that therefore they did not believe that there were any likely bidders that had not be contacted in the process. Following its delivery of the final report to our board of directors regarding the sale process, we ended the monthly retainer arrangement with UBS at the end of May 2015.

        On April 30, we announced our financial results for the first quarter of 2015, and provided an update on the status of our response to the Mass Media Law.

Initial Discussions with UTH

        Following the expiration of the extended deadline for the submission of offers in the UBS process on March 27, 2015, the advisory committee commenced efforts to engage in one-on-one discussions with a limited number of parties identified by the advisory committee. Ultimately, representatives of the advisory committee and management had substantive discussions with three parties, including UTH. Two of those parties ultimately informed the advisory committee that they were not prepared to proceed with an offer.

        On April 10, 2015, Ms. Tsukanova, Ms. Gofman, one of our directors, and Ms. Slashcheva, our CEO, met informally with Ivan Tavrin, the chairman of the board of directors of UTH, to discuss potential interest on the part of UTH in pursuing a transaction.

        On April 20, 2015, Ms. Tsukanova and Ms. Slashcheva, on behalf of our board of directors, received a preliminary, non-binding expression of interest from Media-One Holdings Limited, an affiliate of UTH, expressing interest in potentially acquiring a 75% interest in our operating businesses in Russia and Kazakhstan. Such expression of interest did not provide any details regarding the potential offer, other than to state that the affiliate of UTH anticipated that any offer would likely represent a "discount" to our then-current market capitalization. The closing price of our common stock on Nasdaq on April 21, 2015 was $4.38 per share. Although the advisory committee did not believe that the financial terms of such preliminary expression of interest represented were acceptable, the advisory committee believed it was prudent to engage with the affiliate of UTH to see if it would be possible to reach acceptable terms. Members of the advisory committee therefore had extensive discussions with UTH over the following two months to seek to reach agreement on the outline of a transaction that might be acceptable to our board of directors, as described below.

        The advisory committee explored with UTH the possibility of structuring any transaction as a merger or acquisition of our Company or a tender offer for our common stock (subject to compliance with applicable sanctions). In light of the Russian law requirement that the operating business be at least 80% held by Russians by the stated deadline, as well as the complexities presented by the status of 25% of our outstanding shares of common stock as blocked property pursuant to applicable sanctions, UTH was not prepared to entertain a structure that would entail UTH acquiring our Delaware company or an interest in our Company.

        On April 23, 2015, the advisory committee met by teleconference to review the status of discussions with potential bidders, including the preliminary expression of interest from Media-One/UTH. Also on that date, we sent a letter to Media-One/UTH responding to its preliminary expression of interest. In that letter, we expressed our view that that the preliminary indication of valuation set out in its preliminary expression of interest required further discussion. In addition, in light of the lack of success in the recently completed auction process, we confirmed to Media-One/UTH that we would not actively "shop" our business for a period of three months in order to seek to reach agreement with Media-One/UTH on a potential offer.

        On May 5, 2015, the advisory committee met by teleconference, with a representative of Morgan Lewis participating, to review the status of discussions.

        On May 21, 2015, Ms. Tsukanova, on behalf of the advisory committee, met by teleconference with representatives of UTH to discuss the terms of a potential offer.

        On June 5, 2015, Ms. Tsukanova, on behalf of the advisory committee, met with representatives of UTH to discuss further the terms of a potential offer. At that meeting, the parties further discussed the financial parameters of a potential transaction. The representatives of UTH confirmed that UTH would be interested in acquiring a 75% interest in our operating businesses in Russia and Kazakhstan. They further indicated that they were prepared to pay up to a headline purchase price of $285 million, consisting of $100 million in cash and a note with a face amount of $100 million, bearing aggregate interest over its term of $85 million.

        On June 8, 2015, Ms. Tsukanova, on behalf of the advisory committee, and a representative of Morgan Lewis met by teleconference with representatives of MTG, our largest stockholder. On this call, Ms. Tsukanova outlined the terms of the potential indication of interest from Media-One/UTH.

        On June 18, 2015, Ms. Tsukanova, on behalf of our board of directors, received a further nonbinding indication of interest from UTH, setting forth a brief summary of the proposed financial terms of a transaction.

        On June 19, 2015, our board of directors met by teleconference, with a representative of Morgan Lewis participating. Our board of directors, except for those members originally designated by Telcrest, who did not participate in the decision in accordance with our economic sanctions compliance policy, considered the indication of interest received from UTH, and concluded that such expression of interest appeared to be genuine and worth exploring, in light of the failure of the auction process, the lack of alternative offers and the limited time remaining until the Mass Media Law was to become effective. Our board of directors, except for those members originally designated by Telcrest, who did not participate in the decision in accordance with our economic sanctions compliance policy, instructed the advisory committee to review and seek to clarify the terms of the expression of interest to determine if a formal offer could be obtained.

        On June 19, 2015, following the meeting of our board of directors, the advisory committee met by teleconference, with a representative of Morgan Lewis participating, to review the terms of the expression of interest from UTH and to consider next steps.

        On June 23, 2015, a member of the advisory committee, together with a representative of Morgan Lewis, met by teleconference with representatives of MTG, our largest stockholder, to discuss the terms of the potential offer from UTH and MTG's potential support of such offer.

        On June 24, 2015, the advisory committee met by teleconference, with a representative of Morgan Lewis participating, to review the UTH expression of interest.

        On June 30, 2015, the advisory committee met by teleconference, with Mr. Basunia joining as an observer and a representative of Morgan Lewis participating, to review the UTH expression of interest.

        On July 2, 2015, Ms. Tsukanova, on behalf of the advisory committee, and Mr. Basunia, on behalf of the independent directors, with a representative of Morgan Lewis participating, met with representatives of UTH and representatives of MTG to determine whether acceptable terms could be agreed.

Offer from UTH and Subsequent Negotiations of the Sale Agreement

        On July 3, 2015, our board of directors received a formal offer letter from UTH outlining the terms of a proposed transaction. The offer proposed headline consideration of $200 million in cash for the purchase of 75% of the participation interests in CTC Investments. The offer stated that it was based on the assumption that the target group would have no debt or cash (except required working capital adequate for the ongoing operation of the business). The offer was further made on the basis that we would grant UTH a three-month period of exclusivity.

        On July 4, 2015, we received a letter from MTG AB, the parent company of MTG, our largest stockholder, stating that MTG was prepared to support our further exploration of the UTH offer and that it expected to support a binding agreement on the terms set out in the UTH offer, on the assumption that both the sale and the merger would be proposed on the terms anticipated.

        On July 4, 2015, our board of directors met by teleconference, with a representative of Morgan Lewis participating, to review and consider the terms of the proposed July 3 offer. At this meeting our board of directors, except for those members originally designated by Telcrest, who did not participate in the decision in accordance with our economic sanctions compliance policy, formed the special committee, consisting of Mr. Klatten (Chairman), Mr. Basunia and Mr. Morel, to exercise the authority of our board of directors in reviewing, evaluating and negotiating the terms of a final offer and related definitive documentation, or an alternative transaction. The special committee led the subsequent negotiations with UTH and met regularly to consider the terms of the transaction.

        On July 4, 2015, the special committee met by teleconference, with a representative of Morgan Lewis participating, to review and consider the terms of the proposed UTH offer. The special committee determined to pursue the offer, and agreed to grant the offeror a period of exclusivity to negotiate definitive documentation in that regard, with the period and terms to be agreed.

        On July 6, 2015, we issued a press release announcing the receipt of an offer from UTH and that our board of directors, except for those members originally designated by Telcrest, who did not participate in the decision in accordance with our economic sanctions compliance policy, was seeking to reach agreement on the definitive terms of a potential transaction.

        Between July 10, 2015 and October 20, 2015 the special committee met at least weekly by teleconference, with Ms. Tsukanova attending as a guest and a representative of Morgan Lewis participating, to review and supervise the negotiations and to provide instructions on the substantive terms that would be acceptable.

        On July 17, 2015, we agreed with UTH that, until September 30, 2015 (subject to specified exceptions) we would not:

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  initiate, solicit or seek any inquiries or the making or implementation of any proposal or offer with respect to an acquisition of our business, whether by merger, acquisition of stock, participation interests or assets, or otherwise;

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  engage in any negotiations with, or provide any confidential information or data to, any person relating to such a proposal; or

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  enter into or consummate any agreement or understanding with any person relating to such a proposal.

        On July 28, 2015, the special committee met in person to discuss the status of negotiations with UTH. On this date, the special committee also formally engaged Xenon Capital Partners, which we refer to as Xenon, a financial advisory firm located in Moscow, as its financial advisors to assist the special committee in reviewing, analyzing and executing the proposed sale and merger transactions. Ms. Tsukanova, the Co-Chairman of our board of directors, who was originally designated to serve on our board of directors by MTG pursuant to the stockholders' agreement that was then in place between our two largest stockholders and our Company, is a founder and managing director of Xenon. Our special committee carefully considered the potential conflict of interest presented by Ms. Tsukanova's relationship with Xenon, and concluded that Xenon was the best qualified financial advisory firm that was available to assist the special committee in connection with the proposed transactions. The special committee concluded that Xenon's familiarity with our Company, through Ms. Tsukanova's role on our board of directors, together with its familiarity with the Russian business environment, best positioned Xenon to provide effective support to the special committee in this regard.

        On July 28, 2015, our board of directors met in person at our representative office in Moscow for its regular meeting, at which the special committee provided an update on the negotiations with UTH.

        On July 28, 2015, the special committee received the first draft of the sale agreement from UTH's legal counsel, Cleary Gottlieb Steen & Hamilton LLC, which we refer to as Cleary Gottlieb. The draft was then discussed in detail with Morgan Lewis and Ms. Tsukanova, with a focus on provisions related to the working capital requirements of the business, the performance of the business in 2015, and the apparently continuing deterioration in the Russian economy, as well as the scope of our rights to terminate the agreement consistent with the fiduciary obligations of our board of directors.

        On July 31, 2015, at the direction of the special committee, Morgan Lewis and Ms. Tsukanova met with Cleary Gottlieb to discuss key issues with the draft sale agreement, including the scope and survival of warranties, ongoing investments in programming, potential price adjustments and working capital requirements, as well as the scope of our rights to terminate the agreement consistent with the fiduciary obligations of our board of directors.

        On August 5, 2015, Morgan Lewis sent a revised draft of the sale agreement to Cleary Gottlieb. On August, 10, 2015, members of our management, Morgan Lewis and Ms. Tsukanova, Xenon, UTH, UTH's accounting and tax advisers, PricewaterhouseCoopers, and Cleary Gottlieb attended a conference call to discuss, among other things, the status of due diligence, the analysis of the business's working capital requirements, the distribution of cash from our operating group to our Company, the buyer's view regarding the level of cash that would be needed to be retained to fund the anticipated operating losses and working capital of the group, and regulatory matters.

        On August 13, 2015, the special committee received a revised draft of the sale agreement from Cleary Gottlieb, which identified UTV-Management LLC, a subsidiary of UTH, as the purchaser.

        On August 17, 2015, the special committee met with Morgan Lewis, Ms. Tsukanova and representatives of Xenon to discuss outstanding issues presented by the draft sale agreement, including indemnities that had been requested by UTH, the scope and survival of warranties, disclosure against such warranties, proposed adjustments to the purchase price, limitations on the operations of our business in the period to closing, the distribution of cash from the operating businesses to our parent company, and the proposed termination fees.

        In the afternoon of August 17, 2015, at the direction of the special committee, Morgan Lewis and Cleary Gottlieb met by teleconference to discuss the draft sale agreement. There were further discussions between the parties on August 18, 2015, specifically in relation to the amount of cash required to fund the business's working capital requirements, the proposed budget to be agreed in relation to programming expenditure from signing to December 31, 2015, limitations on the operations of our business in the period to closing and the appropriate mechanism to ensure that our operations complied with the 20% Russian ownership limit under the Mass Media Law.

        There were numerous discussions and calls, under the direction of the special committee, between our management, Morgan Lewis, Ms. Tsukanova, representatives of Xenon and Cleary Gottlieb from August 18, 2015 to August 27, 2015, culminating in Morgan Lewis sending to Cleary Gottlieb discussion papers on the proposed purchase price adjustments, working capital requirements and the distribution of cash from the operating businesses to our parent company. On August 28, 2015, there were various conference calls to discuss these issues, including between Ms. Tsukanova and representatives of UTH.

        On September 10, 2015, at the direction of the special committee, Morgan Lewis sent a revised draft of the sale agreement to Cleary Gottlieb, which reflected the outcome of discussions regarding the key topics. This was followed by a conference call on September 11, 2015, between Morgan Lewis, Ms. Tsukanova, a representative of our management, a representative of Xenon, a representative of UTH and Cleary Gottlieb to discuss the September 10, 2015 draft of the sale agreement.

        On September 11, 2015, the special committee received a revised draft of the sale agreement from Cleary Gottlieb, which was then discussed with Morgan Lewis and Ms. Tsukanova. Following such discussion, on September 12, 2015, Morgan Lewis sent a revised draft of the sale agreement to Cleary Gottlieb.

Approval and Recommendation of the Sale

        On September 15, 2015, the special committee received a revised draft of the sale agreement from Cleary Gottlieb. On the same day, the special committee met, with Ms. Tsukanova and a representative of Morgan Lewis participating. The special committee reviewed in detail the terms of the sale agreement, and further reviewed the steps taken by our board of directors, the advisory committee, the special committee and management to date in response to the Mass Media Law. Xenon and Morgan Lewis provided a detailed presentation to the special committee regarding the background to and terms of the transaction and answered questions from the special committee. The special committee then approved the sale and the sale agreement and recommended them to our board of directors for approval, subject to a final meeting between the special committee and a representative of UTH. Morgan Lewis sent a revised draft of the sale agreement to Cleary Gottlieb on September 17, 2015.

        On September 16, 2015, our board of directors met by teleconference to review the status of negotiations with UTH, and the special committee provided a report in that regard and addressed the questions of the other members of our board of directors. Xenon and Morgan Lewis provided a detailed presentation to our board of directors regarding the background to and terms of the transaction and answered questions from our board of directors.

        On September 21, 2015, the special committee, with Ms. Tsukanova and Morgan Lewis participating, met in person with a representative of UTH. At this meeting, the special committee reviewed the terms of the transaction with UTH and confirmed that the sale agreement represented UTH's final position with respect to the commercial terms of the transaction.

        On September 22, 2015, the special committee received a revised draft of the sale agreement from Cleary Gottlieb which was discussed with Morgan Lewis and Ms. Tsukanova and then Cleary Gottlieb. On September, 23, 2015, the special committee received the final draft of the sale agreement from Cleary Gottlieb.

        On September 23, 2015, MTG confirmed to the special committee that it remained supportive of the proposed sale and merger.

        On September 24, 2015, our board of directors met in person, with a representative of Morgan Lewis participating, to further review and consider the proposed transaction, the definitive documentation and the special committee's recommendation. The special committee confirmed its approval and recommendation of the transaction and the sale agreement and recommended to the full board of directors that such transaction and documentation be approved. Our board of directors, except for those members originally designated by Telcrest, who did not participate in the decision in accordance with our economic sanctions compliance policy, approved such transaction and documentation, and resolved to recommend such transaction and documentation to our stockholders for approval.

        On September 24, 2015, we and UTV-Management executed the sale agreement.

Approval and Recommendation of the Merger

        On September 25, 2015, Telcrest notified us that as a result of two transactions with third parties relating to its share capital, that it is no longer 50% or more owned, directly or indirectly, in the aggregate by one or more SDNs, including Bank Rossiya.

        On October 7, 2015, the special committee amended the financial terms of its engagement agreement with Xenon in light of the increased complexity and longer timeframe of the proposed transactions and the unanticipated scope of the related workload of Xenon.

        On October 7, 2015, our board of directors met informally by teleconference to review and consider the detailed terms of the merger, to be effected following the sale. Xenon and Morgan Lewis provided a detailed presentation to our board of directors in that regard and answered questions from our board of directors.

        Between October 12 and October 16, 2015, the special committee met four times by teleconference to consider the status of Telcrest in light of the notification provided to our Company on September 25, 2015 and its potential implications for the proposed transactions.

        On October 20, 2015, the special committee met by teleconference and approved and recommended the final terms of the proposed merger and the merger agreement to the full board of directors. In addition, the special committee reaffirmed its recommendation with respect to the sale agreement in light of the updated presentation by Xenon.

        On October 21, 2015, our board of directors met by teleconference to review the final terms of the proposed merger. Our board of directors, except for those members originally designated by Telcrest, who did not participate in the decision in accordance with our economic sanctions compliance policy, approved such transaction and the merger agreement, and resolved to recommend such transaction and merger agreement to our stockholders for approval.

Alternatives to the Merger

        Our special committee and our board of directors, except for those members originally designated by Telcrest, who did not participate in the decision in accordance with our economic sanctions compliance policy, considered various alternatives to be pursued following the consummation of the sale, including the following:

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  Continuing our business.  Following the closing of the sale, our business would initially consist of a minority interest in our current operating businesses in Russia and Kazakhstan, together with up to approximately $255 million in cash, representing the net consideration plus the anticipated available cash on hand. Our special committee and our board of directors, except for those members originally designated by Telcrest, who did not participate in the decision in accordance with our economic sanctions compliance policy, concluded that, in light of the historical focus of the operating business since inception on Russia, and the fact that the management team would remain with the operating business in Russia following the sale, the continuation of the business to pursue opportunities in other markets, or to invest available cash, would be unlikely to maximize value for stockholders.

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  Liquidating and winding up the Company.  Our special committee and our board of directors, except for those members originally designated by Telcrest, who did not participate in the decision in accordance with our economic sanctions compliance policy, concluded that a liquidation was not feasible, given that Computershare has identified the shares of our common stock held by Telcrest as blocked property pursuant to U.S. economic sanctions, and the fact that a distribution of our continuing minority interest in CTC Investments to our stockholders would not be practicable.

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  Distributing all available cash to stockholders by way of a dividend.  Our special committee and our board of directors, except for those members originally designated by Telcrest, who did not participate in the decision in accordance with our economic sanctions compliance policy, concluded that, given the fact that it would not be feasible to distribute our continuing minority interest in CTC Investments to stockholders on a pro rata basis, a dividend of the available cash on a pro rata basis to all stockholders, including Telcrest, would not maximize value for our public stockholders.

Reasons for the Transactions; Recommendation of the Special Committee and Board of Directors; Fairness of the Transactions

Reasons for the Transactions

        In the course of reaching their determinations described below, the special committee and our board of directors, except for those members originally designated by Telcrest, who did not participate in the decision in accordance with our economic sanctions compliance policy, considered the following factors, which is not meant to be an exhaustive list of the factors considered, and potential benefits of the sale and the merger, each of which the members of the special committee and board of directors, except for those members originally designated by Telcrest, who did not participate in the decision in accordance with our economic sanctions compliance policy, believed supported their decision:

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  The pending effectiveness of the foreign ownership limitations of the Mass Media Law and the implications of non-compliance with such requirements by January 1, 2016, which in the view of the members of the special committee and the board of directors could result in a material decrease in the value of the business in the hands of the Company and its non-Russian stockholders.

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  Third-party analyst reports as to the "liquidation value" of the Company of $1.22 per share, significantly below the minimum merger consideration, and "M&A (going concern) value" of the Company of $2.20 per share, slightly above the maximum merger consideration, as described below, and the board of directors' view that the ability of our Company's operating businesses to continue as a going concern was dependent upon its compliance with the Mass Media Law by the stated deadline.

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  The comprehensive efforts undertaken by the board of directors, its committees, our management and third-party financial advisors over a period of more than 12 months to identify and evaluate potential alternatives to a sale or divestiture transaction.

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  The extensive process undertaken by our board of directors, except for those members originally designated by Telcrest, who did not participate in the decision in accordance with our economic sanctions compliance policy, and its committees to identify a potential buyer, including a comprehensive auction process undertaken by UBS, continued efforts to identify and engage with other potential buyers, and extensive coverage in the Russian and international press regarding our board of directors' interest in a sale transaction.

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  The fact that the pool of potential purchasers would be limited to Russian entities and individuals, to ensure ultimate compliance with the Mass Media Law.

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  The limited number of eligible Russian parties that would have the financial resources to complete a transaction, particularly in light of the challenging economic conditions in Russia, including the limited availability of debt financing.

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  The lack of any firm offers of which our Company or the board of directors or special committee was aware made by any unaffiliated person, other than UTV-Management, during the past two years to acquire our Company through a merger, consolidation, acquisition of a majority of the outstanding equity securities, acquisition of all or substantially all of the assets or any similar transaction.

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  The fact that we and our board of directors could not undertake any transaction or have any dealings with any parties that had been named as "specially designated nationals" under the U.S. economic sanctions regime or that were otherwise the target of U.S. or E.U. sanctions.

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  The challenges in structuring a transaction that were presented by the identification of our shares held by Telcrest as blocked property pursuant to applicable U.S. economic sanctions, and the need to structure a transaction that allowed us to return the maximum possible value to our other stockholders while retaining sufficient reserves for the orderly liquidation of our Company following the merger, and complying with such sanctions.

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  The goal of returning value in cash to our other stockholders.

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  The belief that it would not be desirable for our public stockholders to continue to hold an indirect minority interest in our Russian subsidiary following the sale, given the limited protections available to minority stockholders in Russia, and that the costs associated with remaining a publicly traded company in such circumstances would not be warranted.

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  The belief that, if the special committee or our board of directors declined to approve the sale agreement and the merger agreement, there would not be another opportunity for our stockholders to receive a comparable price in another transaction, given the pending effectiveness of the Mass Media Law.

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  The historical trading prices of our common stock and decline in the trading price of our common stock since the first public disclosure of the consideration of the Mass Media Law by the Russian Duma in the second half of September 2014, including to an all-time low of $1.67 on September 2, 2015, which was significantly below the minimum merger consideration, and its significant underperformance relative to the market and our Company's peers during this time.

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  The belief that our net book value was not a relevant factor because net book value is an indicator of historical cost, less impairment charges, and does not take into account our prospects, market conditions and trends in the industries in which we operate or the business risks inherent in those industries and other pertinent factors, including those caused by the pending effectiveness of the Mass Media Law, which ultimately affect current quotations of shares of our common stock.

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  The financial presentations of Xenon as to whether the proposed consideration to be received by the Company for the sale of a 75% participation interest in CTC Investments and the proposed merger consideration (as estimated by Xenon on the basis of the proposed terms of the merger as of the time of such presentations) to be received by the holders of the Company's common stock in the merger, are within a range of reasonableness and whether the proposed transaction is fair to our unaffiliated stockholders.

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  The macroeconomic environment in Russia and Kazakhstan, the group's operating markets, including the substantial contraction of GDP in Russia in 2015, the decrease in advertising budgets in Russia, the substantial depreciation of the Russian ruble and the Kazakh tenge, and the continuing uncertainty with respect to geopolitical and macroeconomic conditions.

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  The operating performance of our business, which has been negatively affected by significant declines in audience share in recent periods, as well as decreases in revenue and operating margin as a result of the broader macroeconomic environment.

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  The publicly available information on transactions undertaken by other international media companies that have been necessitated by the Mass Media Law, including those announced by Discovery Communications on August 27, 2015 and by Axel Springer on September 17, 2015.

The special committee did not obtain an opinion from an independent financial advisor regarding the fairness, from a financial point of view, of the cash consideration to be paid to our unaffiliated stockholders. Our board of directors and special committee, except for those members originally designated by Telcrest, who did not participate in the decision in accordance with our economic sanctions compliance policy, considered the feasibility and value of obtaining such a fairness opinion in light of the following:

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  Our board of directors (except for those members originally designated by Telcrest, who did not participate in the decision in accordance with our economic sanctions compliance policy) and its advisory and special committees approached several major international investment banks that declined to advise us or our board of directors or its committees due to concerns regarding their compliance obligations in light of the then-status of Telcrest as a deemed SDN pursuant to applicable U.S. economic sanctions.

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  The high cost of such an opinion from the small number of international banks that were prepared to undertake efforts to deliver such an opinion, in light of the desire of our board of directors and its committees to return the maximum possible amount of cash to stockholders (other than Telcrest).

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  The fact that, in the view of our board of directors and its committees (except for those members originally designated by Telcrest, who did not participate in the decision in accordance with our economic sanctions compliance policy), any opinion based on the intrinsic value of our operating business would be of limited value, as normal valuation methodologies would not give effect to the consequences of potential non-compliance with the requirements of the Mass Media Law by January 1, 2016.

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  The view of our board of directors (except for those members originally designated by Telcrest, who did not participate in the decision in accordance with our economic sanctions compliance policy) and the special committee that the appropriate valuation benchmark would be the value of the business in the hands of CTC Media and its current stockholders as of January 1, 2016, at which point our board of directors and the special committee believe that substantially all value of the operating business could be lost in the absence of a transaction that results in compliance with the Mass Media Law.

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  The review of our board of directors' (except for those members originally designated by Telcrest, who did not participate in the decision in accordance with our economic sanctions compliance policy) and the special committee of independent, third-party market analyst reports, which reported the views of such analysts as to the "liquidation value" of our Company in the event of non-compliance with the requirements of the Mass Media Law by the stated deadline, including:

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  A report by Raiffeisen Research dated September 18, 2015, indicating a liquidation value of $1.22.

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  A report by Goldman Sachs dated July 15, 2015, indicating a valuation of $2.20 per share, based on both an "M&A value" of $2.20, and a price/earnings value of $2.20 per share, reflecting a "20% discount to reflect risk of license withdrawal from 2016."

        The foregoing discussion of the information and factors considered and given weight by the special committee and our board of directors is not intended to be exhaustive, but includes the factors considered by the special committee and our board of directors that each member of the special committee and our board of directors believes to be material regarding the fairness of the sale and the merger for the purpose of complying with the requirements of Rule 13e-3 and the related rules under the Exchange Act. Although the special committee and our board of directors believes that the implications of the pending effectiveness of the Mass Media Law and lack of viable alternatives were the most important factors in making their determinations, they did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the sale and the merger to our Company and our stockholders, including our unaffiliated stockholders, but made their fairness determination after considering all of the factors as a whole. In addition, individual members of the special committee may have assigned different weights to various factors.

        In addition to taking into account the foregoing factors, the special committee and our board of directors (except for those members originally designated by Telcrest, who did not participate in the decision in accordance with our economic sanctions compliance policy), also considered the following risks and other countervailing factors, which is not meant to be an exhaustive list of the risks and factors considered, related to entering into the sale agreement and the merger agreement and the transactions contemplated by the sale agreement and the merger agreement at this time, including:

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  the understanding that, although the transactions contemplated by the sale agreement and the merger agreement are expected to be completed, there can be no assurance that the transactions will be consummated in a timely manner or that all conditions to the parties' obligations to complete the transactions will be satisfied and, as a result, it is possible that the transactions may not be completed as described under "The Sale Agreement—Conditions to the Sale" beginning on page 87 of this proxy statement and "The Merger Agreement—Conditions to the Merger" beginning on page 93 of this proxy statement;

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  the understanding that the merger will be viewed by OFAC as a transaction relating to the property that is blocked pursuant to applicable sanctions, and that will therefore require a license from OFAC, which may not be issued;

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  that our stockholders other than Telcrest, including MTG, will be receiving consideration different from that which will be retained by Telcrest in the merger, which consideration may ultimately be of higher or lower value than the consideration received by Telcrest, and that such differential treatment could give rise to claims by stockholders, including Telcrest, against our Company;

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  that, under the terms of the sale agreement, we would be required to pay a termination fee if we were to terminate the sale agreement to accept a superior proposal for a business combination with or acquisition of our Company or our operating businesses and that our obligation to pay the termination fee might discourage other parties from proposing any such transaction, as described under "The Sale Agreement—Termination Fees";

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  that the per share merger consideration will be at least $1.77 per share, which reflects the maximum potential reduction in the purchase price pursuant to the terms of the sale agreement; the actual merger consideration will be based upon the amount of our cash available as of the effectiveness of the merger, which is dependent upon, among other things, our operating performance in the remainder of 2015 and the anticipated cash reserves that will be appropriate in light of potential liabilities at the time of closing; and

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  that our executive officers and directors have certain interests in the sale and merger that may be different from other stockholders that may have influenced them to approve the sale agreement, sale, merger agreement and merger and to recommend the adoption of the sale agreement and the merger agreement.

        After considering these factors, the special committee and our board of directors concluded that the positive factors relating to the sale and the merger significantly outweighed the potential negative factors.

Fairness of the Merger

        In the course of making the determinations described above, the special committee and our board of directors (except for those members originally designated by Telcrest, who did not participate in the decision in accordance with our economic sanctions compliance policy), also considered the following procedural safeguards involved in the negotiation of the merger agreement (all of which factors tended to support the recommendation and consummation of such agreement and transaction, but which factors are not intended to be exhaustive and are not presented in any relative order of importance):

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  that the consideration and negotiation of the merger agreement was conducted under the oversight of the special committee, which is comprised solely of independent and disinterested members of our board of directors who are not employees of the Company or otherwise affiliated with the Company (other than as directors) and who have no personal or financial interests in the completion of the merger, supported the special committee's recommendation and the recommendation and fairness determination of our board of directors;

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  although we and the special committee did not retain any unaffiliated representative to act solely on behalf of the unaffiliated stockholders for purposes of negotiating a transaction or preparing a report, the absence of which was not a factor in the special committee's recommendation or the recommendation or fairness determination of our board of directors, the fact that the special committee was advised by Xenon, as its financial advisor, and by Morgan Lewis, as the legal advisor to our Company, and because the terms of the merger treat the unaffiliated stockholders and MTG, our largest stockholder, equally, supported the special committee's recommendation and the recommendation and fairness determination of our board of directors;

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  that, from the special committee's formation on July 4, 2015 through its recommendation of the merger agreement to our board of directors on October 20, 2015, the special committee held approximately 20 formal meetings, including by teleconference, and was involved in extensive discussions and deliberations prior to our execution of the merger agreement, supported the special committee's recommendation and the recommendation and fairness determination of our board of directors;

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  that the members of our board of directors who participated in the decision and unanimously agreed to such determinations constituted a majority of the directors who are not employees of our Company, which supported the special committee's recommendation and the recommendation and fairness determination of our board directors; and

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  although the shares of common stock held by Telcrest may not be voted for so long as they are "blocked property" pursuant to applicable U.S. economic sanctions and approval of a majority of shares held by the unaffiliated stockholders is not required, the absence of which was not a factor in the special committee's recommendation or the recommendation or fairness determination of our board of directors, the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon (which outstanding shares include those held by Telcrest) will be required to approve the merger agreement, unless our board determines at or prior to our special meeting of the stockholders that the shares of common stock held by Telcrest have remained beneficially owned by Telcrest and that such shares are not blocked property pursuant to such sanctions, in which case the approval of both (a) Telcrest and (b) at least a majority of the holders of the outstanding shares of our common stock that are not beneficially owned by Telcrest will be required to approve the merger agreement.

Special Committee

        The special committee, consisting solely of non-employee independent directors not originally designated by either MTG or Telcrest, and acting with the advice and assistance of its financial advisors and the Company's legal advisor, evaluated and negotiated the acquisition proposal by UTH, including the terms and conditions of the sale agreement, and separately evaluated and agreed upon the terms of the merger agreement. In light of the totality of the circumstances and the absence of viable alternatives to ensure compliance with the Mass Media Law by the deadline of January 1, 2016, the special committee determined that the sale and the sale agreement are expedient and for the best interests of, and fair to, the Company and its stockholders, determined that the merger agreement is advisable and in the best interests of, and fair to, the Company and its stockholders, approved and declared it advisable to enter into the sale agreement and the merger agreement and unanimously recommended that our board of directors: (i) determine that the sale and the sale agreement are expedient and for the best interests of, and fair to, the Company and its stockholders, (ii) determine that the merger agreement is advisable and in best interests of, and fair to, the Company and its stockholders; and (iii) recommend that the stockholders of the Company approve sale and adopt the merger agreement.

        The special committee determined that the sale reflects the best possible terms that can be obtained in the extraordinary external circumstances we face. Assuming no change in Russian law, failure to consummate the sale in the absence of any viable alternatives would be likely to result in our operating businesses failing to comply with the foreign ownership and control limitations of the Mass Media Law as of January 1, 2016. The special committee believes that such an outcome would likely destroy substantially all remaining value for our stockholders. The special committee believes that the sale enables us to extract significant value from the group's operating businesses, and that the merger allows us to then return such value to our stockholders.

Board of Directors

        Our board of directors (except for those members originally designated by Telcrest, who did not participate in the decision in accordance with our economic sanctions compliance policy):

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  determined that the sale, the sale agreement and the other transactions contemplated by the sale agreement are expedient and for the best interests of, and fair to, our Company, and its stockholders, including the unaffiliated stockholders, and declared it advisable to enter into the sale agreement;

  •
  determined that the merger, the merger agreement and the other transactions contemplated by the merger agreement are expedient and for the best interests of, and fair to, our Company and its stockholders, including the unaffiliated stockholders, and declared it advisable to enter into the merger agreement;

  •
  approved the execution and delivery of the sale agreement and, subject to the approval of our stockholders, the performance by our Company of its covenants and agreements contained in the sale agreement and the consummation of the transactions contemplated thereby, including the sale, upon the terms and subject to the conditions contained in the sale agreement; and

  •
  approved the execution and delivery of the merger agreement and, subject to the approval of our stockholders, the performance by our Company of its covenants and agreements contained in the merger agreement and the consummation of the transactions contemplated thereby, including the merger, upon the terms and subject to the conditions in the merger agreement; and

  •
  recommended that our stockholders approve the sale and adopt the merger agreement, and directed that such matters be submitted for consideration of our stockholders at the special meeting.

        In reaching these determinations, our board of directors, except for those members originally designated by Telcrest, who did not participate in the decision in accordance with our economic sanctions compliance policy, considered: (i) a variety of business, financial and market factors, including in particular the pending effectiveness of the Mass Media Law; (ii) the financial presentations of Xenon to the special committee dated September 15, 2015, to our board of directors dated September 24, 2015, and to the special committee and our board of directors dated October 20, 2015; (iii) each of the positive and negative factors considered by the special committee in its unanimous recommendation, as described above; and (iv) the unanimous recommendation of the special committee. Such determinations were made despite the absence of certain procedural safeguards described above, including the absence of an unaffiliated representative acting on behalf of the unaffiliated stockholders and the absence of a requirement that the transaction be approved by a majority of shares held by the unaffiliated stockholders.

Reasons of the Company for the Transactions; The Company's Determination of the Fairness of the Transactions

        The Company has determined to enter into the transactions based on the analyses, determinations and conclusions of the special committee and the board of directors described in detail above under "—Reasons for the Transactions; Recommendations of the Special Committee and Board of Directors; Fairness of the Transactions" beginning on page 39, which the Company has adopted. In connection with such determination, the Company has determined that the transactions are for the best interests of, and fair to, our Company and its stockholders, including the unaffiliated stockholders, for the reasons described in such subsection.

Analysis of Financial Advisor of the Special Committee—Xenon Capital Partners

        Xenon delivered to the special committee a letter, dated September 15, 2015, which was updated and confirmed by a further letter dated October 20, 2015, both to the effect that the sale reflects the best possible terms that can be obtained in the extraordinary external circumstances faced by our Company and that the proposed consideration to be received by us for the sale of 75% of the participation interests in CTC Investments and the proposed merger consideration (as estimated by Xenon on the basis of the proposed terms of the merger as of the time of its letters) to the stockholders (other than Telcrest) in the merger, are within a range of reasonableness and that the proposed transactions are fair to the unaffiliated stockholders. Xenon noted that, if the ownership structure of the Company's Russian business does not comply with the Mass Media Law by January 1, 2016, the value of the business in the hands of the Company and its foreign stockholders would be expected to decrease materially.

        The full text of Xenon's letters to the special committee, which describe the assumptions made and the matters considered by Xenon in evaluating the sale and the merger, are attached as Annex D. Xenon provided its analysis to the special committee for the information and assistance of the special committee in connection with, and for purposes of, the special committee's evaluation of the sale and the merger. Xenon's analysis does not constitute a recommendation to any stockholder as to any action in connection with the sale, the merger or any other matter.

        In connection with delivering the letters described above and performing its related financial analyses, Xenon:

  •
  reviewed the provisions of the Mass Media Law and its implications for our Company;

  •
  reviewed certain publicly available business and financial information relating to us that Xenon deemed relevant;

  •
  reviewed certain information, including financial projections, which are referred to in this section of the proxy statement as the "forecasts", and other financial and operating data concerning our Company, prepared by our management;

  •
  discussed our past and current business, operations, financial condition and prospects with members of our senior management;

  •
  reviewed the trading history for our common stock and a comparison of that trading history with the trading histories of certain other publicly traded companies that Xenon deemed relevant;

  •
  compared certain of our financial and stock market information with similar publicly available information of certain other companies that Xenon deemed relevant;

  •
  compared the proposed financial terms of the sale and the terms of the merger as proposed as of the time of Xenon's letters with the financial terms, to the extent publicly available, of certain other transactions that Xenon deemed relevant;

  •
  reviewed the sale agreement and the proposed terms of the merger agreement; and

  •
  performed such other analyses and studies and considered such other factors as Xenon deemed appropriate.

        In preparing its analyses, Xenon assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information and data, including without limitation the forecasts prepared by management in early 2015, publicly available or provided to or otherwise reviewed by or discussed with it, and relied upon the assurances of the members of our management that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect, including, in respect of such forecasts, as of the date of such forecasts. With respect to the forecasts, Xenon assumed, without independent verification, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of our management as to our future financial performance. Xenon did not make, and was not provided, with any independent evaluation or appraisal of our assets or liabilities (contingent or otherwise), nor did it make any physical inspection of our properties or assets. Xenon did not evaluate our solvency under any applicable laws relating to bankruptcy, insolvency or similar matters. Xenon assumed that the sale would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the sale, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on us or the contemplated benefits of the sale. Xenon similarly assumed that the merger would be consummated in accordance with the proposed terms as of the respective dates it delivered its letters to the special committee, which terms are substantially similar to those included in the merger agreement, as described further in the section entitled "The Merger Agreement—The Merger" beginning on page 93 of this proxy statement. Xenon's letters to the special committee expressed no view or opinion as to any terms or other aspects of the sale or the merger (other than, in each case, the consideration to be received therewith, to the extent expressly specified in such letters). In addition, Xenon's letters expressed no recommendation to the special committee as to whether it should recommend the approval of the sale, the merger, the sale agreement or the merger agreement to our board of directors, and such letters expressed no recommendation as to how any stockholder should vote or act in connection with the sale or the merger. The special committee imposed no other limitations on the investigations made or procedures followed by Xenon in rendering its analyses.

        Xenon's analyses were necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to Xenon as of, the respective dates of its letters to the special committee. It should be understood that subsequent developments may affect Xenon's analyses, and Xenon does not have any obligation to update, revise, or reaffirm its analyses. The following represents a summary of the material financial analyses undertaken by Xenon in connection with preparing its letters to the special committee. The following summary, however, does not purport to be a complete description of the financial analyses performed by Xenon, nor does the order of analyses described represent relative importance or weight given by Xenon to those analyses. The financial analyses summarized below include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Xenon's financial analyses. Considering the data set forth in the tables below without considering the full narrative description of the financial and other analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Xenon.

Historical Stock Trading Analysis

        Xenon analyzed the consideration to be received in the sale, as well as the consideration of between $1.77 and $2.19 per share (revised downward from earlier estimates of the range of proposed merger consideration in light of updated estimates of our Company's available cash as of the effective time of the merger) of our common stock that it estimates will be paid to our stockholders (other than Telcrest) in connection with the merger, in relation to market prices of our common stock over selected dates and selected periods.

        A combination of uncertainty around the future ownership structure of our business and the resulting implications for compliance with the Mass Media Law, weak operating performance and the challenging overall macro environment has driven a substantial de-rating of our common stock in 2015, with our common stock currently trading at historical all-time lows. Since the first public disclosure of the consideration of the Mass Media Law by the Russian Duma in the second half of September 2014, the public trading price of our common stock has significantly underperformed the market and has sharply dropped, including to a historical low of $1.67 on September 2, 2015.

        This analysis indicated that the high end of the anticipated range of per share consideration of $2.19 estimated to be received pursuant to the merger by stockholders (other than Telcrest) represented:

  •
  a premium of 15.9%, based on the closing market price of $1.89 per share on September 24, 2015, being the last trading day before we announced the execution of the sale agreement with UTV-Management on September 25, 2015;

  •
  a premium of 1.4%, based on the closing market price of $2.16 per share on July 2, 2015, being the last trading day before we announced the receipt of a non-binding offer from UTH for 75% of participation interests in CTC Investments;

  •
  a premium of 18.4%, based on the volume-weighted average price (VWAP) of $1.85 over the period from July 6, 2015, being the date on which we announced the receipt of a non-binding offer from UTH, to September 24, 2015, being the last trading day before we announced the execution of the sale agreement with UTV-Management on September 25, 2015;

  •
  a premium of 10.6%, based on volume-weighted average price (VWAP) of $1.98 for the last 90 days of the period ended on September 24, 2015, being the last trading day before we announced the execution of the sale agreement with UTV-Management on September 25, 2015; and

  •
  a premium of 21.7%, based on the volume-weighted average price (VWAP) of $1.80 for the last 30 days of the period ended on September 24, 2015, being the last trading day before we announced the execution of the sale agreement with UTV-Management on September 25, 2015.

        The mid-point of the anticipated range of per share consideration of $1.98 estimated to be received pursuant to the merger by stockholders (other than Telcrest) represented:

  •
  a premium of 4.8%, based on the closing market price of $1.89 per share on September 24, 2015, being the last trading day before we announced the execution of the sale agreement with UTV-Management on September 25, 2015;

  •
  a discount of 8.3%, based on the closing market price of $2.16 per share on July 2, 2015, being the last trading day before we announced the receipt of a non-binding offer from UTH for 75% of participation interests in CTC Investments;

  •
  a premium of 7.0%, based on the volume-weighted average price (VWAP) of $1.85 over the period from July 6, 2015, being the date on which we announced the receipt of a non-binding offer from UTH, to September 24, 2015, being the last trading day before we announced the execution of the sale agreement with UTV-Management on September 25, 2015;

  •
  a premium of 0.0%, based on volume-weighted average price (VWAP) of $1.98 for the last 90 days of the period ended on September 24, 2015, being the last trading day before we announced the execution of the sale agreement with UTV-Management on September 25, 2015; and

  •
  a premium of 10.0%, based on the volume-weighted average price (VWAP) of $1.80 for the last 30 days of the period ended on September 24, 2015, being the last trading day before we announced the execution of the sale agreement with UTV-Management on September 25, 2015.

        The low end of the anticipated range of per share consideration of $1.77 estimated to be received pursuant to the merger by stockholders (other than Telcrest) represented:

  •
  a discount of (6.3)%, based on the closing market price of $1.89 per share on September 24, 2015, being the last trading day before we announced the execution of the sale agreement with UTV-Management on September 25, 2015;

  •
  a discount of (18.1)%, based on the closing market price of $2.16 per share on July 2, 2015, being the last trading day before we announced the receipt of a non-binding offer from UTH for 75% of participation interests in CTC Investments;

  •
  a discount of (4.3)%, based on the volume-weighted average price (VWAP) of $1.85 over the period from July 6, 2015, being the date on which we announced the receipt of a non-binding offer from UTH, to September 24, 2015, being the last trading day before we announced the execution of the sale agreement with UTV-Management on September 25, 2015;

  •
  a discount of (10.6)%, based on volume-weighted average price (VWAP) of $1.98 for the last 90 days of the period ended on September 24, 2015, being the last trading day before we announced the execution of the sale agreement with UTV-Management on September 25, 2015; and

  •
  a discount of (1.7)%, based on the volume-weighted average price (VWAP) of $1.80 for the last 30 days of the period ended on September 24, 2015, being the last trading day before we announced the execution of the sale agreement with UTV-Management on September 25, 2015.

Selected Publicly Traded Companies Analysis

        Xenon reviewed and compared certain of our financial information with corresponding financial information, ratios and public market multiples for selected publicly traded companies in the television broadcasting business, referred to below as "selected companies." None of these companies have broadcasting businesses solely in Russia and Kazakhstan, and therefore such data were considered for illustrative purposes only. The selected companies are as follows:

European TV broadcasting companies:

  •
  Modern Times Group (Sweden)

  •
  RTL Group (Germany)

  •
  Mediaset (Italy)

  •
  ITV PLC (UK)

  •
  M6 (France)

  •
  ProSiebenSat. 1 (Germany)

  •
  Telecinco (Spain)

  •
  Antena3 (Spain)

  •
  TF1 (France)

US diversified media and TV broadcasting companies:

  •
  CBS Corporation

  •
  Discovery Communications

  •
  Time Warner

  •
  Viacom

  •
  Walt Disney

Eastern European TV broadcasting companies:

  •
  TVN (Poland)

  •
  Central European Media Enterprises (CEE).

        No selected company used in this analysis is identical or directly comparable to our Company. The selected companies were chosen because they are publicly traded companies with certain operational and financial characteristics (including, but not limited to their size and business lines), which, for purposes of this analysis, may be considered similar to our certain operational or financial characteristics. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Xenon made qualitative judgments, based on its experience in the industry and judgment as a financial advisor, concerning differences between our business, financial and operating characteristics and prospects and those of the selected companies that could affect the public trading values of the companies to which we were compared.

        Xenon calculated and compared the financial multiples and ratios for the selected companies and our Company based on the information it obtained from the SEC filings, Bloomberg and closing stock prices of each such company as of September 24, 2015, the last trading day before we announced the execution of the sale agreement with UTV-Management.

        With respect to the selected companies and our Company, Xenon calculated and compared:

  •
  annual percentage growth rate of estimated EBITDA from calendar year 2014 to calendar year 2015;

  •
  ratio of estimated EBITDA to estimated total revenue, referred to as "EBITDA margin," for calendar year 2015;

  •
  estimated enterprise value, which is the market value of outstanding common equity plus the book value of debt, preferred stock and minority interest less cash and cash equivalents, as a multiple of estimated EBITDA for calendar year 2015.

The results of these analyses are summarized in the table below.

	EBITDA growth 2015 vs. 2014	EBITDA margin 2015	Enterprise value as a multiple of EBITDA for 2015
European broadcasters
Low	(45.2%)	9.1%	4.5x
Mean	(6.7%)	22.9%	10.6x
Median	(6.9%)	23.3%	10.8x
High	20.0%	38.9%	15.0x
US diversified media and broadcasters
Low	(7.7%)	22.8%	7.6x
Mean	5.3%	29.6%	9.6x
Median	1.3%	29.6%	9.7x
High	17.0%	37.7%	11.6x
Eastern European broadcasters
Low	(33.1%)	19.5%	11.2x
Mean	(16.1%)	26.4%	13.4x
Median	(16.1%)	26.4%	13.4x
High	0.9%	33.3%	15.5x
For reference, the Company	(81.6%)	10.7%

        When considering risks related to our potential operating performance in 2015 in an extremely challenging market environment and continued difficult macroeconomic conditions, Xenon determined that a discount to our valuation multiples compared to our publicly traded US and European peers was appropriate. Based on the historical analysis of valuation multiples described below, a 45% discount was reasonable in Xenon's opinion.

        The analysis of the enterprise value / EBITDA 2015 of publicly traded comparables was then adjusted for our increased risk profile and challenging growth outlook. From this Xenon drew an illustrative range of multiples of 2.5x-8.3x for our enterprise value / EBITDA 2015. Xenon then applied this illustrative range to our EBITDA for the calendar year of 2015 based on the internal forecasts for our Company prepared by our management, converted at a projected exchange rate of $1.00 to RUB70. The results of this analysis implied a value per share range for our shares of common stock of approximately $1.23 to $2.63. This range of $1.23 to $2.63 per share was compared to the per share merger consideration.

Historical Valuation Multiples Analysis

        Xenon reviewed and compared our historical performance in respect of multiples of Enterprise Value / EBITDA to the dynamics of corresponding multiples for the following publicly traded companies in the European TV broadcasting industry that Xenon, based on its experience in the industry and judgment as a financial advisor, deemed comparable to our Company, which we refer to as the selected companies:

European TV broadcasting companies:

  •
  Modern Times Group (Sweden)

  •
  RTL Group (Germany)

  •
  Mediaset (Italy)

  •
  ITV PLC (UK)

  •
  M6 (France)

  •
  ProSiebenSat. 1 (Germany)

  •
  Telecinco (Spain)

  •
  Antena3 (Spain)

  •
  TF1 (France)

US diversified media and TV broadcasting companies:

  •
  CBS Corporation

  •
  Discovery Communications

  •
  Time Warner

  •
  Viacom

  •
  Walt Disney

Eastern European TV broadcasting companies:

  •
  TVN (Poland)

  •
  Central European Media Enterprises (CEE)

        Xenon compared the performance of financial multiples for the selected companies over the period of three years ended on September 24, 2015, the last trading day before the announcement of the execution of the sale agreement with UTV-Management. With respect to the selected companies and our Company, Xenon calculated an estimated enterprise value, which is the market value of outstanding common stock plus the book value of debt, preferred stock and minority interest less cash and cash equivalents, as a multiple of estimated one-year forward EBITDA for the next twelve month calculated at each trading day based on broker consensus available from Bloomberg.

        The results of the analysis were as follows:

	Our EV/NTM EBITDA	European Broadcasters median EV/NTM EBITDA	US diversified media median EV/NTM EBITDA	Eastern European broadcasters median EV/NTM EBITDA
Last three-year period ended on September 24, 2015
Low	2.4x	6.3x	7.9x	9.1x
Mean	5.1x	9.3x	10.1x	11.8x
% (discount) of CTC to peers	(45.4%)	(49.5%)	(56.7%)
Median	5.4x	9.4x	10.4x	11.6x
% (discount) of CTC to peers	(45.8%)	(51.0%)	(55.9%)
High	7.2x	12.7x	11.5x	14.8x
Period from September 24, 2012 to October 15, 2014, the date when the Mass Media Law was adopted
Low	2.6x	6.3x	7.9x	9.1x
Mean	5.7x	8.7x	9.9x	11.8x
% (discount) of CTC to peers	(41.3%)	(48.2%)	(56.6%)
Median	5.7x	8.7x	10.1x	11.2x
% (discount) of CTC to peers	(41.2%)	(49.6%)	(54.4%)
High	7.2x	11.2x	11.5x	14.8x
Period from to October 15, 2014 to September 24, 2015
Low	2.4x	8.1x	8.8x	10.5x
Mean	3.8x	10.8x	10.7x	11.8x
% (discount) of CTC to peers	(52.6%)	(52.2%)	(56.9%)
Median	3.5x	11.0x	10.9x	12.0x
% (discount) of CTC to peers	(53.7%)	(53.2%)	(57.3%)
High	6.0x	12.7x	11.4x	12.6x

        While historically, prior to adoption of the Mass Media Law, our common stock traded at an average discount of 45% on EV/NTM EBITDA multiples vs. publicly-European broadcast (derived from comparison of median multiples for the corresponding period), the discount has significantly increased recently to over 53%. A discount of our market valuation compared with the level of European broadcasters stems largely from the increased risk and high volatility of the Russian market in the current macroeconomic environment.

        Based on the results of this analysis and on other factors Xenon considered appropriate, Xenon applied an enterprise value/next-12 months' EBITDA ratio range of 2.4x to 6.0x to our projections of EBITDA over a period of the next 12 months ending September 24, 2016, being equal to $59,000,000 based on EBITDA in respect of fiscal year 2015 of RUB2,321,000,000 converted at an average 2015 exchange rate of $1=61.4RUB and EBITDA in respect of fiscal year 2016 of RUB4,591,000,000 converted at a projected exchange rate of $1=70.0 RUB and assuming equal distribution of EBITDA throughout the calendar year. Xenon derived the following implied per share equity value range for our shares of common stock of $1.52 to $2.87. This range of $1.52 to $2.87 per share was compared with the anticipated range of per share merger consideration.

Illustrative Discounted Cash Flow Analysis

        Xenon performed an illustrative discounted cash flow analysis on our Company using the financial forecasts provided by our management, our SEC filings, and Bloomberg data as of September 24, 2015, being the assumed valuation date. The latest long-term financial projections were prepared by our management in early 2015, when there was a limited visibility on the TV advertising market dynamics from the second half of 2015 and 2016 onwards and do not reflect subsequent developments in our business, industry, regulatory environment or general economic and market conditions that may have an effect on our performance for the remainder of 2015 and future periods. Therefore, the results of the discounted cash flow analysis were presented to our board of directors for illustrative and completeness purposes only. In light of the extraordinary external circumstances faced by our Company and the lack of current visibility on our Company's performance in the medium and long-term, our board of directors acknowledged the implications of this analysis but did not rely on it in arriving at its decision to recommend the sale or the merger. Such discounted cash flow analysis included calculating the estimated present value of the standalone, unlevered, after-tax free cash flows (representing EBIT, less taxes, plus depreciation and amortization, less capital expenditures, less the amount of any increase or plus the amount of any decrease in the net working capital) that we could generate from the year ended December 2015 through the year ended December 2020. The following is a summary of the projections of the standalone, unlevered, after-tax free cash flows used in the illustrative discounted cash flow analysis:

In US$ millions Period of Cash Flows	2015F 24 Sep-Dec'15	2016F Full-year	2017F Full-year	2018F Full-year	2019F Full-year	2020F Full-year
Free Cash Flows	19	41	46	56	54	59

        Xenon also calculated an illustrative range of terminal values based on assumed perpetuity growth rates of revenues from year 2020 ranging from 0.5% to 1.5%. The standalone, unlevered, after-tax free cash flows and terminal values (i.e. the implied cash flow resulting from ranging terminal period revenues) were discounted to present value using discount rates ranging from 14.0% to 16.0%, reflecting estimates of our weighted average cost of capital, which was determined by Xenon based on its experience in the industry and judgment as a financial advisor, taking into account certain metrics including levered and unlevered beta, tax rates and current yields for the Russian Eurobonds and U.S. treasury notes.

        This analysis resulted in implied values per share of our common stock of approximately $3.05 to $3.54, compared with the range of per share consideration of $1.77 to $2.19 per share (revised downward from earlier estimates of the range of proposed merger consideration in light of updated estimates of our Company's available cash as of the effective time of the merger). The special committee and board of directors noted that the discounted cash flow analysis outlined above assumed that our Company would continue as a going concern. However, the failure of our Company to comply with the amended Mass Media Law before the deadline on January 1, 2016 could potentially result in substantial destruction of all remaining value for our stockholders. Accordingly, at our request, Xenon performed a probability weighted illustrative analysis of an indicative value range assuming a 50% probability of the liquidation of our Company and a 50% probability of our Company continuing as a going concern. This illustrative analysis resulted in implied values per share of our common stock of approximately $1.55 to $1.73, compared with the range of per share consideration of $1.77 to $2.19 per share.

Selected Precedent Transaction Analysis

        Taking into account the extraordinary external circumstances faced by our Company, Xenon concluded that an analysis of precedent transactions would not be informative.

Considerations Related to Xenon's Analyses

        The preparation of a financial analysis is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular circumstances and, therefore, a financial analysis is not readily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Xenon's analysis. Xenon did not form a recommendation as to whether any individual analysis or factor, considered in isolation, supported or failed to support its cumulative analysis. Xenon considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Xenon made its determination on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to our Company, the sale or the merger.

        Xenon prepared its letters to the special committee for purposes of analyzing whether the proposed consideration to be received by us for the sale of 75% of the participation interests in CTC Investments and the proposed merger consideration (as estimated by Xenon on the basis of the proposed terms of the merger as of the time of its letters) to our unaffiliated stockholders in the merger, are within a range of reasonableness and whether the proposed transaction is fair to unaffiliated stockholders. Xenon's analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold or the prices at which any securities have traded or may trade at any time in the future. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by Xenon's analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of us or our affiliates, Xenon or any other person assumes responsibility if future results are materially different from those forecast. Xenon provided advice to the special committee during the negotiation of the sale and evaluation of the merger. Xenon did not, however, recommend any specific amount of consideration to us or the special committee or that any specific amount of consideration constituted the only appropriate consideration for the sale or the merger.

        The decisions to recommend the entry into and to enter into the sale agreement and the merger agreement were solely those of the special committee and our board of directors. As described under "Special Factors Related to the Transactions—Reasons for the Transactions; Recommendation of the Special Committee and Board of Directors; Fairness of the Transactions" beginning on page 40 of this proxy statement, Xenon's analyses were only one of many factors considered by the special committee and the board, in their evaluation of the sale and the merger and should not be viewed as determinative of the views of the special committee or our board of directors with respect to the sale or the merger or the consideration to be received in connection therewith. The foregoing summary does not purport to be a complete description of the analyses performed by Xenon in connection with its letters to the special committee and is qualified in its entirety by reference to the letters to the special committee attached as Annex D to this proxy statement.

        Our special committee retained Xenon to act as its financial advisor because it concluded that Xenon was the best qualified financial advisory firm that was available to assist it in connection with the transactions. The special committee concluded that Xenon's familiarity with our Company, including through Ms. Tsukanova's role on our board of directors, together with its familiarity with the Russian business environment, best positioned Xenon to provide effective support to the special committee in this regard. Pursuant to a letter agreement dated July 28, 2015, Xenon was engaged to act as financial advisor to the special committee. Pursuant to an engagement agreement with Xenon dated July 28, 2015, fees for services by Xenon were set at $1,500,000. This agreement was amended on October 7, 2015 to increase the total fees to $2,000,000, in light of the increased complexity and longer time frame of the proposed transactions and the unanticipated scope of the related workload of Xenon. Such fees are payable in four equal installments upon the following milestones: the signing of the sale agreement, the mailing of a definitive proxy statement to our stockholders, the approval of the transactions by our stockholders, and the closing of the merger. We have also agreed to reimburse Xenon for reasonable out-of-pocket costs and expenses (including fees and expenses of its counsel) reasonably incurred by it in connection with its services, and will indemnify Xenon against potential liabilities arising out of its engagement, including certain liabilities under the U.S. federal securities.

Certain Company Forecasts

        Although we have historically provided public guidance for our financial performance on an annual basis, and periodically updated such guidance during the course of the fiscal year, we do not, as a matter of course, publicly disclose financial projections as to future financial performance, earnings or other results longer than one year. We are especially cautious of making financial projections for periods longer than one year, due to unpredictability of the underlying assumptions and estimates. However, in connection with the evaluation of a possible transaction involving CTC Investments, in early 2015, our senior management prepared certain non-public financial projections covering multiple years that were subsequently provided to UTV-Management, our board of directors, the special committee and Xenon, which were not prepared with a view toward public disclosure. The financial projections were utilized by Xenon, at the direction of the special committee, for purposes of the financial analyses it rendered to the special committee and our board of directors during the process of evaluating the sale and its related analyses. We note that the forecasts of the operating performance of our business do not give effect to our potential noncompliance with the foreign ownership requirements of the Mass Media Law, which circumstances could require us to cease operations entirely. See "Special Factors Related to the Transactions—Analysis of Financial Advisor of the Special Committee—Xenon Capital Partners" beginning on page 45.

        A summary of these financial projections is being included in this proxy statement, not to influence your decision whether to vote for or against the proposal to adopt the sale agreement, but rather because these financial projections were made available to our board of directors, the special committee, Xenon and UTV-Management. The inclusion of these projections or any other projections provided in connection with the transaction should not be regarded as a representation by us, our board of directors, the special committee, Xenon, UTV-Management or any other person, and should not be regarded as a representation by us that we considered, or now consider, the projections to be necessarily representative of actual future results.

        We believe that the assumptions our management used as a basis for the projections were reasonable at the time the projections were prepared, given information that our senior management had at the time. However, the projections were prepared in early 2015 and do not reflect subsequent developments in our business, industry, regulatory environment or general economic and market conditions that may have an effect on our performance for the remainder of 2015 and future periods. Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility, to update or otherwise revise the projections to reflect circumstances existing after the date when prepared or to reflect the occurrence of future events. The assumptions upon which these projections were based are subjective in many respects, and are subject to various interpretations.

        Although the projections are presented with numerical specificity, the projections reflect numerous assumptions with respect to industry performance, general business, economic, market, regulatory and financial conditions and other matters, all of which are difficult to predict, and many of which are beyond our control. The projections are also subject to significant uncertainties in connection with changes to our business and its financial condition and results of operations, and include numerous estimates and assumptions related to our business that are inherently subject to significant economic, political and competitive uncertainties, including those factors described under "Risk Factors" incorporated herein by reference from our Annual Report on Form 10-K, filed on March 5, 2015, and Amendment No. 1 thereto, filed on May 1, 2015, and our Quarterly Report on Form 10-Q filed on August 7, 2015, all of which are difficult to predict and many of which are beyond our control. As a result, although the projections set forth below were prepared in good faith based upon assumptions believed to be reasonable at the time the projections were prepared, there can be no assurance that the projected results will be realized, or that actual results will not be significantly higher or lower than projected. Given the projections below cover multiple years, such information by its nature becomes less reliable with each successive year. For the foregoing reasons, the inclusion of projections in this proxy statement should not be regarded as an indication that such projections will be necessarily predictive of actual future events, and they should not be relied upon as such.

        The projections were not prepared with a view to compliance with published guidelines of the SEC regarding projections, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, our independent auditor has not examined, compiled or otherwise applied procedures to the projections and, accordingly, assumes no responsibility for, and expresses no opinion on, them. We have made no representation to UTV-Management or any other person in the sale agreement or otherwise concerning these financial projections.

        The financial projections are forward-looking statements. For information on factors that may cause our future financial results to materially vary, see "Cautionary Statement Concerning Forward-Looking Information" beginning on page 62 of this proxy statement.

        The following is a summary of the financial projections prepared by our senior management and provided to UTV-Management, our board of directors, the special committee and Xenon:

in RUB, millions	2015F	2016F	2017F	2018F	2019F	CAGR' 2015-2019
Total Revenue	21,614	24,847	27,293	30,109	33,426	11.5%
% Growth	(20.7%)	15.0%	9.8%	10.3%	11.0%
Programming expenses	(10,868)	(12,044)	(12,660)	(13,418)	(14,144)	6.8%
% Growth	(5.8%)	10.8%	5.1%	6.0%	5.4%
% of Total Revenue	(50.3%)	(48.5%)	(46.4%)	(44.6%)	(42.3%)
Other Operating expenses	(8,425)	(8,212)	(8,694)	(9,314)	(11,826)	8.8%
% Growth	6.4%	(2.5%)	5.9%	7.1%	27.0%
% of Total Revenue	(39.0%)	(33.0%)	(31.9%)	(30.9%)	(35.4%)
OIBDA*	2,321	4,591	5,939	7,377	7,456	33.9%
% Growth	(70.2%)	97.8%	29.4%	24.2%	1.1%
% Margin	10.7%	18.5%	21.8%	24.5%	22.3%

*
In our standard disclosure to the investor community we report OIBDA, defined as operating income before depreciation and amortization. OIBDA is a non-U.S. GAAP financial measure.

Effects of the Merger

Treatment of Common Stock, Options and Other Equity Awards in the Merger

  •
  Common Stock.  At the effective time of the merger, each share of our common stock issued and outstanding (except for shares held by us, shares held by stockholders who have properly exercised appraisal rights and shares that are held by Telcrest), including the shares held by MTG, our largest stockholder, will convert into the right to receive the per share merger consideration, without interest, less any applicable withholding taxes. The shares of our common stock held by Telcrest will not be so converted, and will remain outstanding and unaffected by the merger, as a result of which Telcrest will become our sole stockholder. See "Special Note Regarding Telcrest".

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  Options.  At the effective time of the merger, each outstanding option will terminate. All outstanding options have exercise prices in excess of the per share merger consideration.

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  Restricted Stock Units.  At the effective time of the merger, subject to our obligations described under the heading "Proposal 3—Advisory Vote on Management Retention Compensation—Management Retention and Incentive Arrangements," each outstanding restricted stock unit will terminate.

Interests of Certain Persons in the Merger

        In considering the recommendation of our board of directors that you vote to adopt the merger agreement, you should be aware that certain of our directors and executive officers have financial interests in the merger that may be different from, or in addition to, those of our stockholders generally. These interests include the following:

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  the receipt by each of the members of the special committee of fees as described above, whether or not the merger occurs; and

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  that each share of our common stock held by MTG or our unaffiliated stockholders will be cancelled and exchanged for the merger consideration, while each share of our common stock that is held by Telcrest will remain outstanding and the holder thereof shall not be entitled to receive any merger consideration, as a result of which Telcrest will become our sole stockholder.

        In addition, our board of directors and special committee are considering the composition of the management of our Company following the closing of the sale, at which time the existing management team will remain with our operating business. Our board of directors is considering the possibility of appointing a member of the special committee to a management role in our Company following the closing of the sale, although no decision has yet been made in this regard.

        Our board of directors, except for those members originally designated by Telcrest (who did not participate in the decision in accordance with our economic sanctions compliance policy) was aware of and considered these interests, among other matters, in evaluating the merger agreement and the merger, and in recommending that the merger agreement be adopted by our stockholders.

Equity Compensation and Incentive Awards

        See "Proposal 3—Advisory Vote on Management Retention Compensation—Management Retention and Incentive Arrangements."

Indemnification and Insurance

        We have agreed to, until six years after the effective time of the merger: (a) indemnify and hold harmless our Company's present and former directors and officers and the present and former directors and officers of the Company's subsidiaries against all claims, liabilities, losses, damages, judgments, fines and reasonable fees, costs and expenses (including attorneys' fees and disbursements) incurred in connection with any claim, action, suit, proceeding or investigation (whether civil, criminal, administrative or investigative) arising out of or pertaining to the fact that such persons were directors or officers of our Company or any of its subsidiaries or matters existing or occurring at or prior to the effective time of the merger (including in connection with the merger agreement and the merger) to the fullest extent permitted by law, whether asserted or claimed prior to or after the effective time of the merger, to the extent not otherwise paid for by insurance, and (b) advance to such present and former directors and officers all expenses incurred in the defense of any claim, action, suit, proceeding or investigation. We have also agreed that from and after the effective time of the merger the certificate of incorporation and by-laws of the surviving corporation will contain provisions no less favorable to our present and former directors and officers, employees and agents, with respect to indemnification, advancement of expenses and exculpation, than those set forth in our governing documents as of the date of the merger, which provisions will not be amended, repealed or otherwise modified in a manner that would adversely affect the rights of our present and former officers and directors.

        We have agreed to maintain, until six years after the effective time of the merger, our current directors' and officers' liability insurance policies with respect to matters existing or occurring at or prior to the effective time of the merger, so long as the annual premium for that policy would not be in excess of 300% of the last annual premium paid prior to the signing of the merger agreement, which we refer to as the Maximum Premium. If our existing insurance expires or is terminated or cancelled, or the annual premium of such insurance would exceed the Maximum Premium during such six-year period, the we shall obtain for the remainder of such period, replacement directors' and officers' liability insurance with the most advantageous limits, deductibles and other terms and conditions available for an annualized premium not in excess of the Maximum Premium.

Reduced Compliance Costs

        If the merger is completed, our common stock will be delisted from the Nasdaq Global Select Market and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of our common stock. In 2014, we incurred approximately $2.3 million in legal, accounting and other compliance costs relating to being a publicly traded company. We currently estimate that our Company will benefit from annual cost savings of approximately $2.0 million following the completion of the transactions. Stockholders other than Telcrest, who will be our sole remaining stockholder, will not benefit from these cost savings realized by the Company after it ceases to be a publicly traded company. Certain of our directors and executive officers, including the members of our board of directors designated by Telcrest, may have employment or other financial interests in Telcrest.

Material U.S. Federal Income Tax Consequences of the Merger

        The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders and non-U.S. holders (each as defined below) whose shares of our common stock are converted into the right to receive cash in the merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. For purposes of this discussion, we use the term "U.S. holder" to mean a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

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  a corporation created or organized under the laws of the United States or any of its political subdivisions;

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  a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons, or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

  •
  an estate that is subject to U.S. federal income tax on its income regardless of its source.

        The term "non-U.S. holder" means a beneficial owner (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) of shares of common stock that is not a U.S. holder.

        If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds common stock, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. A partner of a partnership holding common stock should consult the partner's tax advisor regarding the U.S. federal income tax consequences of the merger to such partner.

        This discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to in this proxy statement as the Code, as well as U.S. Treasury Regulations, Internal Revenue Service rulings and other guidance, and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. The discussion applies only to beneficial owners who hold shares of the Company's common stock as capital assets within the meaning of Section 1221 of the Code, and does not apply to: (i) shares of the Company's common stock received in connection with the exercise of employee stock options or otherwise as compensation; (ii) stockholders who validly exercise their rights under the DGCL to object to the merger; or (iii) certain types of beneficial owners who may be subject to special rules (such as U.S. expatriates and certain former citizens or long-term residents of the United States, insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers or traders in securities or foreign currencies, partnerships, S corporations or other pass-through entities, real estate investment trusts or regulated investment companies, "controlled foreign corporations," "passive foreign investment companies," and corporations that accumulate earnings to avoid U.S. federal income tax, mutual funds, traders in securities who elect the mark-to-market method of accounting, stockholders subject to the alternative minimum tax, stockholders that have a functional currency other than the U.S. dollar or stockholders who hold common stock as part of a hedge, straddle, constructive sale or conversion transaction). This discussion does not address the receipt of cash in connection with the cancellation of options to purchase shares of the Company's common stock or any other matters relating to equity compensation or benefit plans. This discussion does not address any aspect of state, local or foreign tax laws, or federal estate or gift tax laws. Also note that this discussion is intended to provide only a general summary and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. The U.S. federal income tax laws are complex and subject to varying interpretations. This discussion is not binding on the U.S. Internal Revenue Service (which we refer to as the IRS) or the courts and, therefore, could be subject to challenge, which could be sustained. We will not seek any ruling from the IRS with respect to the merger.

Exchange by U.S. Holders of Shares of the Company's Common Stock for Cash Following the Merger

        The exchange of shares of our common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of our common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder's adjusted tax basis in such shares. A U.S. holder's adjusted tax basis in our shares common stock for U.S. federal income tax purposes will generally equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of our common stock (i.e., shares of our common stock acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss, provided that the U.S. holder's holding period for such shares of our common stock is more than 12 months at the time of the completion of the merger. There are limitations on the deductibility of capital losses.

Non-U.S. Holders

        The receipt of cash by a non-U.S. holder in exchange for shares of common stock pursuant to the merger will generally not be subject to U.S. federal income tax unless:

  •
  the gain, if any, on such shares is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder's permanent establishment or fixed base in the United States), in which event (a) the non-U.S. holder will generally be subject to U.S. federal income tax on such gain in the same manner as if it were a U.S. holder and (b) if the non-U.S. holder is a corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty);

  •
  the non-U.S. holder is an individual who was present in the United States for 183 days or more in the taxable year of the exchange of shares of Common Stock for cash pursuant to the merger and certain other conditions are met, in which event the non-U.S. holder will be subject to tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of such shares net of any applicable U.S. source capital losses from sales or exchanges of capital assets recognized during the year; or

  •
  we are or have been a U.S. real property holding corporation, which we refer to as a USRPHC, as defined in Section 897 of the Code at any time within the five-year period preceding the merger (or the non-U.S. holder's holding period, if shorter), the non-U.S. holder owned (directly, indirectly or constructively) more than five percent of the Common Stock at any time within that five-year period (or the non-U.S. holder's holding period, if shorter), and certain other conditions are satisfied. We believe that, as of the closing date of the merger, we will not have been a USRPHC at any time within the five-year period ending on the closing date of the merger.

Backup Withholding and Information Reporting

        Backup withholding of tax may apply to cash payments to which a non-corporate U.S. holder is entitled in connection with the merger, unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct, and otherwise complies with the backup withholding rules. Each of our U.S. holders should complete and sign, under penalty of perjury, the Substitute Form W-9 included as part of the letter of transmittal that will be sent promptly after the completion of the merger (but in no event more than 5 business days thereafter) and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

        In general, a non-U.S. holder will not be subject to U.S. federal backup withholding or information reporting with respect to cash received by the non-U.S. holder in exchange for shares of Common Stock pursuant to the merger if the non-U.S. holder (i) certifies under penalty of perjury that it is not a United States person (by providing a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8, or any of the successor forms) and the payor does not have actual knowledge or reason to know that the holder is a "United States person" as defined under the Code, or (ii) such holder otherwise establishes an exemption from backup withholding.

        Backup withholding is not an additional tax. Any amounts withheld from cash payments to a U.S. holder pursuant to the merger under the backup withholding rules will be allowable as a refund or a credit against such U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

        Cash payments made pursuant to the merger will also be subject to information reporting unless an exemption applies.

        The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult the stockholder's tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the merger, in light of such stockholder's particular circumstances, the application of federal, state, local and foreign tax laws.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

        This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements that involve numerous risks and uncertainties. The statements contained in this proxy statement that are not purely historical are forward-looking statements, including, without limitation, statements regarding the expected benefits and closing of the proposed transaction and our expectations, beliefs and intentions. All forward-looking statements included in this proxy statement are based on information available to the Company on the date hereof. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings "Summary Term Sheet," "Questions and Answers about the Special Meeting, the Sale and the Merger," "Proposal 1—The Sale," "Special Factors Related to the Transactions—Analysis of Financial Advisor of the Special Committee—Xenon Capital Partners" and "Proposal 1—The Sale—Regulatory Approvals." In some cases, you can identify forward-looking statements by terminology such as "may," "can," "will," "could," "expects," "intends," "anticipates," "believes," "estimates," "predicts," "projects," or variations of such words, similar expressions, or the negative of these terms or other comparable terminology. No assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our results of operations or financial condition. Accordingly, actual results may differ materially and adversely from those expressed in any forward-looking statements. There are various important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond our control. In addition to other factors and matters contained or incorporated in this document, these statements are subject to risks, uncertainties, and other factors, including, among others:

  •
  the occurrence of any event, change or other circumstance that could give rise to the termination of the sale agreement or the merger agreement;

  •
  the inability to complete the sale or the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions required for the consummation of the sale or the consummation of the merger, respectively;

  •
  the inability to complete the merger because we do not receive any license that may be required by OFAC in that regard;

  •
  any failure or delay in consummation of the sale or the merger for other reasons;

  •
  changes in Russian law or the macroeconomic or geopolitical environment;

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  the disruption by the proposed transactions of current plans and operations and the potential difficulties in employee retention as a result of the sale;

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  the effect of the announcement of the sale and the merger on our business relationships, operating results and business generally;

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  the diversion of our management's attention from our ongoing business concerns;

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  the outcome of any legal proceedings that have been or may be instituted against us and/or others relating to the sale agreement or the merger agreement;

  •
  limitations placed on our ability to operate the business by the sale agreement;

  •
  the amounts of the costs, fees, expenses and charges related to the sale;

  •
  changes in laws or regulations;

  •
  changes in the financial or credit markets or economic conditions generally;

and any other risks as are mentioned in reports filed by the Company with the SEC from time to time, including our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. See "Where You Can Find More Information" beginning on page 118 of this proxy statement. We do not undertake any obligation to publicly release any revision to any forward-looking statements contained in this proxy statement to reflect events, changes and circumstances occurring after the date of this proxy statement or to reflect the occurrence of unanticipated events. Caution should be taken that these factors could cause the actual results to differ from those stated or implied in this proxy statement.

 RISKS RELATING TO THE PROPOSED TRANSACTIONS

        Set forth below are various risks relating to the proposed transactions. The following is not intended to be an exhaustive list of the risks relating to the sale and merger and should be read in conjunction with the other information in this proxy statement. In addition, you should refer to the section entitled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and our subsequently filed Quarterly Reports on Form 10-Q.

If we fail to complete the sale prior to January 1, 2016, amendments to the Russian law "On Mass Media" will likely materially adversely affect our operations and/or our stockholders and the value of our common stock.

        An amendment to the Mass Media Law will reduce the permitted level of foreign ownership in Russian mass media companies, including television broadcasters, from 50% direct ownership to 20% beneficial ownership or control, whether direct or indirect. No amendments to or waivers from the Mass Media Law have been approved to date, and therefore the core provision of this amended law will become effective on January 1, 2016. Neither our Company nor the current beneficial ownership structure of our Company would currently comply with the requirements of the new law. In the event of non-compliance by the stated deadline, the Russian government would have the authority to revoke the mass media registration and broadcasting licenses of our businesses, and we would be unable to exercise our voting rights in our Russian subsidiaries. Any such revocation would result in the diminution of substantially all of the value of our businesses.

        Accordingly, if we fail to complete the sale prior to January 1, 2016, the value of our common stock could substantially decline, and you may lose all or a significant portion of your investment.

The per share merger consideration will be based upon the amount of our cash available as of the merger, which is dependent upon our financial performance.

        The per share merger consideration is expected to be in a range between $1.77 and $2.19 in cash. The minimum merger consideration of $1.77 per share reflects the maximum possible potential price adjustment under the sale agreement, and the actual amount of such consideration will depend on the operating performance of our business during the second half of 2015 and the anticipated cash reserves that will be appropriate in light of potential liabilities at the time of closing. If our available cash at the effective time of the merger is insufficient to distribute merger consideration of at least $1.77 per share, we will resolicit stockholder approval for the proposed transactions. Otherwise, we may consummate the sale and the merger if our board of directors determines that all applicable conditions have been satisfied and the merger consideration is at least $1.77 per share.

        Our primary source of cash as of the merger will be the net proceeds of the sale. UTV-Management will pay us approximately $200 million in cash as consideration for the sale, subject to reduction if we do not achieve certain targets for net cash flows from operating and investing activities during the second half of 2015, as well as specific indemnification obligations, as set forth in the Sale Agreement and described in "The Sale Agreement—Consideration to be Received Pursuant to the Sale; Adjustments to the Purchase Price" beginning on page 80 of this proxy statement.

        Our ability to generate adequate cash flows from operations and to achieve such targets will depend upon our audience shares and our financial performance in the remainder of 2015. Our financial performance is dependent upon many factors, including macroeconomic and geopolitical conditions, tensions in Ukraine and the Crimea and the value of the Russian ruble, as well as competitive forces and our ability to maintain our audience and advertising market share. Based on our management's current forecast for operating performance through the remainder of 2015, we currently anticipate that the potential shortfall in cash flow from operating and investing activities during the second half of 2015 compared with the agreed target may result in a downwards adjustment of the purchase price payable by UTH in the low-to-mid single-digit million dollar range. The actual result may be higher or lower than this estimate depending on the actual performance of the business in the remainder of the year, which will depend significantly on macroeconomic and market developments.

        In addition, because a part of our business that is being sold to UTV-Management is located in Kazakhstan, our financial performance is also dependent on fluctuations in Kazakhstan's national currency, the tenge. Although from the beginning of 2015 until August 20, 2015, the tenge lost 7% against the U.S. dollar, once the National Bank of Kazakhstan switched from an exchange rate pegged against the U.S. dollar to a floating exchange rate on August 20, 2015, the tenge lost 22% of its value against the U.S. dollar during the day following the introduction of the new policy. Weakness in operating performance in our Kazakhstan operations, or the adverse impact of currency depreciation in Kazakhstan, could adversely affect our overall operating performance in the remainder of 2015, and therefore adversely affect the ultimate purchase price received in connection with the sale.

Failure to complete the proposed transactions could negatively impact the future business and financial results of the Company.

        We cannot assure you that we will be able to satisfy all of the conditions to the sale or the merger or succeed in any litigation brought in connection with the proposed transactions. If the proposed transactions are not completed, in addition to the other risks described herein, our business, financial condition, results of operations and cash flows may be adversely affected and we will be subject to several risks, including but not limited to:

  •
  the market price of our common stock may decline substantially;

  •
  being required to pay a termination fee of $5 million (or a "no vote" fee of $2.6 million), and reimbursement of expenses, under certain circumstances provided in the sale agreement;

  •
  payment of costs relating to the merger, such as legal, accounting, financial advisor and printing fees, whether or not the proposed transactions are completed; and

  •
  having had the focus of our management on the proposed transaction instead of on pursuing other opportunities that could have been beneficial to our Company.

        If the proposed transactions are not completed, we cannot assure you that these risks will not materialize and will not materially and adversely affect our business, financial condition, results of operations and cash flows. Further, if the sale and the merger are not completed and our board of directors seeks another business combination or similar transaction, our stockholders cannot be certain that we will be able to find a party willing to pay a price equivalent to or better than the price to be paid in the proposed sale, or that any alternative transaction could be completed by the stated deadline under the Mass Media Law.

We are subject to business uncertainties and contractual restrictions while the proposed transactions are pending, which could adversely affect our business and operations.

        In connection with the pendency of the proposed transactions, it is possible that some customers, suppliers and other persons with whom we have a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships with us as a result of the proposed transactions, which could negatively affect our revenues, earnings and cash flows, as well as the market price of our common stock, regardless of whether the proposed transactions are completed.

        Under the terms of the sale agreement, we are subject to certain restrictions on the conduct of our business prior to completing the sale, which may adversely affect our ability to execute certain of our business strategies, including the ability in certain cases to enter into or amend contracts, acquire or dispose of assets, incur indebtedness or incur capital expenditures. Such limitations could adversely affect our businesses and operations prior to the completion of the sale.

        Each of the risks described above may be exacerbated by delays or other adverse developments with respect to the completion of the proposed transactions.

Uncertainties associated with the transactions may result in the loss of key personnel.

        Our current and prospective employees may be uncertain about their future roles and relationships with our operating business following the completion of the transactions. This uncertainty may adversely affect our ability to attract and retain key management and personnel.

The merger is subject to the receipt of a license from OFAC, and an adverse determination by OFAC could prevent the consummation of the merger.

        The United States has imposed economic sanctions that affect transactions with designated foreign countries, nationals and others, which are administered by OFAC. In particular, the United States prohibits U.S. persons from engaging with individuals and entities identified as SDNs, including financial transactions with, or relating to, the SDN, and require the blocking of assets in which the SDN has an interest. Blocked assets (e.g., property or bank deposits) cannot be paid out, withdrawn, set off or transferred in any manner without a license from OFAC.

        Since Telcrest was, on March 20, 2014, deemed an SDN by virtue of the fact that it was majority owned by Bank Rossiya, an SDN, Computershare has identified the shares of common stock held by Telcrest as blocked property under the sanctions regime and filed a blocking report with OFAC with respect to such shares. While Telcrest notified us on September 25, 2015 that it is no longer 50% or more owned, directly or indirectly, in the aggregate by one or more SDNs, including Bank Rossiya, we believe that because our shares held by it have been reported as blocked property, such shares remain blocked until affirmatively unblocked by OFAC. In August, we approached OFAC for confirmation that the proposed transactions did not require a license, or in the alternative, that OFAC issue us a license permitting us to engage in the proposed transactions. It is our view that the sale does not require an OFAC license and, consistent with that view, OFAC has indicated informally that it does not intend to exercise jurisdiction over the sale. However, OFAC's informal guidance is not binding on OFAC, and if OFAC were ultimately to determine that a license is required to complete the sale but not issue such a license, we would be unable to complete the sale. Furthermore, if OFAC were to determine after closing that a license would have been required, we could potentially be subject to substantial fines or penalties. While we do not believe that either of these outcomes is likely, there can be no assurance that OFAC will not take a different view, particularly given the broad discretion granted to OFAC under the sanctions regime.

        Even if the sale is consummated, we do not intend to consummate the merger until such time as we receive a license from OFAC expressly permitting us to do so. There can be no assurance that OFAC will issue such a license within any given timeframe or at all. In the event of any delay in obtaining, or inability to obtain, a sufficient OFAC license, we will continue to investigate alternatives for returning the proceeds of the sale to our stockholders. However, our ability to do so may be substantially delayed, may need to be substantially restructured or altered, including in terms of the amount of such proceeds returned to our stockholders, or may not be possible for the foreseeable future.

Even if the merger is not consummated, we may decide to delist and deregister our common stock, which could result in risks for our stockholders

        Following the sale, as one element of an attractive exit for all of our stockholders, we may elect to delist and deregister our common stock by filing a Form 15 to deregister our common stock under the

Exchange Act. As a result, our stockholders would be subject to the risks of an investment in a private rather than a public company, because the duty to file periodic reports (i.e., annual, quarterly and current reports) with the SEC would be suspended. As such public information regarding the Company would not be readily available.

        As a deregistered company, our shares would not be listed on a national securities exchange, and there may not be a sufficient number of shares outstanding and publicly traded shares following deregistration to ensure a continued or viable trading market. Our stockholders also could be adversely affected by the minimal or lack of a "public float," that is, the number of shares owned by outside shareholders and available for trading. The suspension of our reporting obligations under the Exchange Act may reduce or eliminate any trading market for our shares and may result in further declines in the price of our shares and reduced liquidity in any trading market for our shares in the future. We may also have less access to capital markets as a non-reporting company.

Litigation filed against the Company or UTV-Management could prevent or delay the consummation of the proposed transactions or result in the payment of damages following completion of the proposed transactions.

        In connection with the proposed transactions, our Company and UTV-Management could be subject to litigation. Any such litigation could seek to enjoin the proposed transactions and other relief. The outcome of any such litigation is uncertain. If a dismissal is not granted or a settlement is not reached, litigation could prevent or delay completion of the proposed transactions and result in substantial costs to our Company, including any costs associated with indemnification. The defense or settlement of any lawsuit or claim may adversely affect our business, financial condition, results of operations and cash flows.

Our executive officers and directors have certain interests in the sale and merger that may be different from other stockholders that may have influenced them to approve the sale agreement, sale, merger agreement and merger and to recommend the adoption of the sale agreement and the merger agreement.

        Our directors and executive officers have interests in the proposed transactions that may be different from, and in addition to, the interests of our stockholders generally, including with respect to employment, indemnification, retention bonuses and other arrangements, which may present a potential conflict of interest. Our board of directors was aware of these interests and considered that these interests may be different from, and in addition to, the interests of our stockholders generally in approving the sale agreement, sale, merger agreement and the merger, and in determining to recommend that our stockholders vote for the approval of the sale and the adoption of the merger agreement. For more information, see "Special Factors Related to the Transactions—Effects of the Merger—Interests of Certain Persons in the Merger" beginning on page 57 and "The Sale—Interests of Certain Persons in the Sale" beginning on page 77.

Following completion of the transactions, the Company will no longer exist as an independent public company and the Company's stockholders will forego any increase in the value of our operating business.

        If the sale and merger are completed, we will no longer be a publicly held corporation, and our stockholders will forego any increase in the value of our common stock that might otherwise result from our possible growth.

 PARTIES TO THE SALE

The Company

CTC Media, Inc.
31A Leningradsky Prospekt
Moscow 125284
Russia

        CTC Media, Inc., is a Delaware corporation. We are the holding company of a group of Russian (and other) legal entities, including CTC Investments LLC, which we refer to as CTC Investments, that operate four commercial television networks in Russia, as well as broadcasting operations in Kazakhstan. Unless the context otherwise requires, references to the Company, we or us in this proxy statement include the Company and our subsidiaries on a consolidated basis. For more information about the Company, please visit our website at http://www.ctcmedia.ru. Our website is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. See also "Where You Can Find More Information" beginning on page 118. Our common stock is publicly traded on the Nasdaq Global Select Market under the symbol "CTCM".

UTV-Management

UTV-Management LLC
Varshavskoe Shosse, 25a, building 6
Moscow, Russia 117105

        UTV-Management LLC, which we refer to as UTV-Management, is a company organized under the law of Russia that is a privately held Russian commercial television broadcasting group. It is a subsidiary of UTH Russia Limited or UTH, a prominent Russian commercial television broadcaster, which operates in Russia the U Channel, the Disney Channel and the cable channel MUZ-TV. For more information about UTV-Management, please visit their website at http://www.uthrussia.ru. UTV-Management's website is provided as an inactive textual reference only. The information provided on UTV-Management's website is not part of this proxy statement, and therefore is not incorporated by reference.

 PARTIES TO THE MERGER

The Company

        CTC Media, Inc. is a party to the merger. Under the terms of the merger agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation.

Merger Sub

CTCM Merger Sub, Inc.
31A Leningradsky Prospekt
Moscow 125284
Russia

        CTCM Merger Sub, Inc., which we refer to as Merger Sub, is a Delaware corporation that is a wholly owned subsidiary of the Company and was organized solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Under the terms of the merger agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation. Upon consummation of the proposed merger, Merger Sub will cease to exist.

 FEE ARRANGEMENTS

Special Committee Fees

        In accordance with the resolutions of our board of directors (except for those members originally designated by Telcrest, who did not participate in the decision in accordance with our economic sanctions compliance policy), the members of the special committee, which was formed on July 4, 2015, are entitled to the following fees, regardless of whether the sale or the merger are completed: Each member is entitled to receive $50,000 per month for the months of July and August 2015, and $25,000 per month thereafter, up to a capped amount of $200,000. In addition, the chairman of the special committee is entitled to receive an additional $10,000 per month for July and August 2015, and an additional $5,000 per month thereafter, up to a capped aggregate amount of $240,000.

Xenon Fee Arrangements

        Pursuant to an engagement agreement between our Company and Xenon dated as of July 28, 2015, the special committee agreed to pay Xenon $1,500,000 for services in connection with the sale and the merger. This agreement was amended on October 7, 2015 to increase the total fees to $2,000,000, in light of the increased complexity and longer timeframe of the proposed transactions and the unanticipated scope of the related workload of Xenon. Such fees are payable in four equal installments upon the following milestones: the signing of the sale agreement, the mailing of a definitive proxy statement to our stockholders, the approval of the transactions by our stockholders, and the closing of the merger. We have also agreed to reimburse Xenon for reasonable out-of-pocket costs and expenses (including fees and expenses of its counsel) reasonably incurred by it in connection with its services, and will indemnify Xenon against potential liabilities arising out of its engagement, including certain liabilities under the U.S. federal securities.

Expenses of the Proposed Transactions and Solicitation

        Whether or not the sale and merger are completed, we will incur certain fees and expenses. Total fees and expenses incurred or to be incurred by our Company in connection with the sale and merger are estimated at this time to be as follows:

Amount
Financial advisory fees and expenses	$2,900,000
Legal fees	$2,660,000
Accounting and tax advisory fees	$850,000
Investor relations related expenses	$440,000
SEC filing fees	$51,000
Printing costs	$40,000
Proxy solicitation costs	$30,000
Miscellaneous	$209,000

Total	$7,180,000

        These expenses may reduce our available cash as of the effective time of the merger and, accordingly, the merger consideration.

 THE SPECIAL MEETING

Time, Place and Purpose

        This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on [    •    ], 2015, starting at 4:00 p.m., local time, at the offices of Morgan, Lewis & Bockius UK LLP, Condor House, 5-10 St. Paul's Churchyard, London EC4M 8AL, United Kingdom, or at any adjournment thereof. At the special meeting, holders of our common stock will be asked to approve the sale, to adopt the merger agreement, to approve an advisory (non-binding) proposal to approve the compensation that may be paid or become payable to our named executive officers that is based on or otherwise related to the proposed transactions, and to approve the proposal to adjourn the special meeting, if necessary, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the sale or to adopt the merger agreement.

        Our stockholders must approve the sale in order for the sale to occur, and must both approve the sale and adopt the merger agreement for the merger to occur. If our stockholders fail to approve the sale, the sale will not occur. If our stockholders fail to approve the sale and/or fail to adopt the merger agreement, the merger will not occur. If our stockholders approve the sale but fail to adopt the merger agreement, the sale will occur but the merger will not occur. If our stockholders adopt the merger agreement but fail to approve the sale, the merger will not occur. The failure of our stockholders to approve the advisory (non-binding) management retention compensation proposal will have no effect on the sale, merger or the payment of management retention compensation to our named executive officers to the extent payable in accordance with the terms of the agreements relating to such compensation. A copy of the sale agreement is attached as Annex A to this proxy statement and a copy of the merger agreement is attached as Annex B to this proxy statement. We encourage you to read each of the sale agreement and the merger agreement carefully in their entirety.

Record Date and Quorum

        Our board of directors (except for those members originally designated by Telcrest, who did not participate in the decision in accordance with our economic sanctions compliance policy) has fixed the close of business on November 16, 2015 as the record date for the special meeting, and only holders of record of our common stock on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of our common stock at the close of business on the record date. On the record date, there were [    •    ] shares of our common stock outstanding. Each share of our common stock entitles its holder to one vote on all matters properly coming before the special meeting. The shares of common stock held by Telcrest may not be voted for so long as they are blocked property pursuant to U.S. economic sanctions. See "Special Note Regarding Telcrest".

        A majority of the shares of our common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy at the special meeting, constitutes a quorum for the purposes of the special meeting (which outstanding shares of our common stock includes those held by Telcrest, even though they may not be voted so long as they are treated as blocked property pursuant to U.S. economic sanctions). Shares of our common stock represented at the special meeting but not voted, including shares of our common stock for which a stockholder directs an "abstention" from voting (but not "broker non-votes," as described below), will be counted for purposes of establishing a quorum. A quorum is necessary to transact business at the special meeting. Once a share of our common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies.

Attendance

        You are entitled to attend the special meeting only if you were a holder of our common stock as of the close of business on November 16, 2015, which we refer to as the record date, or hold a valid proxy for the special meeting. Given that seating is limited, admission to the special meeting will be on a first-come, first-served basis. You should be prepared to present photo identification for admittance. If you are not a stockholder of record but hold shares through a bank, broker, trustee or other nominee (i.e., in "street name"), you should provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to the record date, a copy of the voting instruction card provided by your bank, broker, trustee or other nominee, or similar evidence of ownership.

Vote Required

        The approval of the sale requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon (which outstanding shares include those held by Telcrest), and the adoption of the merger agreement requires either (i) the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon (which outstanding shares include those held by Telcrest) or (ii) if our board determines at or prior to our special meeting of stockholders that the shares of common stock held by Telcrest have remained beneficially owned by Telcrest and that such shares are not blocked property pursuant to applicable sanctions, then the approval of (a) Telcrest and (b) at least a majority of the holders of the outstanding shares of our common stock that are not beneficially owned by Telcrest. For each of the proposal to approve the sale and the proposal to adopt the merger agreement, you may vote "FOR," "AGAINST," or "ABSTAIN." If you fail to submit a proxy or vote in person at the special meeting, or if you abstain, or you do not provide your bank, broker, trustee or other nominee with instructions, as applicable, it will have the same effect as a vote "AGAINST" the proposal to approve the sale and as a vote "AGAINST" the proposal to adopt the merger agreement.

        The proposal to approve, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the proposed transactions requires the affirmative vote of the holders of a majority of the shares of our common stock, present in person or represented by proxy and voting on the matter at the special meeting. For the management retention compensation proposal, you may vote "FOR," "AGAINST," or "ABSTAIN." For purposes of this proposal, if your shares of our common stock are present at the special meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will not be counted in respect of, and not have an effect on, the management retention compensation proposal. If you fail to submit a proxy or if your shares of our common stock are not present at the special meeting, or there are broker non-votes on the issue, as applicable, the shares of our common stock not voted will not be counted in respect of, and will not have an effect on, the management retention compensation proposal.

        If your shares of our common stock are registered directly in your name with our transfer agent, Computershare Trust Company, you are considered, with respect to those shares of our common stock, the "stockholder of record." This proxy statement and proxy card have been sent directly to you by us.

        If your shares of our common stock are held through a bank, broker, trustee or other nominee, you are considered the "beneficial owner" of shares of our common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, broker, trustee or other nominee who is considered, with respect to those shares of our common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker, trustee or other nominee how to vote your shares by following their instructions for voting.

        Brokers who hold shares in street name for customers have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approving non-routine matters. All of the proposals to be presented at the special meeting are "non-routine" matters and, as a result, absent specific instructions from the beneficial owner of such shares of our common stock, brokers are not empowered to vote those shares of our common stock on the proposals. The failure of a stockholder who holds shares in "street name" through a broker or other nominee to give voting instructions to such broker or other nominee is referred to generally as broker non-votes. These broker non-votes will not be counted for purposes of determining a quorum, and will have the same effect as a vote "AGAINST" the sale and merger proposals presented at the special meeting.

        The proposal to adjourn the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and voting on the matter at the special meeting. For the proposal to adjourn the special meeting, if necessary, you may vote "FOR," "AGAINST," or "ABSTAIN." For purposes of this proposal, if your shares of our common stock are present at the special meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will not be counted in respect of, and will not have an effect on, the proposal to adjourn the special meeting. If you fail to submit a proxy or if your shares of our common stock are not present at the special meeting, or there are broker non-votes on the issue, as applicable, the shares of our common stock not voted will not be counted in respect of, and will not have an effect on, the proposal to adjourn the special meeting.

        If you are a stockholder of record, you may vote shares of our common stock or submit your proxy in any of the following ways:

  •
  in person—you may attend the special meeting and cast your vote there;

  •
  by proxy—stockholders of record can choose to submit a proxy by signing and dating the proxy card you receive and returning it in the enclosed pre-paid reply envelope;

  •
  over the Internet—the website for submitting a proxy via the Internet is identified on your proxy card; or

  •
  by using a toll-free telephone number—the telephone number for submitting proxy by telephone is identified on your proxy card.

        If you are a beneficial owner, you will receive instructions from your bank, broker, trustee or other nominee that you must follow in order to have your shares of our common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, broker, trustee or other nominee.

        A control number, located on your proxy card, is designed to verify your identity and allow you to submit a proxy, and to confirm that your voting instructions have been properly recorded, when submitting a proxy over the Internet or by telephone. Please be aware that if you vote submit a proxy the Internet or by telephone, you may incur costs such as telephone and Internet access charges for which you will be responsible.

        Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for submitting a proxy over the Internet or by telephone. If you choose to submit a proxy by mailing a proxy card, your proxy card must be received by the Corporate Secretary of the Company by the time the special meeting begins. Please do not send in your stock certificates with your proxy card.

        If you submit a proxy, regardless of the method you choose to submit a proxy, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, or your proxies, will vote your shares of our common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of our common stock should be voted for or against, or to abstain from voting on all, some or none, of the specific items of business to come before the special meeting.

        If you properly sign and submit your proxy card but do not mark the boxes showing how your shares of our common stock should be voted on a matter, the shares of our common stock represented by your properly signed proxy will be voted "FOR" approval of the sale , "FOR" adoption of the merger agreement, "FOR" approval of the management retention compensation proposal and "FOR" approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the sale or to adopt the merger agreement.

        If you have any questions or need assistance voting your shares, please contact our proxy solicitor, Georgeson, by telephone toll-free at +1 (866) 821-2614 (banks, brokers, trustees or other nominees may call collect at +1 (781) 575-2137), or by email at CTCMEDIA@georgeson.com.

        IT IS IMPORTANT THAT YOU SUBMIT YOUR PROXY PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PRE-PAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES AND VOTE BY BALLOT AT THE SPECIAL MEETING.

Proxies and Revocation

        Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, or by returning the enclosed proxy card in the accompanying pre-paid reply envelope, or may vote in person at the special meeting. If your shares of our common stock are held in "street name" by your bank, broker, trustee or other nominee, you should instruct your bank, broker, trustee or other nominee on how to vote your shares of our common stock using the instructions provided by your bank, broker, trustee or other nominee. If you fail to submit a proxy or vote in person at the special meeting, or abstain, or you do not provide your bank, broker, trustee or other nominee with instructions, as applicable, your shares of our common stock will not be voted on the proposal to approve the sale or to adopt the merger agreement, which will have the same effect as a vote "AGAINST" approval of the sale and as a vote "AGAINST" the adoption of the merger agreement.

        You have the right to revoke a proxy, whether submitted over the Internet, by telephone or by mail, at any time before it is exercised, by submitting a later-dated proxy through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be received by the Corporate Secretary by the time the special meeting begins, or by voting by ballot at the special meeting. Attending the special meeting, by itself, is not enough to revoke a proxy. If you are a beneficial owner and wish to revoke your voting instructions, you should follow the instructions provided by your bank, broker, trustee or other nominee.

Adjournments and Postponements

        Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the sale agreement. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, any adjournment may be made without notice (if the adjournment is not for more than 30 days and a new record date has not been fixed). Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting if the special meeting is adjourned or postponed.

Anticipated Dates of Completion of the Sale and the Merger

        We are working towards completing each of the sale and the merger as soon as possible. Assuming timely satisfaction or waiver of conditions to the sale, we anticipate that the sale will be completed on December 21, 2015 or on such other date as may be mutually agreed by the parties to the sale agreement. See the section entitled "The Sale Agreement—When the Sale Will be Effective" beginning on page 79 of this proxy statement.

        Assuming the closing of the sale and the subsequent satisfaction of the conditions to the merger, including receipt of a license from OFAC, we anticipate that the merger will be completed in the first calendar quarter 2016, on a date to be determined by the Company and Merger Sub following the completion of the sale. See the sections entitled "The Merger Agreement—Closing" and "The Merger Agreement—Effective Time" beginning on page 93 of this proxy statement.

Rights of Stockholders Who Seek Appraisal

        If the sale is approved and the merger agreement is adopted by our stockholders, stockholders who do not vote in favor of the adoption of the merger agreement, who are entitled to appraisal rights under applicable law and who properly exercise and perfect their demand for appraisal of their shares of our common stock will be entitled to appraisal rights under Section 262 of the DGCL in connection with the merger. This means that stockholders who meet all requirements under Section 262 of the DGCL are entitled to receive payment in cash of the fair value of their shares of our common stock as determined by the Delaware Court of Chancery. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined by Section 262 of the DGCL could be less than, equal to or more than the amount they would have received pursuant to the merger agreement if they did not seek appraisal of their shares.

        To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the proposal to adopt the merger agreement, and you must not vote in favor of the proposal to adopt the merger agreement and you must continue to hold shares of our common stock of record through the effective time of the merger. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See the section entitled "Appraisal Rights" beginning on page 95, as well as the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of our common stock through a bank, broker, trustee or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker, trustee or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee. In view of the complexity of the procedures specified under the DGCL, stockholders who may wish to pursue appraisal rights should promptly consult their legal and financial advisors.

Solicitation of Proxies; Payment of Solicitation Expenses

        We have engaged Georgeson to assist in the solicitation of proxies for the special meeting. We estimate that we will pay Georgeson a fee of approximately $13,000, plus $5.00 per each call made to or received from our stockholders. We will reimburse Georgeson for reasonable out-of-pocket expenses, and will indemnify Georgeson and our affiliates against all losses, claims, damages, liabilities, disbursements and reasonable out-of-pocket expenses. We may also reimburse banks, brokers, trustees, nominees and other fiduciaries representing beneficial owners of shares of our common stock for their expenses in forwarding soliciting materials to beneficial owners of our common stock, and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

        If you have more questions about how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our proxy solicitor, Georgeson, by telephone toll-free at +1 (866) 821-2614 (banks, brokers, trustees or other nominees may call collect at +1 (781) 575-2137), or by email at CTCMEDIA@georgeson.com.

PROPOSAL 1—THE SALE

        This discussion of the sale is qualified in its entirety by reference to the sale agreement, which is attached to this proxy statement as Annex A. You should read the entire sale agreement carefully, as it is the legal document that governs the sale.

        The sale agreement provides for the sale by our Company to UTV-Management of 75% of the participation interests in CTC Investments. In addition, we have agreed to approve the issuance by CTC Investments of an additional, new participation interest to UTV-Management or its affiliate following the closing of the sale, which would result in UTV-Management (together with its affiliate) holding 80% of CTC Investments to ensure compliance with the requirements of the Mass Media Law.

Consideration

        In exchange for the sale of the 75% participation interest in CTC Investments, UTV-Management will pay aggregate consideration of $200,540,000, referred to as the purchase price, less any shortfall in cash flow from operating and investing activities during the second half of 2015 compared with an agreed target for this period and subject to further adjustments described in the section entitled "The Sale Agreement—Consideration to be Received Pursuant to the Sale; Adjustments to the Purchase Price" beginning on page 80 of this proxy statement.

Background, Reasons and Recommendations

        See "Special Factors Related to the Transactions—Reasons for the Transactions; Recommendation of the Special Committee and Board of Directors; Fairness of the Transactions" beginning on page 40 of this proxy statement.

Analysis of Financial Advisor of the Special Committee—Xenon Capital Partners

        See "Special Factors Related to the Transactions—Analysis of Financial Advisor of the Special Committee—Xenon Capital Partners" beginning on page 45 of this proxy statement.

Certain Company Forecasts

        See "Special Factors Related to the Transactions—Certain Company Forecasts" beginning on page 55 of this proxy statement.

Financing of the Sale

        The sale is not conditioned upon the receipt of financing by UTV-Management.

Interests of Certain Persons in the Sale

        In considering the recommendation of our board of directors that you vote to approve the sale, you should be aware that certain of our directors and executive officers have financial interests in the sale that may be different from, or in addition to, those of us and our stockholders generally. Our board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the sale agreement and the sale, and in recommending that the sale agreement be approved by our stockholders.

Arrangements with the UTV-Management and CTC Investments

        As of the date of this proxy statement, we have been advised that no members of our current management team have entered into any agreement, arrangement or understanding with UTV-Management or its affiliates regarding employment with UTV-Management or its affiliates.

        Certain members of our current management team may, following the consummation of the sale, continue to be employed by CTC Investments or its subsidiaries, and some of these members may enter into new arrangements with CTC Investments or its subsidiaries or with UTV-Management or its affiliates regarding future employment. Neither CTC Investments nor, to our knowledge, UTV-Management or its affiliates have entered into, or negotiated the terms of, any such arrangements with any members of our management, and UTV-Management's obligations to consummate the sale are not conditioned upon entry into any such arrangements with members of our management team.

        Except as disclosed in this proxy statement, there is no present or proposed material agreement, arrangement, understanding or relationship between UTV-Management or any of its executive officers, directors, controlling persons or subsidiaries, on the one hand, and us or any of our executive officers, directors, controlling persons or subsidiaries, on the other hand.

Accounting Treatment

        The sale will be accounted for as "discontinued operations" in the period in which such transaction is approved by both our board of directors and our stockholders and thus becomes probable.

Regulatory Approvals

        Completion of the sale is subject to clearance by the Russian Federal Antimonopoly Service, the Russian Government Commission on Strategic Foreign Investments and the Agency of the Republic of Kazakhstan for the Protection of Competition. In addition, we have conferred with OFAC regarding the sale, and have received informal guidance from OFAC that OFAC will not assert jurisdiction in respect of the sale.

        We believe that each of our directors and executive officers (except for those members of our board of directors originally designated by Telcrest, who have not stated their intentions) intend to vote all of their shares of common stock "FOR" approval of the sale. Our board of directors believes that the sale and the sale agreement are expedient and for the best interests of, and fair to, our Company and our stockholders and recommends that the stockholders approve the sale. Our board of directors recommends that you vote "FOR" the approval of the sale.

 THE SALE AGREEMENT

        The following summary describes the material terms of the sale agreement, but does not purport to describe all of the terms of the sale agreement. This summary of the sale agreement is qualified by reference to the full text of the sale agreement, a copy of which is attached as Annex A, and is incorporated by reference into this proxy statement. The sale agreement has been included to provide you with information regarding its terms. We encourage you to read the sale agreement carefully and in its entirety, because it is the legal document that governs the sale. It is not intended to provide you with any factual information about our Company. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled "Where You Can Find More Information," beginning on page 118 of this proxy statement.

Explanatory Note Regarding the Sale Agreement

        The sale agreement has been attached as Annex A to provide our stockholders with information regarding its terms. It is not intended to provide to any person not a party thereto any other factual information about our Company. The sale agreement contains representations and warranties of our Company, negotiated between our Company and UTV-Management and made as of specific dates solely for purposes of the sale agreement, including setting forth the respective rights of the parties with respect to their obligations to complete the sale. This description of the representations and warranties is not intended to provide any other factual information about our Company. The representations, warranties and covenants contained in the sale agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the sale agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the sale agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the sale agreement, which subsequent information may or may not be fully reflected in our public disclosures. As a result, no person should rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of us or any of our subsidiaries or affiliates.

The Sale

        The sale agreement provides for the sale by us to UTV-Management of 75% of the participation interests in CTC Investments.

        In addition, in the sale agreement we have agreed to approve the issuance by CTC Investments of an additional, new participation interest in CTC Investments to UTV-Management or its affiliate following closing of the sale, which would result in UTV-Management (together with its affiliate) holding 80% of CTC Investments to ensure compliance with the requirements of the Mass Media Law. These participation interests would be issued in consideration of a promissory note to be issued by UTV-Management or its affiliate to CTC Investments. The promissory note would have the face value of approximately RUB 10,000,000,000, which has been determined on the basis of the value of the charter capital of CTC Investments, and would have a maturity of 15 years and interest rate of 10%.

When the Sale Will be Effective

        The closing of the sale will take place on December 21, 2015 or on such other date as may be mutually agreed by the parties, provided that the conditions to the closing of the sale, described in the section entitled "The Sale Agreement—Conditions to the Sale" beginning on page 87 of this proxy statement, have been each satisfied or waived.

Consideration to be Received Pursuant to the Sale; Adjustments to the Purchase Price

        UTV-Management will pay the purchase price, less an amount equal to any shortfall in cash flow from operating and investing activities during the second half of 2015 compared with an agreed target for this period, and subject to further adjustments described below. In addition, prior to closing, we currently expect to receive approximately $55,000,000 (net of Russian dividend withholding taxes) of available cash from the operating businesses. The purchase price will be payable as follows:

  •
  $150,540,000 (subject to adjustments discussed below) will be paid at closing; and

  •
  $50,000,000 will be held back by UTV-Management pending the calculation of any net cash flow shortfall described above and any application of the indemnity in respect of our overdraft loan facility discussed below. UTV-Management will then pay such amount (as may be reduced by such shortfall or application of the overdraft loan facility indemnity) no later than the 5th business day after such calculation (currently expected by February 1, 2016).

        The purchase price, less any net cash flow shortfall as described above, is subject to further adjustments. Adjustments (if any) are expected to be confirmed as at the 5th business day prior to the scheduled closing of the sale and are as follows:

  •
  Programming Expenditure Adjustment

    o we will indemnify UTV-Management for the amount of any shortfall between the expected programming expenditures planned to be made in the period from June 30, 2015 to the closing of the sale and the actual amount of programming purchased plus cash retained by our subsidiaries;

    o expected programming expenditure for the period from June 30, 2015 to the closing of the sale is $23,499,649 in the case of programming to be paid in dollars and RUB 5,278,139,445 in the case of programming to be paid in Russian rubles; and

    o the potential purchase price adjustment in respect of programming expenditures will be equal to 75% of any such shortfall, denominated in US dollars.

  •
  Kazakh Cash and Indebtedness Adjustment

    o The headline purchase price is based on certain anticipated levels of cash and indebtedness of our Kazakhstan subsidiaries. The purchase price will be reduced by 45% of any shortfall if, upon closing of the sale, the actual levels diverge from the assumed levels of cash and indebtedness.

  •
  Cash Reserve Adjustment

    o It was agreed that $15,000,000 will be retained by our subsidiaries for working capital post-closing. If the cash reserve at closing is less than $15,000,000, the purchase price will be adjusted by an amount equal to 75% of any shortfall of such cash reserve.

  •
  Litigation Indemnity Adjustment

    o In September 2015, CTC Network received a draft statement of claim to be filed with the Superior Court of Justice on Ontario, Canada, from Ethnic Channels Group Inc., which we refer to as ECG, for compensation of general damages in the amount of $3,000,000, as well as special damages (in the amount to be particularized prior to trial) under the exclusive agency agreement between CTC Network and ECG dated September 15, 2014. In the event there are any outstanding amounts as of the 5th business day prior to the scheduled closing of the sale pursuant to claims asserted in the ongoing litigation, the purchase price will be adjusted downwards by the amount equal to 75% of such outstanding amounts.

Indemnities

        We have undertaken certain indemnity obligations in the sale agreement pursuant to which we will have to indemnify, defend and hold harmless UTV-Management, its affiliates and their respective employees, officers and directors from any losses they may suffer arising from:

  •
  any breach of the critical warranties, described in the section entitled "The Sale Agreement—Representations and Warranties" beginning on page 81 of this proxy statement, and any breach of covenants under the sale agreement;

  •
  any claim by any of our stockholders relating to the sale agreement or any transaction contemplated by the sale agreement;

  •
  any unauthorized leakage of funds from our business;

  •
  programming expenditures, Kazakh cash & indebtedness and cash reserve (in the event that the purchase price adjustments at the time of closing of the sale described above were insufficient to take account of the relevant shortfalls); and

  •
  any indebtedness as of December 31, 2015 of our Company and our subsidiaries under the overdraft loan facility made available under a credit agreement with JSC Alfa-Bank with a maximum borrowing limit of RUB 600,000,000.

        Aside from any indemnity claims in respect of either breaches of the critical warranties or claims brought by stockholders, any and all indemnity claims of UTV-Management will have to be brought within the first 40 days following the closing of the sale. Any indemnity claims in respect of breaches of the critical warranties may be brought during the applicable statutes of limitation. Our overall liability in respect of any and all claims under the sale agreement is capped at the amount of the purchase price actually received by us.

Representations and Warranties

        We made certain representations and warranties in the sale agreement that are subject, in some cases, to specified exceptions and qualifications contained in the sale agreement, in the confidential disclosure schedules to the sale agreement or, subject to certain exceptions, in certain documents filed with the SEC. These representations and warranties relate to, among other things:

  •
  our title to the participation interests in CTC Investments that we are selling;

  •
  our filings with the SEC and the accuracy of information in those filings, including our financial statements;

  •
  our corporate organization;

  •
  our ownership of our subsidiaries;

  •
  our authorization to execute and deliver the sale agreement;

  •
  no consents being needed other than our stockholders' approval;

  •
  the corporate documentation and minutes provided to purchaser;

  •
  the capital structure of CTC Investments and our other subsidiaries;

  •
  compliance with applicable laws and orders, no defaults under material contracts, and possession of permits by our subsidiaries;

  •
  no other third parties having equity interests in our subsidiaries;

  •
  our financial statements;

  •
  aggregate working capital of CTC Investments and its subsidiaries as of June 30, 2015 and July 31, 2015;

  •
  the accuracy of our material accounting records and other statutory records;

  •
  the solvency of our Company and of our subsidiaries;

  •
  the conduct of our business and the business of CTC Investments and its subsidiaries in the ordinary course, and the absence of a material adverse effect with respect to our Company and our subsidiaries, since December 31, 2014;

  •
  the absence of material litigation and other proceedings;

  •
  matters relating to labor law compliance;

  •
  matters relating to employee benefits;

  •
  tax matters;

  •
  matters relating to owned and leased real property of our subsidiaries;

  •
  matters relating to machinery and equipment;

  •
  intellectual property matters;

  •
  our material contracts, the enforceability thereof and the performance of obligations thereunder;

  •
  the absence of undisclosed material liabilities;

  •
  environmental matters;

  •
  insurance matters;

  •
  our assets;

  •
  the disclosure of related party transactions;

  •
  our broadcasting, transmission and computer systems;

  •
  the absence of any powers of attorney executed by our subsidiaries that are not held by their employees;

  •
  the receipt by our board of directors of an informal recommendation from our financial advisor; and

  •
  the due authorization of the contemplated further issuance of participation interests in CTC Investments to UTV-Management (or its affiliate).

        All of our representations and warranties other than critical warranties will terminate at, and do not survive, closing. The critical warranties will remain in full force and survive the closing. Critical warranties include:

  •
  title;

  •
  corporate organization;

  •
  our subsidiaries;

  •
  our authorization to execute and deliver the sale agreement;

  •
  our capital structure and capital structure of CTC Investments and our other subsidiaries;

  •
  the absence of any conflict of the sale agreement with our organizational documents;

  •
  the absence of any contracts with respect to shares in any of our subsidiaries or any rights of first refusal or pre-emptive rights in respect of participation interests in CTC Investments; and

  •
  authorization of the contemplated further issuance of participation interests in CTC Investments to UTV-Management (or its affiliate).

        The sale agreement also contains representations and warranties made by UTV-Management that are subject, in some cases, to specified exceptions and qualifications contained in the sale agreement. The representations and warranties of UTV-Management relate to, among other things:

  •
  the availability of financing necessary for UTV-Management to consummate the sale and the other transactions contemplated by the sale agreement;

  •
  its organizational documents;

  •
  its authorization to execute and deliver the sale agreement;

  •
  its compliance with applicable laws and orders; and

  •
  the accuracy of the statements and information supplied by UTV-Management to us for inclusion in this proxy statement.

Stockholders' Meeting

        We agreed to establish a record date for a meeting of our stockholders not later than within 5 business days following the date on which the SEC confirms that it either has no comments on this proxy statement, or does not intend to review this proxy statement. We further agreed to thereafter call, give notice of, convene and hold a meeting of our stockholders for the purpose of obtaining stockholder approval of the sale agreement. Subject to the provisions of the sale agreement described in the section entitled "The Sale Agreement—Restrictions on Solicitation of Takeover Proposals" beginning on page 86 of this proxy statement, our board of directors will recommend that our stockholders vote to approve the sale. Our board of directors, except for those members originally designated by Telcrest, who did not participate in the decision in accordance with our economic sanctions compliance policy, has agreed not to:

  •
  withdraw (or qualify or modify in any manner materially adverse to UTV-Management), or publicly propose to withdraw (or so qualify or modify), its recommendation to approve the sale,

  •
  fail to publicly reaffirm its recommendation to approve the sale within 10 days after UTV-Management so requests in writing (which request may only be made once with respect to each acquisition proposal and each material modification thereto),

  •
  fail to recommend, in a solicitation/recommendation statement on Schedule 14D-9, against any acquisition proposal (as defined below in the section entitled "The Sale Agreement—Restrictions on Solicitation of Takeover Proposals" beginning on page 86 of this proxy statement) subject to Regulation 14D under the Exchange Act within 10 days after the commencement of such acquisition proposal,

  •
  approve, adopt or recommend any acquisition proposal or any acquisition agreement pursuant to such acquisition proposal,

  •
  propose publicly to approve, adopt or recommend, any acquisition proposal or any acquisition agreement or an arrangement pursuant to such acquisition proposal,

  •
  publicly announce that an acquisition proposal constitutes a superior proposal (as defined below in the section entitled "The Sale Agreement—Restrictions on Solicitation of Takeover Proposals" beginning on page 86 of this proxy statement), or

  •
  allow our Company or any of its subsidiaries to execute or enter into any agreement or arrangement with any third party relating to any acquisition proposal, or requiring, or which would reasonably be expected to cause, our Company to abandon, terminate, materially delay or fail to consummate, the sale, other than in the process of taking and disclosing any position or disclosing any information required under Rule 14d-9 or Rule 14e-2 of the Exchange Act or making any "stop, look and listen" communication to our stockholders pursuant to Rule 14d-9(f) of the Exchange Act. Notwithstanding the above, however, at any time prior to our stockholders approving the sale, in the event a material development or material change in circumstances (other than an acquisition proposal) becomes known by our board of directors, our board of directors may withdraw or publicly propose to withdraw, or qualify or modify in any manner materially adverse to UTV-Management its recommendation to approve the sale or fail to publicly reaffirm its recommendation to approve the sale within 10 days after UTV-Management so requests in writing, if our board of directors determines in good faith that the failure to take such action would be reasonably likely to be inconsistent with the directors' fiduciary duties to our stockholders applicable law; provided, that (i) our Company has provided UTV-Management 8 days prior written notice advising UTV-Management that it intends to take such action and specifying, in reasonable detail, the reasons for such action and (ii) prior to such change in recommendation, our Company will, and will direct our legal advisors and the special committee's financial advisors to, during such 8-calendar-day period, negotiate with UTV-Management in good faith to make such adjustments in the terms and conditions of the sale agreement that would allow our board of directors not to make such change in recommendation consistent with its fiduciary duties. We may adjourn, recess or postpone the stockholders' meeting with the consent of UTV-Management, to the extent necessary to ensure that any required supplement or amendment to this proxy statement is filed and provided to our stockholders, or if, as of the time for which the stockholders' meeting is originally scheduled, there are insufficient shares of our common stock represented to constitute a majority of the outstanding shares of our common stock.

Conduct of CTC Investment's Business Pending the Sale

        Under the sale agreement, we have, subject to certain exceptions in the sale agreement, agreed to certain restrictions on the operation of the business of CTC Investments and our other subsidiaries until either the closing date of the sale or the termination of the sale agreement pursuant to its terms, unless UTV-Management gives its prior consent. In general, we have agreed to conduct our business in the ordinary course and to use reasonable best efforts to preserve our present relationships with governmental authorities, customers, suppliers, licensors, licensees, distributors, wholesalers, lessors and others having significant business dealings with us and our subsidiaries.

        In addition, we have agreed that, among other things and subject to certain exceptions, we must cause CTC Investments and its subsidiaries not to, without UTV-Management's prior consent:

  •
  amend their organizational documents;

  •
  declare, authorize, set aside or pay any dividends, other than as specifically outlined by the sale agreement;

  •
  split, combine or reclassify any of their capital stock or issue or grant any capital stock or other securities or other rights to acquire or receive any such capital stock or other securities;

  •
  repurchase, redeem or otherwise acquire any of their capital stock or other securities or rights;

  •
  incur, assume, guarantee or become obligated for any indebtedness;

  •
  increase rate of compensation or other benefits payable or provided to any of their current or former directors, officers or employees, which we refer to as a service provider;

  •
  grant any equity or equity-based awards, other than permitted equity-based awards disclosed in the sale agreement;

  •
  adopt or amend, modify or terminate any employee benefit plan;

  •
  make any bonus, profit sharing, pension, severance or termination pay, retirement or insurance payment, distribution or arrangement to or with any service provider or any of its subsidiaries except for payments that were already accrued prior to the date of the sale agreement and were disclosed to the purchaser;

  •
  enter into, terminate or renew any employment agreement with any service provider of any of its subsidiaries in the case of any employment agreement which contemplates annual remuneration in excess of RUB 5,000,000;

  •
  enter into any new, or amend any existing, collective bargaining agreement covering any service provider of any of its subsidiaries or increase the aggregate employee headcount of the subsidiaries as of the date hereof;

  •
  acquire or purchase any ownership interests, or make any investment in another entity;

  •
  sell, lease, license or otherwise dispose of or subject to any lien any material assets of our subsidiaries, except for those with a value of less than of RUB 50,000,000, in the aggregate; or other than pursuant to an existing disclosed material contract;

  •
  sell, lease, license or otherwise dispose of or subject to any lien any intellectual property;

  •
  make any loans or advances to any person (other than to another subsidiary of the Company);

  •
  adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

  •
  cancel, modify, terminate or grant a waiver under any of their material contracts, or enter into a material contract or a contract that contains a change of control provision in favor of the other party;

  •
  merge or consolidate with any person;

  •
  make any expenditures that exceed singly or in aggregate RUB 50,000,000, other than those set forth in the subsidiaries' cash flow budgets;

  •
  make any changes in any method of tax or financial accounting or, subject to certain exceptions, make or change any material tax election;

  •
  file any material amended tax return, settle or compromise any material tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material taxes, enter into any closing agreement with respect to any material tax or surrender any right to claim a material tax refund;

  •
  enter into a material new line of business; or

  •
  agree in writing to take any of the foregoing actions.

Restrictions on Solicitation of Takeover Proposals

        We have agreed that prior to the effective time of the sale, we and our subsidiaries will not, and we will not authorize or permit our representatives to, directly or indirectly:

  •
  initiate, solicit, knowingly encourage or facilitate any inquiry, proposal or offer that would reasonably be expected to lead to an acquisition proposal; or

  •
  engage in or participate in any discussions or negotiations with, or furnish any non-public information concerning our Company that would reasonably be expected to lead to, any acquisition proposal.

        We are required to provide UTV-Management with prompt written notice (and in any event within 24 hours of receipt) of any acquisition proposal or any inquiries, which notice shall include a copy of any written proposal and the material terms and conditions of any such acquisition proposal, including the identity of the party making such proposals. We are also required to keep UTV-Management reasonably informed of the status and material changes regarding any acquisition proposal.

        If our board of directors receives an unsolicited written acquisition proposal and determines in good faith that it constitutes a superior proposal, and we have complied with certain obligations under the sale agreement, then our board of directors will be permitted to terminate the sale agreement and enter into an agreement with respect to the superior proposal, provided that (i) such agreement is entered into concurrently with termination of the sale agreement, (ii) we complied with our obligation to notify UTV-Management of the acquisition proposal, (iii) we terminated the sale agreement pursuant to its terms and (iv) we paid a termination fee of $5,000,000 and reimbursed UTV-Management's out-of-pocket expenses.

        In addition, if UTV-Management is notified by us that our board of directors intends to terminate the sale agreement, UTV-Management will have eight days, following receipt of such notice, to propose adjustments to the sale agreement, and we will be required to consider the terms of such adjustments and determine whether such adjustments would permit us or our board of directors not to terminate the sale agreement for a superior proposal.

        The sale agreement defines "acquisition proposal" and "superior proposal" as follows:

  •
  "acquisition proposal" means any bona fide proposal or offer (other than a proposal or offer by UTV-Management or any of its affiliates) from a third party relating to (i) a merger, reorganization, sale of assets, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction that, if consummated, would result in any person other than (x) our Company or (y) UTV-Management owning, directly or indirectly, any of the equity interests of any of our subsidiaries held as of the date of the sale agreement directly or indirectly by our Company; (ii) the acquisition in any manner, directly or indirectly, by any third party of beneficial ownership of any of the equity interests of any of our subsidiaries; (iii) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any third party beneficially owning any of the equity interests of any of our subsidiaries, (iv) the acquisition (whether by merger, consolidation, equity investment, joint venture or otherwise) by any third party of any of the assets of any of our subsidiaries (other than in the ordinary course of business); or (v) any combination of the foregoing.

  •
  "superior proposal" means an acquisition proposal made by a third party as to which our board of directors determines in good faith, and considering such factors as our board of directors considers in good faith to be appropriate, is on terms that are superior to our Company than the transactions contemplated by the sale agreement.

        Except as contemplated above, our board of directors may not (i) withdraw (or qualify or modify in any manner materially adverse to UTV-Management), or publicly propose to withdraw (or so qualify or modify), its recommendation, (ii) fail to publicly reaffirm its recommendation within 10 days after UTV-Management so requests in writing (which request may only be made once with respect to each acquisition proposal and each material modification thereto), (iii) fail to recommend, in a solicitation/recommendation statement on Schedule 14D-9, against any acquisition proposal subject to Regulation 14D under the Exchange Act within 10 days after the commencement of such acquisition proposal, (iv) approve, adopt or recommend any acquisition proposal or alternative acquisition agreement or propose publicly to approve, adopt or recommend, any acquisition proposal or alternative acquisition agreement, or (v) publicly announce that an acquisition proposal constitutes a superior proposal. Notwithstanding the above, however, at any time prior to our stockholders approving the sale, in the event a material development or material change in circumstances (other than an acquisition proposal) becomes known by our board of directors, our board of directors may withdraw or publicly propose to withdraw, or qualify or modify in any manner materially adverse to UTV-Management its recommendation to approve the sale or fail to publicly reaffirm its recommendation to approve the sale within 10 days after UTV-Management so requests in writing, if our board of directors determines in good faith that the failure to take such action would be reasonably likely to be inconsistent with the directors' fiduciary duties to our stockholders applicable law; provided that (a) our Company has provided UTV-Management 8 days' prior written notice advising UTV-Management that it intends to take such action and specifying, in reasonable detail, the reasons for such action and (b) prior to such change in recommendation, our Company will, and will direct our legal advisors and the special committee's financial advisors to, during such 8-calendar-day period, negotiate with UTV-Management in good faith to make such adjustments in the terms and conditions of the sale agreement that would allow our board of directors not to make such change in recommendation consistent with its fiduciary duties.

Agreement to Use Best Reasonable Efforts

        We and UTV-Management will cooperate and use our respective best reasonable efforts to take or cause to be taken as soon as reasonably practicable all actions, and will do or cause to be done all things reasonably necessary for purpose of carrying at the intent of the sale agreement and the transactions contemplated by the sale agreement.

Conditions to the Sale

Mutual Conditions

        The respective obligations of us and UTV-Management to effect the sale are subject to the satisfaction or waiver, if permissible under applicable law, of the following conditions:

  •
  the approval of the sale by holders of a majority of the outstanding shares of our common stock; and

  •
  the absence of any law or any temporary, preliminary or permanent restraining order, decree or ruling making illegal or otherwise preventing the consummation of the sale.

Conditions to UTV-Management's Obligations

        The obligations of UTV-Management to effect the sale are also subject to the satisfaction or waiver, if permissible under applicable law, of the following additional conditions:

  •
  All of our representations and warranties being true and correct, except where the failure of such representations and warranties to be so true and correct has not resulted and is not reasonably likely to result in a loss to our subsidiaries in excess of $10,000,000 or otherwise in a material adverse effect with respect to CTC Investments and its subsidiaries;

  •
  No material adverse effect having occurred;

  •
  Our having performed all covenants required to be performed by us under the sale agreement at or prior to the closing;

  •
  Our having executed and delivered transaction documents to be entered into pursuant to the sale agreement;

  •
  Approvals by the competition authorities in Russia and Kazakhstan and an approval pursuant to Russian Foreign Strategic Investment Law having been received;

  •
  The new charter of CTC Investments being adopted and properly registered;

  •
  Confirmation of cash reserves in the amount of $15,000,000 and our Kazakhstan subsidiaries holding cash in the amount of $2,700,000;

  •
  Aggregate working capital of CTC Investments and its subsidiaries, in the view of UTV-Management (acting in good faith) and in light of information received, being not reasonably likely to be below RUB 10,648,000,000 as of December 31, 2015;

  •
  The amount outstanding under our overdraft facility being not more than RUB 600,000,000 and our subsidiaries having no other indebtedness except for the agreed level of indebtedness at our Kazakhstan subsidiaries;

  •
  In respect of certain contracts that have change of control provisions, third party consents having been obtained; and

  •
  All guaranties by CTC Investments in respect of our management incentive plan being released prior to closing.

        For purposes of the sale agreement, "material adverse effect" means any event, occurrence, fact, condition or change that is, individually or in the aggregate, materially adverse to (i) the business, condition (financial or otherwise), revenues, properties, assets, liabilities, operations, prospects or results of operations of the subsidiaries, taken as a whole, or (ii) our ability to consummate the transactions contemplated by the sale agreement or to perform its express obligations under any transaction document entered into pursuant to the sale agreement; provided, however, that none of the following will constitute or be considered in determining whether there has been a material adverse effect:

  •
  any change in United States generally accepted accounting principles or any change relating to or arising from the execution of the sale agreement or any transaction document entered into pursuant to the sale agreement or the announcement of the transactions contemplated by the sale agreement or by other transaction documents;

  •
  any breach by UTV-Management of any provision of the sale agreement or any transaction document; or

  •
  any action required to be taken under the sale agreement or taken at the request or with the written consent of UTV-Management.

Conditions to the Company's Obligations

        Our obligation to effect the sale is subject to the satisfaction or waiver, if permissible under applicable law, of the following additional conditions:

  •
  all representations and warranties of UTV-Management being true and correct, except where the failure of such representations and warranties to be so true and correct does not materially and adversely affect the ability of UTV-Management to consummate the transaction contemplated by the sale agreement;

  •
  UTV-Management having performed all covenants required to be performed by it under the sale agreement at or prior to closing;

  •
  UTV-Management having executed and delivered the transaction documents to be entered into pursuant to the sale agreement; and

  •
  our subsidiaries having paid dividends to our Company in the amount of approximately $55,000,000.

Termination

        We and UTV-Management may, by mutual written agreement, terminate the sale agreement and abandon the sale at any time prior to the effective time of the sale, whether before or after the adoption of the sale agreement by our stockholders.

        The sale agreement may also be terminated and the sale abandoned at any time prior to the effective time of the sale, as follows:

  •
  by either us or UTV-Management:

    o if the sale has not been consummated on or before December 30, 2015; provided that this right to terminate will not be available to a party if the failure to consummate the sale on or before December 30, 2015 was primarily due to that party's failure to perform any of its obligations under the sale agreement;

    o if the material transactions contemplated by the sale are permanently restrained, enjoined or otherwise prohibited by a governmental authority; or

    o if our stockholders' meeting has been held and completed and our stockholders have not adopted the sale agreement at such meeting or any adjournment or postponement of such meeting.

  •
  by UTV-Management:

    o if we have breached or failed to perform any of our representations, warranties, covenants or other obligations in the sale agreement, which breach or failure to perform would give rise to a failure of the condition to UTV-Management's obligation to consummate the sale and such breach or failure cannot be cured by us by December 30, 2015 or (if capable of being cured) shall not have been cured within 10 days following receipt of written notice from UTV-Management of such breach or failure; provided that UTV-Management cannot terminate for breach if it is then in material breach of any of its warranties, agreements, covenants or obligations under the sale agreement;

    o if at any time prior to stockholder approval, our board of directors (a) changes or notifies UTV-Management that it intends to change its recommendation that the stockholders adopt the sale agreement, (b) we have intentionally breached our obligations described in the section entitled "The Sale Agreement—Restrictions on Solicitation of Takeover Proposals" beginning on page 86 of this proxy statement in any material respect provided that, if capable of being cured, such breach shall not have been cured within ten days following receipt of written notice from UTV-Management of such breach, or (c) we have failed to include our recommendation in this proxy statement;

    o if after the date of the sale agreement, there is a material adverse effect; or

    o if matters that are the subject of any supplemental disclosure at closing would reasonably be expected to result in a loss to our subsidiaries in excess of $10,000,000 or otherwise in a material adverse effect.

  •
  by us:

    o if UTV-Management has breached or failed to perform any of its representations, warranties, covenants or agreements in the sale agreement, which breach or failure to perform would give rise to a failure of a condition to our obligation to consummate the sale, and such breach or failure cannot be cured by UTV-Management by December 30, 2015 or (if capable of being cured) shall not have been cured within ten days following receipt of written notice from us of such breach or failure; provided that we cannot terminate for breach if we are then in material breach of any of our warranties, agreements, covenants or obligations under the sale agreement; or

    o if at any time prior to stockholder approval, we have determined to enter an agreement with respect to into a superior proposal in accordance with our obligations described in the section entitled "The Sale Agreement—Restrictions on Solicitation of Takeover Proposals" beginning on page 86 of this proxy statement; provided that, concurrently with such termination, we pay UTV-Management the termination fee described in the section entitled "The Sale Agreement—Termination Fees" beginning on page 91 of this proxy statement and enter into such superior proposal.

Effect of Termination

        In the event of the termination of the sale agreement, written notice must be given to the other parties specifying the provision pursuant to which such termination is made. The parties will have no further liability or obligation under the sale agreement except in respect of claims which arose before or gave rise to the termination.

Termination Fees

        If the sale agreement is terminated in certain circumstances described under "The Sale Agreement—Termination" beginning on page 89 of this proxy statement, we are obligated to pay a termination fee of $5,000,000. In the event that the stockholders do not vote in favor of the sale, we are obligated to pay a "no vote" fee of $2,600,000. In each such case, in addition, we are also obligated to reimburse UTV-Management's out-of-pocket expenses.

        We will be obligated to pay by wire transfer, the termination fee or the no vote fee not later than the second business day following such termination.

Remedies

        We and UTV-Management are entitled to injunctions to prevent breaches of the sale agreement and to specifically enforce the terms and provisions of the sale agreement, in addition to any other remedy to which they are entitled at law or in equity.

        Where the termination fee and UTV-Management's expenses are payable under the sale agreement, UTV-Management's receipt of a termination fee and UTV-Management's expenses will be the sole and exclusive remedy of UTV-Management against our Company and any of our former, current and future affiliates, and each of their respective directors, officers, employees, stockholders, controlling persons or representatives, for any loss or damage in connection with the sale agreement, the negotiation, execution or performance thereof, or the sale. In no event we shall be required to pay the termination fee on more than one occasion. In the event that a no vote fee has already been paid, we shall be entitled to credit the amount of the no vote fee actually paid against the amount of the termination fee we are required to pay under the sale agreement, if any.

Amendment or Supplement

        At any time prior to the effective time of the sale, the parties to the sale agreement may amend or supplement the sale agreement, whether before or after the stockholder approval, by written agreement of the parties and by action of their respective boards of directors. However, following stockholder approval, the parties may not amend the provisions of the sale agreement in any manner which would require further approval by our stockholders under applicable law without such approval.

PROPOSAL 2—THE MERGER

        Upon the consummation of the merger, which will not be undertaken until a date determined by us and Merger Sub following the consummation of the sale, Merger Sub will merge with and into the Company, with the Company surviving and each holder of our common stock as of the effective time of the merger, other than shares of our common stock held by stockholders who have properly demanded appraisal rights under the DGCL with respect to such shares, if any, and shares of our common stock owned by the Telcrest or by our Company or any of its direct or indirect wholly owned subsidiaries, becoming entitled to receive the merger consideration. Following the merger, we will cease to be a publicly traded company. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation. Assuming timely satisfaction of necessary closing conditions, including receipt of a license from OFAC, we anticipate that the merger will be completed in the first quarter of calendar year 2016.

Merger Consideration

        In the merger, each outstanding share of our common stock (other than shares of our common stock held by stockholders who have properly demanded appraisal rights under the DGCL with respect to such shares, if any, and shares of our common stock owned by the Telcrest or by our Company or any of its direct or indirect wholly owned subsidiaries) will be converted into the right to receive the per share merger consideration in cash, without interest, less any applicable withholding taxes. The merger consideration will be between $1.77 and $2.19 per share in cash. The minimum merger consideration of $1.77 per share reflects the maximum potential reduction in the purchase price adjustment pursuant to the terms of the sale agreement, and the actual amount of such consideration will depend on the operating performance of our business during the second half of 2015 and the anticipated cash reserves that will be appropriate in light of potential liabilities at the time of closing. If our available cash at the effective time of the merger is insufficient to distribute merger consideration of at least $1.77 per share, we will resolicit stockholder approval for the proposed transactions. Otherwise, we may consummate the sale and the merger if our board of directors determines that all applicable conditions have been satisfied and the merger consideration is at least $1.77 per share.

Background, Reasons and Recommendations

        See "Special Factors Related to the Transactions—Reasons for the Transactions; Recommendation of the Special Committee and Board of Directors; Fairness of the Transactions" beginning on page 40 of this proxy statement.

Interests of Certain Persons in the Merger

        See "Special Factors Related to the Transactions—Effects of the Merger—Interests of Certain Persons in the Merger" beginning on page 57 of this proxy statement.

 THE MERGER AGREEMENT

        The following summary describes the material terms of the merger agreement, but does not purport to describe all of the terms of the merger agreement. This summary of the merger agreement is qualified by reference to the full text of the merger agreement, a copy of which is attached as Annex B, and is incorporated by reference into this proxy statement. The merger agreement has been included to provide you with information regarding its terms. We encourage you to read the merger agreement carefully and in its entirety, because it is the legal document that governs the merger. It is not intended to provide you with any factual information about our Company. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled "Where You Can Find More Information," beginning on page 118 of this proxy statement.

The Merger

        The merger agreement provides for the merger of Merger Sub with and into our Company upon the terms and subject to the conditions set forth in the merger agreement. As the surviving corporation, our Company will continue to exist following the merger.

Closing

        We and Merger Sub will determine a date on which the closing of the merger will take place. Such date will be a date following the date on which the conditions to the closing of the merger (described in the section entitled "The Merger Agreement—Conditions to the Merger" beginning on page 93 of this proxy statement) have been satisfied or waived (other than the conditions that by their nature are to be satisfied at the closing of the sale, but subject to the fulfilment or waiver of those conditions), unless another date is agreed to in writing by Merger Sub and us.

Effective Time

        The effective time of the merger will occur upon such time as the surviving entity files a certificate of merger with the Secretary of State of the State of Delaware, or any later time set forth in that certificate.

Conditions to the Merger

        The respective obligations of our Company and Merger Sub to consummate the merger are subject to the satisfaction (or waiver, if permissible under applicable law) of the following conditions:

  •
  either (i) the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon (which outstanding shares include those held by Telcrest) or (ii) if our board determines at or prior to our special meeting of the stockholders that the shares of common stock held by Telcrest have remained beneficially owned by Telcrest and that such shares are not blocked property pursuant to applicable sanctions, then the approval of (a) Telcrest and (b) at least a majority of the holders of the outstanding shares of our common stock that are not beneficially owned by Telcrest;

  •
  the final determination of the consideration payable in respect of the sale;

  •
  the granting by OFAC of a license permitting the merger;

  •
  the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any Federal, state or local government administrative agency, commission or other governmental authority or agency or other legal restraint or prohibition having the effect of preventing or prohibiting the consummation of the merger; and

  •
  the absence of any statute, rule, order or regulation enacted or promulgated by any Federal, state or local government administrative agency, commission or other governmental authority or agency of competent jurisdiction having the effect of prohibiting the consummation of the merger.

Termination

        We and Merger Sub may terminate the merger agreement by mutual written consent of us and Merger Sub at any time before consummation of the merger. Additionally, either we or Merger Sub may terminate the merger agreement at any time before the consummation of the merger if following a vote on the adoption of the merger agreement at a meeting of the stockholders, or any postponement or adjournment of such meeting, the merger agreement is not adopted by the approval of at least a majority in voting power of the outstanding shares of common stock.

Amendment

        At any time prior to the effective time of the merger, the parties to the merger agreement may amend the merger agreement, whether before or after the stockholder approval, by written agreement of the parties and by action of their respective boards of directors. However, following stockholder approval, the parties may not amend the provisions of the merger agreement in any manner which would require further approval by our stockholders under applicable law without obtaining or conditioning the effectiveness of such amendment on obtaining such approval.

 APPRAISAL RIGHTS

        Stockholders who are entitled to appraisal rights under applicable law and comply with the provisions of Section 262 of the DGCL, or Section 262, are entitled to seek appraisal of their shares of our common stock and, if the merger is completed, to receive payment in cash for the fair value of their shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The "fair value" of your shares of our common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the per share amount that you are otherwise entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. Our stockholders who elect to exercise appraisal rights must not vote in favor of the proposal to adopt the merger agreement, must continuously be the record holders of their shares through the effective time of the merger and must comply with the provisions of Section 262 in order to perfect their appraisal rights. Strict compliance with the statutory procedures in Section 262 is required. Failure to follow precisely any of the statutory requirements may result in the loss of your appraisal rights.

        This section is intended as a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements, and it is qualified by reference to Section 262, the full text of which appears in Annex C to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

        Section 262 requires that, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days before the stockholder meeting to vote on the merger, shall notify each of its stockholders that appraisal rights are available. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to our stockholders that appraisal rights are available in connection with the merger, in compliance with the requirements of Section 262 and the full text of Section 262 is attached to this proxy statement at Annex C. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C to this proxy statement. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the per share merger consideration described in the merger agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock, the Company believes that if a stockholder considers exercising such rights, such stockholder should seek the advice of legal counsel.

        If you elect to demand appraisal of your shares of our common stock, you must satisfy each of the following conditions:

  •
  you must deliver to us a written demand for appraisal of your shares of our common stock before the vote is taken on the proposal to adopt the merger agreement at the special meeting, which written demand must reasonably inform us of the identity of the holder of record of our common stock who intends to demand appraisal of his, her or its shares of our common stock and that such holder intends thereby to demand appraisal of his, her or its shares;

  •
  you must not vote in favor of the proposal to adopt the merger agreement. Because a proxy received that does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the proposal to adopt the merger agreement or abstain;

  •
  you must continuously hold the shares from the date of making the demand through the effective time of the merger. A stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time of the merger; and

  •
  you or the surviving company must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time of the merger. The surviving company is under no obligation to file any petition and has no intention of doing so.

        If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive payment for your shares of our common stock as provided for in the merger agreement. A holder of shares of our common stock wishing to exercise appraisal rights must hold of record the shares of our common stock on the date the written demand for appraisal is made and must continue to hold the shares of our common stock of record through the effective time of the merger, because appraisal rights will be lost if the shares of our common stock are transferred prior to the effective time of the merger. Voting against or failing to vote for the proposal to adopt the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, and it will constitute a waiver of the stockholder's right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the proposal to adopt the merger agreement or abstain from voting on the proposal to adopt the merger agreement. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement. A stockholder's failure to make the written demand prior to the taking of the vote on the proposal to adopt the merger agreement at the special meeting will constitute a waiver of appraisal rights.

        All demands for appraisal should be addressed to CTC Media, Inc., 31A Leningradsky Prospekt, Moscow, 125284 Russia, Attention: Corporate Secretary, and must be delivered before the stockholder vote is taken on the proposal to adopt the merger agreement at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of our common stock. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of our common stock.

        To be effective, a demand for appraisal by a stockholder of our common stock must be made by, or in the name of, the registered stockholder. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of our common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, broker, trustee or other nominee, submit the required demand in respect of those shares of our common stock. If you hold your shares of our common stock through a bank, broker, trustee or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker, trustee or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the bank, broker, trustee or other nominee. A person having a beneficial interest in shares held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow property and in a timely manner the steps necessary to perfect appraisal rights.

        If shares of our common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares of our common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares of our common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of our common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of our common stock as to which appraisal is sought. Where no number of shares of our common stock is expressly mentioned, the demand will be presumed to cover all shares of our common stock held in the name of the record owner.

        Within ten days after the effective date of the merger, the surviving corporation in the merger must give written notice that the merger has become effective and the effective date thereof to each of our stockholders who has properly filed a written demand for appraisal and who did not vote in favor of the proposal to adopt the merger agreement. At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand for appraisal and accept the merger consideration. However, any attempt to withdraw the demand for appraisal made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with approval conditioned upon the terms as the Court deems just. However, notwithstanding the foregoing, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw such stockholder's demand for appraisal and accept the terms offered upon the merger within 60 days after the effective time.

        Within 120 days after the effective date of the merger, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of our common stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of the petition must be made upon the surviving corporation. The surviving corporation has no obligation to and has not present intention to file a petition, and holders should not assume that the surviving corporation will file a petition. Accordingly, any stockholders who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of shares of our common stock within the time and in the manner prescribed in Section 262. The failure of a stockholder to file a petition within the period specified could nullify the stockholder's previous written demand for appraisal. In addition, within 120 days after the effective date of the merger, any stockholder who complied with the requirements of Section 262, upon written request, will be entitled to receive from the surviving corporation, a statement setting forth the aggregate number of shares of our common stock not voted in favor of the proposal to adopt the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares of our common stock. The statement must be mailed to the requesting stockholder within ten days after written request has been received by the surviving corporation or within ten days after expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of our common stock held either in a voting trust or by a nominee on behalf of a person may, in the person's own name, file a petition or request from the surviving corporation the statement.

        If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation must, within 20 days after receiving service of a copy of the petition, file with the Delaware Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares of our common stock and with whom agreements as to the value of their shares of our common stock have not been reached. After the Delaware Register in Chancery gives notice of the time and place of the hearing to stockholders who have demanded appraisal, if notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of our common stock to submit their stock certificate(s) to the Delaware Register in Chancery for notation of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

        After determination of the stockholders entitled to appraisal of their shares of our common stock, the Delaware Court of Chancery will appraise the shares of our common stock, determining their fair value as of the effective time of the merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of value upon surrender by those stockholders of the certificate(s) representing their shares of our common stock. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

        Although we believe that the per share merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that an appraisal could result in a determination of a value higher or lower than, or the same as, the per share merger consideration. Moreover, we do not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the "fair value" of a share of our common stock is less than the per share merger consideration. In determining "fair value," the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor,  Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

        Costs of the appraisal proceeding (which do not include attorneys' fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of our common stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares of our common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of our common stock, other than with respect to dividends or distributions payable to stockholders of record as of a record date prior to the effective time of the merger.

        In view of the complexity of Section 262 of the DGCL, Company's stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

PROPOSAL 3—ADVISORY VOTE ON MANAGEMENT RETENTION COMPENSATION

        Section 14A of the Exchange Act and Rule 14a-21(c) under the Exchange Act require that we seek an advisory (non-binding) vote from our stockholders to approve the management retention compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the proposed transactions. As required by these provisions, we are asking our stockholders to vote on the adoption of the following resolution:

        "RESOLVED, that the compensation that may be paid or become payable to our named executive officers in connection with the transactions, as disclosed in the table entitled "Management Retention Compensation" pursuant to Item 402(t) of Regulation S-K, including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED."

        Our board of directors (except for those members originally designated by Telcrest, who did not participate in the decision in accordance with our economic sanctions compliance policy) recommends that you vote "FOR" approval of this advisory (non-binding) proposal. Approval of this proposal requires the affirmative vote of the holders of a majority of the shares of our common stock, present in person or represented by proxy and voting on the matter at the special meeting. Approval of this proposal is not a condition to completion of the sale or the merger. The vote with respect to this proposal is an advisory vote and will not be binding on us. Therefore, regardless of whether stockholders approve this proposal, if the sale and merger are approved by the stockholders and completed, the management retention compensation will still be paid to such named executive officers to the extent payable in accordance with the terms of such compensation contracts and arrangements.

Management Retention and Incentive Arrangements

2015 Management Incentive Plan

        A management incentive plan, which we refer to as the MIP, was approved by the compensation committee of our board of directors on April 28, 2015, and subsequently amended on October 19, 2015. The purpose of the MIP was to encourage the retention of our key personnel and the key personnel of our subsidiaries in light of substantial uncertainty regarding our group's future, and the significant risk of management departures in light of attempted recruitment by competitors, following the adoption of the Mass Media Law. Pursuant to the MIP, all outstanding equity awards granted under the previous equity compensation arrangements are required to be forfeited or offset against amounts payable under the MIP.

        As originally adopted, the total cash pool available under the MIP was $10 million. As amended, the total cash pool available under the MIP in connection with the sale is $6 million. An additional $4 million will be retained by CTC Investments and its subsidiaries following the sale, as a retention tool for participants in respect of the 12 months following the sale, upon terms to be agreed following the sale.

        A total of 28 executives and key employees are eligible for payments under the MIP in connection with the proposed sale, as follows:

  •
  6 are eligible for an amount in excess of $300,000 each;

  •
  4 are eligible for an amount between $150,000 and $300,000 each;

  •
  18 are eligible for an amount between $60,000 and $150,000 each; and

  •
  2 are eligible for an amount less than $60,000 each.

        All allocations were determined based on a formula that reflected the relative size of an individual's equity awards previously granted under our equity compensation arrangements. The entitlements will vest upon the closing of the sale, unless a recipient resigns from his or her position prior to any such event. If we terminate participant's employment, the payment of an entitlement is due within one month following the termination. In the event of the disability or death or a participant, the payment of an entitlement remains due to the participant or his or her heirs.

Discretionary Bonus Pool

        On September 25, 2015, our board of directors approved an additional discretionary bonus pool of $1,000,000. This bonus pool is intended to provide an incentive to our key personnel and the key personnel of our subsidiaries to run our business prior to the closing of the sale efficiently so as to minimize any potential reduction of the consideration for the sale under the terms of the sale agreement based on our failure to achieve certain targets for net cash flows from operating and investing activities during the second half of 2015 compared with an agreed target for this period. Therefore:

  •
  if no such reduction is made, the amount payable out of this bonus pool reserve will be $1,000,000;

  •
  if such reduction is less than $5,000,000, the amount payable out of this bonus pool reserve will be $800,000;

  •
  if such reduction is greater than $15,000,000, no bonuses will be awarded out of this bonus pool reserve; and

  •
  if such reduction is more than $5,000,000 but less than $15,000,000, the amount payable out of this bonus pool reserve will be determined on a linear sliding scale from zero to $800,000, based on the amount by which such reduction in consideration under the sale agreement is less than $15,000,000 but greater than $5,000,000.

        Any bonus awards out of this bonus pool will be payable only upon final determination of purchase price, as adjusted, actually paid in connection with the sale transaction. The individuals eligible to receive awards from this bonus pool reserve will be identified by our CEO and COO, acting jointing (with the consent of the special committee).

Management Retention Compensation Table

        The following tables set forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of our named executive officers (which we refer to as NEOs) under the MIP that is based on or otherwise becomes payable immediately prior to, or upon the effectiveness of, the sale and merger, assuming the closing of the sale and merger occurred on October 1, 2015, which is the latest practicable date prior to the filing of this proxy statement.

Name	Cash(1)	Equity	Perquisites/ Benefits	Tax Reimbursement	Other	Total
Yuliana Slashcheva	$801,776	—	—	—	—
Nikolay Surikov(2)	—	—	—	—	—
Vyacheslav Murugov(3)	—	—	—	—	—
Elmira Makhmutova	$417,087	—	—	—	—
Sergey Petrov	$492,808	—	—	—	—

(1)
Amounts shown reflect payments under the 2015 management incentive plan in connection with the sale, and exclude any amounts that may be payable under the discretionary bonus pool described above, the allocations for which have not been determined.

(2)
Mr. Surikov resigned as our Chief Financial Officer effective January 23, 2015.

(3)
Mr. Murugov resigned as our Chief Content Officer effective December 31, 2014.

PROPOSAL 4—ADJOURNMENT OF THE SPECIAL MEETING

        If we fail to receive a sufficient number of votes to approve the sale or to adopt the merger agreement, we may propose to adjourn the special meeting for the purpose of soliciting additional proxies to approve the sale or to adopt the merger agreement. We currently do not intend to propose adjournment of our special meeting if there are sufficient votes to approve the sale and to adopt the merger agreement

        Approval of the proposal to adjourn the special meeting, if necessary, for the purpose of soliciting additional proxies, requires the affirmative vote of holders of a majority of the shares of our common stock present in person or represented by proxy and voting on the matter at the special meeting.

        Our board of directors (except for those members originally designated by Telcrest, who did not participate in the decision in accordance with our economic sanctions compliance policy) recommends that you vote "FOR" the proposal to adjourn the special meeting to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the sale or to adopt the merger agreement.

 RATIO OF EARNINGS TO FIXED CHARGES

        Our ratio of earnings to fixed charges for the periods presented was as follows:

	Nine Months Ended September 30,		Year Ended December 31,
	2014	2015	2013	2014
	(in millions of U.S. dollars, except ratios)
Earnings(a)	132	21	216	163
Fixed Charges(b)	0.3	0.2	0.6	0.4
Ratio of earnings to fixed charges	397	122	354	395

(a)
Earnings consist of income before income taxes, equity income and noncontrolling interest; plus fixed charges and distributed income of equity investees; less noncontrolling interest in pre-tax income of subsidiaries with no fixed charges.

(b)
Fixed charges consist of interest expense.

 UNAUDITED PRO FORMA FINANCIAL INFORMATION

        The following unaudited pro forma condensed consolidated financial statements are based on our historical consolidated financial statements as adjusted to give effect to the sale of the 75% participation interest in CTC Investments to UTV-Management. The unaudited pro forma condensed consolidated statements of income for the nine months ended September 30, 2015 and for the years ended December 31, 2014, 2013 and 2012 give effect to the sale as if it had occurred as of beginning of those periods. The unaudited pro forma condensed combined balance sheet as of September 30, 2015 gives effect to the sale as if it had occurred on September 30, 2015. The unaudited pro forma financial statements do not reflect the issuance by CTC Investments of an additional, new participation interest in CTC Investments to UTV-Management or its affiliate following the closing of the sale, which would result in UTV-Management (together with its affiliate) holding 80% of CTC Investments to ensure compliance with the requirements of the Mass Media Law, because in the sale agreement the Company, in its capacity as a holder of participation interests in CTC Investments, has agreed only to approve such issuance by CTC Investments.

        In order to derive the pro forma financial information, our historical financial information has been adjusted to eliminate the assets, liabilities, and revenues and expenses of the Russian and Kazakhstan businesses to be sold to UTV-Management by virtue of selling to it a 75% participation interest in CTC Investments, all of which have historically been consolidated in our financial statements. Pro forma adjustments are described in the accompanying notes to the unaudited pro forma financial information and are based on information available at the time of preparation and reflect certain assumptions that we believe are reasonable under the circumstances. Accordingly, the pro forma adjustments reflected in the unaudited condensed consolidated pro forma financial information are preliminary and subject to revision and the actual amounts ultimately reported could differ from these estimates.

        The unaudited pro forma financial statements have been provided for informational purposes only and do not purport to be indicative of what would have occurred had the disposition actually been made as of such dates, nor are they indicative of results which may occur in the future. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma financial statements should be read in conjunction with our historical financial statements included in our 2014 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the nine months ended September 30, 2015.

        Under accounting principles generally accepted in the United States, we expect to reflect the results of operations of our Russian and Kazakhstan businesses subject to the sale agreement as discontinued operations at the time when all substantive contingencies have been resolved and necessary approvals obtained, including stockholder approval. The anticipated after-tax loss on the sale of the 75% interest of our Russian and Kazakhstan businesses to UTV-Management will be reflected in our financial statements commencing with the quarter during which the sale is consummated. The remaining non-controlling interest would be accounted for under equity investment method.

        For further information, see the unaudited pro forma condensed financial information included in this proxy statement.

CTC MEDIA, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF SEPTEMBER 30, 2015

(in millions of U.S. dollars, except share and per share data)

	CTC Media Inc. and subsidiaries Historical 1(a)	Pro forma adjustments for Russian and Kazakhstan businesses sold to UTV- Management 1(b)	Notes		Pro Forma
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$84	$187	1(c	)	$271
Short-term investments	17	(17)	1(c	)	—
Trade accounts receivable, net of allowance for doubtful accounts (September 30, 2015—$2)	16	(16)			—
Taxes reclaimable	13	(7)			6
Prepayments	29	(29)			—
Programming rights, net	90	(90)			—
Deferred tax assets	14	(14)			—
Other current assets	1	(1)			—

TOTAL CURRENT ASSETS	264	13			277

PROPERTY AND EQUIPMENT, net	13	(13)			—
INTANGIBLE ASSETS, net:
Broadcasting licenses	20	(20)			—
Cable network connections	8	(8)			—
Trade names	3	(3)			—
Other intangible assets	3	(3)			—

Net intangible assets	34	(34)			—
GOODWILL	46	(46)			—
PROGRAMMING RIGHTS, net	76	(76)			—
INVESTMENTS IN AND ADVANCES TO INVESTEES	2	107	1(d	)	109
PREPAYMENTS	18	(18)			—
DEFERRED TAX ASSETS	7	(7)			—
OTHER NON-CURRENT ASSETS	42	(7)			35

TOTAL ASSETS	$502	$(81)			$421

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Bank loans	1	(1)			—
Accounts payable	49	(48)			1
Accrued liabilities	12	0	1(e	)	12
Dividends blocked under sanctions	35	—			35
Taxes payable	3	(3)			—
Deferred revenue	4	(4)			—
Deferred tax liabilities	6	2			8

TOTAL CURRENT LIABILITIES	110	(54)			56

DEFERRED TAX LIABILITIES	4	(4)			—
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY :
Common stock ($0.01 par value; shares authorized 175,772,173; shares issued September 30, 2015—158,210,719)	2	—			2
Additional paid-in capital	495	—			495
Retained earnings	415	(522)	1(f	)	(107)
Accumulated other comprehensive loss	(503)	503			—
Non-controlling interest	4	(4)			—
Less: Common stock held in treasury, at cost (September 30, 2015—2,106,865 shares)	(25)	—			(25)

TOTAL STOCKHOLDERS' EQUITY	388	(23)			365

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$502	$(81)			$421

See notes to the unaudited pro forma condensed consolidated balance sheet

CTC MEDIA, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

(in millions of U.S. dollars, except share and per share data)

	For the Nine Months Ended September 30, 2015
	Company and subsidiaries Historical 1(a)	Pro Forma adjustments for Company's Russian and Kazakhstan businesses sold to UTV-Management 1(b)	Notes		Pro Forma
REVENUES:
Advertising	$242	$(242)			$—
Sublicensing revenue and other revenues	7	(7)			—

Total operating revenues	249	(249)			—

EXPENSES:
Direct operating expenses (exclusive of programming expenses, depreciation and amortization and stock-based compensation expense shown below)	(24)	24			—
Selling, general and administrative (depreciation and amortization and stock-based compensation expense shown below)	(68)	65			(3)
Stock-based compensation expense	(1)	1			—
Programming expenses	(129)	129			—
Depreciation and amortization	(11)	11			—
Total operating expenses	(233)	230			(3)

OPERATING INCOME	16	(19)			(3)

FOREIGN CURRENCY GAINS	2	(2)			—
INTEREST INCOME	4	(4)			—
INTEREST EXPENSE	(0)	0			—
OTHER NON-OPERATING (LOSS) INCOME, net	(0)	0			—
EQUITY IN (LOSS) INCOME OF INVESTEE COMPANIES	(0)	4	1(c	)	4
Income before income tax	22	(21)	1(c	)	1

INCOME TAX BENEFIT	36	(37)	1(c	)	(1)

NET INCOME	$58	$(58)	1(c	)	$—

LESS: INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	$(1)	$1			—

NET INCOME ATTRIBUTABLE TO CTC MEDIA, INC. STOCKHOLDERS	$57	$(57)			$—

See notes to the unaudited pro forma condensed consolidated statements of income

 CTC MEDIA, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

(in millions of U.S. dollars, except share and per share data)

	For the Fiscal Year Ended December 31, 2014
	Company and subsidiaries Historical 1(a)	Pro Forma adjustments for Company's Russian and Kazakhstan businesses sold to UTV-Management 1(b)	Notes		Pro Forma
REVENUES:
Advertising	$699	$(698)			$1
Sublicensing revenue and other revenues	12	(12)			—

Total operating revenues	711	(710)			1

EXPENSES:
Direct operating expenses (exclusive of programming expenses, depreciation and amortization and stock-based compensation expense (benefit) shown below)	(46)	45			(1)
Selling, general and administrative (depreciation and amortization and stock-based compensation expense shown below)	(159)	155			(4)
Stock-based compensation (expense) benefit	0	(0)			—
Programming expenses	(300)	300			—
Depreciation and amortization	(26)	26			—
Impairment loss	(29)	29			—

Total operating expenses	(560)	555			(5)

OPERATING INCOME (LOSS)	151	(155)			(4)
FOREIGN CURRENCY GAINS (LOSSES)	9	(4)			5
INTEREST INCOME	10	(10)			—
INTEREST EXPENSE	(0)	0			—
OTHER NON-OPERATING (LOSS) INCOME, net	(1)	1			—
EQUITY IN (LOSS) INCOME OF INVESTEE COMPANIES	(1)	34	1(c	)	33

Income before income tax	168	(134)	1(c	)	34

INCOME TAX EXPENSE	(55)	49	1(c	)	(6)

NET INCOME	$113	$(85)	1(c	)	$28

LESS: INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	$(5)	$5			—

NET INCOME ATTRIBUTABLE TO CTC MEDIA, INC. STOCKHOLDERS	$108	$(80)			$28

See notes to the unaudited pro forma condensed consolidated statements of income

 CTC MEDIA, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

(in millions of U.S. dollars, except share and per share data)

	For the Fiscal Year Ended December 31, 2013
	Company and subsidiaries Historical 1(a)	Pro Forma adjustments for Company's Russian and Kazakhstan businesses sold to UTV-Management 1(b)	Notes		Pro Forma
REVENUES:
Advertising	$806	$(805)			$1
Sublicensing revenue and other revenues	26	(26)			—

Total operating revenues	832	(831)			1

EXPENSES:
Direct operating expenses (exclusive of programming expenses, depreciation and amortization and stock-based compensation expense (benefit) shown below)	(47)	47			—
Selling, general and administrative (depreciation and amortization and stock-based compensation expense shown below)	(174)	170			(4)
Stock-based compensation (expense) benefit	(2)	2			—
Programming expenses	(339)	338			(1)
Depreciation and amortization	(33)	33			—
Impairment loss	(30)	30			—

Total operating expenses	(625)	620			(5)

OPERATING INCOME (LOSS)	207	(211)			(4)
FOREIGN CURRENCY GAINS (LOSSES)	2	(2)			—
INTEREST INCOME	12	(12)			—
INTEREST EXPENSE	(1)	1			—
OTHER NON-OPERATING (LOSS) INCOME, net	0	(0)			—
EQUITY IN (LOSS) INCOME OF INVESTEE COMPANIES	1	44	1(c	)	45

Income before income tax	221	(180)	1(c	)	41

INCOME TAX EXPENSE	(61)	52	1(c	)	(9)

NET INCOME	$160	$(128)	1(c	)	$32

LESS: INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	$(8)	$8			—

NET INCOME ATTRIBUTABLE TO CTC MEDIA, INC. STOCKHOLDERS	$152	$(120)			$32

See notes to the unaudited pro forma condensed consolidated statements of income

 CTC MEDIA, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

(in millions of U.S. dollars, except share and per share data)

	For the Fiscal Year Ended December 31, 2012
	Company and subsidiaries Historical 1(a)	Pro Forma adjustments for Company's Russian and Kazakhstan businesses sold to UTV-Management 1(b)	Notes		Pro Forma
REVENUES:
Advertising	$776	$(775)			$1
Sublicensing revenue and other revenues	29	(29)			—

Total operating revenues	805	(804)			1

EXPENSES:
Direct operating expenses (exclusive of programming expenses, depreciation and amortization and stock-based compensation expense (benefit) shown below)	(45)	45			—
Selling, general and administrative (depreciation and amortization and stock-based compensation expense shown below)	(181)	177			(4)
Stock-based compensation (expense) benefit	(5)	5			—
Programming expenses	(317)	316			(1)
Depreciation and amortization	(24)	24			—
Impairment loss	(83)	83			—
Total operating expenses	(655)	650			(5)

OPERATING INCOME (LOSS)	150	(154)			(4)
FOREIGN CURRENCY GAINS (LOSSES)	2	(1)			1
INTEREST INCOME	10	(10)			—
INTEREST EXPENSE	(1)	1			—
OTHER NON-OPERATING (LOSS) INCOME, net	3	(3)			—
EQUITY IN (LOSS) INCOME OF INVESTEE COMPANIES	1	33	1(c	)	34

Income before income tax	165	(134)	1(c	)	31

INCOME TAX EXPENSE	(65)	59	1(c	)	(6)

NET INCOME	$100	$(75)	1(c	)	$25

LESS: INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	$(7)	$7			—

NET INCOME ATTRIBUTABLE TO CTC MEDIA, INC. STOCKHOLDERS	$93	$(68)			$25

See notes to the unaudited pro forma condensed consolidated statements of income

CTC MEDIA, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in millions of U.S. dollars, except share and per share data)

        The unaudited pro forma condensed consolidated statements of income for the nine months ended September 30, 2015 and for the years ended December 31, 2014, 2013 and 2012 illustrate the results of operations as if the sale of a 75% participation interest in CTC Investments had occurred as of the beginning of those periods. The unaudited pro forma condensed consolidated balance sheet illustrates the financial position as of September 30, 2015 as if the sale had occurred on such balance sheet date. The unaudited pro forma condensed consolidated financial information is for informational purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved had the sale been consummated on the dates indicated or reflective of the amount of cash that will actually be held by the Company or available to our stockholders at the closing of the sale and should not be construed as being representative of our future results of operations or financial position. The unaudited pro forma financial statements do not reflect the issuance by CTC Investments of an additional, new participation interest in CTC Investments to UTV-Management or its affiliate following the closing of the sale, which would result in UTV-Management (together with its affiliate) holding 80% of CTC Investments to ensure compliance with the requirements of the Mass Media Law.

        The unaudited condensed consolidated pro forma financial statements should be read in conjunction with the historical audited consolidated financial statements and notes thereto included in our December 31, 2014, 2013 and 2012 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the nine months ended September 30, 2015.

        The pro forma adjustments were prepared as of September 30, 2015 based on information available at the time of preparation and reflect certain assumptions that we believe are reasonable under the circumstances. Accordingly, the pro forma adjustments are preliminary and subject to revision and the actual amounts ultimately reported could differ from these estimates.

        The unaudited pro forma condensed consolidated statements of income for the years ended December 31, 2014, 2013 and 2012 and for the nine months ended September 30, 2015 include the following:

        1(a) Historical activity as reported in our December 31, 2014 Annual Report on Form 10-K for the years ended December 31, 2014, 2013 and 2012 and quarterly report on Form 10-Q for the nine months ended September 30, 2015.

        1(b) Deconsolidation of revenues and expenses associated with the participation interest in CTC Investments to be sold to UTV-Management and accounting under the equity method for the remaining 25% ownership interest in CTC Investments.

        1(c) Adjustment to reflect a 25% share in the earnings of CTC Investments under the equity method of accounting.

        The unaudited pro forma condensed consolidated balance sheet as of September 30, 2015 reflects the following:

        1(a) Historical amounts as reported in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2015.

        1(b) Deconsolidation of the assets and liabilities related to the participation interest in CTC Investments to be sold to UTV-Management, accounting under the equity method for the remaining 25% ownership interest in CTC Investments and the estimated total proceeds to be received from UTV-Management for the sale.

        1(c) Conversion of short-term investments into cash, along with the distribution of cash held by our Russian businesses to the Company net of Russian dividend withholding taxes and the receipt of cash consideration of approximately $200.5 million in connection with the sale of a 75% participation interest in CTC Investments to UTV-Management. The amount of cash to be distributed by the Russian subsidiaries to the Company is based on the amount of cash available as at September 30, 2015 at the RUR/USD exchange rate at that date. Accordingly, the indicated amount of cash as at such date is not necessarily reflective of the amount of cash that will actually be held by the Company or available to its stockholders at the closing of the sale. The actual distribution of dividends denominated in US dollars depends on many factors, including the RUR/USD exchange rate at the date of conversion and actions taken by the Company to hedge foreign currency risk. It is expected that the amount of cash to be distributed to the Company, as denominated in US Dollars, would be approximately USD 41 million (net of Russian dividends withholding taxes).

        1(d) Fair value of the retained 25% equity method investment in CTC Investments. Fair value is estimated based on facts and assumptions existing as of September 30, 2015 and may be different at the date of actual sale.

        1(e) Accrual of estimated additional expenses for liabilities directly related to the sale pursuant to the sale agreement.

        These amounts are not included in pro forma condensed consolidated statements of income as such amounts are nonrecurring in nature.

        1(f) Adjustment to stockholders' equity to reflect the estimated loss on sale of 75% participation interest in CTC Investments to UTV-Management as if the sale had occurred on September 30, 2015. The estimated loss has not been reflected in the unaudited pro forma condensed consolidated statements of income as it is considered to be nonrecurring in nature.

 MATERIAL DIFFERENCES IN RIGHTS OF STOCKHOLDERS

        Telcrest holds shares of our common stock that have been, as of the date of this proxy statement, identified as blocked property by Computershare pursuant to applicable sanctions associated with the Specially Designated Nationals and Blocked Persons List of the U.S. Department of Treasury, Office of Foreign Assets Control. Pursuant to the merger agreement, holders of shares of our common stock that are blocked property pursuant to such sanctions are not entitled to receive the per share merger consideration. Thus, upon consummation of the merger, all of our common stock owned by Telcrest will remain outstanding. See "Special Note Regarding Telcrest."

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures Regarding Related Party Transactions

        CTC Media has in place a written policy to review and ratify transactions that we have with certain related parties, including our principal stockholders, directors, senior executive officers, their immediate family members and entities owned or controlled by them. This policy obligates related parties to disclose the existence of conflicts of interest and potential corporate opportunities. The policy covers transactions and arrangements with a related party including conflicts of interest and corporate opportunities.

        The policy requires that disclosure be made by any executive officer or director promptly after he or she becomes aware of a potential conflict of interest or related party transaction in which he or she would be a participant. In the case of a conflict of interest or related party transaction involving our chief executive officer or any director, the disclosure should be made to our audit committee, which has the authority to determine whether a conflict of interest exists. Disclosure may be made to our chief financial officer certain instances involving executive officers other than our chief executive officer.

        All related party transactions are reviewed and approved by our Audit Committee. In approving or rejecting a related party transaction, our Audit Committee considers the relevant facts and circumstances, including, but not limited to, the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director's independence. Our Audit Committee applies a standard of commercial reasonableness to related party transactions.

Transactions with Related Parties, Major Stockholders and their Affiliates

        The following is a description of the transactions that we have engaged in or that have remained in place since January 1, 2014 with our directors, executive officers, holders of more than 5% of our capital stock, and their respective affiliates. In each case, we determined the transaction prices in negotiation with the counterparty.

Engagement of Xenon

        On July 23, 2015, our special committee engaged Xenon, a financial advisory firm located in Moscow, as its financial advisors to assist the special committee in reviewing, analyzing and executing the proposed sale and merger transactions. On October 7, 2015, the special committee amended the financial terms of its engagement agreement with Xenon in light of the increased complexity of the proposed transactions and the unanticipated scope of the related workload of Xenon.

        Natasha Tsukanova, the Co-Chairman of our board of directors, who was originally designated to serve on our board of directors by MTG pursuant to the stockholders' agreement that was then in place between our two largest stockholders and our Company, is a founder and managing director of Xenon. Our special committee carefully considered the potential conflict of interest presented by Ms. Tsukanova's relationship with Xenon, and concluded that Xenon was the best qualified financial advisory firm that was available to assist the special committee in connection with the transactions. The special committee concluded that Xenon's familiarity with us, through Ms. Tsukanova's role on our board of directors, together with its familiarity with the Russian business environment, best positioned Xenon to provide effective support to the special committee in this regard.

Stockholders' Agreement

        We were party to a stockholders' agreement with our major stockholders, MTG and Telcrest, which terminated by its terms in June 2015. The principal terms of this agreement included the following provisions with respect to the composition of our board of directors:

        Our board of directors has nine members, three of whom were designated by MTG, and three of whom were designated by Telcrest. One member designated by each of MTG and Telcrest serves as one of our co-chairmen. In addition, under the stockholders' agreement, our board of directors designated by simple majority three additional directors, each of whom must qualify as "independent" for audit committee purposes under applicable Nasdaq and SEC rules and regulations. See "Special Note Regarding Telcrest" beginning on page 1 of this proxy statement.

MARKET PRICES OF THE COMPANY'S COMMON STOCK AND DIVIDEND INFORMATION

        Our common stock is listed for trading on the Nasdaq Global Select Market under the symbol "CTCM." The table below shows, for the periods indicated, the price range of our common stock, as reported on the Nasdaq Global Select Market.

	Common Stock
	Price
	High	Low
2013
First Quarter	$12.28	$8.09
Second Quarter	$13.03	$11.12
Third Quarter	$12.59	$10.47
Fourth Quarter	$13.90	$10.55
2014
First Quarter	$13.67	$8.50
Second Quarter	$11.05	$8.30
Third Quarter	$11.45	$6.65
Fourth Quarter	$6.50	$4.55
2015
First Quarter	$4.97	$3.61
Second Quarter	$4.59	$2.27
Third Quarter	$2.30	$1.67
Fourth Quarter (through November 12, 2015)	$1.92	$1.59

        The closing price of our common stock on the Nasdaq Global Select Market on September 24, 2015, the last trading day prior to the public announcement of the execution of the sale agreement, was $1.89 per share. On [    •    ], 2015, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for the common stock on the Nasdaq Global Select Market was $[    •    ] per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of our common stock.

        We have declared and paid dividends in each calendar quarter of 2013 and 2014 and the first quarter of 2015, as set forth below:

Declaration Date	Per Share Dividend	Aggregate Dividend ($'000)	Record Date	Payment Date
March 4, 2015	$0.175	$27,271	March 16, 2015	March 26, 2015
March 5, 2014	0.175	27,249	March 19, 2014	March 28, 2014
April 29, 2014	0.175	27,258	June 16, 2014	June 26, 2014
July 25, 2014	0.175	27,259	September 5, 2014	September 25, 2014
October 27, 2014	0.175	27,258	December 1, 2014	December 23, 2014
March 5, 2013	0.15	23,724	March 20, 2013	March 26 and April 8, 2013
April 30, 2013	0.16	25,216	June 3, 2013	June 26, 2013
August 2, 2013	0.16	24,914	September 2, 2013	September 26, 2013
November 5, 2013	0.16	24,914	December 2, 2013	December 24, 2013

		$235,063

        During the three months ended March 31, 2015 and the twelve months ended December 31, 2014, we declared and paid dividends to Telcrest of $6.9 and $27.7 million, respectively, which were blocked pursuant to applicable U.S. economic sanctions. During the three months ended March 31, 2015 and the twelve months ended December 31, 2014, we declared and paid dividends to MTG of $10.5 and $42.0 million, respectively.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding the beneficial ownership of our common stock as of October 31, 2015 by:

  •
  each person, entity or group of affiliated persons or entities known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

  •
  each of our directors and director nominees;

  •
  each named executive officer (our "named executive officers"), as required by the rules of the Securities and Exchange Commission (the "SEC"); and

  •
  all of our directors and executive officers as a group.

The beneficial ownership set forth below includes any shares that the person has the right to acquire within 60 days after October 31, 2015 through the exercise or conversion of any stock option or other right. The address for each director and executive officer of the Company is: c/o CTC Media, Inc., 31A Leningradsky Prospekt, Moscow, 125284 Russia.

Name and Address of Beneficial Owner(1)	Number of Outstanding Shares of Common Stock Beneficially Owned, Including Vested Equity Awards	Percentage of Common Stock Outstanding
5% stockholders
MTG Russia AB(2)	60,008,800	38.44%
Skeppsbron 18
Box 2096
SE-10313 Stockholm, Sweden
Telcrest Investments Limited(3)	39,548,896	25.33%
Themistokli Dervi
3 Julia House
1066, Nicosia
Cyprus
Directors
Angelo Codignoni	—	—
Natasha Tsukanova	—	—
Tamjid Basunia	—	—
Kaj Gradevik	—	—
Irina Gofman(4)	60,008,800	38.44%
Werner Klatten	—	—
Jean-Pierre Morel	—	—
Alexander Pentya(5)	39,548,896	25.33%
Timur Weinstein	—	—
Named Executive Officers
Yuliana Slashcheva(6)	51,297	*
Stanislav Ploschenko(6)	—	*
Elmira Makhmutova(6)	23,334	*
Sergey Petrov(6)	125,616	*
All current directors and named executive officers as a group (13 persons)(4)(5)(6)	99,757,943	64.90%

*
Represents less than 1% of our outstanding common stock.

(1)
We believe that each stockholder has sole voting and investment power with respect to the shares listed, except as otherwise noted. The number of shares beneficially owned by each stockholder is determined under rules of the SEC, and the information is not necessarily indicative of ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of October 31, 2015 through the exercise of any stock option or other right. The inclusion herein of any shares of our common stock deemed beneficially owned does not constitute an admission by such stockholder of beneficial ownership of those shares of our common stock. Shares of common stock which an individual or entity has a right to acquire within the 60-day period following October 31, 2015 pursuant to the exercise of stock options or any other right are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or entity, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or entity shown in the table.

(2)
Based solely on Schedule 13D filed with the Securities and Exchange Commission by MTG on August 14, 2007, as amended May 13, 2011 and May 20, 2011, MTG directly owns 60,008,800 shares of our common stock. Modern Times Group MTG AB, a Swedish public company, Skeppsbron 18 Box 2094, SE-103 13, Stockholm, Sweden, by virtue of its indirect ownership of 100% and control of MTG, may be deemed to share beneficial ownership of, and the power to vote and the power to dispose of, these shares of our common stock held by MTG.

(3)
Based solely on a Schedule 13D filed with the Securities and Exchange Commission by Telcrest on June 1, 2011, as amended on September 7, 2012, March 26, 2014 and September 25, 2015. Telcrest was formed for the purpose of acquiring and holding the shares of our common stock of our Company and the principal business of Telcrest is to function as a holding company. According to such Schedule 13D, as amended: On September 17, 2015, the shareholders agreement between the shareholders of Telcrest was terminated and currently there is no shareholders agreement between the shareholders of Telcrest in place. On September 20, 2015, a wholly owned subsidiary of LLC IC Abros, which is a holding company related to Bank Rossiya, sold shares of Telcrest to a third party that is not controlled by Abros, Bank Rossiya or CJSC ABR Management. In addition, Telcrest's Articles of Association were amended to, among other things, eliminate certain distinctions between its Class A and Class B shares and give both classes equal voting rights. Finally, on September 23, 2015, Telcrest issued additional shares to another party that is not controlled by Abros, Bank Rossiya or CJSC ABR Management. According to such Schedule 13D, as amended: as a result of these transactions, no person beneficially owns a majority of Telcrest's voting interests or equity interests. However, as of the date of this proxy statement, Computershare has identified the shares of common stock held by Telcrest as blocked property pursuant to applicable sanctions requirements.

(4)
Consists of 60,008,800 shares held by MTG, of which Ms. Gofman disclaims beneficial ownership, except to the extent of her pecuniary interest therein. Ms. Gofman, a member of our board of directors, is the chief executive officer of MTG and CIS and is employed by an affiliate of MTG.

(5)
Consists of 39,548,896 shares held by Telcrest. Mr. Pentya is a director of Telcrest. Mr. Pentya disclaims beneficial ownership of the shares held by Telcrest, except to the extent of his pecuniary interest therein.

(6)
Consists solely of equity awards currently exercisable or exercisable within 60 days of September 30, 2015, pursuant to the terms of our 2009 Stock Incentive Plan and 2013 Equity Incentive Plan.

(7)
To our knowledge, there are no voting trusts or similar arrangements among any of the foregoing persons or entities with respect to the voting of shares of our common stock.

 DELISTING AND DEREGISTRATION OF THE COMPANY'S COMMON STOCK

        If the merger is completed, our common stock will be delisted from the Nasdaq Global Select Market and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of our common stock. In addition, if the merger is completed, our common stock will no longer be publicly traded.

OTHER MATTERS

        Our board of directors currently knows of no other business that will be presented for consideration at the special meeting. Nevertheless, should any business other than that set forth in the notice of special meeting of stockholders properly come before the meeting, the enclosed proxy confers discretionary authority to vote with respect to matters, including matters that our board of directors does not know, a reasonable time before proxy solicitation, are to be presented at the meeting. If any of these matters are presented at the meeting, then the proxy holders named in the enclosed proxy card will vote in accordance with their judgment.

STOCKHOLDER PROPOSALS

        If the merger is completed, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed, or if we are otherwise required to do so under applicable law, we would hold a 2016 annual meeting of stockholders at a date and time to be determined in the future. If the merger is not consummated, any stockholder proposals intended to be presented pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy statement and accompanying proxy card for our next annual meeting must have been delivered to, or mailed to and received at, our principal office at 31A Leningradsky Prospekt, Moscow 125284 Russia a reasonable time before we mail our proxy materials and have met the requirements of Rule 14a-8.

HOUSEHOLDING OF PROXY MATERIAL

        The SEC has adopted rules that permit companies and intermediaries (e.g., banks, brokers, trustees or other nominees) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies. Each stockholder who participates in householding will continue to receive a separate proxy card.

        A number of brokers with account holders who are our stockholders will be "householding" our proxy materials. A single proxy statement report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement, please notify your bank, broker, trustee or other nominee and direct a written request to Investor Relations, CTC Media, Inc., 31A Leningradsky Prospekt, Moscow, 125284 Russia, by e-mail to ir@ctcmedia.ru or by telephone at +7 (495) 783 3650. If any stockholders in your household wish to receive a separate copy of this proxy statement, they may call or write to Investor Relations and we will promptly provide additional copies. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their bank, broker, trustee or other nominee.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the Investor Relations page of our corporate website at www.ctcmedia.ru. Our website address is provided as an inactive textual reference only. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference.

        Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each statement is qualified by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to "incorporate by reference" into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting.

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (filed with the SEC on March 5, 2015) and Amendment No. 1 thereto (filed with the SEC on May 1, 2015);

  •
  Quarterly Reports on Form 10-Q for the fiscal quarter ended June 30, 2015 (filed with the SEC on August 7, 2015) and for the fiscal quarter ended September 30, 2015 (filed with the SEC on November 9, 2015); and

  •
  Current Reports on Form 8-K filed with the SEC on March 5, 2015, July 6, 2015, July 24, 2015 and September 24, 2015.

        Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Investor Relations, CTC Media, Inc., 31A Leningradsky Prospekt, Moscow, 125284 Russia, by e-mail to ir@ctcmedia.ru or by telephone at +7 (495) 783 3650; or from our proxy solicitor, Georgeson, by telephone toll-free at +1 (866) 821-2614 (banks, brokers, trustees or other nominees can call collect at +1 (781) 575-2137) or by email at CTCMEDIA@georgeson.com; or from the SEC through the SEC website at the address provided above. Any person, including any beneficial owner, to whom this proxy statement is delivered may also inspect any report, opinion or appraisal prepared in connection with this proxy statement and included as Exhibit C to the Statement on Schedule 13e-3 filed contemporaneously herewith at our Company's principal executive offices at CTC Media, Inc., 31A Leningradsky Prospekt, Moscow, 125284 Russia, during regular business hours. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

        THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE A PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF OUR COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH

INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [                                    ], 2015. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

 Annex A

EXECUTION VERSION

FRAMEWORK AGREEMENT

between

CTC MEDIA, INC.

and

UTV-MANAGEMENT LLC

in respect of the sale and purchase of

participatory interest in CTC Investments, LLC

dated as of September 24, 2015

i

ii

		Page
SECTION 10.03.	Counterparts	52
SECTION 10.04.	Entire Agreement	52
SECTION 10.05.	Severability	53
SECTION 10.06.	Governing Law	53
SECTION 10.07.	Consent to Jurisdiction and Service of Process	53
SECTION 10.08.	WAIVER OF JURY TRIAL	54
SECTION 10.09.	Specific Performance	54
SECTION 10.10.	Confidentiality	55
SECTION 10.11.	Assignment	55
SECTION 10.12.	Expenses	55
Schedules
Schedule 1.01(a)	Acquired Companies
Schedule 1.01(b)	Acquired Companies Cash Flow Budgets
Schedule 1.01(c)	Leakage: Excluded Related Party Transactions
Schedule 1.01(d)	Net Cash Flow Pro Forma
Schedule 1.01(e)	Programming Plan
Schedule 1.01(f)	Restructuring Plan
Schedule 1.01(g)	Russian SPA
Schedule 1.01(h)	Form of 5% Resolution
Schedule 2.03	Closing
Schedule 3.13	Working Capital of the Acquired Companies as of June 30, 2015 and July 31, 2015
Schedule 6.01(f)	Permitted Leakage
Schedule 7.02(h)	Form of Target's New Charter
Schedule 7.02(l)	Form of Confirmations of Beneficial Ownership of 2015 Dividends

iii

 FRAMEWORK AGREEMENT

        This FRAMEWORK AGREEMENT (this "Agreement"), dated September 24, 2015, is made between CTC Media, Inc., a corporation organized and existing under the law of the State of Delaware (the "Seller") and UTV-Management LLC, a company organized and existing under the law of the Russian Federation (the "Purchaser", and together with the Seller, the "Parties").

RECITALS

        WHEREAS, Seller legally and beneficially owns all the participation interests in CTC Investments LLC, a limited liability company organized and existing under the law of the Russian Federation under the main state registration number (OGRN) 1027739102148 and whose registered office is at 3-ya Sokolnicheskaya Street 5, building 1, Moscow, 107014, Russian Federation (the "Target");

        WHEREAS, Seller has agreed to sell, and the Purchaser has agreed to buy the Sale Participation Interests (as defined below) upon the terms and subject to the conditions set out in this Agreement (the "Contemplated Acquisition").

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties of the Parties, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

        SECTION 1.01.    Certain Definitions.     As used in this Agreement, the following terms shall have the following meanings:

        "Acceptable Confidentiality Agreement" means a confidentiality agreement with a Third Party containing terms no less restrictive with respect to such Third Party than the terms set forth in the Confidentiality Agreement with respect to Purchaser.

        "Acquired Companies" means Target and the other legal entities listed in Schedule 1.01(a).

        "Acquired Companies Cash Flow Budgets" means the budgets of the Acquired Companies setting forth the budgeted total cash flows from operating and investment activities of the Acquired Companies prepared on the consolidated basis and expressed in Roubles in respect of the third and the fourth quarters of 2015 as set out in Schedule 1.01(b) .

        "Acquired Companies Financial Statements" means the financial statements of each Acquired Company for (i) each of the years ended December 31, 2012, December 31, 2013 and December 31, 2014; (ii) for the three months ended March 31, 2015 and for the six months ended June 30, 2015, in each case as set forth on Section 3.12(b)-(c) of the Disclosure Schedule; and (iii) as contemplated by Section 6.05(e), for the nine months ending September 30, 2015.

        "Acquired Company Intellectual Property" means all Intellectual Property that is owned or used under license by any Acquired Company.

        "Acquisition Proposal" has the meaning specified in Section 6.03(h).

        "Actual Net Cash Flow" has the meaning specified in Section 2.01(d).

        "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

        "APC" means the Agency of the Republic of Kazakhstan for Protection of Competition.

1

        "APC Approval" means a written consent (approval) to economic concentration granted by the APC to the Purchaser, either unconditional or in a form satisfactory to the Purchaser, which allows the acquisition of the Sale Participation Interests by the Purchaser.

        "Agreement" has the meaning specified in the preamble.

        "Alternative Acquisition Agreement" has the meaning specified in Section 6.03(c).

        "Applicable Law" means any applicable law, statute, ordinance, code, rule, regulation, order, writ, injunction, decree, ruling, determination, award, standard, permit or variance of any Governmental Authority, or any binding agreement with any Governmental Authority.

        "Assets" has the meaning specified in Section 3.29(a).

        "Broadcasting & Computer System" has the meaning specified in Section 3.31.

        "Budget Performance Certificate" has the meaning specified in Section 2.01(d).

        "Budgeted Net Cash Flow" means the amount of Net Cash Flow of the Acquired Companies shown in the Acquired Companies Cash Flow Budgets.

        "Business" means various business operations of the Acquired Companies including operating free-to-air television channels, as described in the SEC documents.

        "Business Day" means any day other than (i) a Saturday or Sunday or (ii) a day on which commercial banking institutions generally are authorized or obligated by law, regulation or executive order to close in the city specified, and if no city is specified, then in New York, New York or Moscow, Russia.

        "Cash Reserve" means the USD cash amount of USD 15,000,000, such amount to be held (in USD, in freely-available funds) in a bank account of an Acquired Company no later than the sixth (6th) Business Day prior to Closing.

        "Change in Recommendation" has the meaning set forth in Section 6.03(c).

        "Closing" has the meaning specified in Section 2.02.

        "Closing Date" has the meaning specified in Section 2.02.

        "Confidentiality Agreement" means the confidentiality agreement dated April 27, 2015 between the Seller and Media-One Holdings Limited.

        "Contemplated Acquisition" has the meaning specified in the recitals.

        "Contract" means any binding contract, agreement, arrangement, understanding, commitment, franchise, indenture, lease, purchase order or license, whether written or otherwise.

        "control" (including the terms "controlled by" and "under common control with") mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or otherwise.

        "Critical Warranties" means the Warranties given in Section 3.01 (Title), Section 3.03 (Organization), Section 3.04 (Acquired Companies), Section 3.05 (Authorization; Validity), clause (a) of Section 3.06 (No Violations. No Change of Control Provisions), Section 3.09 (Capitalization), and Section 3.11 (No Other Agreements or Rights) and Section 3.34 (5% Issuance).

        "DGCL" means the General Corporation Law of the State of Delaware.

        "Disclosure Schedule" means the disclosure schedule from the Seller to the Purchaser delivered to the Purchaser before the execution of this Agreement.

2

        "EHS Laws" has the meaning specified in Section 3.26(a).

        "End Date" has the meaning specified in Section 8.01(b).

        "Equipment" has the meaning specified in Section 3.22(a).

        "Equity Interest" means any share, capital stock, partnership, membership, voting security or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

        "Excess Prepayments" means cash amounts in excess of 280 million Roubles received in 2015 in respect of advertising to be broadcast on or after January 1, 2016.

        "Excess Undelivered GRPs" means cash amounts in excess of 100 million Roubles received in 2015 in respect of advertising inventory sold but not delivered in 2015 (to the extent such obligations have not otherwise be satisfied by the delivery of other advertising, sponsorships or product placements during 2015), calculated by multiplying the undelivered gross ratings points ("GRPs") in respect of each relevant advertising client by the applicable cost per point ("CPP") contractually agreed with such client.

        "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

        "Expected Programming Expenditure" has the meaning specified in Section 2.01(c).

        "Fairly Disclosed" has the meaning specified in Section 4.02.

        "FAS" means the Federal Antimonopoly Service of the Russian Federation.

        "FAS Approval" means a written consent (approval) granted by FAS to the Purchaser, either unconditional or in a form satisfactory to the Purchaser, which allows the acquisition of the Sale Participation Interests by the Purchaser.

        "FSIL" means Federal Law No. 57-FZ "On the Procedure for Accomplishing Foreign Investments into Entities Having Strategic Importance for Procuring State Defense and Security", dated April 29, 2008, as amended.

        "FSIL Approval" means the approval of the transactions contemplated by this Agreement by the Government Commission responsible for the Control of Foreign Investments in the Russian Federation pursuant to FSIL, or the written confirmation of FAS that such approval is not required, to be sought by the Purchaser prior to Closing.

        "Government List" has the meaning specified in Section 5.06(b).

        "Government Official" means any officer or employee of a Governmental Authority, any Person acting for or on behalf of any Governmental Authority, any political party or official thereof or any candidate for political office.

        "Governmental Approval" means any authorization, consent, approval, license, ruling, permit, certification, exemption or registration by or with any Governmental Authority.

        "Governmental Authority" means any executive, judicial, legislative, administrative or other federal, national, state or local governmental authority, ministry, department, agency, office, organization or authority other than a commercial entity acting in a commercial capacity.

        "Hazardous Substances" has the meaning specified in Section 3.26(a).

        "Holdback Amount" has the meaning specified in Section 2.01(b).

        "IFRS" means International Financial Reporting Standards as issued by the International Accounting Standards Board, consistently applied.

3

        "Indebtedness" means, with respect to any Person, (i) all obligations of such Person for borrowed funds or funds in the nature of borrowings, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the Ordinary Course of Business, (iv) all obligations of such Person as lessee under leases which shall have been or should be, in accordance with US GAAP, recorded as capital leases, (v) all amounts available to be drawn and the amount of all unpaid drawings, under letters of credit issued for the account of such Person, (vi) receivables sold or discounted (other than to the extent sold on a non-recourse basis and, in respect of any Acquired Company, other than arising in the Ordinary Course of Business and reflected in the Acquired Companies Financial Statements, Seller's Financial Statements or Management Accounts), (vii) all obligations for borrowed funds secured by any Lien on any assets of such Person whether or not such Person has assumed or become liable for payment of such obligations for borrowed funds, (viii) such Person's net exposure pursuant to derivatives or interest rate caps, collar or swap agreements or other contracts or arrangements designed to protect against fluctuations in interest rates or currency exchange rates,(ix) any accrued interest, premiums, penalties, breakages, "make whole amounts" and other obligations relating to the foregoing payable in connection with the repayment of the foregoing, and (x) all guarantees of such Person in respect of Indebtedness of others of the kinds referred to in clauses (i) through (ix) above.

        "Indemnified Parties" has the meaning specified in Section 9.02(a).

        "Indemnifying Party" has the meaning specified in Section 9.02(a).

        "Intellectual Property" means any intellectual property or proprietary rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered, including such rights in and to: (i) trademarks and pending trademark applications, trade dress, service marks, certification marks, logos, trade names, brand names, corporate names, assumed names and business names; (ii) issued patents and pending patent applications, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like statutory rights, inventions, invention disclosures, discoveries and improvements, whether patentable or not; (iii) works of authorship; (iv) Trade Secrets (as defined herein); and (v) computer software, data files, source and object codes, user interfaces, manuals, databases and other specifications and documentation (collectively, "Software").

        "Kazakh Cash" has the meaning specified in Section 2.01(c)(ii).

        "Landlord Leases" has the meaning specified in Section 3.21(d).

        "Leakage" means, in respect of the period commencing on and from June 30, 2015 to and including Closing, any of the following matters or events (except as the Purchaser may have specifically agreed in writing):

  (i)
  any dividend, bonus issue or distribution declared, paid or made (whether actual or deemed and whether in cash, in stock or in specie) by any Acquired Company;

  (ii)
  any payments made by or guaranteed by any Acquired Company in respect of any share capital, loan capital (in the case of loan capital, other than to or for the benefit of another Acquired Company) or other securities of any Group Company being issued, redeemed, purchased or repaid, or any other return of capital;

  (iii)
  any payments made (or future benefits granted) (or assets transferred or surrendered to, or liabilities assumed, indemnified, or incurred for the benefit of) by any Acquired Company for

4

    any charges relating to this Agreement or the transactions contemplated hereby, including professional advisers' costs, management transaction-related bonuses or retention bonuses;

  (iv)
  the waiver by any Acquired Company of any amount owed to it or any other material right it has under a Material Contract (whether such right is current, future or contingent);

  (v)
  any purchase, directly or indirectly, by any Acquired Company from the Seller or any Affiliate of the Seller (other than an Acquired Company) or from any Principal Shareholder or any Affiliate of the Principal Shareholder, of any assets or services or otherwise conferring a benefit to any of them, including any waiver by any Acquired Company of any economic benefit or amount owed to that Acquired Company by Seller or any Affiliate thereof (other than an Acquired Company) or any Principal Shareholder, other than as identified in Schedule 1.01(c);

  (vi)
  any payment made, or any liability incurred, by any Acquired Company not in the Ordinary Course of Business;

  (vii)
  the incurrence of any Indebtedness or the provision of any guarantee or indemnity of any nature by any Acquired Company other than:

  a.
  in respect of such Indebtedness or guarantee, any Indebtedness incurred or guarantee provided under the Overdraft Facility (or any credit lines approved by Purchaser in advance); or

  b.
  in respect of such indemnity, any immaterial indemnities incurred in the Ordinary Course of Business.

  (viii)
  the agreement or understanding by any Acquired Company to do any of the matters set out in items (i) to (vii) above; and

  (ix)
  any Tax becoming payable by any Acquired Company as a consequence of any of the matters referred to in (i) to (viii) above,

but does not include any Permitted Leakage.

        "Leased Property" has the meaning specified in Section 3.21(c).

        "Lien" means any mortgage, security interest, conditional sale or other title retention agreement, pledge, hypothecation, lien (including workers, repairmen, warehousemen, carrier and mechanics liens), preferential arrangement, judgment, encumbrance, setoff, claim, option, right of first refusal, or any other preferential arrangement having a similar effect, of any kind or nature, whether arising by agreement, by statute or otherwise.

        "Litigation Indemnity" has the meaning specified in Section 2.01(c)(iv).

        "Losses" means any and all claims, losses (excluding indirect or consequential loss, loss of profit, or loss of reputation), liabilities, costs, penalties, fines and expenses (including expenses for attorneys, accountants, consultants and experts), damages, obligations to third parties, expenditures, proceedings, judgments, awards, settlements or demands that are imposed upon or otherwise incurred, suffered or sustained by the relevant party, and each particular instance thereof a "Loss".

        "Management Accounts" means unaudited monthly management accounts of the Seller for July 2015 (as set out in Schedule 3.12(e) to the Disclosure Schedule) and as delivered in accordance with Section 6.05(d).

        "Material Adverse Effect" means any event, occurrence, fact, condition or change that is, individually or in the aggregate, materially adverse to (i) the business, condition (financial or otherwise), revenues, properties, assets, liabilities, operations, prospects or results of operations of the

5

Acquired Companies, taken as a whole, or (ii) the ability of the Seller to consummate the transactions contemplated hereby or to perform its express obligations under any Transaction Document; provided, however, that none of the following, either alone or in combination, shall constitute or be considered in determining whether there has been a Material Adverse Effect: (a) any change in US GAAP or any change relating to or arising from the execution of this Agreement or the Transaction Documents or the announcement of the transactions contemplated hereby or thereby; (b) any breach by the Purchaser of any provision of this Agreement or any Transaction Document; or (c) any action required to be taken under this Agreement or taken at the request or with the written consent of the Purchaser.

        "Material Contract" means each agreement, arrangement, instrument, bond, commitment, indemnity, indenture, lease, license or understanding, including all material amendments and modifications, whether or not in writing, to which any Acquired Company is a party or by which the assets held by any Acquired Company are bound in the following categories: (i) Contracts requiring expenditure in any twelve-month period by any Acquired Company in excess of RUB 50 million (or the equivalent thereof in any other currency as of the date hereof); (ii) Contracts that are not cancelable within 180 calendar days or that are cancelable but cancellation would entail a penalty, cost or other liability in excess of RUB 50 million (or the equivalent thereof in any other currency as of the date hereof); (iii) promissory notes, loans, agreements, indentures, guarantees, evidences of Indebtedness or other instruments related to Indebtedness, whether as a borrower, lender or guarantor, in excess of RUB 50 million (or the equivalent thereof in any other currency as of the date hereof); (iv) Contracts containing covenants limiting in any material way the ability of any Acquired Company to sell or otherwise dispose of assets, compete with any Person (other than in respect of any Acquired Company), operate at any location, or in any other material way restricts the manner and scope of the operations of any Acquired Company; (v) partnership or joint venture agreements or any Contracts of any Acquired Company (or Seller) with any minority shareholder in an Acquired Company; (vi) Contracts of any Acquired Company with Third Parties for the broadcast or transmission of the signal of any Acquired Company including digital broadcasting and internet access to the Programming of any Acquired Company; (vii) Contracts relating to previous or planned mergers, consolidations, reorganizations or acquisitions, dispositions or divestitures of assets or otherwise, under which any Acquired Company or any other party thereto has material continuing rights or obligations; (viii) agreements with any Affiliate, officer, director or employee of any Acquired Company (other than employment Contracts entered into in the Ordinary Course of Business under which annual remuneration (including bonuses) cannot be more than RUB 5 million (or the equivalent thereof in any other currency as of the date hereof) in any single calendar year; (ix) any Contract not entered into in the Ordinary Course of Business; or (x) any other Contract that is material to any Acquired Company and the termination, or breach or default of which would, individually or in the aggregate, reasonably likely have a Material Adverse Effect.

        "Net Cash Flow" means an amount in Roubles equal to the sum of (i) the net cash flows from operating activities and (ii) the net cash flows from investing activities of the Acquired Companies on a consolidated basis for the third quarter 2015 and for the fourth quarter 2015, as derived from the books and records of the Acquired Companies, prepared and calculated in accordance with US GAAP and by applying the accounting principles, policies, procedures, categorizations, assets recognition bases, definitions, methods, practices and techniques (including in respect of the exercise of management judgment) as adopted and consistently applied in the preparation of the Seller Financial Statements as of and for the year ended December 31, 2014; provided, however, that such calculations shall be made on a direct method basis. Net Cash Flow shall not include any of the following amounts (and accordingly to the extent that such amounts were included in the reported Net Cash Flow, they shall be taken out): (A) any cash income actually received in respect of Excess Prepayments; (B) any cash income actually received in respect of Excess Undelivered GRPs, and (C) any cash income arising from a matter subject to the approval of the Purchaser under Section 6.01 that was not approved by the Purchaser. The form of the Net Cash Flow calculation is set forth in Schedule 1.01(d).

6

        "Net Cash Flow Shortfall" has the meaning specified in Section 2.01(d).

        "No Vote Fee" has the meaning specified in Section 8.03(a).

        "Non-Third Party Claim" has the meaning specified in Section 9.04(c).

        "Notary" means such notary in Moscow agreed by the Parties.

        "Notice of Change of Circumstance" has the meaning specified in Section 6.03(c).

        "Notice of Superior Proposal" has the meaning specified in Section 6.03(e).

        "Observer" has the meaning specified in Section 6.04(b).

        "Ordinary Course of Business" means the ordinary course of business consistent with past practice (including with respect to quantity and frequency) and in keeping with good international practice for the industry.

        "Organizational Documents" means, with respect to any legal entity, the memorandum of association, articles of association, articles of incorporation, certificate of incorporation, bylaws, charter, partnership agreements, trust deed, limited liability company agreement or other organizational documents of such entity and any amendments thereto.

        "Owned Property" has the meaning specified in Section 3.21(a).

        "Overdraft Facility" means the overdraft loan facility (as amended) in the amount of up to RUB600,000,000 made available under a credit agreement between JSC Alfa-Bank and CJSC EvereST-C, dated May 26, 2015, as amended, supplemented, superseded or otherwise modified from time to time (provided the maximum borrowing limit of RUB600,000,000 is not increased).

        "Overdraft Facility Indemnity" has the meaning specified in Section 9.02(g).

        "Owned Property" has the meaning specified in Section 3.21(a).

        "Participation Interests" means all the participation interests issued and outstanding of the Target.

        "Parties" has the meaning specified in the preamble.

        "Permits" means licenses, registrations, permits, variances, franchises, notices, authorizations and approvals from Governmental Authorities that are held by any Acquired Company.

        "Permitted Dividends" has the meaning specified in Section 6.10(b).

        "Permitted Leakage" means any matter set out in Schedule 6.01(f).

        "Permitted Liens" means (i) the Liens listed on Schedules 3.21(b) or 3.29(b) to the Disclosure Schedule; (ii) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings for which appropriate reserves have been made; (iii) workers, repairmen, warehousemen and carrier Liens arising in the Ordinary Course of Business and which are discharged within 90 calendar days; and (iv) other Liens arising by operation of Applicable Law that are incurred in the Ordinary Course of Business and which are discharged within 90 calendar days; (v) zoning ordinances and easements for public utilities; and (vi) those Liens on real property that are in the public record, none of which materially interfere with an Acquired Company's use, or materially detract from the value of, or marketability of, such real property, but excluding in all cases any Liens securing the payment of money.

        "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental entity or any entity with legal capacity recognized by any Applicable Law.

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        "Prime Programming" means Programming intended to be broadcasted between 18:00 hours and 00:00 hours (midnight) in Moscow on any night of the week.

        "Principal Shareholder" means any Person owning, directly or indirectly, legally and/or beneficially, over 30% of Seller Common Stock.

        "Proceeding" means any action, suit, claim, statutory lien, notice of noncompliance or violation, investigation or legal, administrative, arbitral or other alternative dispute resolution proceeding or investigation.

        "Pro-Forma Financial Statements" means consolidated pro-forma balance sheet and income statement of the Target for 6 months ending on June 30, 2015, prepared in accordance with US GAAP.

        "Programming" means any television programs, events, series, theatrical films, features or other events which are intended to be broadcasted by any television channel operated by any Acquired Company.

        "Programming Plan" means the plan to obtain further Programming for the Acquired Companies prior to the Closing Date, as set out in Schedule 1.01(e).

        "Proposed Changed Terms" has the meaning specified in Section 6.03(e).

        "Proxy Date" has the meaning specified in Section 6.02(d).

        "Proxy Statement" has the meaning specified in Section 6.02(a).

        "Proxy Statement Clearance Date" means the first date on which the SEC (or staff of the SEC) has, orally or in writing, confirmed that (a) it has no further comments on the Proxy Statement, or (b) it does not intend to review the Proxy Statement.

        "Purchase Price" has the meaning specified in Section 2.01(b).

        "Purchaser" has the meaning specified in the preamble.

        "Purchaser Corporate Approvals" means the corporate approvals as required under the Organizational Documents of the Purchaser and Applicable Law approving Purchaser's entry into and performance of any Transaction Documents to which it is a party on the terms and subject to the conditions set forth herein.

        "Purchaser Expenses" has the meaning specified in Section 8.03(b).

        "Purchaser Information" has the meaning specified in Section 6.02(c).

        "RAS" means the accounting and financial reporting standards generally accepted in the Russian Federation as adopted by Federal Law No 402-FZ of 6 December 2011 "On Accounting", together with accounting policy regulations, statements and orders as adopted by the Russian Ministry of Finance.

        "Real Property" has the meaning specified in Section 3.21(g).

        "Related Party Transaction" has the meaning specified in Section 3.30(a).

        "Released Persons" has the meaning specified in Section 6.10.

        "Representatives" means, with respect to any Person, such Person's directors (in their capacity as such), officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.

        "Requisite Stockholder Approval" has the meaning specified in Section 3.05(a).

        "Restricted Person" has the meaning specified in Section 5.06(b).

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        "Restructuring" means the intra-group corporate restructuring of the Target and its Subsidiaries effected in the first seven months of 2015.

        "Restructuring Plan" means the restructuring plan specifying details of the Restructuring attached in Schedule 1.01(f).

        "RUB" or "Rouble" means the lawful currency of the Russian Federation.

        "Russian SPA" means the sale and purchase agreement in respect of the acquisition by the Purchaser of the Sale Participation Interests substantially in the form in Schedule 1.01(g) to be entered into by the Purchaser and the Seller on the Closing Date.

        "Sale Participation Interests" means Participation Interests comprising 75% of the Participation Interests.

        "Sanctions" has the meaning specified in Section 5.06(a).

        "SEC" means the U.S. Securities and Exchange Commission.

        "SEC Documents" means all forms, documents and reports required under the Exchange Act or the Securities Act to be filed or furnished from and after January 1, 2012 and prior to the date of this Agreement by the Seller with the SEC (including any amendments thereto since the date of their filing).

        "Securities Act" means the U.S. Securities Act of 1933, as amended.

        "Seller Board" means the board of directors of Seller (including any duly appointed special committee thereof).

        "Seller Board Recommendation" has the meaning specified in Section 3.05(c).

        "Seller Common Stock" means the shares of common stock of Seller, par value USD 0.01 per share.

        "Seller Corporate Approvals" means the corporate approvals as required under the Organizational Documents of the Seller and Applicable Law approving the Seller's entry into and performance of each Transaction Document to which it is a party, and the sale and transfer of the Sale Participation Interests on the terms set forth herein.

        "Seller Financial Statements" means (i) the consolidated, audited financial statements of the Seller for each of the years ended December 31, 2012, December 31, 2013 and December 31, 2014, (ii) the consolidated, unaudited financial statements of the Seller for (A) the six-month period ended June 30, 2015 and (B) as at Closing, the nine-month period ended September 30, 2015, in each case as contained in the SEC Documents.

        "Seller Stockholder" means each holder of Seller Common Stock.

        "Seller's Knowledge" means, with respect to Seller, the current, actual knowledge as of the date hereof of the Executives Officers of the Seller (as such term is defined in item 401(b) of Regulation S-K promulgated under the Securities Act).

        "Special Committee" means the special committee of the Seller Board formed on July 4, 2015, as constituted from time to time.

        "Stockholders' Meeting" has the meaning specified in Section 6.02(d).

        "Subsidiary" means any Person in respect of which the Target (either alone or through or together with any other Subsidiary) has control.

        "Superior Proposal" has the meaning specified in Section 6.03(h).

        "Supplemental Disclosure Schedule" has the meaning specified in Section 2.03(e).

        "Target" has the meaning specified in the recitals.

        "Target's New Charter" means the amended charter of the Target to be adopted and registered before Closing in the form set out in Schedule 7.02(h).

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        "Tax" or "Taxes" means all taxes, however denominated, including any interest or penalties or other additions to tax that may become payable in respect thereof, imposed by any Governmental Authority, which taxes shall include all income taxes, alternative or add-on minimum taxes, payroll and employee withholding taxes, severance taxes, unemployment insurance charges, social security charges, sales and use taxes, excise taxes, import or custom taxes, environmental taxes, franchise taxes, gross receipts taxes, profits taxes, employment or occupation taxes, value added taxes, real and personal property taxes, stamp taxes, transfer taxes, ad valorem taxes, withholding taxes, capital or capital stock taxes, license fees, taxes on intangibles or services, workers' compensation and other obligations of the same or similar nature.

        "Tax Liability" means any liability or any increase in the liability of any Person to make any payment of or in respect of Taxes.

        "Tax Return" means a report, return or other information (including any amendments) supplied or required to be supplied to a Governmental Authority with respect to Taxes.

        "Tenant Leases" has the meaning specified in Section 3.21(c).

        "Termination Fee" has the meaning specified in Section 8.03(a)(i).

        "Third Party" means any Person other than Purchaser and its Affiliates.

        "Third Party Claim" has the meaning specified in Section 9.04(a).

        "Trade Secrets" means trade secrets, business, technical and know-how information, non-public information and confidential information and rights to limit the use or disclosure thereof by any Person.

        "Transaction Documents" means this Agreement, the Russian SPA and any agreement, guarantee, certificate or instrument to be delivered pursuant to any of the foregoing.

        "USD", "US dollar" or "dollar" means the lawful currency of the United States of America.

        "US GAAP" means U.S. generally accepted accounting principles set out in the FASB Accounting Standards Codification of July 1, 2009, as adopted by the Financial Accounting Standards Board and updated from time to time.

        "Warranties" means the representations and warranties set forth in Article III.

        "Working Capital" means the Rouble amount calculated in accordance with US GAAP, consistent with (i) the accounting methodology used in preparing the Seller Financial Statements for the year ending December 31, 2014 and (ii) the Working Capital calculation as at June 30, 2015 set out in Schedule 3.13, and equal to:

  (a)
  Trade accounts receivables; plus

  (b)
  Taxes reclaimable; plus

  (c)
  Prepayments; plus

  (d)
  Programming rights, net; plus

  (e)
  Other current assets; less

  (f)
  Accounts payable; less

  (g)
  Accrued liabilities; less

  (h)
  Taxes payable; less

  (i)
  Deferred revenue

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of the Acquired Companies on a consolidated basis.

        "5% Issuance" means the issuance of Participation Interests to the Purchaser (or its Affiliate, as designated by Purchaser) with the result that (immediately upon such issuance) the Purchaser (singly, or together with such Affiliate) holds 80% of the total Participation Interests of the Target.

        "5% Resolution" means the written resolution of Seller and Purchaser as participants of Target to increase the charter capital of Target through the contribution by the Purchaser (or its Affiliate, as designated by Purchaser) in the form of a Russian-law-governed promissory note whereby the Purchaser (or such Affiliate) shall acquire Participation Interests with the result that (immediately upon such issuance) the Purchaser (singly, or together with such Affiliate) holds 80% of the total participation interests of the Target, substantially in the form set out in Schedule 1.01(h).

        SECTION 1.02.    Interpretation.

          (a)   The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit, annex and schedule references are to the articles, sections, paragraphs, exhibits, annexes and schedules of this Agreement unless otherwise specified. The Schedules and Exhibits to this Agreement may be attached in the form of a Compact Disc or a DVD and the obligation to deliver copies of documents can be satisfied by delivering a Compact Disc or a DVD containing such documents. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural persons shall include corporations and partnerships and vice versa. References to statutes or statutory provisions include references to any orders or regulations made thereunder and references to any statute, provision, order or regulation include references to that statute, provision, order or regulation as amended, modified, re-enacted or replaced from time to time. References to this Agreement or to another document include a reference to this Agreement or such other document as varied, amended, modified, novated or supplemented from time to time. A reference to any Person (including a Party) in any capacity includes its successors and permitted assigns and subsequent successors and permitted assigns. If a Party's consent is expressly required for any purpose pursuant to the terms of this Agreement, such Party shall not unreasonably withhold, condition or delay providing such consent.

          (b)   The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provisions of this Agreement.

        SECTION 1.03.    Headings.     Headings of the Articles, Sections and Schedules of this Agreement and the Table of Contents are for convenience only, and shall be given no substantive or interpretative effect whatsoever.

ARTICLE II

SALE AND PURCHASE

        SECTION 2.01.    Sale and Purchase.

          (a)   Subject to the terms and conditions specified in this Agreement, at Closing, Seller shall sell, transfer and deliver the Sale Participation Interests to Purchaser, with full title and guarantee free from all Liens, and Purchaser shall purchase and accept such Sale Participation Interests.

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          (b)   In exchange for the sale, transfer and delivery of the Sale Participation Interests to Purchaser in accordance with Section 2.01(a), Purchaser shall pay an aggregate consideration of USD 200,540,000 less each of the Net Cash Flow Shortfall (if any) and the Overdraft Facility Indemnity, and subject to adjustment pursuant to Section 2.01(c) (the "Purchase Price"), by wire transfer of immediately available funds at Closing to an account designated by the Seller prior to the Closing in writing at least five (5) Business Days prior to Closing, provided that, unless Purchaser waives the reduction in respect of the Net Cash Flow Shortfall and the Overdraft Facility Indemnity as contemplated by Section 2.01(e), Purchaser may withhold the amount of USD 50,000,000 (the "Holdback Amount") pending the calculation of the Net Cash Flow Shortfall and the Overdraft Facility Indemnity, and then pay the Holdback Amount (as may be reduced by such calculations) to Seller no later than the fifth (5th) Business Day after such calculations. The Parties understand and agree that the right of Purchaser to deduct the amount of the Net Cash Flow Shortfall from the Holdback Amount shall be the sole recourse of Purchaser in respect of the Net Cash Flow Shortfall (but shall not be the sole recourse of Purchaser in respect of the Overdraft Facility Indemnity).

          (c)   The Purchase Price shall be subject to adjustment as follows:

              (i)  to the extent (A) in accordance with the Programming Plan, Programming purchased and paid for in cash by the Acquired Companies in the period from June 30, 2015 to the Closing Date is less than (x) USD 23,499,649 in the case of Programming to be paid for in US Dollars and (y) RUB 5,278,139,445 in the case of Programming to be paid for in Roubles (the "Expected Programming Expenditure") and (B) freely available cash (in the respective currencies) in the amount of the shortfall between the Expected Programming Expenditure and the actual amount of Programming purchased and paid for in cash by the Acquired Companies as of Closing is not held in the bank accounts of the Acquired Companies identified to Purchaser on or before the fifth (5th) day prior to Closing (for the avoidance of doubt, such cash not comprising the Cash Reserve nor Kazakh Cash), calculated as of the fifth Business Day prior to the scheduled Closing Date, then the Purchase Price shall be decreased (1) to such extent in US dollars (converting any Rouble shortfall in accordance with the exchange rates published by the Central Bank of Russia using the rate quoted on the fifth (5th) Business Day prior to the scheduled Closing Date), (2) multiplied by a co-efficient of 0.75;

             (ii)  (x) to the extent that the aggregate Indebtedness of the Acquired Companies organized under the laws of Kazakhstan exceeds the aggregate principal amount of USD 1.5 million and (y) to the extent the aggregate freely-available cash held by the Acquired Companies organized under the laws of Kazakhstan (the "Kazakh Cash") is less than USD 2.7 million, calculated as of the fifth (5th) Business Day prior to the scheduled Closing Date, then the Purchase Price shall be decreased in US dollars by such amount(s) multiplied by a coefficient of 0.45; and

            (iii)  to the extent the Cash Reserve is less than USD 15 million, calculated as of the fifth (5th) Business Day prior to the scheduled Closing Date, then the Purchase Price shall be decreased in US dollars by such amount multiplied by a coefficient of 0.75; and

            (iv)  to the extent that there are any outstanding amounts as of the fifth (5th) Business Day prior to the scheduled Closing Date pursuant to claims asserted in the litigation described in Section 3.17 of the Disclosure Schedule (or amounts paid out in any settlement thereof or as a result of any ruling in respect of such litigation), the "Litigation Indemnity" shall be an amount equal to (x) the outstanding amounts pursuant to claims asserted thereunder (or the amount paid out in any settlement thereof or as a result of any ruling in respect of such

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    litigation, and any such amount paid out shall be excluded from the calculation of the Net Cash Flow Shortfall), (y) multiplied by a co-efficient of 0.75.

  The Parties shall confirm such adjustment (if any) to the Purchase Price no later than the third (3rd) Business Day prior to the scheduled Closing Date.

          (d)   The "Net Cash Flow Shortfall" shall be calculated as follows:

              (i)  If the actual aggregate Net Cash Flow in respect of the period between June 30, 2015 and December 31, 2015 ("Actual Net Cash Flow") is more than USD 2,000,000 (two million US dollars) (or its equivalent, using the exchange rates published by the Central Bank of Russia using the rate quoted for December 31, 2015) less than the Budgeted Net Cash Flow, then the Net Cash Flow Shortfall shall be equal to (x) such difference, (y) multiplied by a co-efficient of 0.75 (less any amount that has been paid out to Purchaser under Section 9.02(c) relating to Leakage to the extent such affects the calculation of the Actual Net Cash Flow and except as otherwise compensated by operation of Section 9.02(g) (to the extent amounts drawn under the Overdraft Facility have been used to pay expenses in respect of operating activities and investing activities and thus are included in the calculation of Actual Net Cash Flow (and not, by way of counterexample, to the extent such amounts have been used to pay Permitted Dividends (and any repayment of the Overdraft Facility shall be deemed to be first made in respect of amounts drawn to fund such expenses in respect of operating activities and investing activities)). For the avoidance of doubt, if such difference is less than USD 2,000,000 (two million US dollars), then no reduction to the Purchase Price shall be made under Section 2.01(b), but if it is over USD 2,000,000 (two million US dollars) then the adjustment is made on the basis of the entire amount of the Cash Flow Shortfall (not merely on the amount in excess of USD 2,000,000 (two million US dollars)).

             (ii)  The Parties shall confirm the Net Cash Flow Shortfall as follows. By November 15, 2015, the Parties (in the case of Seller represented by two representatives of the Seller Board and in the case of Purchaser represented by the Observer or such other person Purchaser may designate), acting in good faith and on a reasonable basis, shall use all reasonable efforts to determine whether Actual Net Cash Flow for third quarter 2015 is above or below the Budgeted Net Cash Flow, and upon coming to an agreed calculation thereof, representatives of Seller and Purchaser shall sign a certificate (the "Budget Performance Certificate"), which the Parties agree shall be final and binding for purposes of determining the Net Cash Flow Shortfall in respect of such quarter. Within 30 calendar days of the close of the fourth quarter 2015 (or earlier, if practicable), a like process will be carried out in respect of such quarter, and a further Budget Performance Certificate so executed (in which the balance expressed in the Budget Performance Certificate in respect of the third quarter 2015 results shall be the opening balance and then adjusted in light of the fourth quarter results so as to generate the net result). For purposes of such process in respect of the fourth quarter of 2015, the Excess Prepayments and/or Excess Undelivered GRPs shall be determined on the basis of the internal reports of the Target's advertising sales house, CJSC EvereST-C. Accordingly, the Net Cash Flow Shortfall is expected to be determined by February 1, 2016. For purposes of these calculations, aggregate actual expenditure of the Acquired Companies shall be deemed to be not less than the budgeted expenditure for such period, unless the Seller can demonstrate to the reasonable satisfaction of the Purchaser that such under-expenditure is the result of cost savings to the Group Companies. For the avoidance of doubt, any adjustment pursuant to this Section 2.01(d) shall only be calculated in respect of a Net Cash Flow Shortfall; no adjustment shall be made solely on the basis of any deviation between individual line items in the Acquired Companies Cash Flow Budgets and the Actual Net Cash Flow that do not result in a Net Cash Flow Shortfall.

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          (e)   Notwithstanding Section 2.01(b), Purchaser may, in its sole discretion, waive the reduction of the Purchase Price by the Net Cash Flow Shortfall and the Overdraft Facility Indemnity, in which case it shall pay the Purchase Price without withholding the Holdback Amount (subject to adjustments contemplated by Section 2.01(c)) at Closing.

          (f)    Any payment made by Seller to Purchaser in respect of any claim hereunder shall be and shall be deemed to be pro tanto a reduction in the Purchase Price paid for the Sale Participation Interests under this Agreement.

        SECTION 2.02.    Closing Date.     On the terms and subject to the conditions set forth herein, the closing of the transactions provided for in Section 2.01 (the "Closing") shall take place at the offices of Morgan Lewis International LLC in Moscow on December 21, 2015 or on such other date or at such other place and time as may be mutually agreed by the Parties. The actual time and date of the Closing are herein referred to as the "Closing Date".

        SECTION 2.03.    Closing.

          (a)   At Closing, each Party shall comply with their respective obligations set out in Schedule 2.03 to this Agreement. In addition (unless Purchaser instructs otherwise), as an integral part of Closing, Seller and Purchaser (or its designated Affiliate) shall (i) duly execute the 5% Resolution and (ii) take other corporate actions required under Russian Applicable Law to carry out the 5% Issuance on the Closing Date.

          (b)   If any of the obligations of Seller under Section 2.03(a) and Schedule 2.03 to this Agreement is not complied with on the Closing Date, the Purchaser may, or if any of the obligations of the Purchaser under Section 2.03(a) and Schedule 2.03 to this Agreement is not complied with on the Closing Date, the Seller may:

              (i)  defer Closing (so that the provisions of this Article II shall apply to Closing as so deferred); or

             (ii)  proceed to Closing as far as practicable (without prejudice to any rights or remedies the Purchaser or the Seller respectively may have under this Agreement and/or Applicable Law).

          (c)   Notwithstanding anything to the contrary in this Agreement, all actions to be performed at Closing shall be deemed a single transaction so that, at the option of the Party for whose benefit an action is to be performed, Closing shall not be deemed to have taken place unless and until all such actions have been performed. Without limiting the generality of the foregoing sentence, Closing shall not occur until Seller shall have received the Purchase Price and Purchaser shall have received all of the Sale Participation Interests, and, unless waived pursuant to Section 2.03(a), the 5% Resolution issued, in each case, pursuant to this Section 2.03 and Schedule 2.03 to this Agreement. For the avoidance of doubt, the Sale Participation Interests will be received by Purchaser upon notarization of the duly executed Russian SPA.

          (d)   For the purposes of Section 2.03(a) and Section 2.03(c), the Parties hereby acknowledge and agree that the disposal of the Sale Participation Interests is effected by the Russian SPA in accordance with Article 21(11) of the LLC Law.

          (e)   At any time between the signing of this Agreement and the 5th Business Day prior to the Closing Date (but not after such 5th Business Day), Seller has the right to supplement the Disclosure Schedule to reflect the happening of any event or occurrence that has occurred after the date of this Agreement (excluding any such event or occurrence that has arisen as a result of a breach by the Seller of its obligations hereunder and excluding any such event or occurrence relating to a Critical Warranty) which, had it existed as of the date hereof, would have been required to be set forth or described in the Disclosure Schedule (the "Supplemental Disclosure

14

  Schedule"). Seller shall deliver any Supplemental Disclosure Schedule to Purchaser no later than the 5th Business Day prior to Closing. The Supplemental Disclosure Schedule shall only apply in respect to the Warranties when given or deemed repeated at Closing. If the Seller includes in the Supplemental Disclosure matters (whether singly or in combination) that would be reasonably expected to result in a Loss of the Acquired Companies in excess of USD 10,000,000 or otherwise in a Material Adverse Effect, then the Purchaser shall have the right to terminate this Agreement without any liability on its part by giving a notice to the Seller at any time up until Closing; provided that if the Purchaser has the right to, but does not elect to terminate this Agreement upon timely receipt of the Supplemental Disclosure Schedule, and the Closing occurs, then Purchaser shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to the matters specifically set forth in the Supplemental Disclosure Schedule that constituted a Material Adverse Effect or gave rise to such Loss.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

        The representations and warranties set out in this Article III shall be deemed to be given at the date of this Agreement and shall be deemed to be repeated immediately before the Closing with reference to the facts then existing (other than those Warranties that address matters only as of a particular date or only with respect to a specific period of time). Subject to Article IV, the Seller hereby represents and warrants to the Purchaser as follows:

        SECTION 3.01.    Title.     Seller is the sole legal and beneficial owner of, and has good and valid title directly to, all of the Participation Interests, including the Sale Participation Interests, which comprise all the share capital of the Target, free and clear of any Liens. The Participation Interests have been issued in accordance with Applicable Law and Target's Organizational Documents.

        SECTION 3.02.    SEC Documents.     As of their respective filing dates, or if amended or restated after the date of filing, as of the date of the last such amendment or applicable subsequent filing, the SEC Documents did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, with respect to Seller and its Subsidiaries, including their assets, liabilities, cashflows, operations and results of operations.

        SECTION 3.03.    Organization.     The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate the properties and assets it now owns, leases and operates and to carry on its business as it is now being conducted and as proposed to be conducted. The Seller is duly qualified and licensed and is in good standing (where applicable) to do business in each jurisdiction in which property is owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

        SECTION 3.04.    Acquired Companies.

          (a)   The following information for each Acquired Company set forth in Schedule 1.01(a) to this Agreement is true, complete and accurate: (i) its name and jurisdiction of incorporation or organization; (ii) its date of incorporation or organization; (iii) its authorized capital stock or share capital or other Equity Interests; (iv) the number and type of its issued and outstanding stock or share capital or other Equity Interests; and (v) the current ownership of such stock or share capital or other Equity Interests. The Acquired Companies listed in Schedule 1.01(a) to this Agreement (excluding the Target itself) comprise all the Subsidiaries of the Target.

          (b)   Each Acquired Company is duly incorporated or is organized, validly existing and in good standing (where applicable) under the laws of its jurisdiction of incorporation or organization.

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  Each Acquired Company has the requisite power and authority to own, lease and operate the properties and assets it now owns, leases and operates and to carry on its business as it is now being conducted and as proposed to be conducted. Each Acquired Company (including, where applicable, its branches or offices or places of business) is duly qualified and licensed and is in good standing (where applicable) to do business in each jurisdiction in which property is owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

          (c)   Each Acquired Company owning stock or share capital or other Equity Interests in another Acquired Company: (i) has good and valid title to such interests; (ii) owns such interests free and clear of all Liens; and (iii) is not in breach of any provision of any agreement, document or contract governing its or such other Acquired Company's rights in or to the interests owned or held in such other Acquired Company. There are no agreements or understandings in effect with respect to the voting or transfer of any Equity Interest in any Acquired Company.

          (d)   The Restructuring has been conducted in accordance with the Restructuring Plan and Applicable Law, all material Permits required by Applicable Law in connection with the Restructuring have been obtained, and there are no outstanding or potential or contingent material liabilities of any Acquired Company as the result of the Restructuring.

          (e)   Schedule 3.04(e) to the Disclosure Schedule sets out each jurisdiction (indicating each relevant city and region within each indicated country) where the Acquired Companies broadcast their signal, have material properties or assets, have employees or otherwise conduct the Business.

        SECTION 3.05.    Authorization; Validity.

          (a)   The Seller has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby subject solely to obtaining, at the Seller Stockholders' Meeting, the affirmative vote of the holders of a majority of the outstanding shares of Seller Common Stock (the "Requisite Stockholder Approval") entitled to vote thereon at the Stockholders' Meeting in favor of the Contemplated Acquisition. The execution, delivery and performance by the Seller of this Agreement and such other Transaction Documents, and the consummation by the Seller of the transactions contemplated hereby and thereby, have been duly authorized on the part of the Seller and no other proceedings (corporate or otherwise) on its part are necessary to authorize the execution and delivery by it of this Agreement or such other Transaction Documents or the consummation by it of the transactions contemplated hereby or thereby (other than the receipt of the Requisite Stockholder Approval).

          (b)   This Agreement has been duly executed and delivered by the Seller, and (assuming due and valid authorization, execution and delivery hereof by the Purchaser) is a valid and binding obligation of the Seller, enforceable against it in accordance with its terms, and each other Transaction Document to which it is a party, when executed and delivered (assuming due and valid authorization, execution and delivery thereof by the Purchaser), will constitute a valid and binding obligation of the Seller, enforceable against it in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general applicability relating to or affecting creditor's rights generally, and availability of injunctive relief or other equitable remedies).

          (c)   The Special Committee, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby are in the best interests of the Seller and Seller's Stockholders and (ii) recommended to the Seller Board that it approve and declare advisable this Agreement and the transactions contemplated by this Agreement. The Seller Board,

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  at a meeting duly called and held, has: (i) determined that this Agreement and the transactions contemplated hereby are in the best interests of the Seller and the Seller's Stockholders, (ii) approved this Agreement, (iii) approved the transactions contemplated by this Agreement and (iv) resolved to recommend that the Seller Stockholders approve the consummation of the Contemplated Acquisition (the "Seller Board Recommendation") and directed that such matter be submitted for the consideration of the Seller Stockholders at the Stockholders' Meeting, which resolutions, as of the date hereof, have not been, other than in accordance with Section 6.03(c) and Section 6.03(d), rescinded, modified or withdrawn in any way.

        SECTION 3.06.    No Violations; No Change of Control Provisions.     The execution, delivery or performance of this Agreement and the other Transaction Documents to which the Seller is or will be a party and the consummation by it of the transactions contemplated hereby or thereby do not and will not: (a) conflict with, or result in a breach of or default under, any terms or conditions of its Organizational Documents of Seller or any Acquired Company; (b) conflict with or violate any Applicable Law; (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration, cancellation, payment or a right to receive notice thereof, under any Material Contract, material Permit or other instrument to which any Acquired Company may be bound; or (d) relieve any Person of any material obligation to any Acquired Company or impose any material obligation on any Acquired Company (other than any obligations imposed pursuant to this Agreement and other Transaction Documents).

        SECTION 3.07.    Consents and Approvals.     The execution, delivery and performance of this Agreement and the other Transaction Documents by the Seller does not and will not require any consent, approval, authorization or other action by any third party or any Governmental Approval other than the Requisite Stockholder Approval.

        SECTION 3.08.    Organizational Documents; Minutes.

          (a)   The Seller has heretofore delivered to the Purchaser true, correct and complete copies of all Organizational Documents of the Seller and each Acquired Company.

          (b)   In respect of the Target, the Seller has heretofore delivered to the Purchaser true, correct and complete copies of all minutes, resolutions in writing and actions in lieu of meeting of its board of directors (or other governing bodies) and any committees thereof and of its members since January 1, 2012, which in all material respects accurately reflect all transactions referred to in such minutes, resolutions in writing and actions in lieu of meeting.

          (c)   In respect of Seller, Seller has heretofore delivered to Purchaser true, correct and complete copies of all minutes, resolutions in writing and actions in lieu of meeting of its boards of directors since January 1, 2012 and any committees thereof (other than advisory and special committees thereof) since January 1, 2014, which in all material respects accurately reflect all transactions referred to in such minutes, resolutions in writing and actions in lieu of meeting.

        SECTION 3.09.    Capitalization.

          (a)   All Participation Interests issued by the Target have been duly authorized, validly issued and fully paid, and are non-assessable and free and clear of Liens. The Target does not have any convertible securities, options, warrants or other contracts, commitments, agreements, understandings, arrangements or restrictions by which it is bound to issue any additional capital stock (other than the 5% Issuance).

          (b)   The Sale Participation Interests comprise 75% of the Participation Interests (prior to the 5% Issuance).

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          (c)   All of the participation interests, capital stock, share capital or units of each Acquired Company have been duly authorized and are validly issued, fully paid and non-assessable and are free and clear of all Liens (other than Liens arising under their respective Organizational Documents). No one other than an Acquired Company has any legal interest in the capital stock of an Acquired Company except as set forth in Schedule 1.01(a) to this Agreement. No Acquired Company has any convertible securities, options, warrants or other contracts, commitments, agreements, understandings, arrangements or restrictions by which it is bound to issue any additional shares of its capital stock or share capital or its other securities (other than the Target in respect of the 5% Issuance).

        SECTION 3.10.    No Default; Permits; Compliance with Applicable Law.

          (a)   No Acquired Company is in default or violation of any term, condition or provision of its Organizational Documents. No Acquired Company is in default or violation of any term, condition or provision of (i) any Contracts to which it is a party or (ii) any Applicable Law; except where such defaults or violations (individually or in aggregate) would not likely give rise to Losses to the Acquired Companies in excess of USD 2,000,000.

          (b)   Schedule 3.10(b) to the Disclosure Schedule sets forth, with all material details, all material Permits held by each Acquired Company which are required by Applicable Law to conduct the business as currently conducted or currently proposed to be conducted. Each such material Permit has been duly obtained, is validly issued, and is in full force and effect. No Acquired Company is in violation of any such Permit, all such Permits are in full force and effect, no suspension or cancellation of any such Permit has occurred, and no outstanding notice from a Governmental Authority alleging a material violation of any such Permit or otherwise indicating prospective termination of any such Permit (other than termination as scheduled under the terms of such Permit) has been received. The requisite documents required to be filed with the relevant Governmental Entity for the renewal of any material Permit required by Applicable Law to conduct the business of any Acquired Company as currently conducted or currently proposed to be conducted have been so filed. For purposes hereof, a "material Permit" is a Permit the failure of which to maintain would likely give rise to Losses to the Acquired Companies in excess of USD 2,000,000.

          (c)   No Acquired Company has received any written notice that would indicate that any Acquired Company is not currently in compliance in all material respects with all Applicable Laws or judgments given by any Governmental Authority.

        SECTION 3.11.    No Other Agreements or Rights.

          (a)   Except as set forth on Schedule 3.11 to the Disclosure Schedule, there are no Contracts with respect to: (i) the holding, voting or transfer of any Equity Interest of any Acquired Company or (ii) the right of any Person to nominate members of any board of directors or supervisory council or any like body of any Acquired Company.

          (b)   No Person has any right of first refusal or pre-emptive rights in respect of the transfer of the Sale Participation Interests contemplated hereby.

        SECTION 3.12.    Financial Statements.

          (a)   With reference to the Seller Financial Statements:

              (i)  such have been prepared in all material respects in accordance with US GAAP (except as disclosed in the notes thereto), and, on that basis, fairly present, in all material respects, the consolidated financial position, results of operations and cash flow of the Seller as of the indicated dates and for the indicated periods (subject, in the case of unaudited statements, to normal year-end, non-material audit adjustments and the absence of notes); and

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             (ii)  as of the respective dates of such financial statements, none of the Seller or its consolidated Subsidiaries had any liabilities (whether actual, contingent, unquantified or disputed) required in accordance with US GAAP to be reflected therein and not so reflected where such liabilities, in aggregate, would exceed USD 2,000,000.

          (b)   With reference to the Acquired Companies Financial Statements prepared under RAS for each Acquired Company organized under the law of the Russian Federation:

              (i)  each such Acquired Company has prepared such RAS financial statements for the twelve-month period ending December 31 in respect of each of 2012, 2013 and 2014, for the three-month period ending March 31, 2015, for the six-month period ending June 30, 2015 and as of Closing for the nine-month period ending September 2015; and

             (ii)  each such financial statement has been prepared in conformity with RAS in all material respects.

          (c)   (i) With reference to the Acquired Companies Financial Statements prepared under IFRS (prepared solely in connection with the preparation of the Seller Financial Statements) for each Acquired Company organized under the law of the Republic of Kazakhstan: (x) each such Acquired Company has prepared such IFRS financial statements for the twelve-month period ending December 31 in respect of each of 2012, 2013 and 2014, for the six-month period ending June 30, 2015, and as of Closing for the nine-month period ending September 2015; and (y) each such financial statement has been prepared in conformity with IFRS in all material respects on the basis of the materiality level required for the Seller Financial Statements for purposes of inclusion therein; and

             (ii)  with reference to the Acquired Companies Financial Statements prepared under Kazakh accounting principles for each Acquired Company organized under the law of the Republic of Kazakhstan: (x) each such Acquired Company has prepared such financial statements for the twelve-month period ending December 31 in respect of each of 2012, 2013 and 2014, for the three-month period ending March 31, 2015, for the six-month period ending June 30, 2015 and as of Closing for the nine-month period ending September 2015; and (y) each such financial statement has been prepared in conformity with such accounting principles in all material respects.

          (d)   the Pro-Forma Financial Statements fairly presents, in all material respects, the consolidated financial position and consolidated results of operations of the Target for the six months ending June 30, 2015. The Pro-Forma Financial Statements have been prepared on the same basis and in accordance with the same accounting principles and practices, consistently applied, as those adopted in preparing the Seller Financial Statements.

          (e)   With reference to the Management Accounts (including, as of Closing, the Management Accounts delivered from the date hereof to Closing pursuant to Section 6.05(d)):

              (i)  such accounts fairly present the consolidated financial position, consolidated results of operations and cash flows of the Seller in all material respects as at the end of the financial period to which they relate; and

             (ii)  such accounts have been prepared on the same basis and in accordance with the same accounting principles and practices, consistently applied, as those adopted in preparing the Seller's Financial Statements.

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        SECTION 3.13.    Working Capital.

          (a)   The Working Capital of the Acquired Companies as of June 30, 2015 was RUB 11,831 million and as of July 31, 2015 was RUB 11,653 million; and the calculation of such Working Capital (and the individual components of Working Capital) as set out in Schedule 3.13 is true and accurate and prepared on the same basis and in accordance with the same accounting principles and practices, consistently applied, as those adopted in preparing the Seller Financial Statements.

        SECTION 3.14.    Records.

          (b)   All the material accounting records, statutory and other books and records, and other deeds, documents, records, data and information and the pension and benefit schemes (if any) of the Acquired Companies have been kept up to date in all material respects, properly, accurately and consistently completed in all material respects and are an accurate record in all material respects of all acts and transactions of the Acquired Companies (including pledges granted by any Acquired Company) and of all matters required by Applicable Law to be recorded or registered therein.

          (c)   Seller and the Target have not, and no other Acquired Company has, received any application or request for rectification of any such registers and all of the foregoing and all documents needed to prove the relevant Acquired Company's title to its assets (duly stamped where appropriate) are in the possession of the relevant Acquired Company.

        SECTION 3.15.    Solvency.

          (a)   Each Acquired Company and the Seller: (i) owns property and assets having a fair valuation of not less than the aggregate amount of its debts (including Indebtedness and contingent liabilities); (ii) has share capital at least in the amount required under Russian law and has funds in an amount sufficient for its current business and operations; (iii) has not incurred, and does not intend to incur, debts (including Indebtedness and contingent liabilities) beyond its ability to pay as they mature; and (iv) in all material respects has paid its Indebtedness as such Indebtedness has come due. No Acquired Company has ceased to carry on business.

          (b)   No Acquired Company or the Seller: (i) has been liquidated or dissolved, or is subject to a resolution to be liquidated or dissolved, and, to Seller's Knowledge, there is no action or request pending to accomplish such liquidation or dissolution; (ii) is bound as a party to any outstanding merger, combination or similar transactions; (iii) has been declared bankrupt or insolvent, and, to Seller's Knowledge, there is no action or request pending to declare it bankrupt or insolvent; or (iv) is the subject to any order, petition or resolution with respect to insolvency or bankruptcy proceedings, appointment of a receiver or administrator, appointment of a trustee, or any similar actions or proceedings. There has not been and there is not, in respect of an Acquired Company or any part of its business, any material unfulfilled or unsatisfied judgment or court order outstanding or any delay in the payment of any material obligation due for payment, or any circumstance that would reasonably be expected, in each case, to lead to any of the foregoing.

          (c)   To Seller's Knowledge, no Acquired Company is party to any transaction as a result of which any asset owned or used by the Acquired Companies is liable to be transferred or re-transferred pursuant to any legislation concerning insolvency nor is it party to any transaction which may otherwise be liable to be set aside or avoided for any reason.

          (d)   With respect to any former Subsidiary of any Acquired Company (including a former Subsidiary that is no longer a Person due to liquidation, dissolution or merger) no Acquired Company has any liability or potential liability.

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        SECTION 3.16.    Absence of Certain Changes.     Since December 31, 2014, except as set out in the Seller Financial Statements or the SEC Documents (in each case, as available on the date hereof):

          (a)   each Acquired Company has been operated only in the Ordinary Course of Business;

          (b)   there has been no change in the business, condition (financial or otherwise), affairs, operations, assets or properties of any Acquired Company that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

          (c)   neither the business, operations or affairs nor any of the properties or assets of any Acquired Company has been affected by any occurrence or development (whether or not insured against) that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

          (d)   no dividends or other distributions have been declared, paid or set aside for payment by any Acquired Company other than dividends that have been paid to the minority participants in certain Acquired Companies as set forth at Section 3.16 of the Disclosure Schedule (and, from the date hereof to Closing, other than as contemplated by Schedule 6.01(f));

          (e)   no Acquired Company has changed its accounting principles, practices or methods, except as required by Applicable Law;

          (f)    except in the Ordinary Course of Business, no Acquired Company has incurred or assumed or committed to incur or assume any material liability or obligation that remains outstanding, created or assumed any Lien (other than a Permitted Lien) on any of its assets, made or repaid any loan, advance or capital contribution to, or investment in, any other Person, or entered into any Material Contract; and

          (g)   no Acquired Company has changed or made any Tax election, settled or compromised any Tax Liability, consented to any extension of waiver of the statute of limitations period applicable to any Taxes, Tax Return or claim for Taxes, made any material amendment to any Tax Return or entered into any agreement to do any of the foregoing.

        SECTION 3.17.    Litigation.

          (a)   There is no injunction, writ, preliminary restraining order or order of any nature issued by a court, arbitrator, administrative agency or other Governmental Authority against or affecting Seller or any Acquired Company (or any of their respective properties, revenues or assets) directing that any of the transactions provided for in this Agreement or any of the other Transaction Documents not be consummated.

          (b)   There is no action, suit, investigation or proceeding by or before any court, arbitrator, administrative agency or other Governmental Authority pending against or, to Seller's Knowledge, threatened against or affecting any Acquired Company or any of their properties, revenues or assets, and there are no circumstances that would reasonably be expected to give rise to any of the foregoing where, if such matter were adversely determined against the Acquired Company such would likely give rise to Losses to the Acquired Companies in excess of USD 2,000,000.

        SECTION 3.18.    Labor Matters.

          (a)   Each Acquired Company has been and is in material compliance with Applicable Law relating to labor matters, including those laws respecting terms and conditions of employment and termination of employment. There are no outstanding material complaints, charges or claims against any Acquired Company pending before any Governmental Authority relating to current or former employees of any Acquired Company.

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          (b)   To Seller's Knowledge, none of the employees employed by any Acquired Company is represented by any labor union, works council or other labor representative or organization. There is no Contract with or to a labor union, works council or other labor organization, including any collective bargaining agreements or other similar arrangement, in effect with respect to employees employed by any Acquired Company.

          (c)   Neither the execution, delivery or performance of this Agreement or other Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby will: (i) entitle any current or former employee, consultant, director or shareholder of any Acquired Company to any payment from any Acquired Company; (ii) increase the amount of compensation due to any such employee, consultant, director or shareholder from any Acquired Company; or (iii) accelerate the vesting or funding of any compensation, stock incentive or other benefit due from any Acquired Company to any such employee, consultant, director or shareholder.

          (d)   As of August 31, 2015 the Acquired Companies in aggregate had 1,111 full-time-equivalent employees.

        SECTION 3.19.    Employee Benefits Matters.

          (a)   Each Acquired Company: (i) makes all payments (of any kind) to their respective employees as salary payments pursuant to labor contracts in accordance with their terms; (ii) all such payments are made to employees in the jurisdiction of incorporations of the relevant Acquired Company; and (iii) from January 1, 2012 all Taxes payable by any Acquired Company in connection with employee compensation have been fully and timely paid.

          (b)   Except for pension payments required to be paid to the state under Applicable Law, no Acquired Company maintains or contributes to, or has any obligation to contribute to, or has any liability under any pension plan, retirement plan, benefit plan, severance or termination plan, or like plan providing benefits to any current or former employee, consultant or director of any Acquired Company or any current or former employee, consultant or director of any entity with respect to which any Acquired Company is a successor, or with respect to which any Acquired Company has any liability, direct or indirect. Each Acquired Company has timely made full payment of all pension payments required to be paid to the state under the laws of its jurisdiction.

          (c)   No Acquired Company has any share incentive, share option or profit sharing scheme, nor has any Acquired Company entered into any agreement to establish such scheme.

          (d)   There are no employees employed by, or directors or officers of, any Acquired Company with an annual salary (excluding bonus) in excess of RUB 6 million.

          (e)   Schedule 3.19(e) to the Disclosure Schedule includes complete and accurate copies of the rules and supporting documentation relating to any: (a) share incentive, share option, share trust, profit sharing, bonus or other incentive arrangements; or (b) scheme providing any bonus, commission or remuneration of any sort calculated by reference to turnover, profits, sales or performance for or affecting any employees, non-executive directors, consultants or workers of the Seller or their dependents together with full details of all awards and options and the total potential liability in respect of such awards or options.

          (f)    Schedule 3.19(f) to the Disclosure Schedule contains complete and accurate description of all compensation amounts or benefits to which any employee, non-executive director, consultant or worker or any former employee, non-executive director, consultant or worker of the Acquired Companies or any of their respective dependents will become entitled upon Closing, including details of arrangements with them.

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        SECTION 3.20.    Taxes.

          (a)   Each Acquired Company has timely filed (taking into account all available extensions) all Tax Returns concerning Taxes (or such Tax Returns have been filed on behalf of such Acquired Company) required to be filed by them under Applicable Law and have paid all amounts due from them in respect of Taxes (whether or not actually shown on such Tax Returns). All such Tax Returns are true, correct and complete and accurately set forth all items to the extent required to be reflected or included in such Tax Returns by any Tax laws, regulations or rules of any applicable jurisdiction or Governmental Authority.

          (b)   As of the date hereof, no Acquired Company has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns; and the normal statute of limitations period during which any assessment against any Acquired Company may be made by an appropriate Governmental Authority has expired without waiver or extension of each such period and for each such authority.

          (c)   No claim has ever been made by any Governmental Authority in a jurisdiction that any Acquired Company is or may be subject to a Tax in that jurisdiction but with respect to which such Acquired Company has not previously filed a Tax Return.

          (d)   There are no Liens with respect to any Taxes upon any of the assets and properties of any Acquired Company.

          (e)   Each Acquired Company has paid in full all Taxes for the periods covered by such Tax Returns, as well as all other Taxes that have become due or payable (including all Taxes that the Acquired Companies are obligated to withhold from amounts paid or payable to or benefits conferred upon employees, independent contractors, creditors, shareholders and third parties). Each Acquired Company has made, without limitation, all Tax payments currently due; no Acquired Company has deferred the payment of any Tax obligation such as would give rise to any obligation after Closing. There is currently no liability, and as of the Closing Date there will be no liability for, any Tax of any Acquired Company for the six months ended June 30, 2015, the nine months ended September 30, 2015, the twelve months ended December 31, 2014, or any prior year.

          (f)    No agreements relating to allocating or sharing of Taxes exist or have existed among any Acquired Company or any other Person. No Acquired Company has been a member of another affiliated group filing a combined or consolidated Tax Return in any jurisdiction.

          (g)   There are no Tax (or foreign currency) audits or administrative or judicial proceedings pending or being conducted with respect to any Acquired Company in any jurisdiction by any Governmental Authority in which any Acquired Company has filed Tax Returns (or conducted transactions in foreign currency or foreign currency denominated assets). No tax deficiencies have been asserted or assessed by a Governmental Authority in writing against any Acquired Company that has not been satisfied by payment, settled or withdrawn.

          (h)   The basis for Tax purposes of each asset and liability of each Acquired Company is properly reflected in the tax accounting records of such Acquired Company as of June 30, 2015 or a more recent date.

          (i)    Each Acquired Company has maintained the books and records required to be maintained pursuant to the Applicable Law of the countries, states, counties, provinces, localities and other political divisions where it is required to file Tax Returns and other reports relating to Taxes. Each Acquired Company has maintained all licenses, permissions and documentation required by Applicable Law with respect to transactions involving foreign currency or assets denominated in foreign currency.

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        SECTION 3.21.    Real Property; Owned Property.

          (a)   Schedule 3.21(a) to the Disclosure Schedule sets forth a complete and accurate list of each parcel of real property (and the completed buildings or other infrastructure and constructions thereon) owned by the Acquired Companies, which is material or necessary to the business of the Acquired Companies, taken as a whole, in each case, as such business is currently conducted or as it is currently proposed to be conducted by the Acquired Companies (each an "Owned Property" and, collectively, the "Owned Properties") and the following information with respect to each such property: (i) the correct street address of the Owned Property; (ii) the owner of the Owned Property; (iii) the square meters of the Owned Property (both of land plots and buildings thereon); (iv) the date of the primary instrument pursuant to which the Acquired Company has acquired its title to the Owned Property; (v) a brief description of the current use of such Owned Property; and (vi) a brief description of any Lien on the Owned Property.

          (b)   The Acquired Companies have good and marketable title to all of the Owned Properties, free and clear of all Liens other than Permitted Liens, none of which materially interfere with the relevant Acquired Company's use, or materially detract from the value of, or marketability of, the Owned Properties.

          (c)   Schedule 3.21(c) to the Disclosure Schedule sets forth a complete and accurate list of each lease or other agreement by which any Acquired Company uses or occupies or has the right to use or occupy any real property, which is material or necessary to the business of the Acquired Companies, taken as a whole, in each case, as such business is currently conducted or as it is currently proposed to be conducted by the Acquired Companies (collectively, the "Tenant Leases"), entered into by any Acquired Company, as a tenant or subtenant or licensee or comparable party, and the following information with respect to each related property (each such property a "Leased Property"): (i) the correct street address of the Leased Property; (ii) a brief description of the exact right of the Acquired Company and date of the instrument pursuant to which that Acquired Company has obtained such right; (iii) the term (including renewal options); (iv) the current monthly rent; (v) a brief description of the use of the Leased Property; (vi) any lease which permits (or grants an option to) the lessor to terminate the lease prematurely or requiring payment of material consideration to the lessor; (vii) any mortgage or pledge of the leasehold interest; and (viii) whether such property has been subleased or similarly licensed to another party. No Tenant Lease requires the consent or approval of the landlord thereunder or any other party to the transactions contemplated hereby.

          (d)   Schedule 3.21(d) to the Disclosure Schedule sets forth a complete and accurate list of each lease (collectively, the "Landlord Leases") entered into by any Acquired Company, as a landlord, and the following information with respect to each such property: (i) the correct street address of the leased property; (ii) the term (including renewal options); (iii) the current annual or monthly rent; and (iv) a brief description of the use of the leased property.

          (e)   The counterparties under the Tenant Leases and the Landlord Leases and the relevant Acquired Company, have each in all material respects performed all obligations on their respective parts required to have been performed with respect to all such leases and there exists no material default or event which, with the giving of notice and/or lapse of time or otherwise, would become a default on the part of such counterparties or the relevant Acquired Company under any such lease.

          (f)    The relevant Acquired Company has good leasehold title to the real property which is the subject of the Tenant Leases, free and clear of any Liens other than Permitted Liens. Each of the Tenant Leases and each of the Landlord Leases, together with all amendments and modifications thereto, is valid, binding and enforceable in accordance with its terms and is in full force and effect.

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          (g)   Each Owned Property and each Leased Property (collectively, the "Real Property") is not subject to any governmental decree or order to be sold, nor is it being condemned, expropriated, or otherwise taken by any Governmental Authority with or without payment of compensation therefor.

          (h)   The buildings and improvements on the Real Property are in all material respects in good operating condition and in a state of good and working maintenance and repair, having regard to their state of development, ordinary wear and tear excepted, are in material compliance with all applicable building codes and are adequate and suitable for their current uses and purposes. There are no physical conditions or defects on any part of the Real Property that would materially impair or would be reasonably expected to materially impair the current and planned use of such property by the Acquired Companies.

          (i)    The relevant Acquired Company has obtained all material Permits required by Applicable Law for the present use and operation of each part of the Real Property and the uses being made of such Real Property are in conformity in all material respects with all such Permits for such property and any other restrictions, covenants or conditions affecting such property.

        SECTION 3.22.    Equipment; Machinery.

          (a)   Schedule 3.22(a) to the Disclosure Schedule sets forth:

              (i)  a complete and accurate list of each item of machinery and equipment owned by any Acquired Company that had an original acquisition price in excess of RUB 50 million (or the equivalent thereof at such time of purchase) (the "Equipment"); and

             (ii)  the current book value of each item of Equipment.

          (b)   The relevant Acquired Company has good and marketable title to the Equipment, free and clear of all Liens other than Permitted Liens, none of which materially interfere with its use, or materially detract from the value of, or marketability of, the Equipment.

          (c)   The Equipment is in reasonably proper condition and state of repair and has been regularly and properly maintained, complies in all material respects with all statutes and regulations applicable thereto and is in all material respects suitable for and capable of the work and operations for which the Equipment is used in the business of the Acquired Companies. There are no physical conditions or defects on any part of the Equipment that would materially impair or would be reasonably expected to materially impair the use of the Equipment.

          (d)   There are no rights of first refusal, options to purchase, purchase agreements or substantially similar arrangements in effect with respect to the Equipment.

        SECTION 3.23.    Intellectual Property.

          (a)   Schedule 3.23(a) to the Disclosure Schedule sets forth: (i) a complete and accurate list of all registered and applied for Acquired Company Intellectual Property (including the application and/or registration number and the name under which each registration and application has been filed); (ii) all material Software that comprises any part of the Acquired Company Intellectual Property (other than commercially available off the shelf or shrink wrap software) and all agreements respecting the same; (iii) all agreements under which any Acquired Company uses Acquired Company Intellectual Property not owned exclusively by any Acquired Company (other than agreements for the Programming or Software); and (iv) a complete and accurate list of all Acquired Company Intellectual Property as of the date hereof with regard to Prime Programming to be broadcasted between June 30, 2015 and December 31, 2017 (including the content of such Prime Programming, term, broadcasting rights (including territory, language and medium

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  arrangements, terms of assignment and payment terms), which Prime Programming remains in place as of Closing.

          (b)   The Acquired Company Intellectual Property set forth on Schedule 3.23(a) to the Disclosure Schedule constitutes all of the Intellectual Property (other than with regard to the Programming) that is material or necessary to the business of the Acquired Companies, taken as a whole, in each case, as such business is currently conducted or as it is currently anticipated to be conducted by such Acquired Company during the year following the Closing Date.

          (c)   The Acquired Companies own, license or otherwise possess the necessary rights, free and clear of all Liens other than Permitted Liens, to use the Acquired Company Intellectual Property.

          (d)   The Acquired Companies have taken all requisite steps to register all registrable Acquired Company Intellectual Property with the applicable authorities in all jurisdictions in which any Acquired Company does business.

          (e)   The Acquired Company Intellectual Property that is owned by any Acquired Company is valid and enforceable. There is no pending action, suit, proceeding or investigation, or, to Seller's Knowledge, threatened assertion or claim in writing, challenging the validity or enforceability of, or contesting any Acquired Company's rights with respect to, any of the Acquired Company Intellectual Property that is owned by any Acquired Company or any agreements relating thereto. No Acquired Company Intellectual Property that is owned by any Acquired Company is subject to any order, judgment, determination or award by any Governmental Authority restricting the use of such Acquired Company Intellectual Property or that would impair the validity or enforceability of such Acquired Company Intellectual Property.

          (f)    Seller and the Target and, to Seller's Knowledge, other Acquired Companies have taken all reasonable and appropriate steps to protect and preserve the confidentiality of all of the material Trade Secrets that comprise any part of the Acquired Company Intellectual Property and all use by each Acquired Company of Trade Secrets owned by another Person has been pursuant to the terms of a written agreement with such Person or is otherwise lawful.

          (g)   The Acquired Companies' use of any Acquired Company Intellectual Property or the conduct of their respective business as currently conducted or as currently proposed to be conducted does not infringe upon, misappropriate, violate or conflict in any way with the Intellectual Property of any third party, and there is no pending action, suit, proceeding or investigation, or, to Seller's Knowledge, threatened assertion or claim in writing, asserting or claiming any such infringement, misappropriation, violation or conflict.

          (h)   To Seller's Knowledge, there are no unauthorized uses, disclosures, infringements or misappropriations by any third party of any Acquired Company Intellectual Property that is owned by any Acquired Company or any breaches by any third party of any licenses or agreements involving Acquired Company Intellectual Property that is owned by any Acquired Company.

        SECTION 3.24.    Material Contracts.

          (a)   Schedule 3.24 to the Disclosure Schedule sets forth a complete and accurate list of all Material Contracts (other than the Related Party Agreements set forth on Schedule 3.30 to the Disclosure Schedule, the Tenant Leases set forth on Schedule 3.21(c) to the Disclosure Schedule and the Landlord Leases set forth on Schedule 3.21(d) to the Disclosure Schedule).

          (b)   The Seller has delivered to the Purchaser accurate and complete copies of all such written Material Contracts and has delivered to the Purchaser a written description of each oral Material Contract. Each Material Contract has been duly authorized, is in full force and effect, has not been subject to any material amendment not disclosed to the Purchaser and (assuming due and valid authorization, execution and delivery thereof by a counterparty thereto) is valid, binding

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  on, and enforceable by the relevant Acquired Company, in accordance with its terms. No Acquired Company has breached, or is in default in the observance or the performance of any term or obligation to be performed by it under, any Material Contract, nor has any event occurred or not occurred through an Acquired Company's or, to Seller's Knowledge, a third party's action or inaction which, with the giving of notice or the lapse of time or both, would constitute a default by any Acquired Company under, any Material Contract, nor has any Acquired Company received any notices or claims concerning any of the foregoing, in each case where such breach or default could lead to an acceleration of rights, termination or material liability for damages or other legal or equitable relief under the terms of such Material Contract. To Seller's Knowledge, no other Person is in default in the observance or the performance of any term or obligation to be performed by it under any Material Contract, and no event has occurred which, with the giving of notice or lapse of time or both, would constitute any such default.

          (c)   No tender, quotation or offer made by any Acquired Company is capable of giving rise to a Material Contract merely by an order or acceptance by or other action of any third party.

          (d)   No Acquired Company is party to a Contract in the nature of a foreign currency or interest hedging or derivative Contract.

        SECTION 3.25.    Debts, Creditors Accounts Receivable and Indebtedness.

          (a)   There are no material amounts (i.e., an amount in excess of RUB 50 million or the equivalent thereof as of the date hereof) payable (but not yet due) by any Acquired Company to any third parties, other than as reflected in the Acquired Companies Financial Statements or as disclosed in Schedule 3.25(a) to the Disclosure Schedule.

          (b)   No amount owing by any Acquired Company to any Person, where the aggregate amount owed by such Acquired Company to such Person exceeds RUB 20 million or the equivalent thereof as of the date hereof, is overdue for payment.

          (c)   All notes and accounts receivable of the Acquired Companies are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts (except as otherwise stated in the Acquired Companies Financial Statements). To Seller's Knowledge, no circumstance exists which would enable any third party to withhold or delay any material payment (i.e., an amount in excess of RUB 20 million or the equivalent thereof as of the date hereof) to any Acquired Company or cause any supplier to withhold or delay delivery of any material property or the provision of any service to any Acquired Company.

          (d)   Other than any Indebtedness of an Acquired Company to another Acquired Company, the only Indebtedness of the Acquired Companies is the Indebtedness of Teleradiokompaniya 31 Channel LLP in aggregate principal amount of USD 1,500,000 and (as of the date hereof only) any Indebtedness under the Overdraft Facility.

        SECTION 3.26.    EHS Law.

          (a)   The Acquired Companies and their properties and assets have been and are in material compliance with all Applicable Law relating to: (i) protection, preservation or cleanup of the environment (including air, water and soil) or natural resources; (ii) chemical substances, or toxic, hazardous or deleterious materials, wastes or agents, including asbestos, polychlorinated biphenyls and petroleum or petroleum products (hereinafter "Hazardous Substances"); (iii) the proper storage or warehousing of goods and materials, including Hazardous Substances; or (iv) health, safety, fire prevention and sanitation (hereinafter "EHS Laws").

          (b)   There is no pending proceeding or claim against, and no outstanding notice or complaint issued by a Governmental Authority to, any Acquired Company relating to: (i) noncompliance with

27

  EHS Laws, (ii) liabilities or obligations arising under EHS Laws or relating to Hazardous Substance or (iii) improper storage of good and materials.

          (c)   There are no conditions or circumstances, including the presence or release of any Hazardous Substances (whether or not on the property of any Acquired Company) and the conditions and circumstances under which the Acquired Companies store goods and materials, reasonably anticipated to result in material liabilities or obligations to any Acquired Company pursuant to EHS Laws.

          (d)   No Acquired Company has assumed, by contract or by operation of law or otherwise, any liabilities or obligations of third parties arising under EHS Laws or relating to Hazardous Substances.

        SECTION 3.27.    Insurance.     Schedule 3.27 to the Disclosure Schedule sets forth a list of insurance policies (including information on the premiums payable in connection therewith, the scope and amount of the coverage provided thereunder and the identity of the insurer issuing such policies) in force relating to properties (including Real Property), equipment and machinery (including Equipment) owned and leased, and the operations conducted, by Acquired Companies. All such policies are in full force and effect; all premiums with respect thereto have been paid; and no notice of cancellation or termination has been received with respect to any such policy. There are no claims by any Acquired Company against any of the policies as to which any insurance company is denying liability or defending under a reservation of rights clause.

        SECTION 3.28.    Brokers or Finders.     No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission from any of the Acquired Companies in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller or any of its Subsidiaries.

        SECTION 3.29.    Assets.

          (a)    Title.    Each Acquired Company has full legal and beneficial title to, or has valid leases in respect of, and is in possession and control of, all assets of such Acquired Company included as assets in the Acquired Company's June 30, 2015 financial statements or which were acquired by such Acquired Company since June 30, 2015, except for assets which were disposed of in the Ordinary Course of Business after June 30, 2015 (the "Assets").

          (b)    Liens.    Except as disclosed in Schedule 3.29 to the Disclosure Schedule, no Acquired Company has created or agreed to create any outstanding Lien (except Permitted Liens) over or enter into any factoring arrangement in relation to its interest in any of the Assets and all of the Assets are free from any hire or hire purchase agreement, conditional sale or credit sale agreement, leasing or rental agreement or agreement for payment on deferred terms (other than, for the avoidance of doubt, an agreement by virtue of which the Acquired Company has possession of the Assets).

          (c)    Assets Required for Business.    The Assets (including Real Property, Equipment and the Acquired Company Intellectual Property (other than the Programming)) comprise assets that suffice to carry out the business of the Acquired Companies in the manner and to the extent to which it is currently conducted.

        SECTION 3.30.    Related Party Transactions.

          (a)   Schedule 3.30 to the Disclosure Schedule is a complete and accurate list of each shareholder, member, partner, director, officer, employee, or other Affiliate of any Acquired Company who or which is, directly or indirectly, a party to any transaction with any Acquired Company (other than employment compensation in the Ordinary Course of Business) entered into since December 31, 2013 that constitutes an interested party transaction pursuant to the Russian

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  Applicable Law ("Related Party Transaction") where such transaction (or series of related transactions) had or has value or possible value in excess of RUB 5,000,000 (or the equivalent thereof in any other currency).

          (b)   Schedule 3.30 to the Disclosure Schedule sets forth a brief description of each Related Party Transaction, including any contract, agreement, understanding, commitment, guarantee or other arrangement providing for the furnishing of services, extension of credit or rental of real or personal property from, or otherwise requiring payments to or from, any such Person.

          (c)   Each Acquired Company has taken all corporate actions required by Applicable Law and its Organizational Documents with respect to any Related Party Transaction to which it is a party.

          (d)   No Acquired Company has any outstanding liabilities or commitments (monetary or otherwise) to, or is a party in a Contract with, the Seller or any of its Subsidiaries (other than an Acquired Company) or any Principal Shareholder.

        SECTION 3.31.    Broadcasting, Transmission, Computer Systems.

          (a)   All equipment used for broadcasting or transmission of the signal of any Acquired Company including digital broadcasting and internet access to the Programming of any Acquired Company, including material computer hardware and material software and related materials used in or necessary for the Acquired Companies' business (collectively, the "Broadcasting & Computer System") is in good working order and condition and is sufficient for the purposes for which it is used.

          (b)   No material capital expenditures with respect to the Broadcasting & Computer System are currently planned or are necessary to use the Broadcasting &Computer System (including for the roll-out of the television digital multiplex services). Total capital expenditure in respect of the planned upgrading of the broadcasting facilities of the Acquired Companies is not expected to exceed US$ 20,000,000 (twenty million US dollars) and is expected to be carried out, and such expenditure made, in 2016-2017.

          (c)   The use of the Broadcasting & Computer System (including any software modifications) does not conflict with or infringe in any material respect the rights of any third party, and no Person is challenging, infringing or otherwise violating the rights of the Acquired Companies with respect to the Broadcasting & Computer System.

        SECTION 3.32.    Powers of Attorney.     There are no outstanding general, special or other powers of attorney executed on behalf of any Acquired Company that is not held by an employee of an Acquired Company.

        SECTION 3.33.    Opinion of Financial Advisor.     The Seller Board has received a letter setting forth the informal recommendation of Xenon Capital Partners on or prior to the date of this Agreement, to the effect that, as of the date of such letter and subject to the matters set forth therein, the Purchase Price in respect of the Sale Participation Interests to be received by the Seller pursuant to this Agreement is within a range of reasonableness, a signed copy of which letter has been delivered to Purchaser for informational purposes. The recommendation set forth in such letter has not been withdrawn or materially modified.

        SECTION 3.34.    5% Issuance.     Upon Closing, the 5% Resolution has been duly authorized and executed by Seller and, assuming due execution of the 5% Resolution by Purchaser, the Target will be duly authorized to carry out the 5% Issuance.

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 ARTICLE IV

APPLICATION OF REPRESENTATIONS AND WARRANTIES

        SECTION 4.01.    Survival.     The Critical Warranties shall remain in full force and effect notwithstanding Closing until the expiration of the applicable statutes of limitation. All Warranties other than the Critical Warranties shall terminate at Closing.

        SECTION 4.02.    Qualifying Disclosure.     The Warranties are qualified to the extent of those matters Fairly Disclosed in: (i) the SEC Documents (but excluding any forward-looking disclosures of a generic, non-specific nature set forth in any risk factor section, any disclosure in any section relating to generic, non-specific forward-looking statements and any other generic, non-specific disclosures included in any such form, report, schedule, statement or other document to the extent they are predictive or forward-looking in nature)provided that in no event shall any disclosure in such SEC Documents qualify or limit the Critical Warranties; or (ii) the corresponding section of the Disclosure Schedule or Supplemental Disclosure Schedule (it being understood that any information set forth in one section or subsection of the Disclosure Schedule or Supplemental Disclosure Schedule shall be deemed to apply to and qualify the Warranty to which it corresponds in number and each other Warranty to the extent that it is reasonably apparent on its face that such information is relevant to such other Warranty). For purposes hereof, "Fairly Disclosed" means disclosed in such a manner and in such detail as to enable a reasonable buyer to make an accurate assessment of the matter concerned.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

        The representations and warranties set out in this Article V shall be deemed to be given at the date of this Agreement and shall be deemed to be repeated immediately before the Closing with reference to the facts then existing. The Purchaser represents and warrants to Seller as follows:

        SECTION 5.01.    Organization.

          (a)   It is duly organized and validly existing under the laws of its jurisdiction of organization.

          (b)   Purchaser has all necessary corporate, power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, as applicable, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement and such other Transaction Documents, and the consummation by the Purchaser of the transactions contemplated hereby and thereby, have been duly authorized on the part of the Purchaser, and no other proceedings (corporate or otherwise) on its part are necessary to authorize the execution and delivery by it of this Agreement or such other Transaction Documents or the consummation by it of the transactions contemplated hereby or thereby.

          (c)   This Agreement has been duly executed and delivered by Purchaser, and (assuming due and valid authorization, execution and delivery hereof by Seller) is a valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, and each other Transaction Document to which it is a party, when executed and delivered (assuming due and valid authorization, execution and delivery thereof by the Seller), will constitute a valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general applicability relating to or affecting creditor's rights generally, and availability of injunctive relief or other equitable remedies).

        SECTION 5.02.    No Violations.     The execution, delivery or performance of this Agreement by it or the consummation by it of the transactions contemplated hereby do not and will not (a) conflict

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with, or result in a breach of or default under, any terms or conditions of its Organizational Documents, (b) conflict with or violate any Applicable Law or (c) result in any violation, breach, conflict, default or event of default under the terms of any contract to which it is a party.

        SECTION 5.03.    Consents.     As of the Closing Date, all consents required to be made or obtained by it in connection with (a) the execution or enforceability of this Agreement or (b) the consummation by it of any of the transactions contemplated herein have been obtained and are in full force and effect.

        SECTION 5.04.    Available Funds.     Purchaser has cash currently available or has existing equity investment commitments which together are sufficient to enable it to consummate the Contemplated Acquisition. Such cash resources and financing will be available to Purchaser on a timely basis to consummate the Contemplated Acquisition, and Purchaser knows of no fact or circumstance that would cause such financing to be unavailable on such basis.

        SECTION 5.05.    Information Supplied.     None of the information to be supplied by Purchaser in writing expressly for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to Seller Stockholders or at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading..

        SECTION 5.06.    Compliance Matters.     (a) Purchaser is not prohibited and it is not unlawful for it to enter into or perform its obligations under this Agreement or any other Transaction Document, including under any laws or regulations, economic sanctions, trade embargos, export or import bans, limitations on trading or financing, or similar measures imposed by the United Nations, the Russian Federation, the United States (including U.S. 31 C.F.R. part 589), the European Union (including Council Regulation (EU) Nos 208/2014 or 833/2014) (collectively "Sanctions").

          (b)   Neither Purchaser, nor any Person as of the date hereof or as of the Closing Date having a direct or indirect beneficial interest in Purchaser, appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of the Treasury or in Annex I to the United States Executive Order 13224—Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (each a "Government List") or otherwise has been named as a Person with whom trading or financing is banned or restricted under any Sanctions (a "Restricted Person").

          (c)   In connection with this Agreement or the performance of its obligations hereunder, Purchaser will not be conducting any business or obtaining any funds or assets from a Restricted Person.

          (d)   Purchaser has in connection with the Contemplated Acquisition complied with all Applicable Laws addressing money laundering, terrorism financing, fraud or other corrupt or illegal purposes in each jurisdiction in which Purchaser conducts its business and no action or proceeding by or before any Governmental Authority against or affecting Purchaser, any assets or properties of Purchaser with respect to any such Applicable Laws or guidelines is pending or, to the knowledge of Purchaser, threatened.

          (e)   Neither Purchaser nor any of its ultimate beneficial owners, nor any of its or their officers, directors or authorised employees while acting on behalf of Purchaser in connection with the Contemplated Acquisition, has directly, or indirectly paid, offered, given, promised to pay, or authorized the payment of any money or anything of value (including any gift, sample, rebate, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other thing of value, however characterized) to any Government Official or any other Person at the suggestion, request, direction or for the benefit of any of Government Official or

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  other Person for the purpose, in connection with the Contemplated Acquisition, of (i) influencing any act or decision of such Government Official in his official capacity, (ii) inducing such Government Official to do or omit to do any act in relation to his lawful duty, (iii) securing any improper advantage, (iv) inducing such Government Official to influence or affect any act or decision of any Governmental Authority, or (v) assisting Purchaser in obtaining or retaining business for or with, or directing business to another Person. Without limiting the generality of the foregoing, Purchaser has not, in connection with the Contemplated Acquisition, violated or is in violation in any material respect of the U.S. Anti-Kickback Statute (42 U.S.C. Section 1302a-7(b)), the Federal False Claims Act (31 U.S.C. Sections 3729, et seq.) the U.S. Foreign Corrupt Practices Act of 1977, the United Kingdom Anti-Bribery Act or any related or similar law, without regard to whether Purchaser is subject to those laws.

          (f)    The Purchaser is incorporated under the laws of the Russian Federation and, as of Closing, is beneficially wholly-owned by Russian nationals, none of whom are nationals of any country other than the Russian Federation.

ARTICLE VI

COVENANTS

        SECTION 6.01.    Conduct of Business and Leakage.     During the period between the date of this Agreement and the Closing Date, except as contemplated by this Agreement or as otherwise agreed to in writing by the Purchaser, the Seller agrees to cause the Acquired Companies to act in the following manner:

          (a)   subject to clauses (b), (c) and (d) below, the respective businesses of each Acquired Company shall be conducted only in the Ordinary Course of Business, and accordingly Seller shall each use its reasonable best efforts, in respect of each Acquired Company, to preserve substantially intact its current business organizations, to continue to procure Acquired Company Intellectual Property for Programming, to keep available the services of its current officers and employees and to preserve its relationships with significant Governmental Authorities, customers, suppliers, licensors, licensees, distributors, wholesalers, lessors and others having significant business dealings with it, and to preserve the goodwill of and maintain satisfactory relationships with those Persons having material business relationships with the Acquired Companies;

          (b)   not to take any action that results in any breach of, or constitutes a default (or an event which with notice or lapse of time or both would become a default under) or results in the creation of a Lien upon any of the material properties or assets of any Acquired Company;

          (c)   not to take any action that results in the violation of the terms of any material Permit, and take all reasonable action to timely renew any expiring material Permit prior to its scheduled termination;

          (d)   pay its debts generally as they come due in the Ordinary Course of Business;

          (e)   carry out the Programming Plan in accordance with its terms; and

          (f)    without limiting the generality of the foregoing clauses (a) through (e), without Purchaser's consent, not permit any of the Acquired Companies to:

              (i)  take any action that results in any Leakage other than the Permitted Leakage;

             (ii)  amend or otherwise modify the Organizational Documents of any Acquired Company other than adopting and registering the Target's New Charter;

            (iii)  issue, sell, pledge, dispose, encumber or grant any shares, or any options, warrants, convertible securities or other Equity Interests or other rights of any kind to acquire any such

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    shares of capital stock or rights settled in cash or other property based in whole or in part on the value of such shares of capital stock;

            (iv)  take any action in respect of the Equity Interests of any Acquired Company, including to undertake or permit or facilitate any action which would result in the shareholding or voting power of any Person in any of the Acquired Companies being different to that which exists as at the date hereof;

             (v)  (A) other than in the Ordinary Course of Business, increase the compensation or other benefits payable or to become payable to employees, directors or executive officers of the Acquired Companies or grant any incentive compensation awards to employees, directors or executive officers of the Acquired Companies, (B) grant any severance or termination pay to, or enter into any severance agreement with, any employee, director or executive officer of the Acquired Companies, (C) enter into, terminate or renew any employment agreement with any employee or executive officer of the Acquired Companies in the case of any employment agreement which contemplates annual remuneration in excess of RUB 5,000,000 (or the equivalent thereof in any other currency), (D) enter into any new, or amend any existing, collective bargaining agreement covering employees of the Acquired Companies or (E) increase the aggregate employee headcount of the Acquired Companies as of the date hereof;

            (vi)  forgive any loans to employees, officers or directors of the Acquired Companies or to any affiliated or related persons of such employee, officer or director;

           (vii)  grant, accelerate the vesting of, confer or award options, convertible securities, restricted stock, restricted stock units, performance stock units, stock appreciation rights or other rights to acquire any capital stock or any equity-based award to any employee, officer or director of the Acquired Companies based in whole or in part on capital stock, whether settled in cash, securities or other property, or take any action not otherwise contemplated by this Agreement to cause to be exercisable any otherwise unexercisable option or other equity-based award of any employee, officer or director of the Acquired Companies under any existing plan; provided, however, for the avoidance of doubt, that the foregoing shall in no manner restrict the ability of the Seller to make any payments to, or satisfy any equity awards in respect of, employees of the Acquired Companies consistent with the disclosure made in respect thereof under the Warranty set out at Section 3.19(e);

          (viii)  acquire (including by merger, consolidation, or acquisition of stock or assets) any ownership interests in any corporation, partnership, limited liability company, other business organization or any division thereof;

            (ix)  other than pursuant to an existing disclosed Material Contract: dispose of, transfer, lease, license, mortgage, pledge, encumber or subject to a Lien material assets other than in respect of such assets having an aggregate book value and an aggregate fair market value of less than RUB 50,000,000 (or the equivalent thereof in any other currency) (such book value as calculated under RAS, or in the case of the assets of the Acquired Companies organized under the laws of Kazakhstan, IFRS) and which are otherwise not material to the conduct of the Business;

             (x)  dispose of, transfer, lease, license, mortgage, pledge or encumber any Intellectual Property other than in the Ordinary Course of Business;

            (xi)  incur any Indebtedness other than pursuant to the Overdraft Facility;

           (xii)  loan, advance, invest or make a capital contribution to or in any Person other than another Acquired Company;

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          (xiii)  make any material expenditure (i.e., singly or in aggregate of more than RUB 50,000,000 (or the equivalent thereof in any other currency)) outside the Acquired Companies Cash Flow Budgets;

          (xiv)  amend, cancel, terminate, waive or release any material rights or claims or assign any rights or claims with respect to, any Material Contract or fail to comply with the material terms of any Material Contract or take any action that gives rise to a default, event of default or a basis for termination under any Material Contract; or enter into any Contract which, if entered into prior to the date hereof, would be a Material Contract; and for purposes of this paragraph (xiv) any Contract relating to Prime Programming is deemed a Material Contract;

           (xv)  make any material change in accounting principles, policies, practices, procedures or methods in effect at December 31, 2014, except as required by (A) US GAAP, RAS or IFRS (as the case may be), or (B) a change in Applicable Law;

          (xvi)  waive, release, assign, settle or compromise any (A) action brought by any Governmental Authority (other than any Tax claims made in the ordinary course) or (B) claims, liabilities or obligations arising out of, related to or in connection with litigation other than for compromises, settlements or agreements that involve only the payment of monetary damages not in excess of USD 500,000 (or the equivalent thereof in any other currency);

         (xvii)  take any steps which result, or may result, in a change of residence of any Acquired Company for Tax purposes;

        (xviii)  except as required by Applicable Law, make or rescind any material Tax election, change any material Tax method, file any amended Tax Return that is material, incur any material Tax liability outside the Ordinary Course of Business, or settle or compromise any material Tax liability;

          (xix)  fail to maintain in full force and effect existing material insurance coverage;

           (xx)  adopt or enter into a plan of liquidation, dissolution, restructuring, recapitalization or other reorganization of any Acquired Company (other than any such contemplated action that is described in the Disclosure Schedule);

          (xxi)  enter into, modify or terminate any transactions or Contracts with the Seller or any of its Subsidiaries (other than an Acquired Company); or

         (xxii)  enter into any Contract to do any of the foregoing.

          (g)   Notwithstanding the foregoing, nothing in this Article VI is intended to give Purchaser directly or indirectly the right to control or direct the business or operations of any Acquired Company at any time prior to Closing. Prior to the Closing, the Seller and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

        SECTION 6.02.    Stockholder Meeting; Proxy Statement.

          (a)    Preparation and Filing of Proxy Statement.    As promptly as reasonably practicable following the date of this Agreement (and in any event, no later than 30 calendar days after the date hereof), the Seller shall prepare and cause to be filed with the SEC in preliminary form a proxy statement relating to the Stockholders' Meeting (together with any amendments or supplements thereto, the "Proxy Statement"). Except as expressly contemplated by Section 6.03(c) and Section 6.03(d), the Proxy Statement shall include the Seller Board Recommendation with respect to Contemplated Acquisition. Seller shall promptly notify Purchaser upon the receipt of any comments or other correspondence from the SEC (or the staff of the SEC) or any request

34

  from the SEC (or the staff of the SEC) regarding the Proxy Statement, including with respect to amendments or supplements to the Proxy Statement, and shall provide Purchaser with copies of all material correspondence between Seller and its Representatives, on the one hand, and the SEC (or the staff of the SEC), on the other hand. Seller shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or any request from the SEC for amendments or supplements with respect to the Proxy Statement and to cause the Proxy Statement to be cleared by the SEC as promptly as reasonably practicable. The Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder. Prior to filing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, Seller shall provide Purchaser a reasonable opportunity to review and to propose comments on such document or response and shall consider any such comments in good faith.

          (b)    Covenants of Seller with Respect to the Proxy Statement.    Seller shall cause the Proxy Statement, at the date it is first mailed to the stockholders of Seller and at the time of the Stockholders' Meeting, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Seller shall have no obligation pursuant to this Section 6.02(b) with respect to any of the Purchaser Information.

          (c)    Covenants of Purchaser with Respect to the Proxy Statement.    Purchaser shall furnish to Seller all information (the "Purchaser Information") concerning Purchaser requested by Seller in connection with the Proxy Statement and required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement, and shall otherwise reasonably assist and cooperate with Seller in the preparation of the Proxy Statement and the resolution of comments from the SEC. The information relating to Purchaser at the time supplied by it to Seller for inclusion in the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (d)    Mailing of Proxy Statement; Stockholders' Meeting.    Seller shall, as promptly as practicable (and in any event within five (5) New York Business Days following the Proxy Statement Clearance Date), (x) by resolutions of the Seller Board establish, in accordance with Applicable Law, the earliest reasonably practicable record date for a meeting of its stockholders, for the purpose of voting upon the Contemplated Acquisition (including any adjournment or postponement thereof, the "Stockholders' Meeting"), (y) by resolutions of the Seller Board establish in accordance with Applicable Law the earliest reasonably practicable date for the Stockholders' Meeting. The Seller Board shall, as promptly as practicable after the record date established for the Stockholders' Meeting, mail to the holders of Seller Common Stock as of such record date a Proxy Statement (such date of mailing, the "Proxy Date"). Seller shall duly call, convene and hold the Stockholders' Meeting as promptly as reasonably practicable after the Proxy Date; provided, however, that Seller may postpone, recess or adjourn the Stockholders' Meeting: (i) with the consent of Purchaser, (ii) to solicit additional proxies in the event of an absence of affirmative votes representing the Requisite Stockholder Approval or (iii) to permit the filing and distribution of any supplemental or amended disclosure that the Seller Board has determined in good faith is required pursuant to Applicable Law. Once Seller has established a record date for the Stockholders' Meeting, Seller shall not change such record date or establish a different record date for the Stockholders' Meeting without the prior written consent of Purchaser, unless required to do so by Applicable Law. Subject to the right of the Seller Board to effect a Change in Recommendation as permitted by Section 6.03(c) or Section 6.03(d), Seller shall use its reasonable best efforts to solicit proxies in

35

  favor of the Contemplated Acquisition and shall ensure that all proxies solicited in connection with the Stockholders' Meeting are solicited in compliance with Applicable Laws and all rules of NASDAQ. Notwithstanding anything herein to the contrary, Seller shall not be required to call, convene or hold a Stockholders' Meeting after the termination of this Agreement in accordance Section 8.01.

          (e)    Amendments to the Proxy Statement.    If at any time prior to the Stockholders' Meeting any event or circumstance relating to Seller or Purchaser, or their respective officers or directors, is discovered by Seller or Purchaser, respectively, which pursuant to the Exchange Act should be set forth in an amendment or a supplement to the Proxy Statement, such Party shall promptly inform the other. Each of Seller and Purchaser agree to correct any information provided by it for use in the Proxy Statement that shall have become false or misleading.

        SECTION 6.03.    Acquisition Proposals.

          (a)   Except as permitted by this Section 6.03, from the date of this Agreement until the Closing Date or, if earlier, the termination of this Agreement in accordance with its terms, Seller will not, nor shall it authorize or permit any of its Affiliates, not to, directly or indirectly (i) initiate, solicit or knowingly encourage or facilitate the making of any Acquisition Proposal or any inquiry, proposal or request for information that would reasonably be expected to lead to an Acquisition Proposal, (ii) other than informing Third Parties of the existence of the provisions contained in this Section 6.03, engage in negotiations or discussions with, or furnish any non-public information concerning any of the Acquired Companies or Seller to, any Third Party relating to an Acquisition Proposal or any inquiry, proposal or request for information that would reasonably be expected to lead to an Acquisition Proposal or (iii) resolve or agree to do any of the foregoing. Seller shall, and shall cause its Affiliates to (i) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, or any inquiry or proposal that would reasonably be expected to lead to an Acquisition Proposal and (ii) promptly request that such Person return or destroy all confidential information provided by or on behalf of Seller or any of its Affiliates to any such Person.

          (b)   Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the time that the Requisite Stockholder Approval is obtained at the Stockholders' Meeting, in the event that Seller receives an unsolicited written Acquisition Proposal from a Third Party (which Acquisition Proposal was made after the date of this Agreement and did not result from a breach of this Section 6.03), Seller and the Seller Board (or the Special Committee on behalf of the Seller Board) may, subject to compliance with this Section 6.03(b), engage in negotiations or substantive discussions with, or furnish any information and access to, any Third Party making such Acquisition Proposal if the Seller Board (or the Special Committee on behalf of the Seller Board) determines in good faith that such Acquisition Proposal constitutes, or would reasonably be expected to result in, a Superior Proposal; provided, that Seller shall comply with the provisions of Section 6.03(f); and provided, further, that (x) prior to furnishing any material nonpublic information, Seller receives from such Third Party an executed Acceptable Confidentiality Agreement and (y) any such material nonpublic information so furnished has been previously provided or made available to Purchaser or is provided or made available to Purchaser substantially concurrently with it being so furnished to such Third Party. Other than as provided in Section 6.03(c)(i)(B), Section 6.03(d) or Section 6.03(g), Seller shall not publicly announce the receipt of any Acquisition Proposal or any negotiations or discussions in connection with any Acquisition Proposal or otherwise publicly comment on any Acquisition Proposal.

          (c)   Except as otherwise provided in the last sentence of this Section 6.03(c) and Section 6.03(d), the Seller Board shall not (i) (A) withdraw (or qualify or modify in any manner materially adverse to Purchaser), or publicly propose to withdraw (or so qualify or modify), the

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  Seller Board Recommendation, (B) fail to publicly reaffirm the Seller Board Recommendation within ten (10) calendar days after Purchaser so requests in writing (which request may only be made once with respect to each Acquisition Proposal and each material modification thereto), (C) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal subject to Regulation 14D under the Exchange Act within ten (10) calendar days after the commencement of such Acquisition Proposal, or (D) approve, adopt or recommend any Acquisition Proposal or Alternative Acquisition Agreement or propose publicly to approve, adopt or recommend, any Acquisition Proposal or Alternative Acquisition Agreement, or (E) publicly announce that an Acquisition Proposal constitutes a Superior Proposal (any action described in this clause (i) being referred to as a "Change in Recommendation") or (ii) allow Seller or any of its Subsidiaries to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement or arrangement (other than an Acceptable Confidentiality Agreement) with any Third Party constituting or relating to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal, or requiring, or would reasonably be expected to cause, Seller to abandon, terminate, materially delay or fail to consummate, the transactions contemplated by this Agreement (an "Alternative Acquisition Agreement"). Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the receipt of the Requisite Stockholder Approval, in the event a material development or material change in circumstances (other than an Acquisition Proposal) becomes known by the Seller Board after the signing of this Agreement, the Seller Board may make a Change in Recommendation under clause (i)(A) or (B) above if the Seller Board determines in good faith that the failure to take such action would be reasonably likely to be inconsistent with the directors' fiduciary duties to the stockholders of Seller under Applicable Law; provided, that (y) Seller has provided Purchaser eight calendar days prior written notice advising Purchaser that it intends to take such action and specifying, in reasonable detail, the reasons for such action (the "Notice of Change of Circumstance") and (z) prior to effecting any such Change in Recommendation, Seller shall, and shall direct the Company's legal advisors and the Special Committee's financial advisors to, during such eight-calendar-day period, negotiate with Purchaser in good faith to make such adjustments in the terms and conditions of this Agreement that would allow the Seller Board not to make such Change in Recommendation consistent with its fiduciary duties.

          (d)   At any time prior to receipt of the Requisite Stockholder Approval, in response to an unsolicited written Acquisition Proposal that the Seller Board determines in good faith constitutes a Superior Proposal, Seller may terminate this Agreement pursuant to Section 8.01(c)(vi) and this Section 6.03(d); provided, however, that Seller shall not so terminate this Agreement unless (x) Seller has complied with its obligations set forth in Section 6.03(e), (y) Seller pays or causes to be paid, to Purchaser the Termination Fee payable pursuant to Section 8.03(a) prior to or concurrently with, and as a condition to, such termination and (z) concurrently with such termination Seller enters into an Alternative Acquisition Agreement that documents the terms and conditions of such Superior Proposal.

          (e)   Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be entitled to terminate this Agreement pursuant to Section 6.03(d), (x) unless Seller shall have provided to Purchaser eight calendar days prior written notice (the "Notice of Superior Proposal") advising Purchaser that Seller intends to take such action (and summarizing the material terms and conditions of any such Superior Proposal) and a copy of the relevant proposed transaction agreement, and (y):

              (i)  during such eight-calendar-day period, if requested by Purchaser, Seller shall, and shall have directed its outside legal counsel and the Special Committee's financial advisors to,

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    have engaged in good faith negotiations with Purchaser regarding changes to the terms of this Agreement intended to cause such Acquisition Proposal to no longer constitute a Superior Proposal; and

             (ii)  Seller shall have considered any adjustments to this Agreement (including a change to the price terms hereof) and any other agreements that may be proposed in writing by Purchaser (the "Proposed Changed Terms") no later than 5:00 p.m., New York City time, on the last day of such eight-calendar-day period and the Seller Board shall have determined in good faith that the Superior Proposal would still constitute a Superior Proposal if such Proposed Changed Terms were given effect.

  For the avoidance of doubt, (A) if Purchaser timely makes an offer that, as determined in good faith by the Seller Board results in the applicable Acquisition Proposal no longer being a Superior Proposal, then Seller shall have no right to terminate this Agreement pursuant to Section 6.03(d) as a result of such Acquisition Proposal, and (B) any (1) material revisions to the terms of a Superior Proposal or (2) material revisions to an Acquisition Proposal that the Seller Board had determined no longer constitutes a Superior Proposal, shall constitute a new Acquisition Proposal and shall in each case require Seller to deliver to Purchaser a new Notice of Superior Proposal and then follow the above procedures, except that the deadline for such new Notice of Superior Proposal and corresponding negotiation period shall be reduced to five calendar days.

          (f)    Seller shall promptly (and in any event within 24 hours) advise Purchaser in writing in the event that Seller receives any Acquisition Proposal or any inquiry, proposal or request for information, or engages in any discussions or negotiations that would reasonably be expected to lead to an Acquisition Proposal, and in connection with such notice, provide to Purchaser the material terms and conditions (including the identity of the Third Party making any such Acquisition Proposal) of any such Acquisition Proposal. Seller shall keep Purchaser reasonably informed of the status and material details (including any material change to the terms thereof) of any such Acquisition Proposal (including any determination by the Seller Board pursuant to Section 6.03(b)) and (ii) provide to Purchaser as soon as practicable (and in any event within 24 hours) after receipt or delivery thereof copies of any written amendment or any written material with respect to such Acquisition Proposal provided by or made to the Person making such an Acquisition Proposal or its Representatives. Without limiting the foregoing, Seller shall promptly (and in any event within 24 hours) notify Purchaser in writing if it determines to begin providing information or engaging in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 6.03(b). Seller shall not, and shall cause its Subsidiaries not to, in any way contract with any Person subsequent to the date of this Agreement in a manner that would restrict the ability of Seller or any Subsidiary thereof to provide information to Purchaser as contemplated by this Agreement.

          (g)   Nothing contained in this Agreement shall prohibit Seller or the Seller Board from (i) taking and disclosing any position or disclosing any information required under Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or (ii) making any "stop, look and listen" communication to Seller's Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided, that in all cases, any such action or disclosure shall comply with this Section 6.03.

          (h)   For purposes of this Agreement:

              (i)  "Acquisition Proposal" shall mean any bona fide proposal or offer (other than a proposal or offer by Purchaser or any of its Affiliates) from a Third Party relating to (i) a merger, reorganization, sale of assets, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction that, if consummated, would result in any Person other than (x) Seller or (y) Purchaser owning,

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    directly or indirectly, any of the Equity Interests of any of the Acquired Companies held as of the date hereof directly or indirectly by the Seller; (ii) the acquisition in any manner, directly or indirectly, by any Third Party of beneficial ownership of any of the Equity Interests of any of the Acquired Companies; (iii) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any Third Party beneficially owning any of the Equity Interests of any of the Acquired Companies, (iv) the acquisition (whether by merger, consolidation, equity investment, joint venture or otherwise) by any Third Party of any of the assets of any of the Acquired Companies (other than in the Ordinary Course of Business); or (v) any combination of the foregoing.

             (ii)  "Superior Proposal" shall mean an Acquisition Proposal made by a Third Party as to which the Seller Board determines in good faith, and considering such factors as the Seller Board considers in good faith to be appropriate, is on terms that are superior to Seller than the transactions contemplated by this Agreement (after giving effect to all Proposed Changed Terms).

        SECTION 6.04.    Access to Information

          (a)   The Seller shall afford (and procure that the relevant Acquired Company shall afford) to the Purchaser's officers, employees, accountants, counsel and other authorized representatives full and complete access during normal business hours on reasonable notice throughout the period up to the Closing Date or the date of termination of this Agreement to the properties, Contracts, Permits, commitments, books and records of each Acquired Company and any report, schedule or other document filed or received by any Acquired Company pursuant to Applicable Laws and shall cause representatives of the Acquired Companies to furnish promptly such additional financial, tax and operating data and other information as to their businesses and properties as the Purchaser or its duly authorized representatives may, acting reasonably, from time to time request, including periodic such financial information as may be distributed to management of such Acquired Company and including information so as to monitor the cash flows of the Acquired Companies (and as such monitor the line items as set out in the Net Cash Flow Pro Forma attached in Schedule 1.01(d) and verify the monthly interim statements delivered under Section 6.05(d)(ii)). The Seller shall cause relevant personnel, accountants and agents to be made available for review or interview by the Purchaser during normal business hours on reasonable notice.

          (b)   The Purchaser shall have the right to appoint one (1) individual as an observer to the Target between the date hereof and the Closing Date (an "Observer"), who shall initially be Yulia Ershova. Any Observer shall be informed about and entitled to attend any management and employee meetings of the Target or its Subsidiaries and to receive all information provided to the management or employees attending such meetings, as well as to attend and be admitted to any production or broadcasting facilities or premises of any Acquired Company within normal business hours, provided, however, that neither Seller, nor the Target or any of its Subsidiaries shall be under any obligation to provide the Observer with any information relating to an Acquisition Proposal or any access to any meeting during the time such Acquisition Proposal is discussed. The Observer shall be entitled to discuss any operational matters related to the Business (other than any Acquisition Proposal) with the chief executive officer and chief financial officer of the Seller and all the line reports to the chief executive officer and chief financial officer. The Observer shall be entitled to provide Purchaser's consent on the matters specified in Section 6.01 and may authorize Leakage.

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        SECTION 6.05.    Notification of Certain Matters.

          (a)   The Seller shall give prompt notice to the Purchaser, and Purchaser shall give prompt notice to Seller: (i) of the occurrence or failure to occur of an event that would, or with the lapse of time would, cause any condition to closing specified in Article VII not to be satisfied by it; (ii) upon its receipt of any notice, complaint, or other written communication from any Governmental Authority in respect of this Agreement or the transactions contemplated hereby; (iii) upon its receipt of any written notice of any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby; and (iv) of any actions, suits, claims or proceedings filed or commenced against, relating to or involving or otherwise affecting such Party (or any of its Affiliates) that relate to this Agreement or the transactions contemplated hereby. Any such notice shall describe the matter in reasonable detail. The obligations of the Parties under this Section shall continue to Closing.

          (b)   Promptly following distribution to or receipt from any regulatory and/or law enforcement agency, civil plaintiff or Seller Stockholder, as applicable, Seller shall provide Purchaser with all documents related to any communication or request for information, including any pleadings, court documents or correspondence, to or from any regulatory and/or law enforcement agency, civil plaintiff or Seller Stockholder regarding a violation or potential violation of any Applicable Law by Seller or any of its Affiliates, or any of their respective directors, officers, employees or Representatives, relating to this Agreement or the transactions contemplated hereby.

          (c)   The Seller shall (and procure that the Target shall), on reasonable notice during normal business hours, promptly provide such information about the assets and business of the Target or its Subsidiaries and such other assistance as may reasonably be requested by Purchaser or its representative to enable Purchaser to make any required or appropriate applications, filings, submissions and/or responses to the relevant Governmental Entity in relation to the fulfillment of the Conditions in Section 7.02(d) and Section 7.02(g) (as applicable).

          (d)   Within 25 calendar days after the end of each month between the date hereof and the Closing Date the Seller shall provide the Purchaser with:

              (i)  the Management Accounts (substantially in the form of the July 2015 Management Accounts) in respect of the relevant month; and

             (ii)  an interim statement of Net Cash Flows in the form of Schedule 1.01(d) in respect of the relevant month.

          (e)   The Seller shall provide the Purchaser the Acquired Companies Financial Statements for the nine months ended September 30, 2015 when available but in any case by November 10, 2015.

          (f)    The Seller shall promptly (and in any case within three calendar days) notify Purchaser of any drawdowns (and the intended application of the proceeds of such drawdowns) or repayments of the Overdraft Facility, or any amendment thereto, and shall promptly respond to Purchaser upon Purchaser making any inquiry as to the use of the Overdraft Facility.

        SECTION 6.06.    Stockholder Litigation.     Without prejudice to Section 9.02(b), prior to the Closing Date, Seller shall give Purchaser reasonable opportunity to participate, at Purchaser's expense, in the defense or settlement of any stockholder litigation against Seller (or an Affiliate thereof) and/or its directors relating to the transactions contemplated by this Agreement.

        SECTION 6.07.    Public Announcement.     The initial press release(s) announcing the execution of this Agreement shall be in a form mutually agreed upon by Seller and Purchaser. Each Party agrees not to issue any press release or make any other public announcement relating to this Agreement or the transactions contemplated hereby without the prior written approval of Seller or Purchaser (as applicable), except as may be required by Applicable Law, court process or the rules and regulations of

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any national securities exchange or national securities quotation system, in which case the other relevant Party shall, to the extent practicable, be given the reasonable opportunity to review and comment on any such press release or other public announcement. Notwithstanding any other provision of this Agreement: (i) no Party is required to consult with the other in connection with any such press release or public announcement if the Seller Board has effected any Change in Recommendation or shall have resolved to do so and (ii) the requirements of this Section 6.07 shall not apply to any disclosure of any information concerning this Agreement or the transactions contemplated hereby in connection with any dispute between the Parties regarding this Agreement or the transactions contemplated by this Agreement.

        SECTION 6.08.    Confidentiality.

          (a)   The Confidentiality Agreement shall terminate as of the Closing in respect of any information relating to the Acquired Companies.

          (b)   From and after the Closing, Seller shall, and shall cause its Affiliates and Representatives to, maintain in confidence any written, oral or other confidential information relating to the Acquired Companies, except that the foregoing requirements of this Section 6.08 shall not apply to the extent that any such information (including any report, statement, testimony or other submission to a Governmental Authority) is required by Applicable Law to be disclosed, provided the disclosing party shall furnish only that portion of the confidential information which, in the opinion of its counsel, it is legally required to disclose and, provided, further, that Seller provides Purchaser with written notice of the information to be disclosed as far in advance of its disclosure as reasonably practicable and uses reasonable best efforts to seek confidential treatment of such information.

        SECTION 6.09.    Exculpation.     Purchaser (on behalf of itself and its Affiliates) agrees not to rely on the opinion of Xenon Capital Partners or on Xenon Capital Partners's analyses in making its decision to enter into this Agreement and the transactions contemplated hereby and, further, agrees: (i) that neither Xenon Capital Partners nor any of its Affiliates or Representatives shall have any liability (whether direct or indirect, in contract or tort or otherwise) to such party or any Person asserting claims on its behalf relating to, arising in any manner out of or in connection with the rendering of services in connection with this Agreement (including any related activities and services rendered prior to the date hereof) or Xenon Capital Partners's role in connection therewith and (ii) not to bring any claims against Xenon Capital Partners or any of its Affiliates or Representatives arising out of its role in connection therewith.

        SECTION 6.10.    Further Covenants of Purchaser.

          (a)   Purchaser shall not sell or otherwise transfer (directly or indirectly, including through a change of control of Purchaser, whether through merger, sale of shares or other equity interests, or otherwise through a single transaction or series of related transactions) any Acquired Company (in whole or in part) to any Restricted Person.

          (b)   In respect of the cash dividends declared, authorized, made or paid within the group of the Acquired Companies and to Seller as set out in Part A of Schedule 6.01(f) ("Permitted Dividends"), Purchaser undertakes not to (i) make any claim or institute or threaten any action or suit or otherwise challenge such declaration, authorization, making or payment of the Permitted Dividends, or (ii) make any filings to Tax or any other Governmental Authority inconsistent with treatment of the Permitted Dividends as dividends of such Acquired Companies or Seller, or (iii) otherwise take any action that would jeopardize the treatment of the Permitted Dividends as dividends of such Acquired Companies or Seller.

          (c)   Following Closing, Purchaser shall furnish to Seller such information and assistance concerning the Target and other Acquired Companies as Seller may reasonably request from time

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  to time in connection with the Seller's reporting obligations under the Exchange Act and the rules and regulations promulgated thereunder, the preparation of the Seller's financial statements and the preparation of any require filings in respect of Tax, and shall otherwise reasonably assist and cooperate with Seller in the preparation of such reporting, accounting and Tax matters. The information relating to the Target and other Acquired Companies at the time supplied by it to Seller for inclusion in any report to be filed by the Seller with the SEC shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (d)   Purchaser shall procure that:

              (i)  following the Closing, and until December 31, 2015:

              (A)  each Acquired Company carries on the Business in its Ordinary Course of Business and in accordance with the Acquired Companies Cash Flow Budgets;

              (B)  neither Purchaser nor any of its Affiliates shall frustrate or impede the operation of any Acquired Company for the purpose of decreasing or otherwise limiting the Actual Net Cash Flow or otherwise take any action (or omit to take any action) for the purpose of decreasing or otherwise limiting the Actual Net Cash Flow;

              (C)  no Acquired Company shall make any change to its policies on discounts, rebates, charge backs or allowances; and

             (ii)  following the Closing, and until the Net Cash Flow Shortfall is finally determined pursuant to Section 2.01(d)(ii):

              (A)  the Seller may maintain an observer at the Target with the same rights as has the Observer under Section 6.04(b); and

              (B)  the Purchaser shall not make changes to the senior management of the Acquired Companies (unless a senior manager engages in egregious misconduct).

          (e)   Without prejudice to Section 10.04 (Entire Agreement), Purchaser agrees that (in the absence of fraud) neither Purchaser nor any other Indemnified Person has any rights against any stockholder, director, officer, employee, agent, advisor or representative of Seller (in such capacity) (collectively, the "Released Persons") based on, relating to or arising out of this Agreement or the ownership, use or operation of the Target or any other Acquired Company (but the provisions of this Section 6.10(e) do not apply, for the avoidance of doubt, in respect of any such person in acting in any capacity for any Acquired Company). Effective at Closing Purchaser releases, remises and forever discharges each Released Person from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, liabilities, interest, or causes of action whatsoever, in law or in equity, known or unknown, which such Purchaser or any of its Indemnified Persons might now or subsequently may have, based on, relating to or arising out of this Agreement or the ownership, use or operation of the Target or any other Acquired Company.

        SECTION 6.11.    Further Actions.     Subject to the other express provisions of this Agreement, upon the request of any Party, the other Party shall use best reasonable efforts to undertake as soon as reasonably practicable (or procure the undertaking as soon as reasonably practicable of) all acts including executing and delivering (or procuring the execution and delivery of) all such other documents, instruments and agreements as may be reasonably necessary for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement.

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 ARTICLE VII

CONDITIONS PRECEDENT

        SECTION 7.01.    Conditions Precedent to Obligations of each Party.     The respective obligation of each Party to consummate the transactions contemplated hereby is subject to the satisfaction or waiver of each of the following conditions at or prior to the Closing Date:

          (a)    Seller Stockholder Approval.    The Requisite Stockholder Approval shall have been received.

          (b)    No Injunctions.    No Governmental Agency shall have issued any order, decree or ruling, and there shall not be in effect any Applicable Law, restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.

        SECTION 7.02.    Conditions Precedent to Obligations of the Purchaser.     The obligation of the Purchaser to pay the Purchase Price and to consummate the other transactions contemplated hereby is subject to the satisfaction at or prior to the Closing of the following conditions (unless any such condition is expressly waived, in whole or in part, by the Purchaser in writing):

          (a)    Warranties.    Subject to Section 4.02, each of the Warranties shall be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" or any similar limitation contained herein) as of the Closing Date as though made on and as of such date (except to the extent that any such Warranty expressly speaks as of an earlier date, in which case such Warranty shall be true and correct as of such earlier date), except where the failure of such Warranties to be so true and correct, individually or in the aggregate, has not resulted and is not reasonably likely to result in a Loss of the Acquired Companies in excess of USD 10,000,000 or otherwise in a Material Adverse Effect.

          (b)    No Material Adverse Effect.    Since the date hereof, no Material Adverse Effect has occurred. There shall not be pending any Proceedings against any of the Parties or the Acquired Companies that could reasonably be expected to have, if adversely determined, individually or in the aggregate, a Material Adverse Effect.

          (c)    Performance.    The Seller shall have performed and complied with the agreements, covenants, conditions and obligations required by this Agreement and the Transaction Documents to which the Seller is a party and required to be performed or complied with by the Seller at or before the Closing Date.

          (d)    Transaction Documents.    The Seller shall have delivered to Purchaser duly executed copies of all Transaction Documents to which the Seller is a party.

          (e)    APC Approval, FAS Approval and FSIL Approval.    The Purchaser shall have obtained the APC Approval, FAS Approval and FSIL Approval to the transactions contemplated by this Agreement, on terms and conditions satisfactory to the Purchaser.

          (f)    Target's New Charter.    Target's New Charter shall have been duly adopted and properly registered with the competent Governmental Authority.

          (g)    Confirmation of Cash.    Seller shall have delivered to Purchaser account statements from the banks holding the Cash Reserve and the Kazakh Cash confirming the cash amounts so held on deposit, such statements issued on the Closing Date.

          (h)    Working Capital.    The Working Capital of the Acquired Companies, in the view of Purchaser (acting in good faith) in light of information received, is not reasonably likely to be, as of December 31, 2015, below RUB 10,648 million.

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          (i)    Overdraft Facility.    The amount outstanding under the Overdraft Facility is not more than RUB600 million, and the Acquired Companies have no Indebtedness other than under the Overdraft Facility and the Kazakh indebtedness contemplated by Section 2.01(c)(ii).

          (j)    Change of Control.    The Seller or an Acquired Company shall have obtained consents to the Contemplated Acquisition in respect of each of the Material Contracts listed in Section 3.06(c) of the Disclosure Schedule.

          (k)    Guaranty of Management Incentive Plan.    All guaranties by the Target of the obligations of the Seller in respect of the Seller's Management Incentive Plan shall have been terminated or released.

          (l)    Delivery of Confirmations of Beneficial Ownership of 2015 Dividends.    Confirmations substantially in the form set out in Schedule 7.02(l) in respect of dividends paid to Seller (i) in 2015 to the date hereof (within one week of the date hereof) and (ii) from the date hereof to the Closing Date (upon receipt of dividends) shall have been delivered to Purchaser.

        SECTION 7.03.    Conditions Precedent to Obligations of the Seller.     The obligation of the Seller to consummate the transactions contemplated hereby is subject to the satisfaction at or prior to the Closing of the following conditions (unless any such condition is expressly waived, in whole or in part, by the Seller in writing):

          (a)    Warranties.    Each of the representations and warranties of the Purchaser set forth in Article V shall be true and correct as of the Closing Date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct does not materially and adversely affect the ability of Purchaser to consummate transactions contemplated hereby.

          (b)    Performance.    The Purchaser shall have performed and complied with the agreements, covenants, conditions and obligations required by this Agreement and the Transaction Documents to which the Purchaser is a party and required to be performed or complied with by the Purchaser at or before the Closing Date.

          (c)    Transaction Documents.    The Purchaser shall have delivered to Seller duly executed copies of all Transaction Documents to which the Purchaser is a party.

          (d)    Payment of Dividends.    The Seller shall have received the payments set out in Part A of Schedule 6.01(f).

ARTICLE VIII

TERMINATION

        SECTION 8.01.    Termination.     Notwithstanding anything herein or elsewhere to the contrary, this Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing Date, whether before or after the Requisite Stockholder Approval is obtained (except as otherwise expressly noted), as follows:

          (a)   by written agreement of the Purchaser and the Seller;

          (b)   by the Purchaser if:

              (i)  the Closing shall not have occurred by December 30, 2015 (the "End Date"); provided, however, that the Purchaser may not terminate this Agreement pursuant to this Section 8.01(b)(i) if the failure of the Purchaser to perform any of the agreements, covenants and obligations required to be performed at or prior to the Closing by the Purchaser has been

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    the primary cause of, or the primary factor that resulted in, the failure of the Closing to occur on or before the End Date; or

             (ii)  any Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the Parties hereto shall use their reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the material transactions contemplated by this Agreement; or

            (iii)  Seller shall have breached or failed to perform any of its Warranties, agreements, covenants, conditions or obligations contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.01 or Section 7.02 and (ii) (x) cannot be cured by the End Date or (y) if capable of being cured, shall not have been cured within 10 calendar days following receipt of written notice (which notice shall specify in reasonable detail the nature of such breach or failure) from Purchaser of such breach or failure; provided, that Purchaser shall not have a right to terminate this Agreement pursuant to this Section 8.01(b)(iii) if it is then in material breach of any of its warranties, agreements, covenants, conditions or obligations under this Agreement; or

            (iv)  the Stockholders' Meeting shall have been convened and a vote with respect to the adoption by the Seller Stockholders of a resolution authorizing the Contemplated Acquisition in accordance with Section 271 of the DGCL shall have been taken thereat (or any adjournment or postponement thereof) and the Requisite Stockholder Approval shall not have been obtained; or

             (v)  in the event that: (A) a Change in Recommendation has occurred prior to receipt of the Requisite Stockholder Approval, (B) Seller has provided Purchaser with written notice of an intention to effect a Change in Recommendation under a Notice of Change of Circumstances or a Notice of Superior Proposal, (C) Seller shall have intentionally committed a breach of its obligations or agreements contained in Section 6.03 in any material respect (excluding breaches that, if capable of being cured, have been cured within 10 calendar days following receipt of written notice from the Purchaser which notice shall specify in reasonable detail the nature of such breach), or (D) Seller shall have failed to include the Seller Board Recommendation in the Proxy Statement delivered to Seller Stockholders; provided, however, that Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 8.01(b)(v) once the Requisite Stockholder Approval has been obtained at the Stockholders' Meeting; or

            (vi)  if after the date of this Agreement, a Material Adverse Effect has occurred; or

           (vii)  pursuant to Section 2.03(e).

          (c)   by the Seller if:

              (i)  the Closing shall not have occurred by the End Date; provided, however, that the Seller may not terminate this Agreement pursuant to this Section 8.01(c)(i) if the failure of the Seller to perform any of the agreements, covenants and obligations required to be performed at or prior to the Closing by the Seller has been the primary cause of, or the primary factor that resulted in, the failure of the Closing to occur on or before the End Date; or

             (ii)  any Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the Parties hereto shall use their reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the material transactions contemplated by this Agreement; or

45

            (iii)  the Purchaser shall have breached or failed to perform any of its warranties, agreements, covenants, conditions or obligations contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.01 or Section 7.03 and (ii) (x) cannot be cured by the End Date or (y) if capable of being cured, shall not have been cured within 10 calendar days following receipt of written notice (which notice shall specify in reasonable detail the nature of such breach or failure) from the Seller of such breach or failure; provided, that Seller shall not have a right to terminate this Agreement pursuant to this Section 8.01(c)(iii) if it is then in material breach of any of its Warranties, agreements, covenants, conditions or obligations under this Agreement; or

            (iv)  the Stockholders' Meeting shall have been convened and a vote with respect to the adoption by the Seller Stockholders of a resolution authorizing the Contemplated Acquisition in accordance with Section 271 of the DGCL shall have been taken thereat (or any adjournment or postponement thereof) and the Requisite Stockholder Approval shall not have been obtained; or

             (v)  prior to receipt of the Requisite Stockholder Approval, the Seller Board has determined to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal to the extent permitted by and subject to the terms and conditions of Section 6.03(d) and Section 6.03(e); provided, that, concurrently with such termination, (A) Seller pays, or causes to be paid, to Purchaser the Termination Fee and (B) Seller enters into such Alternative Acquisition Agreement.

        SECTION 8.02.    Effect of Termination.     In the event of the termination of this Agreement as provided in Section 8.01, written notice thereof shall forthwith be given to the other Parties specifying the provision hereof pursuant to which such termination is made. The Parties shall have no further liability or obligation under this Agreement except in respect of claims which arose before or gave rise to termination. The following provisions of this Agreement shall survive termination and remain in full force and effect: Articles I, IX and X.

        SECTION 8.03.    Termination Fee, No Vote Fee and Purchaser Expenses.

          (a)    Fees Payable.    If the Agreement is terminated by:

              (i)  Seller pursuant to Section 8.01(c)(v), then Seller shall pay, or cause to be paid, to Purchaser an amount equal to USD 5,000,000 (five million US dollars) (the "Termination Fee") by wire transfer of immediately available funds concurrently with, and as a condition to, such termination (and also pay Purchaser Expenses as set forth in Section 8.03(b));

             (ii)  Purchaser pursuant to Section 8.01(b)(v), then Seller shall pay, or cause to be paid to Purchaser the Termination Fee by wire transfer not later than the second Business Day following such termination (and also pay Purchaser Expenses as set forth in Section 8.03(b));

            (iii)  (A) Seller pursuant to Sections 8.01(c)(i) or 8.01(c)(iv) or Purchaser pursuant to Sections 8.01(b)(i), 8.01(b)(iii), or 8.01(b)(iv), and (B) after the date hereof Seller receives an Acquisition Proposal from a Third Party or an Acquisition Proposal made after the date hereof shall have become publicly known prior to such termination, and (C) within six (6) months of such termination of this Agreement, Seller either enters into a definitive agreement with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal described in clause (B)) or the Seller Board recommends an Acquisition Proposal (whether or not the same Acquisition Proposal described in clause (B)) to the Seller Stockholders and (D) such Acquisition Proposal referred to in the foregoing clause (C), or if such Acquisition Proposal is terminated to accept another Acquisition Proposal, such other Acquisition Proposal, is subsequently consummated by Seller (for the avoidance of doubt, such consummation may be during or after such 6-month period), then Seller shall pay, or cause to

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    be paid, to Purchaser, concurrently with, and as a condition to consummation of an Acquisition Proposal, the Termination Fee by wire transfer of immediately available funds (and also pay Purchaser Expenses as set forth in Section 8.03(b));

            (iv)  Purchaser pursuant to Section 8.01(b)(iv) or Seller pursuant to Section 8.01(c)(iv), then Seller shall pay, or cause to be paid, to Purchaser an amount equal to USD 2,600,000 (two million six-hundred thousand US dollars) (the "No Vote Fee") by wire transfer of immediately available funds not later than the second Business Day following such termination (and also pay Purchaser Expenses as set forth in Section 8.03(b)) provided that if Purchaser had a right of termination pursuant to Section 8.01(b)(v) prior to the date of such termination, Seller shall pay or cause to be paid the Seller Termination Fee instead of the No Vote Fee;

          (b)    Expenses.    If the Termination Fee or No Vote Fee is payable pursuant to Section 8.01, the Seller will pay, or cause to be paid, to Purchaser an amount equal to the sum of all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the Purchaser or its Affiliate) incurred by Purchaser or on its behalf in connection with or related to the authorization, preparation, diligence, negotiation, execution and performance of this Agreement and the Transaction Documents (the "Purchaser Expenses") (such amount as conclusively established by the certificate of the Purchaser as to such amount, attaching to such certificate copies of the underlying invoices of such service providers) by wire transfer of immediately available funds not later than the third Business Day following delivery of such certificate.

          (c)    Limitations.    Notwithstanding anything to the contrary in this Agreement, in the circumstances where the Termination Fee and Purchaser Expenses are payable hereunder and the Termination Fee and Purchaser Expenses are paid to the Purchaser (or its designees) in accordance with the terms of the Agreement, such payment shall be the sole and exclusive remedy of the Purchaser and its Affiliates against the Seller and any of its former, current and future Affiliates, and each of their respective directors, officers, employees, stockholders, controlling persons or representatives for any loss or damage based upon, arising out of or relating to this Agreement or the Transactions Documents or the negotiation, execution or performance hereof or the transactions contemplated hereby or thereby. In no event shall Seller be required to pay the Termination Fee on more than one occasion. In the event that a No Vote Fee has already been paid, Seller shall be entitled to credit the amount of the No Vote Fee actually paid against the amount of the Termination Fee it is required to pay under Section 8.03(a)(iii), if any.

          (d)    Integral Part of Transaction.    Each of the Parties acknowledges that: (i) the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, (ii) each of the Termination Fee and the No Vote Fee together with the payment of Purchaser Expenses is not a penalty, (iii) each of the Termination Fee and the No Vote Fee together with the payment of Purchaser Expenses is a reasonable amount that will compensate Purchaser in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iv) without these agreements, the Parties would not enter into this Agreement. If Seller fails to pay the Termination Fee, the No Vote Fee or the Purchaser Expenses pursuant to this Section 8.03 when due, and, in order to obtain such payment, Purchaser commences a suit that results in a judgment against Seller for the Termination Fee, the No Vote Fee or the Purchaser Expenses, as the case may be, Seller shall pay or cause to be paid to Purchaser its documented costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee, the No Vote Fee or the Purchaser Expenses, as the case may be, from the date such payment was required to be made until the date of payment at an interest rate of eleven percent (11%) per annum.

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 ARTICLE IX

SURVIVAL; INDEMNIFICATION

        SECTION 9.01.    Survival of Critical Warranties and Covenants.

          (a)   Notwithstanding any investigation conducted or notice or knowledge obtained by or on behalf of any Party hereto, each agreement in this Agreement (including under this Article IX) shall survive the Closing until fully performed. Each representation and warranty in this Agreement or in the Schedules or certificates delivered pursuant to this Agreement shall terminate at Closing other than the Critical Warranties, which shall survive the Closing until the expiration of the applicable statutes of limitation.

          (b)   Any covenant or other agreement herein, any portion of the performance of which may or is specified to occur after the Closing Date, shall survive indefinitely or for such lesser period of time as may be specified herein.

        SECTION 9.02.    Indemnities.     Other than in respect of the indemnity set out in Section 9.02(b) which shall apply from the date hereof and subject to the provisions of this Article IX, from and after the Closing:

          (a)    Critical Warranties and Covenants Indemnity.    The Seller (the "Indemnifying Party") shall indemnify, defend and hold harmless the Purchaser, its Affiliates and their respective employees, officers and directors (the "Indemnified Parties") from and against any and all Losses which any of them actually suffer, incur or sustain arising out of, attributable to, or resulting from: (x) any inaccuracy in, or breach of, any of the Critical Warranties or (y) any breach of or nonperformance of any of the covenants made by the Seller in any Transaction Document.

          (b)    Indemnity from Stockholder Litigation.    The Indemnifying Party shall indemnify and hold harmless the Indemnified Parties from and against any Losses which any of them actually suffer, sustain or become subject to, directly resulting from any claim by (or on behalf of) any holder or former holder or purported holder of any Seller Common Stock or rights to acquire Seller Common Stock, which relate or purport to relate to this Agreement, the Contemplated Acquisition or any of the other transactions contemplated hereby.

          (c)    Leakage Indemnity.    The Indemnifying Party shall indemnify and hold harmless the Purchaser from and against any Leakage, on the basis that the amount of such Leakage is multiplied by a co-efficient of 0.75 and the resulting sum is indemnified on a dollar-for-dollar basis (such calculations to be made in accordance with the exchange rates published by the Central Bank of Russia using the rates quoted on the Closing Date), calculated as of Closing except as otherwise compensated by operation of Section 2.01(d) (to the extent such Leakage has affected the calculation of Actual Net Cash Flow).

          (d)    Programming Plan Indemnity.    The Indemnifying Party shall indemnify and hold harmless the Purchaser to the extent (i) in accordance with the Programming Plan, Programming purchased and paid for in cash by the Acquired Companies in the period from June 30, 2015 to the Closing Date is less than the Expected Programming Expenditure and (ii) freely available cash (in the respective currencies) in the amount of the shortfall between the Expected Programming Expenditure and the actual amount of Programming purchased and paid for in cash by the Acquired Companies as of Closing is not held in the bank accounts of the Acquired Companies identified to Purchaser on or before the fifth (5th) day prior to Closing (for the avoidance of doubt, such cash not comprising Cash Reserve nor Kazakh Cash), on the basis that such amounts are multiplied by a co-efficient of 0.75 and the resulting sum is indemnified on a dollar-for-dollar basis (such calculations to be made in accordance with the exchange rates published by the Central Bank of Russia using the rates quoted on the Closing Date), calculated as of the Closing; except as

48

  otherwise compensated by operation of Section 2.01(c)(i), and (in the circumstance where the obligation under Section 2.01(c)(i) has been complied with) excluding any differences arising solely as a result of a change in exchange rates between the fifth (5th) Business Day prior to the scheduled Closing Date and the Closing Date.

          (e)    Cash Reserve Indemnity.    The Indemnifying Party shall indemnify the Purchaser to the extent the Cash Reserve is less than USD 15 million on the basis that such deficit is multiplied by a co-efficient of 0.75 and the resulting sum indemnified on a dollar-for-dollar basis, calculated as of the Closing, except as otherwise compensated by operation of Section 2.01(c)(iii).

          (f)    Kazakh Cash and Indebtedness Indemnity.    The Indemnifying Party shall indemnify the Purchaser (i) to the extent that the aggregate Indebtedness of the Acquired Companies organized under the laws of Kazakhstan exceeds the aggregate principal amount of USD 1.5 million and (ii) to the extent Kazakh Cash is less than USD 2.7 million, on the basis that such amounts are multiplied by a co-efficient of 0.45 and the resulting sum indemnified on a dollar-for-dollar basis, calculated as of the Closing, except as otherwise compensated by operation of Section 2.01(c)(ii).

          (g)    Overdraft Facility Indemnity.    The Indemnifying Party shall indemnify the Purchaser to the extent there is any Indebtedness under the Overdraft Facility at the close of business on December 31, 2015 on the basis that such amount of Indebtedness is multiplied by a co-efficient of 1.00 and the resulting sum indemnified on a dollar-for-dollar basis (such calculations to be made in accordance with the exchange rates published by the Central Bank of Russia using the rates quoted on December 31, 2015), except as otherwise compensated by operation of Section 2.01(d) (to the extent amounts drawn under the Overdraft Facility have been used to pay expenses in respect of operating activities and investing activities and thus are included in the calculation of Actual Net Cash Flow, but without prejudice to the ability of the Purchaser to recover under this indemnity relating to the Overdraft Facility on the basis of the use of a co-efficient of 1.00 (as opposed to the co-efficient of 0.75 used in the calculation of the Net Cash Flow Shortfall)) and excluding any differences arising solely as a result of a change in exchange rates between the fifth (5th) Business Day prior to the scheduled Closing Date and December 31, 2015 (the "Overdraft Facility Indemnity").

          (h)    After-Tax basis.    The Indemnifying Party agrees that, with respect to any payment or indemnity pursuant to this Section 9.02, the Indemnifying Party's indemnity obligations shall include the payment of such amount, if any, as shall be necessary to hold the Indemnified Parties harmless on an after-Tax basis from all Taxes required to be paid by the Indemnified Parties with respect to such payment or indemnity under any Applicable Law, taking into account any tax benefits received by the Indemnified Party.

        SECTION 9.03.    Limitation on Liability.

          (a)    Minimum claim.    The Indemnifying Party shall have no liability in respect of a claim under this Agreement (other than any claim under the Critical Warranties or the indemnities set out in Section 9.02) by any of the Indemnified Parties unless and until the amount of such claim, when aggregated with the amount of any other claim arising out of the same events, facts or circumstances, equals or exceeds USD 3,000,000, in which case the Indemnifying Party shall be liable for the whole amount and not merely the excess.

          (b)    Maximum liability.    The aggregate liability of the Indemnifying Party in respect of claims under or in relation to this Agreement shall not exceed the aggregate amount of the Purchase Price actually received by Seller.

          (c)    Time limitations.    The Indemnifying Party shall have no liability in respect of a claim under or in relation to this Agreement unless notice in writing of the claim is given by or on behalf of an Indemnified Party to Seller stating in reasonable detail the nature and, to the extent

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  known to Purchaser, all material details of the claim (together with its bona fide estimate of the amount of such claim if practicable) on or before 18:00 hours (London time) on the day that is the 40th day after the day of Closing (unless such day is not a Business Day, in which case by 18:00 hours on the next Business Day after such 40th day); provided that:

              (i)  the claim is bona fide and that Purchaser believes in good faith that the claim is likely to be successful; and

             (ii)  other than pursuant to the applicable statutes of limitation, no time limit shall apply to any claims for indemnification arising under the Critical Warranties or under Section 9.02(b) (Indemnity from Stockholder Litigation).

          (d)    No liability for retrospective legislation or changes in rates of Tax.    The Indemnifying Party shall not be liable in respect of any claims by the Indemnified Parties to the extent that such claims are attributable to, or such claims are increased as a result of, any legislation not in force at the date hereof or to any change of law, rates of tax, regulation, directive, requirements or administrative practice which in each case is not in force at the date hereof.

          (e)    No double recovery.    The Indemnified Parties shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect to one shortfall, damage, deficiency, breach or other set of circumstances which give rise to one or more claims under this Agreement or other Transaction Documents.

          (f)    Subsequent recovery.    If an Indemnifying Party pays to any Indemnified Party an amount in discharge of a claim hereunder and such Indemnified Party subsequently recovers from a third party (including any tax authority or pursuant to any insurance policy maintained by the Purchaser) a sum or relief which is directly referable to the matter giving rise to such claim or any other relief or remedy directly referable to the matter giving rise to such claim, then such Indemnified Party shall promptly repay to such Indemnifying Party the amount of any damages received by it to the extent that such subsequent recovery remedies the Loss on which the relevant claim was predicated, less any reasonable costs and expenses incurred by such Indemnified Party (if any) in recovering or receiving the same and any Tax suffered on the recovery or receipt thereof (but in any case shall not repay more than the amount paid by such Indemnifying Party to such Indemnified Party).

          (g)    No exclusion for fraud.    Nothing in this Agreement shall limit or exclude the liability of any Party in the case of its fraud.

        SECTION 9.04.    Procedure.

          (a)    Notice of Third Party Claims.    Without limiting Section 9.03(c), any Indemnified Party seeking indemnification for any Loss or potential Loss arising from a claim asserted by a third party against the Indemnified Party (a "Third Party Claim") shall give written notice to the Indemnifying Party specifying the event giving rise to the Loss or potential Loss under Section 9.02. Written notice to the Indemnifying Party of the existence of a Third Party Claim shall be given by the Indemnified Party promptly after notice of the potential claim; provided, however, that, subject to the time limits set out in Section 9.03(c), the Indemnified Party shall not be foreclosed from seeking indemnification pursuant to this Article IX by any failure to provide such prompt notice of the existence of a Third Party Claim to the Indemnifying Party. The procedure set forth in this Section 9.04(a) shall apply solely with respect to Third Party Claims and shall not be deemed to apply to, or otherwise affect or limit, an Indemnified Party's rights under this Article IX with respect to any claim other than a Third Party Claim.

          (b)    Defense of Third Party Claims.    In the event of a Third Party Claim, the Indemnifying Party may participate, at its expense, in the defense against such claim with counsel of its choice.

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  Nonetheless, (i) the Indemnified Party and its counsel shall control the defense of such claim and (ii) no such claim or demand may be settled (including under any applicable amnesty laws) by the Indemnifying Party without the consent of the Indemnified Party. The Parties agree to render, without compensation, to each other such assistance as they may reasonably require of each other in order to insure the proper and adequate defense of any Third Party Claim, whether or not subject to indemnification hereunder.

          (c)    Non-Third Party Claims.    Any Indemnified Party seeking indemnification for any Loss or potential Loss arising from a claim asserted by any Party to this Agreement against the Indemnifying Party (a "Non-Third Party Claim") shall give written notice to the Indemnifying Party specifying in detail the Section of this Agreement breached and the source of, or the event giving rise to, the Loss or potential Loss under Section 9.02. Written notice to the Indemnifying Party of the existence of a Non-Third Party Claim shall be given by the Indemnified Party promptly after the Indemnified Party becomes aware of the potential claim; provided, however, that, subject to the time limits set out in Section 9.03(c), the Indemnified Party shall not be foreclosed from seeking indemnification pursuant to this Article IX by any failure to provide such prompt notice of the existence of a Non-Third Party Claim to the Indemnifying Party.

ARTICLE X

MISCELLANEOUS

        SECTION 10.01.    Waivers and Amendments.     No modification of or amendment to this Agreement shall be valid unless set forth in an instrument in writing signed by each of the Parties. Any waiver of any term or condition of this Agreement must be set forth in an instrument in writing signed by the waiving Party and must refer specifically to the term or condition to be waived and to the circumstances of such waiver. No such waiver shall be deemed to constitute a waiver applicable either to other circumstances involving the same term or condition or to any other term or condition of this Agreement.

        SECTION 10.02.    Notices.     All notices, consents and other communications hereunder shall be in writing and in the English language and shall have been duly given (a) when delivered by hand or by courier or (b) when successfully transmitted by telecopier (with a confirming copy of such communication to be sent as provided in clause (a) above) to the Party for whom intended, at the address or telecopier number of such Party set forth below (or at such other address or telecopier number for a Party as shall be specified by like notice):

if to Seller:
Attention:	Maxim Bobin Chief Legal Officer
Address:	CTC Media, Inc. 31A Leningradskiy Prospekt Building 1 Moscow 125284, Russian Federation
Facsimile number:	+7 (495) 797-41-30

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with copies to:
Attention:	Werner Klatten Chairman of Special Committee Board of Directors
Address:
Facsimile number:
AND
Attention:	Timothy Corbett
Address:	Morgan Lewis & Bockius UK LLP Condor House 5-10 St. Paul's Churchyard London EC4M 8AL United Kingdom
Facsimile number:	+44.20.3201.5001
if to the Purchaser:
Attention:	Andrey Dimitrov
Address:	UTV-Management LLC 4/2, Olkhovskaya street Moscow 105066 Russia
Facsimile number:	+7 495 213 18 67
AND
Attention:	Scott Senecal and Maxim Izvekov
Address:	Cleary Gottlieb Steen & Hamilton LLP Paveletskaya Square 2/3 Moscow 115054 Russia
Facsimile number:	(+7 495) 660 8505

        Any notice or other communication not received on a Business Day or received after 17:00 hours local time on a Business Day in the city of the recipient shall be deemed to be received on the next following Business Day in the city of the recipient.

        SECTION 10.03.    Counterparts.     This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement.

        SECTION 10.04.    Entire Agreement.

          (a)   This Agreement (including the documents and the instruments referred to herein, including the Confidentiality Agreement) and the other Transaction Documents constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

          (b)   In the event of any inconsistency between this Agreement and any document executed or delivered to effect the purposes of this Agreement, including the Russian SPA executed by the relevant Parties at Closing, this Agreement shall govern as among all Parties.

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          (c)   Each Party confirms on behalf of itself and its Affiliates that:

              (i)  in entering into this Agreement it has not relied on any representation, warranty, assurance, covenant, indemnity, undertaking or commitment which is not expressly set out in this Agreement or the other Transaction Documents; and

             (ii)  in any event, without prejudice to any liability for fraudulent misrepresentation or fraudulent misstatement, the only rights or remedies in relation to any representation, warranty, assurance, covenant, indemnity, undertaking or commitment given or action taken in connection with this Agreement, any other Transaction Document or with any of the agreed form documents are those pursuant to this Agreement, the other Transaction Documents or such agreed form document, and for the avoidance of doubt and without limitation, no Party has any other right or remedy (whether by way of a claim for contribution or otherwise) in tort (including negligence) or for misrepresentation (whether negligent or otherwise, and whether made prior to, or in, this Agreement).

        SECTION 10.05.    Severability.

          (a)   If for any reason one or more of the provisions or undertakings (or parts thereof) of this Agreement shall be held to be invalid but would have been held to be valid if part of the wording of the same was deleted or the period or scope of the same reduced then the said provisions or undertakings (or parts thereof) of this Agreement shall apply with such deletion or modification as may be necessary to make them valid and effective.

          (b)   To the fullest extent permitted by Applicable Law, without prejudice to Section 10.05(a), the illegality, invalidity or unenforceability of any provision (or part therof) of this Agreement under the laws of any jurisdiction shall not affect its legality, validity or enforceability under the laws of any other jurisdiction, nor the legality, validity or enforceability of any other provisions (or parts thereof) of this Agreement. The Parties shall then use their reasonable efforts to replace the illegal, invalid or unenforceable provisions (or parts thereof) by a legal, valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the illegal, invalid or unenforceable provision (or part thereof).

        SECTION 10.06.    Governing Law.     This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

        SECTION 10.07.    Consent to Jurisdiction and Service of Process.

          (a)   Each of the Parties irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, County of New Castle (or, if (but only if) such court shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware), for the purpose of any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement and each of the Parties hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in the Court of Chancery of the State of Delaware, County of New Castle (or, if (but only if) such court shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware).

          (b)   Each of the Parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies

53

  of such process to such party while nothing in this Section 10.07 shall affect the right of any Party to serve legal process in any other manner permitted by Applicable Law, (ii) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, County of New Castle, any other court of the State of Delaware, County of New Castle, and any Federal court sitting in the State of Delaware for the purpose of any dispute arising out of this Agreement or the transactions contemplated by this Agreement, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery located in the County of New Castle (or, if (but only if) such court shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware). Each of Seller and Purchaser agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

        SECTION 10.08.    WAIVER OF JURY TRIAL.     EACH OF SELLER AND PURCHASER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SELLER OR PURCHASER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

        SECTION 10.09.    Specific Performance.

          (a)   The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages alone would not be an adequate remedy for such damages. The Parties shall be entitled to specific performance and injunctive and other equitable relief in addition to any other remedy to which it may be entitled to prevent such breaches and to enforce specifically the terms and provisions hereof; and each Party hereby agrees that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to secure or post any bond in connection with the obtaining of any such injunctive or other equitable relief in addition to any other remedy to which it may be entitled.

          (b)   Each Party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by such Party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 10.09. The Parties hereto further agree that (i) by seeking the remedies provided for in this Section 10.09, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 10.09 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 10.09 shall require any Party to institute any proceeding for (or limit any Party's right to institute any proceeding for) specific performance under this Section 10.09 prior or as a condition to exercising any termination right under Article VIII, nor shall the commencement of any legal proceeding pursuant to this Section 10.09 or anything set forth in this Section 10.09 restrict or limit any Party's right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter.

          (c)   To the extent any Party brings any action to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to specifically enforce any provision

54

  that expressly survives termination of this Agreement pursuant to the terms hereof) when expressly available to such Party pursuant to the terms of this Agreement, the End Date shall automatically be extended by (i) the amount of time during which such action is pending, plus 10 Business Days, or (ii) such other time period established by the court presiding over such action.

        SECTION 10.10.    Confidentiality.     Unless otherwise agreed to in writing by the Parties, each of the Parties agrees to, and agrees to cause its respective Affiliates, accountants, attorneys, partners, consultants and all other representatives to, keep and hold in confidence and not use to the detriment of any other Party or its Affiliates, any information acquired pursuant to the Transaction Documents or in connection with any of the transactions contemplated thereby, unless such information is: (a) publicly available; (b) otherwise available to such Party without restriction or breach of any confidentiality agreement; (c) necessary in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby; (d) otherwise required to be disclosed by any Governmental Authority (including tax authorities), self-regulatory organization or Applicable Law; (e) disclosed to the professional advisers of such Party who are informed of this confidentiality undertaking; or (f) disclosed in connection with an assignment permitted hereunder. The provisions of this Section 10.10 shall continue to apply if this Agreement is terminated.

        SECTION 10.11.    Assignment.     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation or law or otherwise) without the prior written consent of the other Party except as expressly provided herein, and any assignment in contravention of this requirement shall be null and void.

        SECTION 10.12.    Expenses.     Unless otherwise expressly set forth in this Agreement, each Party shall bear its own expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement.

[Note: remainder of page intentionally left blank. Signature page follows.]

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        IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

PURCHASER:
UTV-MANAGEMENT LLC
By:	/s/ KONSTANTIN KIPNIS
	Name:	Konstantin Kipnis
	Title:	General Director
SELLER:
CTC MEDIA, INC.
By:	/s/ YULIANA SLASHCHEVA
	Name:	Yuliana Slashcheva
	Title:	CEO

 Annex B

AGREEMENT AND PLAN OF MERGER
dated as of November 16, 2015
by and between
CTC MEDIA, INC.
and
CTCM MERGER SUB, INC.

i

ii

 AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of November 16, 2015 by and between CTC Media, Inc., a Delaware corporation (the "Company"), and its wholly-owned subsidiary, CTCM Merger Sub, Inc., a Delaware corporation ("Merger Sub").

        WHEREAS, the board of directors of the Company (the "Board") (upon the recommendation of the Special Committee (as defined below)) has determined that the merger of the Company with and into Merger Sub (the "Merger") with and into the Company, in accordance with Delaware Law and upon the terms and conditions set forth in this Agreement, and this Agreement, are fair to, and for the best interests of the Company and its stockholders and declared that this Agreement and the Merger are advisable;

        WHEREAS, the board of directors of Merger Sub has determined that the Merger and this Agreement are advisable and in the best interests of Merger Sub and its stockholder;

        WHEREAS, pursuant to the Merger, each share of issued and outstanding of common stock, par value $0.01 per share, of the Company (the "Common Stock") immediately prior to the Effective Time (other than Dissenting Shares and Excluded Shares) will be converted into the right to receive the Merger Consideration; and

        WHEREAS, a special committee of the Board (the "Special Committee"), consisting solely of individuals who are independent with respect to the transactions contemplated hereby, was appointed and has determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together, are advisable and in the best interests of the Company and its stockholders, recommended the approval of this Agreement and the transactions contemplated hereby (including the Merger) by the Board and recommended that the Board recommend and submit this Agreement to the stockholders of the Company for the adoption of this Agreement thereby.

        NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

        1.1    Definitions.    When used in this Agreement, the following terms shall have the respective meanings set forth below.

        "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes hereof, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise; provided that a natural person shall not be considered to be an Affiliate of an entity solely as a result of such natural person's position as an officer, director, manager or other similar representative of such entity.

        "Agreement" shall have the meaning assigned to such term in the Preamble hereto.

        "Business Day" means any day, other than Saturday, Sunday or a Federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight New York City time.

        "Cash" means, as of the applicable date of determination, an amount, as determined by the Board in its sole discretion, equal to all unrestricted cash, cash equivalents and cash deposits of the Company.

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        "Certificate" means a certificate representing outstanding shares of Common Stock held by stockholders of the Company immediately prior to the Effective Time.

        "Certificate of Merger" means a certificate of merger executed in accordance with Delaware Law.

        "Closing" means the consummation of the Merger.

        "Closing Date" shall have the meaning assigned to such term in Section 2.2.

        "Common Stock" shall have the meaning assigned to such term in the Recitals

        "Company" shall have the meaning assigned to such term in the Preamble.

        "Costs" shall have the meaning assigned to such term in Section 8.1(a).

        "Covered Parties" shall have the meaning assigned to such term in Section 8.1(a).

        "Delaware Law" means the General Corporation Law of the State of Delaware.

        "Dissenting Shares" shall have the meaning assigned to such term in Section 3.2.

        "Effective Time" shall have the meaning assigned to such term in Section 2.3.

        "Exchange Agent" shall have the meaning assigned to such term in Section 3.3(a).

        "Excluded Shares" shall mean all shares of Common Stock outstanding immediately prior to the Effective Time and beneficially owned by Telcrest and any Treasury Shares.

        "Governmental Entity" means any Federal, state or local government administrative agency, commission or other governmental authority or agency, including any securities exchange or similar quasi-regulatory body.

        "Maximum Premium" shall have the meaning assigned to such term in Section 8.1(c).

        "Merger" shall have the meaning assigned to such term in the Recitals.

        "Merger Consideration" means an amount per share of Common Stock equal to (a)(i) all of the Cash of the Company less (ii) an amount determined by the Board in its sole discretion, with the reasonable consent of the holders of Excluded Shares, to be reasonably likely to be sufficient for the Company to satisfy any liabilities, obligations, costs and expenses of the Company (other than the obligation to pay the Merger Consideration) known by the Board or reasonably foreseeable by the Board at the time of such determination, taking into account the amount of time that may be required under applicable laws before a liquidation of the Company could be effected, divided by (b) the number of shares of outstanding Common Stock (other than any Excluded Shares), in each case, as determined as of immediately prior to the Effective Time; provided that, subject to subclause (a)(ii) above, such amount per share shall not be less than $1.77.

        "Merger Sub" shall have the meaning assigned to such term in the Preamble.

        "Person" means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.

        "Secretary of State" means the Secretary of State of the State of Delaware.

        "Special Committee" shall have the meaning assigned to such term in the Recitals.

        "Stockholder Approval" means (a) if the Board determines, in its sole discretion, at or prior to the Stockholder Meeting, that shares of Common Stock have remained beneficially owned by Telcrest through the time of such determination and that the shares of Common Stock so beneficially owned by Telcrest are not blocked property pursuant to applicable sanctions associated with the Specially Designated Nationals and Blocked Persons List of the U.S. Department of Treasury, Office of Foreign

2

Asset Control, the approval of (i) Telcrest and (ii) at least a majority in voting power of the all of the outstanding shares of Common Stock that are not beneficially owned by Telcrest and (b) if the Board does not make such a determination, the approval of at least a majority in voting power of the outstanding shares of Common Stock (excluding any shares that are such blocked property).

        "Stockholder Meeting" shall mean a meeting of the stockholders of the Company.

        "Surviving Entity" shall have the meaning assigned to such term in Section 2.1.

        "Telcrest" means Telcrest Investments Limited, a Cyprus Limited company.

        "Treasury Shares" means any issued shares of capital stock of the Company held in treasury by the Company or owned by any wholly-owned Subsidiary of the Company.

        "$" means United States dollars.

        1.2    Construction.    For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders; (b) references herein to "Articles", "Sections", "subsections" and other subdivisions without reference to a document are to the specified Articles, Sections, subsections of this Agreement; (c) a reference to a subsection or other subdivision without further reference to a Section is a reference to such subsection or subdivision as contained in the same Section in which the reference appears; (d) the words "herein", "hereof", "hereunder", "hereby" and other words of similar import refer to this Agreement as a whole and not to any particular provision; (e) the words "include", "includes" and "including" are deemed to be followed by the phrase "without limitation"; (f) all accounting terms used and not expressly defined herein have the respective meanings given to them under GAAP; (g) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; (h) a reference to any party to this Agreement or any other agreement or document shall include such party's predecessors, successors and permitted assigns; and (i) a reference to any law means such law as amended, modified, codified, replaced or reenacted and all rules and regulations promulgated thereunder as of such date, as applicable.

ARTICLE II

THE MERGER

        2.1    The Merger.    Upon the terms and subject to the conditions of this Agreement and in accordance with Delaware Law, at the Closing, Merger Sub shall be merged with and into the Company at the Effective Time. Upon the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving entity (the "Surviving Entity").

        2.2    Closing Date.    The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 10:00 a.m. on a date to be specified by the Company and Merger Sub; provided, that such date shall not take place prior to the satisfaction (or waiver as provided herein) of the conditions set forth in Article VI. The date on which the Closing occurs is referred to herein as the "Closing Date".

        2.3    Effective Time of the Merger.    On the Closing Date, the Surviving Entity shall file the Certificate of Merger with the Secretary of State, and the Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State or at such later time as is specified in the Certificate of Merger to which Merger Sub and the Company shall have agreed (the time the Merger becomes effective being the "Effective Time").

        2.4    Effects of the Merger.    The Merger shall have the effects set forth by Delaware Law, including that, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company

3

and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

        2.5    Organizational Documents.

          (a)   From and after the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Entity until thereafter changed or amended as provided therein or by applicable law.

          (b)   From and after the Effective Time, subject to Section 8.1(b), the bylaws of the Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Entity until thereafter changed or amended as provided therein or by applicable law.

        2.6    Directors and Officers.    At the Effective Time, the directors and officers of the Company serving as directors or officers of the Company immediately prior to the Effective Time shall resign, except for such directors and officers as the Special Committee may determine, with the reasonable consent of holders of Excluded Shares, to continue in office or be elected or appointed thereto.

ARTICLE III

EFFECTS OF THE MERGER

        3.1    Effect on Stock.    Upon the Effective Time, by virtue of the Merger and without any further action on the part of any stockholder of the Company or of Merger Sub:

          (a)    Stock of Merger Sub.    Each share of common stock, par value $0.01 per share of Merger Sub (the "Merger Sub Stock") issued and outstanding immediately prior to the Effective Time shall be cancelled without payment of any consideration therefor and shall cease to exist.

          (b)    Stock of the Company.    Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Excluded Shares) shall be converted into the right to receive the Merger Consideration, without interest, upon surrender of the certificates formerly representing such shares of Common Stock pursuant to Section 3.3, and, except for such right to receive the Merger Consideration, such Common Stock shall be deemed canceled and shall cease to exist. Except as set forth in Section 3.1(d) below with respect to Treasury Shares, each Excluded Share shall remain outstanding as an outstanding share of common stock of the Surviving Entity.

          (c)    Options and Restricted Stock Units.    All options issued by the Company to acquire shares of Common Stock granted and outstanding immediately prior to the Effective Time shall be terminated without payment of any consideration therefor and shall cease to exist. All restricted stock units issued by the Company issued and outstanding immediately prior to the Effective Time shall be terminated without payment of any consideration therefor and shall cease to exist.

          (d)    Cancellation and Retirement of Treasury Shares.    Each Treasury Share issued immediately prior to the Effective Time shall be canceled without payment of any consideration therefor and shall cease to exist.

        3.2    Dissenting Shares.    Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Common Stock held by a Person (a "Dissenting Stockholder") who shall not have voted or consented in writing to adopt this Agreement, who is entitled to appraisal rights under Section 262 of Delaware Law and who properly demands appraisal for such shares in accordance with Section 262 of Delaware Law ("Dissenting Shares") shall not be converted as described in Section 3.1(b), but shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Delaware Law, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal, and, except for such right to receive such

4

consideration, such Common Stock shall be deemed canceled and shall cease to exist. If, after the Effective Time, such Dissenting Stockholder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Stockholder's shares of capital stock of the Company shall no longer be considered Dissenting Shares for the purposes of this Agreement and such holder's shares of Common Stock shall thereupon be deemed to have been converted, at the Effective Time, as set forth in Section 3.1(b) without interest thereon.

        3.3    Exchange of Certificates

          (a)    Exchange.    Prior to the Closing, the Company shall appoint a Person to act as exchange and paying agent (the "Exchange Agent") for the payment of the Merger Consideration. As of or prior to the Effective Time, the Company shall deposit with the Exchange Agent, for the benefit of the stockholders of the Company for exchange in accordance with this Article II, the aggregate Merger Consideration. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each stockholder of record immediately prior to the Effective Time (other than Telcrest): (i) a form letter of transmittal and (ii) instructions for use in effecting the surrender of such stockholder's Certificate(s) in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, and such Certificate shall forthwith be canceled.

          (b)    Exchange Procedures.

              (i)  After the Effective Time, there shall be no further transfer on the records of the Surviving Entity (or its transfer agent) of shares of Common Stock (subject to Section 3.1(d), other than Excluded Shares). If Merger Consideration is to be remitted to a name other than that in which the Certificates surrendered for exchange are registered, it shall be a condition of such exchange that the Certificates so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Surviving Entity (or its transfer agent) any transfer or other taxes required or establish to the satisfaction of the Surviving Entity (or its transfer agent) that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.3, each such Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration applicable thereto as contemplated by Section 3.1, and the holder thereof shall cease to have any other rights with respect to the Common Stock represented by such Certificate. The right of any stockholder to receive the Merger Consideration shall be subject to reduction to reflect any applicable withholding obligation for taxes.

             (ii)  In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration.

        3.4    No Further Ownership Rights in Common Stock Exchanged for Merger Consideration.    The Merger Consideration paid upon the surrender or exchange of Certificates in accordance with the terms of this Article III shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Common Stock.

        3.5    No Liability.    None of the Company, Merger Sub or the Surviving Entity shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

5

 ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Merger Sub that each statement contained in this Article IV is true and correct as of the date hereof.

        4.1    Organization and Good Standing.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

        4.2    Authority and Enforceability.    The Company has the requisite power and authority to enter into this Agreement and, subject to the adoption of this Agreement by the Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the adoption of this Agreement by the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof and thereof by Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency and similar laws and for the availability of injunctive relief and other equitable remedies.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF MERGER SUB

        Merger Sub represents and warrants to the Company that each statement contained in this Article V is true and correct as of the date hereof.

        5.1    Organization and Good Standing.    Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

        5.2    Authority and Enforceability.    Merger Sub has the requisite power and authority to enter into this Agreement and, subject to the adoption of this Agreement by the Company as sole stockholder of Merger Sub, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Merger Sub and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub, subject to the adoption of this Agreement by the Company as sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery hereof and thereof by the Company, this Agreement constitutes a legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency and similar laws and for the availability of injunctive relief and other equitable remedies.

ARTICLE VI

CONDITIONS TO CLOSING

        The obligations of the Company and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions:

        6.1    Stockholder Approval.    Stockholder Approval of the adoption of this Agreement shall have been obtained.

6

        6.2    No Injunctions or Restraints.    No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity or other legal restraint or prohibition shall be in effect preventing or prohibiting the consummation of the Merger.

        6.3    Statutes; Consents.    No statute, rule, order, decree or regulation shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction that prohibits the consummation of the Merger.

        6.4    OFAC License.     The Office of Foreign Assets Control of the United States Department of Treasury shall have granted to the Company a license permitting it to consummate the Merger on the terms set forth herein and without the imposition of restrictions to which the Company is not subject as of the date hereof.

ARTICLE VII

TERMINATION

        7.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company or Merger Sub:

          (a)   by mutual written consent of the Company and Merger Sub; or

          (b)   by Merger Sub or by the Company if, upon a vote on the adoption of this Agreement at the Stockholders Meeting or any postponement or adjournment thereof, this Agreement is not adopted by the Stockholder Approval.

        7.2    Effect of Termination.    In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall immediately become null and void without any continuing obligation on the part of Merger Sub or the Company, other than the provisions of Article IX.

ARTICLE VIII

INDEMNIFICATION

        8.1    Indemnification.

          (a)   From the Effective Time through the sixth anniversary of the Effective Time, the Surviving Entity shall indemnify and hold harmless each Person who is now, or has been at any time prior to the date hereof, or becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the "Covered Parties"), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements (collectively, "Costs"), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Covered Party is or was a director or officer of the Company or any of its Subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law, to the extent such Costs have not been paid for by insurance. Each Covered Party will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from the Surviving Entity within thirty days of receipt by the Surviving Entity from the Covered Person of a request therefor; provided that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.

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          (b)   The certificate of incorporation and bylaws of the Surviving Entity shall contain provisions no less favorable than those contained in the certificate of incorporation and bylaws of the Company, in each case, as of the date hereof, with respect to indemnification, advancement of expenses and exculpation of present or former directors, officers, employees and agents of the Company and its Subsidiaries in connection with matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement).

          (c)   Subject to the next sentence, the Surviving Entity shall, at no expense to the beneficiaries, maintain in effect for six years from the Effective Time the current directors' and officers' liability insurance policies maintained by the Company with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), so long as the annual premium therefor would not be in excess of 300% of the last annual premium paid prior to the date of this Agreement (such 300%, the "Maximum Premium"). If the Company's existing insurance expires or is terminated or canceled, or the annual premium therefor would exceed the Maximum Premium during such six-year period, the Surviving Entity shall obtain, for the remainder of such period, replacement directors' and officers' liability insurance with the most advantageous limits, deductibles and other terms and conditions available for an annualized premium not in excess of the Maximum Premium.

          (d)   The Surviving Entity shall, at no expense to the beneficiaries, maintain in effect following the Effective Time a directors' and officers' liability insurance policy with respect to matters existing or occurring following the Effective Time on commercially reasonable terms.

          (e)   Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) of the type described in Section 8.1 is made against any Covered Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 8.1 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

          (f)    The covenants contained in this Section 8.1 are intended to be for the benefit of, and shall be enforceable by, each of the Covered Parties and the directors and officers of the Surviving Entity following the Effective Time and their respective heirs and representatives, and shall not be deemed exclusive of any other rights to which a Covered Party is entitled, whether pursuant to law, contract or otherwise.

          (g)   In the event that the Surviving Entity (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of the Surviving Entity shall succeed to the obligations set forth in this Section 8.1.

ARTICLE IX

MISCELLANEOUS

        9.1    Notices.    All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if (a) delivered personally against written receipt; (b) sent by facsimile or electronic mail transmission; (c) mailed by registered or certified mail, postage prepaid, return receipt requested; or (d) mailed by reputable international overnight courier, fee prepaid, to the parties hereto at the following addresses or facsimile numbers:

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  If to the Company, to:

    CTC Media, Inc.
    Leningradsky Prospekt 31A
    Moscow 125284
    Russia
    Attn: Chief Legal Officer
    Email: mbobin@ctcmedia.ru

  If to Merger Sub, to:

    CTCM Merger Sub, Inc.
    Attn: President
    c/o Morgan, Lewis & Bockius UK LLP
    Condor House
    5-10 St. Paul's Churchyard
    London EC4M 8AL
    United Kingdom
    Email: natasha.tsukanova@xenoncp.com

All such notices, requests and other communications will be deemed given, (w) if delivered personally as provided in this Section, upon delivery, (x) if delivered by facsimile or electronic mail transmission as provided in this Section, upon confirmed receipt, (y) if delivered by mail as provided in this Section, upon the earlier of the fifth Business Day following mailing and receipt, and (z) if delivered by overnight courier as provided in this Section, upon the earlier of the second Business Day following the date sent by such overnight courier and receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section). Any party hereto may change the address to which notices, requests and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner set forth herein.

        9.2    Amendments and Waivers.    Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective, in each case with the prior written consent of holders of Excluded Shares, not to be unreasonably withheld, conditioned or delayed; provided, however, that from and after obtaining Stockholder Approval no amendment shall be made which by law requires stockholder approval without obtaining stockholder approval; provided, further, that in no event may the parties hereto waive the condition set forth in Section 6.1. No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

        9.3    Successors and Assigns.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any party without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        9.4    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the internal laws of the state of Delaware, without regard to conflicts of law principles. The parties hereto agree that the Court of Chancery of the State of Delaware, or if such court does not have jurisdiction, any other state or federal court located in the state of Delaware, and any appellate court thereof, shall have jurisdiction over any case or controversy arising hereunder or in connection herewith and shall be

9

the proper and exclusive forum in which to adjudicate such case or controversy. Each party hereto agrees to be subject to such jurisdiction and venue.

        9.5    Enforcement.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, and each party hereto waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

        9.6    Counterparts.    This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart to this Agreement.

        9.7    No Third Party Beneficiaries.    The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement, except as set forth in Section 8.1, does not confer any such rights, upon any other Person.

        9.8    Entire Agreement.    This Agreement and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby and thereby. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

        9.9    Captions.    All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

        9.10    Severability.    If any provision (or part thereof) of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision (or part thereof) will be fully severable; (b) this Agreement will be construed and enforced as if such provision (or part thereof) had never comprised a part hereof; (c) the remaining provisions (or parts thereof) of this Agreement will remain in full force and effect and will not be affected by such provision (or part thereof) or its severance herefrom; and (d) in lieu of such provision (or part thereof), there will be added automatically as a part of this Agreement a legal, valid and enforceable provision (or part thereof) as similar in terms to such provision (or part thereof) as may be possible.

        9.11    Non-Survival of Representations and Warranties.    None of the representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and all such representations and warranties will be extinguished on consummation of the Merger and neither the Company, the stockholders of the Company, Merger Sub or any of their respective officers, directors, managers, employee, members, Affiliates or representatives shall be under any liability whatsoever with respect to any such representation or warranty after such time. This Section 9.11 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

[Signature page follows.]

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        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

CTC MEDIA, INC.
By:
	Name:	Yuliana Slashcheva
	Title:	Chief Executive Officer
CTCM MERGER SUB, INC.
By:
	Name:	Natasha Tsukanova
	Title:	President

Signature Page to Agreement and Plan of Merger

 Annex C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

          (2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (4)   In the event of an amendment to a corporation's certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by

  § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word "amendment" substituted for the words "merger or consolidation," and the word "corporation" substituted for the words "constituent corporation" and/or "surviving or resulting corporation."

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

 Annex D

XENON Capital Partners

From: XENON Capital Partners
10 Butyrsky Val
Moscow, 125047, Russia

Attention: Special Committee (the "Special Committee") of the Board of Directors of CTC Media, Inc.

Subject: Proposed transaction with UTH-Management LLC

STRICTLY CONFIDENTIAL

September 15, 2015

Dear Special Committee Members:

        On July 3, 2015, the Board of Directors (the "Board") of CTC Media, Inc. (the "Company") received a non-binding offer from UTH Russia Limited, a privately held Russian commercial television broadcasting group, for the purchase of a 75% interest in the Company's Russian and Kazakh business operations for total cash consideration of $200mm. XENON Capital Partners was engaged by the Special Committee to assist in the review and execution of this potential sale transaction and related, subsequent transactions, and to evaluate the key terms and structure of the transactions and to assist in determining the value that could be returned to the non-sanctioned stockholders of the Company.

        As you are aware, the proposed transactions are necessitated by the requirement for CTC Media to achieve compliance with amended Mass Media Law, which imposes further restrictions on foreign (non-Russian) ownership of registered mass media, including television broadcasters, effective January 1, 2016. Following the adoption of the new legislation, the Board and management initiated a comprehensive, wide-ranging process to identify, evaluate and implement steps that would enable the Company to achieve compliance with the ownership thresholds while acting in the best interests of its stockholders. CTC Media engaged the international investment bank UBS as a financial advisor to seek a buyer for the Company or its business. UBS conducted an exhaustive formal sale process in which UBS (jointly with the Board and Advisory Committee) identified all potentially interested parties and solicited offers for a transaction. No offers were received in that process.

        The proposed UTH transaction reflects the best possible terms that can be obtained in the extraordinary external circumstances faced by the Company. Over the last year CTC Media has been significantly underperforming the market on the back of uncertainty around the future ownership structure, weak operating performance and a challenging macro environment. The CTC Media share price has demonstrated unprecedentedly high volatility. The Company's shares are currently trading at historical all-time lows:

  •
  Since September 17, 2014, when the proposed legislation was introduced in the Russian Parliament, the Company's share price has dropped by over 80%

  •
  Since the beginning of 2015 the share price decreased by over 65%

  •
  The share price was $9.47 as of the beginning of April 2015 when the efforts to engage UTH were commenced. However, on the back of extreme volatility and high risks and uncertainty the share price dropped to $2.16 as of July-2, the last trading day prior to the announcement of the receipt of UTH's non-binding offer on July-6.

  •
  Currently the shares are trading close to $1.70, representing historical all-time low level

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        In addition to the uncertainty with regard to compliance with the amended Mass Media Law, weak operating results, driven in significant part by the macro environment, have adversely affected the share price performance in 2015. 1H2015 results, with revenue down 50% yoy in USD terms, were driven primarily by the 21% yoy decline in Russian TV advertising spending, as well as the continuing softness of the audience share of the flagship CTC channel.

        Faced with mounting negative catalysts and a lack of visibility, investors are inclined to apply a very deep discount to the Company valuation, which is likely to persist as there are no known near-future positive drivers, while the market conditions remain very challenging. In the absence of this extreme volatility and the high risk related to the amended legislation, public investors would determine the fair value of the business using typical valuation methods like discounted cash flow analysis incorporating potential upsides and improving outlook. Fundamental value of CTC Media's business derived from cash flow analysis or other standard valuation methods is likely to come higher compared to the current low trading levels. However, in the current extraordinary circumstances investors assign a non-zero probability of non-compliance with the law under the tight deadline at January 1, 2016, which may potentially result in the loss of all value. That is why typical valuation methods become irrelevant, while market valuation remains the only relevant benchmark especially when only several months remain till the deadline.

        The consummation of the proposed sale transaction will enable the Company to extract significant value from the Company's Russian operations in advance of the effectiveness of the amended Mass Media Law, and the proposed subsequent "Phase II" merger transaction would allow the Company to return this value to the Company's non-sanctioned stockholders. According to our preliminary analysis, depending on the final purchase price to be paid following the calculation of any potential purchase price adjustment, and the impact of market conditions and foreign exchange fluctuations on the group's operations in the remainder of 2015, (i) cash consideration of $200mm for a 75% stake represents effective per share consideration (in respect of non-sanctioned stockholders) of $1.72, and (ii) the amount of cash that would be available to the non-sanctioned stockholders of CTC Media in such subsequent merger transaction (representing available cash on hand and such consideration) would be up to $2.21 per share (assuming no purchase price adjustment or indemnity claims).

        A potentiation cash consideration of $2.21 per share represents:

  •
  a 2.4% premium to the closing price of the Company's common stock on July 2, 2016 ($2.16), the last trading day prior to UTH offer announcement on July 6, 2015

  •
  an approximately 30% premium to the current share price as of September 11, 2015 ($1.70)

  •
  a multiple of 4.5 times the forecasted one-year forward EBITDA (i.e. over a period covering Sep'15-Sep'16), which is a significant premium to the historical valuation multiple over the last year (of 3.5 times over the period Sep'14-Sep'15). However, this level is still lower to the valuation multiples prior to discussions and adoption of the amended Mass Media Low. Over the last twelve months prior to September 17, 2015, when the proposed legislation was introduced in the Russian Parliament (i.e. Sep'13-Sep'14), the average valuation multiple was 6.0 times the forecasted one-year forward EBITDA

        While the Company is expected to meet the current budget for the second half of 2015 in respect of its operations Russia, it is likely to show weaker performance in Kazakhstan, which has seen a sharp devaluation of its national currency since July 2015. Such an outcome may result in a potential price adjustment. As of early September the Company's management forecasts that CTC Media may end 2H'2015 with a total cash shortfall of c.370mmRUB taking into account weak results in Kazakhstan. This compares to an initial budgeted cash shortfall of 107mmRUB that was agreed with UTH during negotiations in August. At a current exchange rate of 1US$=68RUB the potential budget underperformance may result in a price adjustment of US$4.5mm. As a result, the amount of cash that

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would be available to the non-sanctioned stockholders of CTC Media in the subsequent merger transaction would be reduced to $2.17 per share, still representing a 0.6% premium to the closing price of the Company's common stock on July 2, 2016. In the event that the full amount of the potential purchase price adjustment ($50 million) in respect of 2H'2015 performance is retained by UTH (and assuming no indemnity claims are made), the per share amount that would be available to non-sanctioned stockholders would be $1.78.

        Failure to complete the proposed transaction in the absence of other alternatives is mostly likely to result in the Company being not able to meet the deadline under the amended Mass Media Law, which could be expected to destroy substantially all remaining value for the stockholders of CTC Media.

        Based on the totality of the circumstances as described above, and the lack of available alternatives available to the Company, it is our view that the proposed purchase price for the sale of the 75% interest in the Company's Russian and Kazakh businesses, and the proposed cash consideration of up to $2.21 per share of common stock (subject to the assumptions set out above) to the non-sanctioned stockholders of the Company in a subsequent merger transaction, are within a range of reasonableness and that the proposed transactions are fair to the non-sanctioned stockholders of the Company.

Yours sincerely,
Hamid Gayibov,
Managing Director

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XENON Capital Partners

From: XENON Capital Partners
10 Butyrsky Val
Moscow, 125047, Russia

Attention: Special Committee (the "Special Committee") of the Board of Directors of CTC Media, Inc.

Subject: Proposed transaction with UTV-Management LLC

STRICTLY CONFIDENTIAL

October 20, 2015

Dear Special Committee Members:

        The reference is hereby made to a letter from Xenon Capital Partners to the Special Committee dated September 15, 2015 (the "Initial Xenon Letter") and a framework agreement dated September 24, 2015, between CTC Media (the "Company") and UTV-Management LLC in respect of the sale of a 75% interest in its operating businesses for a cash consideration of approximately US$200 million subject to certain price adjustments (the "Sale Agreement").

        As more fully set out in the Initial Xenon Letter, the consummation of the proposed sale transaction will enable the Company to extract significant value from the Company's Russian and Kazakhstani operations in advance of the effectiveness of the amended Mass Media Law, and the proposed subsequent "Phase II" merger transaction would allow the Company to return this value to the Company's non-sanctioned stockholders. The proceeds from the sale will be a significant part of the cash value the Company intends to return to the non-sanctioned stockholdersof the Company during the "Phase II" merger transaction, including MTG and public minority shareholders.

        Per share cash consideration payable to the non-sanctioned stockholders of the Company represents a sum of available cash on hand and cash consideration from the sale subject to any potential purchase price adjustments. While the Company currently expects that the amount of existing cash on hand from the operating businesses that will be available for the distribution to shareholders will be US$55 million, the precise amount of cash consideration under the Sale Agreement will depend on the operating performance of the business in the 3Q&4Q 2015 and other factors agreed by the parties.

        According to our analysis, depending on the final purchase price to be paid following the calculation of any potential purchase price adjustment, and the impact of market conditions and foreign exchange fluctuations on the group's operations in the remainder of 2015, the amount of cash that would be available to the non-sanctioned stockholders of the Company in the "Phase II" merger transaction would be in the range of US$1.77 to US$2.19 per share. The low end of the indicative range conservatively assumes that the full holdback amount of US$50 million will be retained by UTV-Management LLC following the calculation of potential purchase prices adjustment. The high end of the range assumes that neither purchase price adjustment, nor indemnity claims will be made either out of the holdback amount or from the amount of consideration payable to the Company.

        The high end of the potential per share cash consideration range of US$2.19 represents:

  •
  a premium of 15.9%, based on the closing market price of $1.89 per share on September 24, 2015, being the last trading day before announcement of the execution of the Sale Agreement on September 25, 2015;

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  •
  a premium of 1.4%, based on the closing market price of $2.16 per share on July 2, 2015, being the last trading day before the announcement of the receipt of a non-binding offer from UTV-Management for 75% of participation interests in CTC Investments;

  •
  a premium of 18.4%, based on the Volume-Weighted Average Price (VWAP) of $1.85 over the period from July 6, 2015, being the date of announcement of the receipt of a non-binding offer from UTV-Management, to September 24, 2015, being the last trading day before the announcement of the execution of the Sale Agreement on September 25, 2015.

        A mid-point of the potential per share cash consideration range of US$1.98 represents:

  •
  a premium of 4.8%, based on the closing market price of US$1.89 per share on September 24, 2015, being the last trading day before the announcement of the execution of the Sale Agreement on September 25, 2015;

  •
  a discount of 8.3%, based on the closing market price of $2.16 per share on July 2, 2015, being the last trading day before the announcement of the receipt of a non-binding offer from UTV-Management for 75% of participation interests in CTC Investments;

  •
  a premium of 7.0%, based on the Volume-Weighted Average Price (VWAP) of US$1.85 over the period from July 6, 2015, being the date of announcement of the receipt of a non-binding offer from UTV-Management, to September 24, 2015, being the last trading day before the announcement of the execution of the Sale Agreement on September 25, 2015.

        As we set out in the Initial Xenon Letter, we continue to strongly believe that the proposed transaction with UTV-Management LLC reflects the best possible terms that can be obtained in the extraordinary external circumstances faced by the Company. The transaction is being undertaken to ensure compliance with the foreign ownership restrictions imposed by Russia's new Mass Media Law, while maximizing the potential return to the Company's stockholders. Given the lack of any alternatives available to the Company and the approaching deadline for compliance with the new Russian Mass Media Law, it is our view that the proposed cash consideration of US$1.77-2.19 per share of common stock to the non-sanctioned stockholders of the Company in a subsequent merger transaction, is within a range of reasonableness. Failure to complete the proposed transaction in the absence of other alternatives is mostly likely to result in the Company being not able to meet the deadline under the Russia's new Mass Media Law, which could be expected to destroy substantially all remaining value for the stockholders of the Company.

Yours sincerely,
Hamid Gayibov,
Managing Director

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